Form 10-K, Exhibit 13
period 1996-12-31
FIDELITY BANKSHARES INC
filed 1997-03-28
CIK 1028336

[GRAPHIC LOGO OMITTED: EAGLE ON A SHIELD]



                           Fidelity

                       Bankshares, Inc.



                        Annual Report

                             1996







Table of Contents



Message from the President & CEO                          2



Our Community - Watch Us Grow                             4



Financial Highlights                                      6

Management's Discussion and Analysis

  of Financial Condition and Results of Operations        8



Independent Auditors' Report                             20



Consolidated Financial Statements                        21



Management's Assertions

  as to the Effectiveness of its Internal Control

  Structure over Financial Reporting and

  Compliance with Designated Laws and

  Regulations                                            46



Independent Accountants' Report                          47



Board of Directors and Officers                          48



Office Locations                                         50



Corporate Information                     Inside Back Cover







               A Message From the President & CEO





[GRAPHIC OMITTED: PHOTO OF VINCE A. ELHILOW]



Vince A. Elhilow

President

Chief Executive Officer





To our stockholders:



Our message this year is one of exciting new opportunities.  We have important developments to report on a number of fronts; including our new mid-tier stock holding company, rapid growth in deposits, loans and assets, and many exciting new services.



Before addressing these developments, however, we must acknowledge that our satisfaction is tempered by a sense of loss, resulting from the passing of  Director Fred DeHon.  Mr. DeHon had been a member of our board of directors since 1978, and a resident of this area since the very earliest days of our bank.  Those of us who were privileged to work with him will miss his wisdom and guidance.  For those who did not know him, I urge you to read the memorial on page 48, where you can learn more about the remarkable life of this esteemed leader and friend.

Following Mr. DeHon's death, the board of directors voted to reduce the size of its membership to six.



During 1996, Fidelity Federal took a leadership position in the industry, becoming the first federally chartered mutual holding company to form a mid-tier stock holding company.  As a result of the reorganization, Fidelity Federal Savings Bank is now a wholly-owned subsidiary of Fidelity Bankshares, Inc., a Delaware corporation.

Fidelity Bankshares, Inc., in turn, is now majority-owned by Fidelity

Bankshares, MHC, the mutual holding company parent.  As part of this reorganization, each share of the Bank's outstanding common stock was automatically converted into one share of Fidelity Bankshares, Inc.

common stock.



The reorganization into a two-tier structure provides us with greater flexibility.  We now have broader investment capability, including the possibility of repurchasing Fidelity Bankshares, Inc. common stock.  In addition, through Fidelity Bankshares, Inc., we are better positioned to take advantage of other business opportunities which may arise.  The increased flexibility this structure offers should benefit our stockholders and further enhance stockholder value.



The overall positive outlook for the Bank is reflected in the continuing growth of both assets and deposits in 1996, including a substantial increase in volume in all loan categories.  As of December 31, 1996,

total assets stood at just under $874 million, an increase of 12.0 percent over the previous year.  The most notable aspect of this achievement was the $100 million increase in overall loan volume that was achieved during the year.  Total mortgage volume increased by 53.5 percent to more than $214 million.  As we continue to operate more like a Commercial Bank, our consumer lending increased by 47 percent and our commercial loans increased 367 percent.  Concurrent with this growth in assets, total deposits increased to more than $694 million, a 16.7 percent increase over 1995's year-end figure.



In terms of return to investors, Fidelity Bankshares, Inc. continues to outperform the market. The chart on the top of page three analyzes the

Bank's total return performance compared to other U.S.-based NASDAQ stocks, other banks of comparable size, and all OTC-traded banks. In each case, Fidelity Bankshares, Inc. compares quite favorably.







Fidelity Federal Savings



Total Return Performance



Based on the combined effect of dividends

and appreciation in stock value.



[GRAPHIC WORM CHART OMITTED: TOTAL RETURN PERFORMANCE]



The following table was used to create the line graph on page 3.



                                       Period Ending

                       -------------------------------------------------

Index                       1/7/94  9/30/94  6/30/95  3/31/96   12/31/96

------------------------------------------------------------------------

Fidelity Federal Savings    100.00   145.37   129.86   159.23     221.11

Nasdaq - Total US           100.00    98.22   121.07   143.73     168.90

Banks ($500M to $1B)        100.00   111.15   117.94   151.00     177.70

OTC Traded Banks            100.00   107.59   119.76   155.85     197.66





We believe this excellent performance reflects the energy and dedication of our officers and employees, as well as the underlying strength of the

South Florida economy.  Because of our confidence in this market area,

we continue to enhance our services to the community, both in terms of new offices and new products.  In 1996 we moved both our West Boynton

Beach and West Forest Hill Offices into new full-service facilities, and also opened our first loan production office (LPO) to serve the fast-

growing south Palm Beach County and northern Broward County markets.  We later established a satellite LPO in Coral Springs to better serve northern Broward County.  Later this year we will open a new office in

Jupiter, and several other offices are planned during the next few years.



We continue to expand our ATM network to better serve our customers. In late 1996 we began service with our first remote ATM at the South

Florida Fairgrounds. This venture was the result of our commercial banking relationship with the South Florida Fair.  Five more ATMs are planned for 1997, bringing our network to fourteen.



We are very excited about several innovative new products introduced during the year.  These include our new PC Banking, Telephone Bill Pay services, and the Visa Check Card.  We believe these services are an added convenience, using technology for our customers' benefit.  Other new products include the Eagle Account, a personal investment account,

as well as the Business Reserve Account which is designed to enhance business customers' ability to manage their cash flow.  Additionally,

the Bank established a Worldwide Website - www.fidfed.com - to provide information to customers.



Another innovative addition is our new Count On Us Checking account,

which offers a large number of "value-added" features such as discounts at local merchant stores.  This account has attracted many new depositors, and enhanced our relationships with local business partners who offer discounts under the program.



As we continue to enhance our competitive position by diversifying our portfolio, we recognize we must remain true to those attributes which have made Fidelity Federal what it is today.  We are committed to our role as a local community bank, as we have been for nearly 45 years.

Moreover, we are committed to returning maximum value to our shareholders by continuing to focus on our strengths, while using our enhanced flexibility to respond quickly to new opportunities as they arise.



/S/VINCE A. ELHILOW

Vince A. Elhilow

President and Chief Executive Officer







Our Community - Watch Us Grow



Founded in 1952, Fidelity Federal is now in its 45th year as a leading financial institution located in Palm Beach and Martin counties in south

Florida. When the Bank first opened its doors, the area was still considered a winter resort, with its population and economy changing drastically with the change of seasons. Now, in the 1990s, the area has developed a vibrant year-round economy.



Fidelity Federal has grown with the community, and now has a network of

20 offices, with more to come. The Bank staff is working to meet the challenges of the rapidly changing community as we look to the beginning of the 21st century.



The 1995 estimated population of Palm Beach and Martin counties was just over 1 million people. By the year 2010, the University of Florida's

Bureau of Economic and Business Research projects the area will be home to more than 1.4 million people - an increase of 32.2% in just 15 years!



Even more important than the population growth rate are the desirable demographic and economic characteristics of the communities we serve.

Among all counties in Florida, Palm Beach and Martin counties have ranked among the top three in per capita income in each of the past 10 years, and for seven of those years they ranked first and second.

Moreover, these counties continually post income figures that are among the highest of all metropolitan areas in the nation.



[GRAPHIC PHOTO OMITTED: PALM TREES AND A FOUNTAIN]



CityPlace's Church Plaza

Illustration provided by

City Place Partners



One of the facets of the growth is urban revitalization, with a prime example being CityPlace in downtown West Palm Beach. Planned for construction on formerly blighted parcels of land adjacent to a major thoroughfare, CityPlace has a mixed-use urban plan combining cultural activities, retail stores, fine restaurants, entertainment and residential living. The area will complement the existing fine arts center with an opera house and convention center with hotel. Current plans call for 480,000 square feet for residential use, including 582 residential units. Leasing for CityPlace has begun and will continue through 1997, with groundbreaking scheduled for 1998 and the initial phase completed in 1999.



Downtown West Palm Beach has been home to Fidelity Federal's headquarters and main office for nearly 45 years. The Bank will be in a prime position to serve the banking needs of CityPlace's future merchants, retailers and residents.



[GRAPHIC PHOTO OMITTED: TREELINED STREET WITH BUILDINGS]



ABACOA's Workplace Campus

Illustration provided by

de Guardiola Development, Inc.



Another example of the growth is illustrated by the development of previously rural land in Jupiter (northern Palm Beach County) into the

2,000-acre community of ABACOA. This community received its initial approval in 1996, with more than 2,000 residential units expected by

1999 and a total of more than 6,000 units at completion. Office space will encompass 2.2 million square feet, with an additional 1 million square feet planned for regional, community and neighborhood retail.

ABACOA will also be home of the 135-acre northern campus of Florida

Atlantic University, an 18-hole championship golf course, a 23-acre municipal recreation facility, and a 7,500 seat  baseball stadium, which will be the spring training facility for two major league baseball clubs.



Fidelity Federal has been one of the major lenders in northern Palm

Beach County for over 40 years. The ABACOA community will offer another tremendous opportunity for future expansion.



Ambitious, long-term projects such as these are excellent examples of the outstanding long-term potential to be found in the Palm Beaches. As a leading local financial institution, Fidelity Federal is ideally positioned to play an active role in such endeavors, and to continue building on its consistent record of loan and deposit growth.







Financial Highlights



On January 7, 1994, Fidelity Federal Savings Bank of Florida completed a reorganization from a mutual savings bank, into a stock savings bank,

with the majority of its shares owned by a mutual holding company. As a result, certain comparative, stockholder data is unavailable prior to

1994.



On January 29, 1997, Fidelity Federal Savings Bank of Florida

consummated a tax-free reorganization, by becoming a wholly-owned subsidiary of a Delaware chartered, stock holding company known as

Fidelity Bankshares, Inc. Each stockholder's common stock in Fidelity

Federal Savings Bank of Florida was converted into shares of common stock in Fidelity Bankshares, Inc., in the same proportionate ownership interest the stockholder held before the reorganization. In addition,

the reorganization was accounted for in the same manner as a pooling of interests transaction. Consequently, the consolidated financial statements required no accounting adjustments.



Fidelity Bankshares, Inc. common stock currently trades on the Nasdaq

National Market system under the symbol "FFFL" as Fidelity Federal's did before the reorganization.









                                                           1992         1993       1994        1995         1996



FOR THE YEAR (In Thousands)


Interest income                                         $50,387      $44,755    $43,420     $53,261      $60,240

Interest expense                                         23,171       18,415     17,776      28,095       32,131

Net interest income                                      27,216       26,340     25,644      25,166       28,109

Net income                                                8,554        6,497      5,262       4,815        3,550



PER COMMON SHARE (1)

Net Income:

     Primary                                               N/A          N/A       $0.80       $0.73        $0.53

     Fully diluted                                         N/A          N/A        0.80        0.73         0.53

Book value                                                 N/A          N/A       11.35       12.31        12.12

Stock price:

     High                                                  N/A          N/A       13.64       17.00        18.50

     Low                                                   N/A          N/A        9.09       10.23        11.75

     Close                                                 N/A          N/A       10.00       16.25        17.75



AVERAGE FOR THE YEAR (In Thousands)

Assets                                                 $623,814     $658,463   $669,506    $741,777     $824,025

Loans receivable, net                                   449,264      434,522    441,573     490,088      605,507

Mortgage-backed securities                               60,685       75,325     83,550     145,405      135,973

Investments (2)                                          78,642       95,284    103,715      63,605       35,530

Deposits                                                563,516      568,470    553,184     567,493      636,297

Borrowed funds                                            8,254       15,758     30,231      79,905       85,608

Stockholders' equity                                     35,725       43,394     72,546      77,356       81,339



SELECTED PERFORMANCE RATIOS

Return on average assets                                   1.37%         .99%       .79%        .65%         .43%

Return on average equity                                  23.94%       14.97%      7.25%       6.22%        4.36%

Interest rate spread on average assets                     4.57%        4.25%      3.85%       3.28%        3.30%



YEAR END (In Thousands)

Total assets                                           $638,183     $678,928   $712,643    $779,620     $873,562

Investments (2)                                          95,505      127,154     82,410      43,108       41,740

Cash and amounts due from depository institutions        18,098       15,205     19,275      14,989       15,293

Loans receivable, net                                   437,564      434,967    456,543     532,333      661,700

Mortgage-backed securities                               64,558       75,199    126,807     159,761      123,599

Deposits                                                573,623      586,527    538,235     595,180      694,718

Borrowed funds                                           12,412       15,934     88,319      86,549       83,621

Equity                                                   40,002       46,786     74,404      81,266       81,723






(1) All per share items retroactively adjusted to reflect 10% stock dividend distributed November 30, 1995.

(2) Includes Government and Agency securities, interest-bearing deposits and Federal Home Loan Bank stock.







[DIVIDER PAGE OMITTED. TITLE ON DIVIDER PAGE READS: Fidelity Bankshares,

Inc.]



Management's Discussion and Analysis

of Financial Condition and Results of Operations



General



On April 25, 1996, Fidelity Federal Savings Bank of Florida (the "Bank")

adopted an Agreement and Plan of Reorganization, (the "Plan") whereby the Bank would become a wholly-owned subsidiary of a stock holding company, Fidelity Bankshares, Inc. (the "Company"), a Delaware

corporation. Pursuant to the Plan, the Bank's mutual holding company parent would continue to own a majority of the Company's outstanding common stock. In addition, as part of the Plan, each share of the Bank's outstanding stock would be converted into one share of Fidelity

Bankshares, Inc. common stock. Consequently, following the

reorganization, each stockholder of the Bank would have the same ownership interest in Fidelity Bankshares, Inc. as the stockholder had in the Bank. In November, 1996, the Bank received regulatory approval to proceed with the reorganization and on January 21, 1997, the Bank's stockholders approved the Plan. On January 29, 1997, the transaction was consummated, resulting in the Company owning all the outstanding common stock of the Bank.



The reorganization, which has been accounted for in the same manner as a pooling of interests merger, will not result in any significant accounting adjustments.



The Company conducts no business other than holding the common stock of the Bank. Consequently, its net income is derived from the Bank's, which is primarily dependent on its net interest income, which is the difference between interest income earned on its investments in mortgage loans and mortgage-backed securities, other investment securities and loans, and its cost of funds consisting of interest paid on deposits and borrowings. The Bank's net income also is affected by its provision for loan losses, as well as by the amount of other income, including income from fees and service charges, net gains and losses on sales of investments, and operating expense such as employee compensation and benefits, deposit insurance premiums, occupancy and equipment costs, and income taxes. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Bank. In particular, the general level of market rates tends to be highly cyclical. In periods of high interest rates, earnings of the Bank are likely to be depressed, which in turn would be likely to have a detrimental effect on the market value of any investment in the Bank's common stock. In addition, legislative and regulatory actions may result in diminishing the value of any investment in the Bank.



Business Strategy



The Bank's current business strategy is to operate as a well-

capitalized, profitable and independent community-oriented savings bank dedicated to providing quality customer service. Generally, the Bank has sought to implement this strategy by emphasizing retail deposits as its primary source of funds and maintaining a substantial part of its assets in locally-originated residential first mortgage loans, in mortgage-

backed securities and in other liquid investment securities.

Specifically, the Bank's business strategy incorporates the following elements:  (1) operating as a community-oriented financial institution,

maintaining a strong core customer base by providing quality service and offering customers the access to senior management and services that a community-based institution can offer; (2) maintaining high levels of asset quality by emphasizing investment in residential mortgage loans,

mortgage-backed securities and other securities issued or guaranteed by the United States Government or agencies thereof; (3) managing interest rate risk exposure by maintaining adequate levels of liquidity, while achieving desirable levels of profitability; and (4) maintaining capital in excess of regulatory requirements and growing only to the extent that adequate capital levels and asset quality can be maintained.



Highlights of the Bank's business strategy are as follows:



Community-Oriented Institution. The Bank is the second largest savings institution headquartered in Palm Beach County, which in recent years has experienced a significant influx of commercial banks and offices of savings institutions headquartered outside of Florida. The Bank is committed to meeting the financial needs of the communities in which it operates. The Bank believes it is large enough to provide a full range of personal and business financial services, and yet is small enough to be able to provide such services on a personalized and efficient basis.

Management believes that the Bank can be more effective in servicing its customers than many of its non-local competitors because of the Bank's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management.

The Bank intends to maintain its operation as a community-oriented,

independent savings institution.



Asset Quality and Emphasis on Residential Mortgage Lending. Since its

inception, the Bank has emphasized residential real estate financing as a portfolio lender, and anticipates a continued commitment to financing the purchase or improvement of residential real estate in its market area. To supplement local mortgage loan originations, the Bank also invests in mortgage-backed securities that are issued or guaranteed by the United States Government or agencies thereof. At December 31, 1996,

83.3% of the Bank's total gross loan portfolio consisted of one- to-

four family residential mortgage loans, including residential construction loans, and 15.1% of the Bank's total assets consisted of mortgage-backed securities and investments that are issued or guaranteed by the United States government or agencies thereof.



Generally, the yield on mortgage loans originated by the Bank is greater than that of mortgage-backed securities purchased by the Bank. However,

due to the highly competitive market in which the Bank operates, the

Bank may, from time to time, not be able to originate a sufficient number of new mortgage loans to offset the amortization and prepayments of its existing loan portfolio. In addition, new real estate development opportunities in the Bank's market area may diminish, as well as the adoption of growth controls by local governments, which could further diminish lending opportunities of the Bank in the future. As a result of these factors, new loan originations could be reduced in the future,

which may require the Bank to increase its investment in mortgage-backed securities.



The percentage of small commercial business loans and consumer loans in the Bank's portfolio has been below the levels of its peers. As a result, the Bank's yield on its loan portfolio has been below peer levels. The Bank has begun to expand its offering of commercial and consumer loan services, but expects to continue to adhere to the Bank's relatively conservative loan underwriting standards.



Interest Rate Risk Management. Deposit accounts typically react more quickly to changes in market interest rates than interest-earning assets such as mortgage loans, because of the relatively shorter maturities of deposits. When interest rates are rising, the repricing of a higher volume of interest-bearing liabilities compared to interest-earning assets will result in interest expense increasing more rapidly than interest income, while in a falling interest rate environment net interest income will be benefited. The difference between interest-

earning assets and interest-bearing liabilities expressed as a percentage of total assets, is a measure of interest rate risk and is referred to as an institution's interest rate gap. A gap is considered negative if interest-bearing liabilities maturing or repricing in a particular time period exceed interest-earning assets maturing or repricing within the same time period. Management seeks to manage the

Bank's interest rate risk exposure by monitoring the levels of interest rate sensitive assets and liabilities while maintaining an acceptable interest rate spread. At December 31, 1996, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by

$ 99.7 million, representing  a cumulative one-year gap ratio of a negative 11.41%.



To reduce the potential volatility of the Bank's earnings in a changing interest rate environment, the Bank has sought to manage interest rate risk by investing a substantial part of its assets in relatively short-

and medium- term United States Government and agency securities, and in

ARM loans and mortgage-backed securities with adjustable interest rates.

Of the Bank's total investment of $ 785.3 million in loans and mortgage-

backed securities at December 31, 1996, $ 413.1 million, or 52.6%, had adjustable interest rates. Another part of the Bank's interest rate risk management strategy has been to extend the maturity of interest-bearing liabilities, including using FHLB advances as a source of funds.



Strong Retail Deposit Base. The Bank has had a relatively strong retail deposit base drawn from the 20 full-service offices in its market area.

At December 31, 1996, 32.9% of its deposit base of $ 694.7 million consisted of core deposits, which included non-interest demand accounts,

passbook accounts, NOW accounts, and money market demand deposit accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings.

The Bank will continue to emphasize retail deposits by maintaining and seeking to expand its network of full-service offices, providing depositors with a full range of accounts.



Capital Strength and Controlled Growth. The Bank's total equity at

December 31, 1996, was $ 81.7 million. As a result, the Bank's ratio of total equity to total assets was 9.4%. While the Bank intends to continue to increase retained earnings and maintain high capital ratios,

the present level of capital will permit the Bank significantly greater growth opportunities than experienced in prior years.



Results of Operations



The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on the Bank's interest-earning assets, consisting primarily of mortgage loans,

mortgage securities and other investment securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits.

Net interest income is a function of the Bank's interest rate spread,

which is the difference between the average yield earned on interest-

earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-

earning assets as compared to interest-bearing liabilities. The Bank's earnings also are affected by its level of operating expenses and service charges as well as other expenses, including employee compensation and benefits, occupancy and equipment costs, and deposit insurance premiums.



General. The Bank had net income of $ 3.6 million, or $ .53 per share,

for the year ended December 31, 1996. Net income totaled $ 4.8 million,

or $ .73 per share, and $ 5.3 million, or $ .80 per share, for fiscal

1995 and 1994, respectively. The decrease in net income for the year ended December 31, 1996, compared to 1995 resulted primarily from the one-time special assessment of $ 3.6 million charged against the Bank's income to recapitalize the Savings Association Insurance Fund (SAIF). If

this one-time special assessment had not been incurred, earnings per share of common stock would have been $ .86 for the year ended December

31, 1996 compared to $ .73 for the prior year.



Interest Income. Interest income increased by $ 6.9 million, or 13.0%,

to $ 60.2 million for the year ended December 31, 1996 from $ 53.3 million for the year ended December 31, 1995. The increase in interest income was principally attributable to an increase in the average balance of the Bank's interest-earning assets to $ 777.0 million from $

699.1 million and an increase in the yield on the Bank's average interest-earning assets to 7.75% from 7.62%. The increase in average interest-earning assets was primarily the result of a $ 95.8 million increase in the average balance of mortgage loans and a $ 19.6 million increase in average consumer and other loans, which was partially offset by declines in average balances of $ 9.4 million in mortgage-backed securities and $ 25.0 million in investment securities.



Interest income on mortgage loans increased by $ 7.6 million, or 21.0%,

to $ 43.9 million for the year ended December 31, 1996 from $ 36.3 million for the year ended December 31, 1995 primarily because of an increase in the average balance of these loans to $ 560.2 million from

$ 464.4 million. Interest income on consumer loans increased by $ 1.7 million in 1996 as compared to 1995. While the average yield on consumer and other loans decreased to 9.00% in 1996 from 9.43% in 1995, this was more than offset by an increase in the average balance of these loans to

$ 45.3 million in 1996 from $ 25.7 million in 1995. Interest income on mortgage-backed securities declined by $ 769,000 due mainly to a decrease in the average balance to $ 136.0 million at December 31, 1996 from $ 145.4 million at December 31, 1995. Interest income on investment securities decreased by $ 1.3 million. While the average yield on investment securities increased to 6.49% in 1996 from 5.74% in 1995,

this was more than offset by a decrease in the average balance of these securities by $ 25.0 million to $ 12.4 million at December 31, 1996 from

$ 37.4 million at December 31, 1995.



Interest income increased by $ 9.8 million, or 22.7%, to $ 53.3 million for the year ended December 31, 1995 from $ 43.4 million for the year ended December 31, 1994. The increase in interest income was principally attributable to an increase in the average yield on the Bank's average interest-earning assets to 7.62% from 6.90%, and an increase in the balance of average interest-earning assets of $ 70.3 million, to $ 699.1 million from $ 628.8 million. The increase in average interest-earning assets was the result of a $ 61.9 million increase in average mortgage-

backed securities and a $ 39.8 million increase in average mortgage loans. The increase in average yield on interest-earning assets was also caused by the increase in the average balance of mortgage-backed securities along with an increase in the average yield on those securities to 7.37% for 1995 from 5.09% during 1994. Also contributing to this increase was an increase in the average balance of consumer and other loans of $ 8.7 million along with an increase in the average yield on these loans to 9.43% for 1995 from 8.81% during 1994.



Interest income on mortgage loans increased by $ 3.0 million, or 9.0%,

to $ 36.3 million for the year ended December 31, 1995 from $ 33.3 million for the year ended December 31, 1994, primarily because of an increase in the average balance of mortgage loans to $ 464.4 million from $ 424.6 million in 1994. Interest income on consumer and other loans increased by $ 928,000 in 1995, as compared to 1994. While the average yield on consumer and other loans increased from 8.81% in 1994 to 9.43% in 1995, the principal reason for the increase in interest income was a 51.6% increase in the average balance of such loans in

1995, as compared to 1994. Interest income on mortgage-backed securities increased by $ 6.5 million to $ 10.7 million. The increase in interest income on mortgage-backed securities was caused by an increase in the average balance of such securities by $ 61.9 million to $ 145.4 million.

Also, the average yield on these mortgage-backed securities increased to

7.37% at December 31, 1995, compared to 5.09% in 1994. Interest income on investment securities decreased by $ 840,000 as a result of a decrease in the average balance of these securities to $ 37.4 million in

1995 compared to $ 69.8 million in 1994. Income from other investments,

consisting of interest-earning deposits in other financial institutions and FHLB stock increased by $ 290,000 to $ 1.7 million for the year ended December 31, 1995, compared to $ 1.4 million in 1994. The average balances of these investments decreased by $ 7.7 million in 1995, or

22.7%, compared to 1994 but were offset by an increase in average yield to 6.41% at December 31, 1995 compared to 4.10% in 1994.



Interest Expense. Interest expense increased by $ 4.0 million, or 14.4%,

to $ 32.1 million for the year ended December 31, 1996 from $ 28.1 million for the year ended December 31, 1995. The increase is due mainly to an increase in the average cost of interest-bearing deposits to 4.29%

from 4.12% and an increase in the average balance of interest-bearing deposits to $ 611.0 million for the year ended December 31, 1996 from $

546.4 million for the same period in 1995. The average balance of FHLB advances increased by $ 5.7 million to $ 85.6 million in 1996 compared to $ 79.9 million in 1995. The Bank increased its FHLB advances principally for liquidity purposes.



Interest expense increased by $ 10.3 million, or 58.1%, to $ 28.1 million for the year ended December 31, 1995 from $ 17.8 million for the year ended December 31, 1994. The increase was attributable to an increase in the average cost of the Bank's interest-bearing deposits to

4.12% from 3.00% and an increase in the average balance of interest-

bearing deposits of $ 10.9 million. The average balance of FHLB advances increased by $ 49.7 million to $ 79.9 million in 1995 compared to $ 30.2 million in 1994. The Bank increased its FHLB advances as part of its interest rate risk strategy of extending the maturity of its interest-

bearing liabilities and for liquidity purposes.



Net Interest Income. Net interest income increased by $ 2.9 million, or

11.7%, to $ 28.1 million from $ 25.2 million for the years ended

December 31, 1996 and 1995, respectively. The principal reason for this increase in net interest income was an increase in the Bank's loans receivable to $ 661.7 million at December 31, 1996 from $ 532.3 million at December 31, 1995 and an increase in the Bank's average interest rate spread to 3.14% from 3.13%.



Net interest income decreased slightly to $ 25.2 million for the year ended December 31, 1995 from $ 25.6 million for the same period in 1994,

representing a decrease of $ 478,000, or 1.9%. The principal reason for the reduction in net interest income was a decrease in the Bank's average interest rate spread to 3.28% from 3.85%. This was partially offset by a slight improvement in the Bank's ratio of average interest-

earning assets to average interest-bearing liabilities.



Provision for Loan Losses. The Bank's provision for loan losses increased to $ 164,000 for the year ended December 31, 1996 compared to a negative $ 210,000 for the year ended December 31, 1995. The 1995 negative provision was principally the result of reversing provisions on two loans based on new appraisals performed during that year, while the

1996 provision reflects more normal circumstances. The Bank's total allowance for loan losses at December 31, 1996 of $ 2.3 million was deemed adequate by management, in light of the risks inherent in the

Bank's loan portfolio.



The Bank had a negative provision for loan losses of $ 210,000 for the year ended December 31, 1995 compared to a positive $ 112,000  for the year ended December 31, 1994. This was principally the result of reversing specific valuation allowances for loan losses on two of the

Bank's significant loans, based on new appraisals performed during the year.



The financial statements of the Bank are prepared in accordance with generally accepted accounting principles and, accordingly, allowances for loan losses are based on management's estimate of the fair value of collateral, as applicable, and the Bank's actual loss experience and standards applied by the OTS and FDIC. The Bank provides both general valuation allowances (for unspecified, potential losses) and specific valuation allowances (for known losses) in its loan portfolio. General valuation allowances are added to the Bank's capital for purposes of computing the Bank's regulatory risk-based capital. The Bank regularly reviews its loan portfolio, including impaired loans, to determine whether any loans require classification or the establishment of appropriate valuation allowances.



Other Income. Other income increased by $ 1,855,000, or 61.4%, to $ 4.9 million for the year ended December 31, 1996 from $ 3.0 million for the same period in 1995. This increase in other income was primarily the result of a $ 1.2 million increase in gain on sale of loans, mortgage-

backed securities and investments. Also contributing to this increase,

were increases in the Bank's fee income and other income of $ 532,000 and $ 113,000, respectively.



Other income increased by $ 524,000, or 21.0%, to $ 3.0 million for the year ended December 31, 1995, from $ 2.5 million for the same period in

1994. The increase in other income resulted primarily from an increase in fee income of $ 518,000 and an increase in other income of $ 16,000 which was partially offset by a decrease in the gain on sale of loans,

mortgage-backed securities and investments of $ 10,000.



Operating Expense. Operating expense increased by $ 6.3 million, or

30.6%, to $ 26.7 million for the year ended December 31, 1996 from

$ 20.4 million for the same period in 1995. Employee compensation and benefits represent $ 2.0 million, or 19.1%, of this increase. This resulted primarily from additional personnel hired for the creation of a legal department and loan production, including employees in the Bank's

Loan Production Office (LPO) opened in January, 1996 and the expansion of a branch office in April, 1996. The Bank's occupancy and equipment cost for the year ended December 31, 1996 was $ 456,000 more than experienced in 1995, primarily as a result of opening the LPO office in

January, 1996 and operating and upgrading the previously mentioned branch office. Federal deposit insurance premiums increased by $ 3.7 million to $ 4,958,000 for the year ended December 31, 1996 compared to

$ 1,279,000 in 1995. This increase resulted from the SAIF one-time special assessment discussed earlier. Other operating expense increased by $ 188,000 for the year ended December 31, 1996 when compared to the

1995. These increases were only partially offset by an increase in gain on real estate owned of $ 98,000 and a decrease in marketing expense of

$ 13,000 for the year ended December 31, 1996 compared to 1995.



Operating expense increased by $ 1.1 million, or 5.5%, to $ 20.4 million for the year ended December 31, 1995. Employee compensation and benefits increased by $ 56,000 in 1995 to $ 10.7 million, representing an increase of .52%. The Bank's employee compensation increased by

$ 406,000, largely as a result of an increase in personnel, principally in loan originations, of 3.9%. In addition, the Bank's hospitalization costs increased by $ 244,000. These costs were offset by decreases in stock based compensation and officer incentives of $ 137,000 and allocation of employee costs to the Bank's mutual holding company of

$ 299,000. Of the $ 555,000 increase in occupancy and equipment costs,

$ 327,000 is attributable to data processing expenses, resulting from the installation and operation of new equipment, $ 114,000 represents an increase in property taxes and the balance of the increase is due to operating two new offices for the entire 1995 year compared to only four months in 1994. Miscellaneous expense increased by $ 431,000 which is comprised of an increase of $ 173,000 in audit and consulting fees, an increase of $ 145,000 in goodwill amortization relating to the Bank's acquisition of deposits from the RTC during the summer of 1994 and an increase in temporary help expense of $ 108,000.



Income Taxes. Federal and state income taxes decreased by $ 571,000 to

$ 2.6 million for the year ended December 31, 1996 compared to $ 3.1 million for the year ended December 31, 1995. Lower taxes resulted from the decline in income before provision for income taxes to $ 6.1 million in 1996 from $ 7.9 million in 1995.



Income taxes for the year ended December 31, 1995 were $ 3.1 million, a decrease of $ 259,000 for the comparable period in 1994 which was attributable to a decrease in income before tax to $ 7.9 million from $

8.7 million.



Average Balance Sheet



The following table sets forth certain information relating to the

Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances.



Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.









Average Balance Sheet

                                       At December 31, 1995     At December 31, 1996           For the Year Ended December 31, 1994

                                           Actual                   Actual                     Average                    Average

                                          Balance    Yield/Cost     Balance     Yield/Cost     Balance      Interest     Yield/Cost

                                                                         (Dollars in Thousands)


Interest-earning assets:

     Mortgage loans                      $500,461        7.88%     $604,614         7.88%        $424,626    $33,298       7.84%

     Consumer and other loans              31,872        9.12%       57,086         8.64%          16,947      1,493       8.81%

     Mortgage-backed securities           159,761        7.56%      123,599         7.29%          83,550      4,253       5.09%

     Investment securities                 26,986        6.44%        8,465         6.30%          69,773      2,984       4.28%

     Other investments (1)                 16,122        6.23%       33,275         5.58%          33,942      1,392       4.10%

                                        ---------                 ---------                     ---------  ---------

         Total interest-earning

          assets                          735,202        7.78%      827,039         7.74%         628,838     43,420       6.90%

Non-interest-earning assets                44,418                    46,523                        40,668

                                        ---------                 ---------                     ---------

          Total assets                   $779,620                  $873,562                      $669,506

                                        =========                 =========                     =========

Interest-bearing liabilities:

     Deposits                            $573,750        4.13%     $668,312         4.26%        $535,559    $16,059       3.00%

     Borrowed funds                        86,549        6.89%       83,621         6.76%          30,231      1,717       5.68%

          Total interest-bearing        ---------                 ---------                     ---------  ---------

          liabilities                     660,299        4.48%      751,933         4.54%         565,790     17,776       3.14%

Non-interest-bearing liabilities           38,055                    39,906                        31,170  ---------

                                        ---------                 ---------                     ---------

          Total liabilities               698,354                   791,839                       596,960

Net worth                                  81,266                    81,723                        72,546

                                        ---------                 ---------                     ---------

          Total liabilities and

          net worth                      $779,620                  $873,562                      $669,506

                                        =========                 =========                     =========

Net interest income:                                                                                        $25,644

Net interest rate spread (2)                             3.30%                      3.20%                   =======        3.76%

Net yield on interest-earning                        ========                  =========                                =======

assets (3)                                               3.63%                      3.61%                                  4.08%

Ratio of average interest-earning                    ========                  =========                                =======

assets to average interest-bearing

liabilities                                            107.84%                    109.99%                                111.14%

                                                     ========                  =========                                =======





 (1)     Includes interest-bearing deposits in other financial institutions and FHLB stock.

(2)     Net interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)     Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.














Average Balance Sheet

                                                           For the Years Ended December 31,

                                                     1995                                  1996

                                        Average                    Average     Average                  Average

                                        Balance      Interest    Yield/Cost    Balance     Interest   Yield/Cost

                                                                  (Dollars in Thousands)


Interest-earning assets:

     Mortgage loans                     $464,392      $36,296     7.82%        $560,233     $43,923       7.84%

     Consumer and other loans             25,696        2,421     9.43%          45,274       4,074       9.00%

     Mortgage-backed securities          145,405       10,718     7.37%         135,973       9,949       7.32%

     Investment securities                37,380        2,144     5.74%          12,391         804       6.49%

     Other investments (1)                26,225        1,682     6.41%          23,139       1,490       6.44%

          Total interest-earning       ---------    ---------                 ---------   ---------

          assets                         699,098       53,261     7.62%         777,010      60,240       7.75%

Non-interest-earning assets               42,679                                 47,015

                                       ---------                              ---------

          Total assets                  $741,777                               $824,025

                                       =========                              =========

Interest-bearing liabilities:

     Deposits                           $546,453      $22,515     4.12%        $611,031     $26,239       4.29%

     Borrowed funds                       79,905        5,580     6.98%          85,608       5,892       6.88%

          Total interest-bearing       ---------    ---------                 ---------   ---------

          liabilities                    626,358       28,095     4.49%         696,639      32,131       4.61%

Non-interest-bearing liabilities          38,063    ---------                    46,047   ---------

                                       ---------                              ---------

          Total liabilities              664,421                                742,686

Net worth                                 77,356                                 81,339

          Total liabilities            ---------                              ---------

          and net worth                 $741,777                               $824,025

                                       =========                              =========

Net interest income                                   $25,166                               $28,109

Net interest rate spread (2)                        =========     3.13%                    ========       3.14%

                                                              --------                                --------

Net yield on interest-earning

assets (3)                                                        3.60%                                   3.62%

Ratio of average interest-earning                             ========                                --------

     assets to average interest-

     bearing liabilities                                        111.61%                                 111.54%

                                                              ========                                ========





 (1)     Includes interest-bearing deposits in other financial institutions and FHLB stock.

(2)     Net interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)     Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.










Rate Volume Analysis



The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-

bearing liabilities, information is provided on changes attributable to

(i) changes in average volume (changes in average volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old average volume); and (iii) the net change.









                                                                Years Ended December 31,

                                                 1995 vs 1994                            1996 vs 1995

                                       Increase/(Decrease)                         Increase/(Decrease)

                                            Due to                  Total                 Due to        Total

                                                           Rate/  Increase                     Rate/   Increase

                                    Volume     Rate       Volume (Decrease)   Volume    Rate  Volume  (Decrease)

                                                                      (In Thousands)


Interest  income:

     Mortgage loans                $3,118      $(110)     $(10)     $2,998    $7,491     $113    $23     $7,627

     Consumer and other loans         771        103        54         928     1,845     (109)   (83)     1,653

     Mortgage-backed securities     3,148      1,906     1,411       6,465      (695)     (79)     5       (769)

     Investment securities         (1,385)     1,018      (473)       (840)   (1,433)     281   (188)    (1,340)

     Other investments               (317)       785      (178)        290      (198)       7     (1)      (192)

                                  --------   --------  --------    --------  -------- -------  -----    -------

     Total interest-earning

     assets                         5,335      3,702       804       9,841     7,010      213   (244)     6,979

                                 ========   ========  ========    ========  ========  =======  =====    =======

Interest expense:

     Deposits                         327      6,007       122       6,456     2,661      951    112      3,724

     Borrowed funds                 2,822        394       647       3,863       398      (81)    (5)       312

                                 --------   --------  --------    --------  --------  -------  -----    -------

     Total interest-bearing

     liabilities                    3,149      6,401       769      10,319     3,059      870    107      4,036

                                 --------   --------  --------    --------  --------  -------  -----     ------

Change in net interest

income                             $2,186    $(2,699)      $35       $(478)   $3,951    $(657) $(351)    $2,943

                                 ========   ========   =======    ========   =======  =======  =====     ======










Asset and Liability Management - Interest Rate Sensitivity Analysis



The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity

"gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets and interest-

bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.



The Bank's policy in recent years has been to reduce its exposure to interest rate risk generally by better matching the maturities of its interest rate sensitive assets and liabilities and by originating ARM loans and other adjustable rate or short-term loans, as well as by purchasing short-term investments. However, particularly in a low interest rate environment borrowers typically prefer fixed rate loans to

ARM loans. The Bank seeks to lengthen the maturities of its deposits by promoting longer-term certificates. The Bank does not solicit high-rate jumbo certificates or brokered funds.



At December 31, 1996, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $ 99.7 million, representing a cumulative one-year gap ratio of a negative 11.41%. The Bank has an

Asset-Liability Management Committee which is responsible for reviewing the Bank's assets and liability policies. The Committee meets weekly and reports monthly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratio requirements.



Gap Table



The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are expected to reprice or mature, based upon certain assumptions, in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the earlier of the term of repricing or the contractual terms of the asset or liability.

The Bank has assumed that its passbook savings, interest-bearing NOW,

and money market accounts, which totaled $ 202.1 million at December 31,

1996, are withdrawn at the annual percentage rates set forth in the table on the next page. For information regarding the contractual maturities of the Bank's loans, investments, and deposits, see Notes to

Consolidated Financial Statements.









                                                                        Amounts Maturing or Repricing

                                        Within 3                6 Months to

                                        Months      3-6 Months    1 Year     1-3 Years     3-5 Years  Over 5 Years   Total

                                                                      (Dollars in Thousands)


Interest -earning assets:

   Real estate loans:

     Residential one-to four-family:

     Current market index ARMs          $24,437     $15,095     $22,736     $48,648       $26,726     $15,559      $153,201

     Lagging market index ARMs           24,558      23,616      34,763      26,948           137           -       110,022

     Fixed rate                          22,284      10,920      18,582      61,816        46,597     126,933       287,132

     Commercial and

     multi-family:

      ARMs                               15,404       6,406       9,793      11,977         3,384         145        47,109

      Fixed rate                          1,095         650         964       1,851           902       2,074         7,536

     Consumer and commercial

     business                            32,040       2,525       4,202      11,838         6,106         614        57,325

     Investment securities               27,127           -       2,000       6,444             -           -        35,571

     FHLB stock                           6,148           -           -           -             -           -         6,148

     Mortgage-backed

     securities:

       Adjustable                        44,168       1,906         735           -             -           -        46,809

       Fixed                              2,059       2,010       3,883      16,093        11,150      40,100        75,295

                                       --------    --------    --------    --------      --------    --------      --------

        Total interest-

        earning assets (1)              199,320      63,128      97,658     185,615        95,002     185,425       826,148

                                       --------    --------    --------    --------      --------    --------      --------

Interest-bearing

liabilities:

    Passbook accounts                    15,074       9,033      14,060      31,251        11,469       6,647        87,534

    NOW accounts                          7,707       7,497       3,910      13,068         9,749      28,627        70,558

    Money market accounts                 1,932         708       1,372       5,046         4,409      30,545        44,012

    Certificate accounts                140,670      90,969     127,272      79,893        27,323          81       466,208

    Borrowed funds                       13,844      25,393         359      29,824         6,411       7,791        83,622

                                       --------    --------    --------    --------      --------    --------      --------

        Total interest-

        bearing liabilities             179,227     133,600     146,973     159,082        59,361      73,691       751,934

                                       --------    --------    --------    --------      --------    --------      --------



Interest-earning assets

     less interest-

     bearing liabilities

     ("interest rate

     sensitivity gap")                  $20,093    $(70,472)   $(49,315)    $26,533       $35,641    $111,734       $74,214

                                       ========    ========    ========    ========      ========    ========      ========

Cumulative excess (deficiency) of

     interest-sensitive

     assets over interest-

     sensitive liabilities              $20,093    $(50,379)   $(99,694)   $(73,161)     $(37,520)    $74,214       $74,214

                                       ========    ========    ========    ========      ========    ========      ========



Cumulative interest

  sensitivity gap to

  total assets                             2.30%      (5.77)%    (11.41)%     (8.38)%       (4.30)%      8.50%         8.50%

                                        =======    ========     =======     =======       =======    ========      ========



Cumulative ratio of

  interest-earning

  assets to interest-bearing

  liabilities                            111.21%      83.90%      78.32%      88.18%        94.47%     109.87%       109.87%

                                        =======    ========    ========     =======       =======    ========     ========






(1)     The above table shows expected cash flows within the time

        periods presented. Accordingly, the balances do not reflect adjustments for premiums, discounts, and market value adjustments.



In preparing the table above, it has been assumed, based on the Bank's own internal calculation of loan prepayment rates, that the Bank's loan portfolio will prepay at rates averaging 10%. It is also assumed that mortgage-backed securities will prepay at rates ranging from 8.00% to

20.00% and NOW, passbook and money market accounts will decay, based on a study of the Bank's actual experience, at the following rates:











                                                  Over 6

                                                  Months     Over 1      Over 3      Over 5      Over 10

                                      6 Months   Through     Through     Through     Through     Through     Over 20

                                      or Less    1 Year      3 Years     5 Years     10 Years    20 Years     Years


NOW accounts                           38.08%     13.63%      13.63%      13.63%      13.63%      13.63%      13.63%

Passbook, club accounts                46.32%     39.42%      39.42%      39.42%      39.42%      39.42%      39.42%

Money market deposit accounts           9.23%      6.52%       6.52%       6.52%       6.52%       6.52%       6.52%








The above assumptions are annual percentages based on remaining balances and should not be regarded as indicative of the actual prepayments and withdrawals that may be experienced by the Bank in any given period.

Moreover, certain shortcomings are inherent in the analysis presented by the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.

Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates.

Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. For information regarding the contractual maturities of the Bank's loans,

investments, and deposits, see Notes to Consolidated Financial

Statements.



Under OTS risk-based capital regulations, savings associations are required to calculate the market value of their portfolio equity (MVPE).

These calculations are based upon data concerning interest-earning assets, interest-bearing liabilities and other rate sensitive assets and liabilities provided to the OTS on schedule CMR of the Quarterly Thrift

Financial Report. Commencing March 31, 1994, for purposes of measuring interest rate risk, the OTS began using the MVPE calculations which essentially discount the cash flows from an institution's assets and liabilities to present value, using current market rates.



The amendments to the risk-based capital regulations require institutions to hold additional risk-based capital in an amount equal to one-half the amount an institution's interest rate risk exceeds the normal amount of interest rate risk. Normal interest rate risk is defined as 2% of the MVPE at static interest rates. If, after applying a rate shock of 200 basis points ("bp") (one basis point equals .01%) of either a decline or increase in rates, the resultant negative change in

MVPE exceeds 2% of MVPE at static interest rates, an institution is deemed to have excess interest rate risk. At December 31, 1996, the Bank was not required to hold additional risk-based capital for interest rate risk.



Liquidity and Capital Resources



The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5.0%. The Bank's liquidity ratio averaged 6.15% during the month of December 1996 and 8.4% during the month of December 1995.

Liquidity ratios averaged 6.78% and 11.8% for the years ended December

31, 1996 and 1995, respectively. The Bank adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Bank also adjusts liquidity as appropriate to meet its asset and liability management objectives.



The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Bank invests excess funds in short-term interest-earning and other assets, which provide liquidity to meet lending requirements. Short-term interest-bearing deposits with the FHLB of Atlanta amounted to $ 27.0 million and $ 9.8 million at December 31,

1996 and 1995, respectively. Other assets qualifying for liquidity outstanding at December 31, 1996, and 1995, amounted to $ 19.8 million and $ 40.1 million, respectively. For additional information about cash flows from the Bank's operating, financing, and investing activities,

see Consolidated Statements of Cash Flows included in the Financial

Statements.



A major portion of the Bank's liquidity consists of cash and cash equivalents, which are a product of its operating, investing and financing activities. The primary sources of cash were net income,

principal repayments on loans and mortgage-backed securities, and increases in deposit accounts along with advances from the Federal Home

Loan Bank.



Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. At December 31, 1996, the Bank had $ 82.5 million in advances from the FHLB. The Bank engages in borrowing from the FHLB in order to reduce interest rate risk, and for liquidity purposes.



At December 31, 1996, the Bank had outstanding loan commitments of

$ 21.8 million to originate and/or purchase mortgage loans. This amount does not include the unfunded portion of loans in process. Certificates of deposit scheduled to mature in less than one year at December 31,

1996, totaled $ 322.0 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Bank, although their rates could increase.



Changes in Financial Condition



During 1996, the Bank's assets increased by $ 93.9 million. Loans receivable increased in the amount of $ 129.4 million. Cash and cash equivalents also increased by $ 17.5 million. These increases were partially offset by a decline of $ 54.7 million in assets available for sale. Of this decrease, $ 19.5 million resulted from the sale of mortgage-backed securities. The Bank experienced deposit inflows during

1996 of $ 99.5 million, as a result of a more aggressive pricing of its certificates of deposit, which together with an increase in equity, net of the change in unrealized increase in fair value of assets available for sale, of $ 2.3 million, provided the principal funds for the Bank's asset growth.



Impact of Inflation and Changing Prices



The consolidated financial statements of the Bank and notes thereto,

presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the

Bank's performance than do the effects of general levels of inflation.

Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.



Impact of New Accounting Standards



In May 1995, the Financial Accounting Standards Board (FASB) issued

Statement of Financial Accounting Standard (SFAS) No. 122, "Accounting

for Mortgage Servicing Rights." The Statement, which amends SFAS No. 65,

"Accounting for Certain Mortgage Banking Activities," requires mortgage banking enterprises that acquire mortgage servicing rights through either the purchase of or origination of mortgage loans and sell or securitize those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Mortgage banking enterprises include commercial banks and thrift institutions that conduct operations substantially similar to the primary operations of a mortgage banking enterprise. SFAS No. 122 applies prospectively in fiscal years beginning after December 15, 1995 to sales of mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this Statement. Management of the Bank implemented SFAS No. 122, prospectively, as required. The adoption of this accounting principle had the effect of increasing income before tax by $ 196,000 for the fiscal year ended December 31, 1996.



In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based

Compensation." This Statement requires certain disclosures about stock-

based employee compensation arrangements, regardless of the method used to account for them, defines a fair value based method of accounting for an employee stock option or similar equity instrument, and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for stock-based compensation plans using the intrinsic value method of accounting prescribed by APB Opinion

No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value method of accounting defined in this Statement had been applied. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any,

of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The disclosure requirements of this Statement are effective for financial statements for fiscal years beginning after December 15, 1995.

Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December

15, 1994. Management has determined that the Bank will continue the accounting set forth in APB Opinion No. 25 and will make such pro forma disclosures as are required beginning with the year ended December 31,

1996. There were no stock options awarded during 1995 or 1996.



In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and

Servicing of Financial Assets and Extinguishments of Liabilities." SFAS

No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. Statement

125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management of the Bank does not expect the adoption of this promulgation to have a material effect on the Bank's consolidated financial statements.







Independent Auditors' Report



Board of Directors of

Fidelity Bankshares, Inc.:



We have audited the accompanying consolidated statements of financial position of Fidelity Bankshares, Inc. (the "Company") and its wholly owned subsidiary, Fidelity Federal Savings Bank of Florida, as of

December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the

Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, such consolidated financial statements present fairly,

in all material respects, the financial position of Fidelity Bankshares,

Inc. and subsidiary at December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



As discussed in Note 1 to the consolidated financial statements, the

Company adopted the provisions of Statement of Financial Accounting

Standard No. 122, "Accounting for Mortgage Servicing Rights," in 1996.



/S/Deloitte & Touche LLP



Certified Public Accountants

West Palm Beach, FL

February 21, 1997







CONSOLIDATED STATEMANTS OF FINANCIAL POSITION

AT DECEMBER 31, 1995 AND 1996







                                                                                                  1995             1996

ASSETS                                                                                               (In Thousands)


CASH AND CASH EQUIVALENTS:

     Cash and amounts due from depository institutions                                       $  14,989        $  15,293

     Interest-bearing deposits                                                                   9,974           27,127

                                                                                              --------         --------

          Total cash and cash equivalents (Note 1, 19)                                          24,963           42,420

ASSETS AVAILABLE FOR SALE (At Fair Value):

     (Notes 1, 2, 3, 19)

     Government and agency securities                                                           26,986            8,465

     Mortgage-backed securities                                                                159,761          123,599

                                                                                              --------         --------

          Total assets available for sale                                                      186,747          132,064

LOANS RECEIVABLE, Net of allowance for loan losses - 1995, $2,265;

     1996, $2,263 (Notes 1, 4, 19)                                                             532,333          661,700

OFFICE PROPERTIES AND EQUIPMENT, Net (Notes 1, 5)                                               15,563           18,092

FEDERAL HOME LOAN BANK STOCK, At cost                                                            6,148            6,148

REAL ESTATE OWNED, Net (Notes 1, 6)                                                                643               93

ACCRUED INTEREST RECEIVABLE (Note 7)                                                             4,627            4,614

OTHER ASSETS (Note 1, 11)                                                                        8,596            8,431

                                                                                              --------         --------

TOTAL ASSETS                                                                                 $ 779,620        $ 873,562

                                                                                             =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

DEPOSITS (Note 8, 19)                                                                        $ 595,180        $ 694,718

ADVANCES FROM FEDERAL HOME LOAN BANK (Note 9, 19)                                               85,169           82,517

ESOP LOAN (Note 10, 19)                                                                          1,380            1,104

ADVANCES BY BORROWERS FOR TAXES AND INSURANCE                                                    2,734            2,448

DRAFTS PAYABLE (Note 1)                                                                          3,663            2,957

OTHER LIABILITIES (Notes 1, 12)                                                                  7,368            7,209

DEFERRED INCOME TAXES (Notes 1, 11)                                                              2,860              886

                                                                                              --------         --------

     TOTAL LIABILITIES                                                                         698,354          791,839

COMMITMENTS AND CONTINGENCIES (Note 1, 15)                                                    ========         ========



STOCKHOLDERS' EQUITY (Notes 1, 11, 12, 13, 14, 17):

PREFERRED STOCK, 2,000,000 shares authorized, none issued                                            -                -

COMMON STOCK ($.10 par value) 8,200,000 authorized shares:

     outstanding 6,717,821 and 6,744,689 at December 31, 1995 and 1996, respectively

                                                                                                   672              675

ADDITIONAL PAID IN CAPITAL                                                                      37,170           37,397

RETAINED EARNINGS - substantially restricted                                                    42,764           44,184

COMMON STOCK PURCHASED BY:

     Employee stock ownership plan                                                              (1,644)          (1,315)

     Recognition and retention plan                                                               (280)               -

NET UNREALIZED INCREASE IN FAIR VALUE OF ASSETS AVAILABLE FOR SALE

     (Net of applicable income taxes) (Notes 1, 2, 3)                                            2,584              782

                                                                                              --------         --------

    TOTAL STOCKHOLDERS' EQUITY                                                                  81,266           81,723

                                                                                              --------         --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $ 779,620        $ 873,562

                                                                                             =========        =========








See Notes To Consolidated Financial Statements.







CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996







                                                                                1994             1995              1996

                                                                                           (In Thousands)


Interest income:

     Loans                                                                  $ 34,791         $ 38,717          $ 47,997

     Investment securities                                                     2,984            2,144               804

     Other investments                                                         1,392            1,682             1,490

     Mortgage-backed securities                                                4,253           10,718             9,949

                                                                            --------         --------          --------

          Total interest income                                               43,420           53,261            60,240

                                                                            --------         --------          --------

Interest expense:

     Deposits (Note 8)                                                        16,059           22,515            26,239

     Advances from Federal Home Loan Bank and other borrowings                 1,717            5,580             5,892

                                                                            --------         --------          --------

          Total interest expense                                              17,776           28,095            32,131

                                                                            --------         --------          --------



Net interest income                                                           25,644           25,166            28,109



Provision for loan losses (Note 4)                                               112             (210)              164

                                                                            --------         --------          --------

Net interest income after provision for loan losses                           25,532           25,376            27,945

                                                                            --------         --------          --------

Other income:

     Servicing income and other fees                                           2,151            2,669             3,201

     Net gain on sale of loans, mortgage-backed securities and

          investments                                                             15                5             1,215

     Miscellaneous                                                               331              347               460

                                                                            --------         --------          --------

          Total other income                                                   2,497            3,021             4,876



Operating expense:

     Employee compensation and benefits                                       10,672           10,728            12,776

     Occupancy and equipment                                                   3,637            4,192             4,648

     Loss (gain) on real estate owned                                             (1)              29               (69)

     Marketing                                                                   588              617               604

     Federal deposit insurance premium                                         1,306            1,279             4,958

     Miscellaneous                                                             3,173            3,604             3,792

                                                                            --------         --------          --------

          Total operating expense                                             19,375           20,449            26,709

                                                                            --------         --------          --------



Income before provision for income taxes                                       8,654            7,948             6,112

                                                                            --------         --------          --------

Provision (benefit) for income taxes: (Note 11)

     Current                                                                   3,183            3,194             3,417

     Deferred                                                                    209              (61)             (855)

                                                                            --------         --------          --------

          Total provision for income taxes                                     3,392            3,133             2,562

                                                                            --------         --------          --------



               Net income                                                   $  5,262         $  4,815          $  3,550

                                                                             =======          =======           =======

Earnings per share, primary and fully diluted (Note 18)                     $    .80         $    .73          $    .53

                                                                             =======          =======           =======






See Notes To Consolidated Financial Statements.







CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996







                                                                                                      Net

                                                                                                  Unrealized

                                                                                                   Increase

                                                                                                  (Decrease)

                                                              Retained     Employee   Recognition   in Fair

                                                 Additional   Earnings-      Stock        and      Value of

                                       Common     Paid In   Substantially  Ownership   Retention     Assets

                                       Stock      Capital     Restricted     Plan         Plan      Available

                                                                                                    for Sale      Total

                                                                  (In Thousands)


Balance - December 31, 1993             $ -        $ -        $ 46,499        $ -        $ -        $ 287        $ 46,786



Net Income for the year ended

     December 31, 1994                    -          -           5,262          -          -            -           5,262

Issuance of Common Stock,

     pursuant to

     Reorganization, net of costs

     of issuance of $1,344,000          579     23,745               -          -          -            -          24,324

Purchase of shares by Employee Stock

     Ownership Plan                      19      1,913               -     (1,932)         -            -               -

Distribution of Common Stock to

     Management

     Recognition  and Retention Plan     11      1,093               -          -     (1,104)           -               -

Assets distributed to Mutual Holding

     Company

     pursuant to Reorganization           -          -            (530)         -          -            -            (530)

Recognition of unrealized decrease

     in fair value of assets

     available for sale, net of

     income taxes, pursuant to

     SFAS 115                             -          -               -          -          -       (1,152)         (1,152)

Amortization of deferred

     compensation - Employee Stock

     Ownership Plan and Recognition

     and Retention Plan                   -         85               -        276        496            -             857



Cash dividends declared                   -          -          (1,143)         -          -            -          (1,143)



Balance - December 31, 1994             609     26,836          50,088     (1,656)      (608)        (865)         74,404



Net  Income for the year ended

     December 31, 1995                    -          -           4,815          -          -            -           4,815

Stock Options exercised (Note 16)         2         15               -          -          -            -              17

Effect of Reclassification of

     assets held to maturity

     to available for sale, net

     of taxes                             -          -               -          -          -        2,253           2,253

Recognition of unrealized

     increase in fair value

     of assets available for

     sale, net of income taxes,

     pursuant to SFAS 115                 -          -               -          -          -        1,196           1,196

Amortization of deferred

     compensation - Employee

     Stock Ownership Plan and

     Recognition and Retention

     Plan                                 -        109               -        289        328            -             726

Refund of Reorganization costs            -         13               -          -          -            -              13

Distribution of 10% Stock dividend       61     10,197          (9,981)      (277)         -            -               -

Cash dividends declared                   -          -          (2,158)         -          -            -          (2,158)



Balance - December 31, 1995             672     37,170          42,764     (1,644)      (280)       2,584          81,266



Net  Income for the year ended

     December 31, 1996                    -          -           3,550          -          -            -           3,550

Stock Options exercised                   5        387               -          -          -            -             392

Common Stock retired                     (2)      (285)              -          -          -            -            (287)

Recognition of unrealized

     decrease in fair

     value of assets

     available for sale, net

     of income taxes, pursuant

     to SFAS 115                          -          -               -          -          -       (1,802)         (1,802)

Amortization of deferred

     compensation -

     Employee Stock Ownership Plan

     and Recognition and Retention

     Plan                                 -        125               -        329        280            -             734

Cash dividends declared                   -          -          (2,130)         -          -            -          (2,130)

Balance - December 31, 1996           $ 675   $ 37,397        $ 44,184   $ (1,315)       $ -        $ 782        $ 81,723






See Notes To Consolidated Financial Statements.







CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996









                                                                                      1994            1995           1996

                                                                                                 (In Thousands)

CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:

Net Income                                                                        $  5,262        $  4,815       $  3,550

Adjustments to reconcile net income to net cash provided by

     (used for) operating activities:

     Depreciation and amortization                                                   1,048           1,108          1,238

     ESOP and Recognition and Retention Plan Compensation expense                      857             726            734

     Accretion of discounts, amortization of premiums, and other

     deferred  yield items                                                             801          (1,018)        (1,122)

     Provision for loan losses                                                         112            (210)           164

     Provisions for losses and net losses on sales of real estate owned                (96)            (29)          (110)

     Net (gain) loss on sale of:

          Loans                                                                        (34)            (17)          (340)

          Investment securities                                                         20              12              -

          Mortgage-backed securities                                                     -               -           (875)

          Other assets                                                                  12               -              -

(Increase) decrease in accrued interest receivable                                    (424)           (525)           (13)

(Increase) decrease in other assets                                                  2,441            (446)           165

Increase (decrease) in drafts payable                                                1,753           1,170           (706)

Increase (decrease) in deferred income taxes                                          (471)          2,145         (1,974)

Increase (decrease) in other liabilities                                            (2,055)          1,681           (321)

                                                                                   -------         -------        -------

          Net cash from operating activities                                         9,226           9,412            416

                                                                                   -------         -------        -------



CASH FLOW FROM (FOR) INVESTING ACTIVITIES:

Loan originations and principal payments on loans                                  (25,405)        (66,196)      (124,601)

Principal payments received on mortgage-backed securities                           14,510          17,796         23,608

Purchases of:

     Loans                                                                            (573)        (12,398)       (21,153)

     Mortgage-backed securities                                                    (68,133)        (45,625)        (9,962)

     Investment securities                                                         (41,440)        (22,318)       (10,029)

     Office properties and equipment                                                (2,712)         (2,116)        (3,985)

Proceeds from sales of:

     Loans                                                                           2,846           2,914         17,357

     Investment securities available for sale                                       37,891           5,981              -

     Real estate acquired in settlement of loans and held for investment             2,191           1,318          1,195

     Mortgage-backed securities available for sale                                       -               -         20,516

     Office properties and equipment                                                     -              67              -

Proceeds from maturities of investment securities                                   24,000          41,000         28,490

Other                                                                               (1,103)         (2,323)         1,147

                                                                                   -------         -------        -------

          Net cash used for investing activities                                   (57,928)        (81,900)       (77,417)

                                                                                   -------         -------        -------



CASH FLOW FROM (FOR) FINANCING ACTIVITIES:

Gross proceeds from the sale of common stock                                        27,445               -              -

Common stock options exercised                                                           -             100            105

Purchase of stock for ESOP                                                          (1,932)              -              -

Purchase of stock for RRP                                                           (1,104)              -              -

Cash dividends paid                                                                   (707)         (2,106)        (1,971)

Deposits acquired from Resolution Trust Corporation

     NOW accounts, demand deposits and savings accounts                              3,509               -              -

     Certificates of deposit                                                        21,501               -              -

Net increase (decrease) in:

     NOW accounts, demand deposits and savings accounts                            (43,420)        (18,826)         8,046

     Certificates of deposit                                                       (29,882)         75,771         91,492

     Advances from Federal Home Loan Bank                                           70,725          (1,490)        (2,652)

     ESOP Loan                                                                       1,660            (280)          (276)

     Stock subscriptions payable                                                   (18,435)              -              -

     Advances by borrowers for taxes and insurance                                     (39)            (56)          (286)

                                                                                   -------         -------        -------

          Net cash from financing activities                                        29,321          53,113         94,458

                                                                                   -------         -------        -------



NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (19,381)        (19,375)        17,457

CASH AND CASH EQUIVALENTS, Beginning of year                                        63,719          44,338         24,963

CASH AND CASH EQUIVALENTS, End of year                                            $ 44,338        $ 24,963       $ 42,420

                                                                                  ========        ========       ========






See Notes To Consolidated Financial Statements.







NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



Fidelity Bankshares, Inc. ("the Company") became the parent of Fidelity

Federal Savings Bank of Florida ("the Bank") on January 29, 1997, as a

result of a tax-free reorganization, accounted for in the same manner as a pooling of interests merger (See Note 17). Consequently, the Bank is now a wholly-owned subsidiary of the Company. This transaction is reflected in the accompanying financial statements as though it had occurred on December 31, 1996. Separate holding company financial statements have not been presented, as the Company had no operations in any period presented.



The accounting and reporting policies of the Company and its subsidiary conform, in all material respects, to generally accepted accounting principles. The following summarizes the more significant of these policies:



Principles of Consolidation - The consolidated financial statements include the accounts of the Company, the Bank and the Bank's wholly-

owned subsidiary, Fidelity Realty and Appraisal Services, Inc. ("FRAS").

All significant intercompany balances and transactions have been eliminated. Neither the Bank nor its subsidiary are or have been involved in any joint ventures during any periods presented.



FRAS, principally, performs appraisals for and sells real estate owned by the Bank.



Use of Estimates in the Preparation of Financial Statements - The

preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



Cash Equivalents - For presentation purposes in both the consolidated statements of financial position and the consolidated statements of cash flows, the Bank considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.



Assets Available for Sale - Securities available for sale are carried at fair value, based upon market quotations. Deferred income taxes are provided on any unrealized appreciation or decline in value. Such appreciation or decline in value, net of deferred taxes is reflected as an adjustment of equity. Gain or loss on sale of such securities is based on the specific identification method. Debt securities are classified as either available for sale or held for investment based on management's intent.



Interest Rate Risk - The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (see Note 4 for the composition of the mortgage loan portfolio at December 31, 1995 and 1996). Mortgage loans and investment securities are funded primarily with short-term liabilities which have interest rates that vary with market rates over time. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual duration of interest-earning assets and interest-bearing liabilities may differ significantly from the stated duration as a result of prepayment, early withdrawals, and similar factors.



Provisions for Loan Losses - Provisions for loan losses, which increase the allowance for loan losses, are established by charges to income.

Such allowance represents the amounts which, in management's judgment,

are adequate to absorb charge-offs of existing loans which may become uncollectible. The adequacy of the allowance is determined by management's continuing evaluation of the loan portfolio in light of past loss experience, present economic conditions, and other factors considered relevant by management at the financial statement date.

Anticipated changes in economic factors which may influence the level of the allowance are considered in the evaluation by management when the likelihood of the changes can be reasonably determined. In estimating the allowance for possible losses, consideration is given to asset performance, the financial condition of borrowers or guarantors,

additional collateral provided, current and anticipated economic conditions, appraisals, cost of disposal, and holding costs. While management uses the best information available to make such evaluations,

future adjustments to the allowance may be necessary, which may be material, if economic conditions differ substantially from the assumptions used in the evaluation. If additions to the original estimate of the allowance for loan losses are deemed necessary, they will be reported in earnings in the period in which they become reasonably estimable.



Uncollected Interest - The Bank reverses all accrued interest against interest income when a loan is more than 90 days delinquent and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery.



Real Estate Owned - Properties acquired through foreclosure, or a deed in lieu of foreclosure are carried at the lower of fair value less estimated costs to sell, or cost. If the fair value less the estimated cost to sell an individual property declines below the cost of such property, a provision for losses is charged to operations.



Subsequent costs relating to the improvement of  property are capitalized in amounts not to exceed the property's fair value. Costs relating to holding the property are charged to expense when incurred.



The amounts the Bank could ultimately recover from property acquired by foreclosure or deed in lieu of foreclosure, could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank's control or changes in the Bank's strategy for recovering its investment.



Office Properties and Equipment - Office properties and equipment are carried at cost less accumulated depreciation. Land is carried at cost.

Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from three to fifty years for buildings and improvements and three to ten years for furniture and equipment.



Goodwill - Goodwill resulting from the acquisition of deposits from the

Resolution Trust Corporation ("RTC") is being amortized on a straight-

line basis over five years. The balance of goodwill, included in other assets at December 31, 1995 and 1996 was $ 1,057,000 and $ 755,000,

respectively.



Drafts Payable - Drafts payable represent checks drawn by the Bank on a third party payer, for savings account withdrawals and payment of the

Bank's expenses. Under the agreement between the Bank and its third party payer, the Bank funds the checks written on the day following their issuance.



Loan Origination Fees and Costs - Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Deferred loan fees and costs are amortized to income over the estimated life of the loans using the interest method.



Unearned discounts on consumer loans are amortized to income using the interest method.



Commitment Fees - Non-refundable fees received for commitments to make or purchase loans in the future, net of direct costs of underwriting the commitments, are deferred and, if the commitment is exercised,

recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, income is recognized upon expiration of the commitment. Direct loan origination costs incurred to make a commitment to originate a loan are offset against any related commitment fee and the net amount recognized.



Pension and Retirement Plans - Benefits are accounted for in accordance with Statement of Financial Accounting Standards No. 87, entitled

"Employers' Accounting for Pensions" ("SFAS No. 87"). Net periodic pension costs (income) are actuarially determined.



Income Taxes - The Bank and its subsidiary file consolidated federal and state income tax returns. Income taxes are allocated to the Bank and its subsidiary as though separate tax returns are being filed. ( See Note

11).



Deferred income taxes are provided on items recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"

("SFAS No. 109").



Earnings Per Common Share - Primary earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding and common stock equivalents, after giving retroactive effect to the stock dividend in 1995, assumed outstanding during the year less the weighted average unallocated ESOP and

Management Recognition Plan shares of common stock.



Fully diluted shares outstanding includes the maximum dilutive effect of stock issuable upon exercise of common stock options and unallocated

ESOP and Management Recognition Plan shares of common stock.



Impact of New Accounting Issues - In May 1995, FASB issued SFAS No. 122,

"Accounting for Mortgage Servicing Rights." The Statement, which amends

SFAS No. 65, "Accounting for Certain Mortgage Banking Activities,"

requires mortgage banking enterprises that acquire mortgage servicing rights through either the purchase of or origination of mortgage loans and sell or securitize those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Mortgage banking enterprises include commercial banks and thrift institutions that conduct operations substantially similar to the primary operations of a mortgage banking enterprise. SFAS No. 122 applies prospectively in fiscal years beginning after December 15, 1995 to sales of mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this Statement. Management of the Bank implemented SFAS No. 122, prospectively, as required. The adoption of this accounting principle had the effect of increasing income before tax by $ 196,000 for the fiscal year ended December 31, 1996.



In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based

Compensation." This Statement requires certain disclosures about stock-

based employee compensation arrangements, regardless of the method used to account for them, defines a fair value based method of accounting for an employee stock option or similar equity instrument, and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for stock-based compensation plans using the intrinsic value method of accounting prescribed by APB Opinion

No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value method of accounting defined in this Statement had been applied. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any,

of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The disclosure requirements of this Statement are effective for financial statements for fiscal years beginning after December 15, 1995.

Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December

15, 1994. Management has determined that the Bank will continue the accounting set forth in APB Opinion No. 25. Pro forma disclosures are not required because no stock options were granted during 1995 or 1996.



In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. SFAS

No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management of the Bank does not expect the adoption of this promulgation to have a material effect on the Bank's consolidated financial statements.



Reclassifications - Certain amounts in the 1994 and 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation.



2.     GOVERNMENT AND AGENCY SECURITIES AVAILABLE FOR SALE



Securities available for sale are summarized as follows:











                                                                        Gross         Gross        Estimated

                                                         Amortized    Unrealized    Unrealized       Fair

                                                           Cost         Gains         Losses         Value

                                                                           (In Thousands)


December 31, 1995:

     Municipal Bonds                                    $    421        $  19           $  -        $    440

     United States Government and agency securities       26,441          105              -          26,546

                                                         -------       -------       -------         -------

     Total                                              $ 26,862        $ 124           $  -        $ 26,986

                                                         =======       =======       =======         =======

     Weighted average interest rate                         6 76%

                                                         =======

December 31, 1996:

     Municipal Bonds                                    $    419        $  11           $  -        $    430

     United States Government and agency securities        8,024           30             19           8,035

                                                         -------       -------       -------         -------

     Total                                              $  8,443        $  41           $ 19        $  8,465

                                                         =======       =======       =======         =======

     Weighted average interest rate                         6.30%

                                                         =======










The following table sets forth the contractual maturity of the Bank's securities available for sale at December 31, 1995 and 1996









                                                December 31, 1995              December 31, 1996

                                              Amortized  Estimated           Amortized  Estimated

                                               Cost      Fair Value           Cost      Fair Value

                                                                (In Thousands)


Due in one year or less                      $ 19,954    $ 20,034            $ 2,000    $ 1,995

Due after one year, through two years           6,908       6,952              6,443      6,470

                                             --------    --------           --------   --------

     Total                                   $ 26,862    $ 26,986            $ 8,443    $ 8,465

                                             ========    ========           ========   ========






The Bank had total Government and Agency securities available for sale pledged at December 31, 1995 and 1996 of $ 2,300,000 and $ 2,515,000,

respectively. Of the $ 2,515,000 of securities pledged at December 31,

1996, $ 515,000 was pledged for customer accounts that exceeded $

100,000 and the remaining $ 2,000,000 was pledged as collateral for

"Treasury, Tax and Loan" (TT&L) accounts held for the benefit of the federal government.



Proceeds from the sale of securities available for sale were

$ 37,891,000 and $ 5,981,000 during the years ended December 31, 1994 and

1995. During the years ended December 31, 1994 and 1995, sales resulted in gross realized gains of $ 0 and $ 18,000 and gross realized losses of

$ 12,000 and $ 38,000, respectively. There were no sales of securities during the year ended December 31, 1996.



3.     MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE



Mortgage-backed securities available for sale at December 31, 1995 and

1996 are summarized as follows:









                                                      Gross              Gross         Estimated

                                         Amortized  Unrealized        Unrealized         Fair

                                           Cost      Gains              Losses          Value

                                                           (In Thousands)


December 31, 1995:

     FHLMC-fixed rate                   $  72,386     $ 1,747             $  81       $  74,052

     FNMA-fixed rate                       13,865         201                47          14,019

     GNMA-fixed rate                       25,017       2,179                 -          27,196

     FHLMC-adjustable rate                 13,256          19                31          13,244

     FNMA-adjustable rate                  31,054         211                15          31,250

                                         --------    --------          --------        --------

          Total                         $ 155,578     $ 4,357             $ 174       $ 159,761

                                        =========   =========         =========       =========



December 31, 1996:

     FHLMC-fixed rate                   $  55,832     $   856             $ 443       $  56,245

     FNMA-fixed rate                       11,804          97               130          11,771

     GNMA-fixed rate                        7,670         474                 -           8,144

     FHLMC-adjustable rate                 15,605         295                 -          15,900

     FNMA-adjustable rate                  29,449         222                95          29,576

     GNMA-adjustable rate                   1,935          28                 -           1,963

                                         --------    --------          --------        --------

          Total                         $ 122,295     $ 1,972             $ 668       $ 123,599

                                        =========   =========         =========       =========








There were no sales of mortgage-backed securities classified as available for sale during the year ended December 31, 1995. There were

$ 19.6 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 1996. Proceeds from the sale of mortgage-backed securities were $ 20.5 million for the year ended December 31, 1996 which included gross realized gains of

$ 875,000 and no gross realized losses.



At December 31, 1995 and 1996, the Bank had $ 104,378,000 and

$ 94,913,000, respectively, of mortgage-backed securities available for sale pledged as collateral for advances from the Federal Home Loan Bank

(See Note 9).



4.     LOANS RECEIVABLE



Loans receivable at December 31, 1995 and 1996 consist of the following:











                                                                                       1995                1996

                                                                                           (In Thousands)


One-to-four single family, residential real estate mortgages                      $ 426,823           $ 524,434

Commercial real estate mortgages                                                     45,107              42,811

Real estate construction-primarily residential                                       40,522              58,493

Participations-primarily residential                                                  5,564               4,255

Land loans-primarily residential                                                     10,769              11,875

                                                                                   --------            --------

Total first mortgage loans                                                          528,785             641,868

Deposit account loans                                                                   244                 158

Consumer and commercial business loans                                               32,445              57,905

                                                                                   --------            --------

Total gross loans                                                                   561,474             699,931

Less:

     Undisbursed portion of loans in process                                         27,261              37,575

     Unearned discounts, premiums and deferred loan fees (costs), net                  (385)             (1,607)

     Allowance for loan losses                                                        2,265               2,263

                                                                                  ---------           ---------

Loans receivable-net                                                              $ 532,333           $ 661,700

                                                                                  =========           =========








The amount of loans on which the Bank has ceased accruing interest or does not charge interest aggregated approximately $ 1,864,000 and

$ 3,035,000, net of specific valuation allowances of $ 128,000 and

$ 274,000, at December 31, 1995 and 1996, respectively. The amount of interest not accrued relating to these loans was approximately $ 100,000 and $ 192,000 at December 31, 1995 and 1996, respectively. Management believes the allowance for possible loan losses is adequate.



An analysis of the changes in the allowance for loan losses for the years ended December 31, 1994, 1995 and 1996 is as follows:









                                                        1994               1995            1996

                                                                     (In Thousands)


Balance at beginning of period                       $ 2,865            $ 2,566         $ 2,265

Current provision                                        112               (210)            164

Charge-offs                                             (411)               (91)           (166)

Recoveries                                                 -                  -               -

                                                     -------            -------         -------

Ending balance                                       $ 2,566            $ 2,265         $ 2,263

                                                     =======            =======         =======








The Bank originates both adjustable and fixed rate mortgage loans.

Included in the loans receivable at December 31, 1996 are $ 245,000 of loans held for sale. These loans are recorded at the lower of cost or market. There were no loans held for sale at December 31, 1995.



A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. An analysis of the recorded investment in impaired loans owned by the Bank at December

31, 1995 and 1996 and the related allowance for those loans is as follows:









                                                                       1995                       1996

                                                                                (In Thousands)

                                                                 Loan      Related           Loan     Related

                                                                Balance   Allowance        Balance   Allowance


Impaired loan balances and related allowances:

Loans performing in conformity with contractual terms           $ 2,908       $ 316        $   984       $ 164

Loans for which interest income is not being recognized             292         128            667         277

                                                                -------     -------        -------     -------

          Total                                                 $ 3,200       $ 444        $ 1,651       $ 441

                                                                =======     =======        =======     =======








The Bank's policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent and cease accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery.



At December 31, 1996, the composition and maturity or repricing of the mortgage loan portfolio is presented below:









                               Fixed Rate                                                 Adjustable Rate

    Term of Maturity                           Book Value          Term to Rate Adjustment                Book Value

                                           (In Thousands)                                             (In Thousands)


1 year or less                                  $  41,100     1 year or less                              $ 191,865

1 year-3 years                                      4,344     1 year-3 years                                 90,750

3 years-5 years                                    13,297     3 years-5 years                                52,429

5 years-10 years                                   29,551     5 years-10 years                               30,027

10 years-20 years                                 132,361     10 years-20 years                                  66

Over 20 years                                     113,611     Over 20 years                                     530

                                                ---------                                                 ---------

Total                                           $ 334,264     Total                                       $ 365,667

                                                =========                                                 =========






Adjustable rate mortgage loans originated prior to December 31, 1993 have interest rate adjustment limitations and are generally indexed to the monthly weighted-average cost of funds for Savings Association

Insurance Fund ("SAIF") insured institutions headquartered in the Fourth

Federal Home Loan Bank ("FHLB") District. Adjustable rate mortgage loans originated subsequent to December 31, 1993 are indexed to comparable term U.S. Treasury securities. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits which have been primarily utilized to fund those loans.



The Bank makes fixed rate loan commitments for periods generally not exceeding sixty days. At December 31, 1995 and 1996 the Bank had commitments outstanding to originate fixed rate mortgage loans as follows:









                                                                     1995          1996

                                                                       (In Thousands)


15 Years to Maturity

6.76 - 7.00                                                      $     82      $      -

7.01 - 7.25                                                           383             -

7.26 - 7.50                                                           301           666

7.51 - 7.75                                                           133           360

7.76 - 8.00                                                            88           215

8.01 - 8.25                                                             -            98

8.26 - 8.50                                                             -            30

8.51 - 8.75                                                             -             -

8.76 - 9.00                                                             -             -

9.01 - 9.25                                                             -           842



30 Years to Maturity

7.26 - 7.50                                                           462           107

7.51 - 7.75                                                           891            97

7.76 - 8.00                                                         1,022           930

8.01 - 8.25                                                           471           921

8.26 - 8.50                                                             -           611

8.51 - 8.75                                                            86             -

8.76 - 9.00                                                             -             -

9.01 - 9.25                                                             -             -

Over 9.25                                                               -           100

                                                                 --------      --------

Totals                                                           $  3,919      $  4,977

                                                                 ========      ========






Because the above commitments generally are funded within sixty days,

management of the Bank feels that related interest rate risk of the commitments is minimal.



The Bank's lending markets are primarily concentrated in Palm Beach,

Martin and St. Lucie counties in Southeast Florida.



Commercial Real Estate Lending - The Bank originates and purchases commercial real estate loans, which totaled $ 45,107,000 and

$ 42,811,000 at December 31, 1995 and 1996, respectively. These loans are considered by management to be of somewhat greater risk of

uncollectibility due to the dependency on income production or future development of the real estate. Accordingly, Bank management establishes greater provisions for probable but not yet identified losses on these loans than on less risky residential mortgage loans. The composition of commercial real estate loans and its primary collateral at December 31,

1995 and 1996 are approximately as follows:









                                                             1995              1996

                                                                 (In Thousands)


Office buildings                                         $ 10,522          $  9,576

Retail buildings                                           10,214             9,517

Warehouses                                                  9,665             9,032

Rental property                                            13,748            13,781

Hotels and motels                                              65                60

Other property improvements                                   332               300

Other                                                         561               545

                                                         --------          --------

Total                                                    $ 45,107          $ 42,811

                                                         ========          ========






Under the Financial Institutions Reform, Recovery and Enforcement Act of

1989 ("FIRREA"), a federally chartered savings and loan association's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA.

The Bank is federally chartered and subject to this limitation. FIRREA does not require divestiture of any loan that was lawful when it was originated. At December 31, 1996, the Bank estimates that, while complying with this limitation, it could originate an additional $ 284.0 million of commercial real estate loans, though the Bank's current business plan indicates no intentions to do so.



Loans to One Borrower Limitation - The Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus except for loans not to exceed $ 500,000. This 15% limitation results in a dollar limitation of approximately $ 12.3 million at

December 31, 1996. At December 31, 1996, the Bank met the loans to one borrower limitation under current existing regulations.



Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid balances of these loans at December 31, 1995 and 1996 were $ 33,941,000 and

$ 45,539,000, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $ 186,078 and

$ 186,343 at December 31, 1995 and 1996, respectively.



The Bank offers loans to its employees, including Directors and Senior

Management at prevailing market interest rates. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time.



The loans to Directors, Executive Officers, and associates of such persons amounted to $ 1,246,000 and $ 1,184,000 at December 31, 1995 and

1996, respectively, which did not exceed 5% of retained earnings.



5.     OFFICE PROPERTIES AND EQUIPMENT



Office properties and equipment at December 31, 1995 and 1996 are summarized as follows:









                                                              1995             1996

                                                                 (In Thousands)


Land                                                      $  4,839         $  5,657

Buildings and improvements                                  11,321           13,627

Furniture and equipment                                      7,280            7,710

                                                          --------         --------

Total                                                       23,440           26,994

Less accumulated depreciation                                7,877            8,902

                                                          --------         --------

Office properties and equipment - net                     $ 15,563         $ 18,092

                                                          ========         ========






6.     REAL ESTATE OWNED



Real estate owned at December 31, 1995 and 1996 consists of the following:







                                         1995            1996

                                            (In Thousands)


Real estate owned                       $ 643            $ 93

Valuation allowance                         -               -

                                        -----            ----

Real estate owned - net                 $ 643            $ 93

                                        =====           =====






7.     ACCRUED INTEREST RECEIVABLE



Accrued interest receivable at December 31, 1995 and 1996 consists of the following:









                                            1995            1996

                                               (In Thousands)


Loans                                    $ 2,891         $ 3,474

Investments                                  669             298

Mortgage-backed securities                 1,067             842

                                         -------         -------

Accrued interest receivable              $ 4,627         $ 4,614

                                         =======         =======






8.     DEPOSITS



The weighted-average interest rates on deposits at December 31, 1995 and

1996 were 4.13% and 4.26%, respectively. Deposit accounts, by type and range of rates at December 31, 1995 and 1996 consist of the following:









                               Account Type and Rate                            1995                1996

                                                                                    (In Thousands)


Non-interest-bearing NOW accounts                                          $  21,430           $  26,406

NOW, Super NOW and funds transfer accounts

     1995 and 1996, 1.00 % and 1.02 %, respectively.                          67,886              70,558

Passbook and statement accounts

     1995 and 1996, 1.99 % and 2.05 %, respectively.                          86,471              87,534

Variable-rate money market accounts

     1995 and 1996, 2.47 % and 2.51 %, respectively.                          44,677              44,012

                                                                            --------            --------

Total non-certificate accounts                                               220,464             228,510

                                                                            --------            --------



Certificates:

     1.01% - 2.00%                                                               834                 949

     2.01% - 3.00%                                                                 2                   2

     3.01% - 4.00%                                                             1,198                  20

     4.01% - 5.00%                                                            49,308              34,308

     5.01% - 6.00%                                                           205,595             333,998

     6.01% - 7.00%                                                           109,737              93,788

     7.01% - 8.00%                                                             8,025               3,079

     8.01% - 9.00%                                                                17                  64

                                                                            --------            --------

Total certificates                                                           374,716             466,208

                                                                            --------            --------

Total                                                                      $ 595,180           $ 694,718

                                                                           =========           =========








Individual deposits greater than $ 100,000 at December 31, 1995 and 1996 aggregated approximately $ 37,571,000 and $ 53,680,000, respectively.



Interest on deposit accounts, presented in the consolidated statements of operations, is net of interest forfeited by depositors on early withdrawal of certificate accounts of approximately $ 74,000, $ 115,000 and $ 106,000, for the years ended December 31, 1994, 1995 and 1996,

respectively.



Scheduled maturities of certificate accounts are as follows:









                                                                  December 31,

                                                     1995                               1996

                                            Amount          Percent            Amount           Percent

Maturity                                                     (Dollars In Thousands)


Less than 1 year                         $ 275,749          73.59%          $ 322,042            69.08%

1 year-2 years                              51,148          13.65              75,043            16.10

2 years-3 years                             16,925           4.52              28,603             6.13

3 years-4 years                             11,503           3.07              17,031             3.65

4 years-5 years                             17,469           4.66              21,867             4.69

Thereafter                                   1,922            .51               1,622              .35

                                         ---------      ---------            --------          -------

Totals                                   $ 374,716         100.00%          $ 466,208           100.00%

                                         =========      =========           =========          =======






Under FIRREA, any insured depository institution that does not meet its applicable minimum capital requirements may not accept brokered deposits after December 7, 1992. This prohibition includes renewals and rollovers of existing brokered deposits and deposit solicitations at higher than prevailing interest rates paid by institutions in the Bank's normal market area. Even though the Bank meets all of the applicable minimum capital requirements at December 31, 1996, the Bank had no brokered deposits.



Interest expense on deposits consists of the following during the years ended December 31, 1994, 1995 and 1996:









                                       1994              1995            1996

                                                   (In Thousands)


Passbook accounts                  $  1,848          $  1,812        $  1,723

NOW accounts                            828               812             937

Money market accounts                 1,255             1,139           1,075

Certificate accounts                 12,128            18,752          22,504

                                   --------          --------        --------

Total                              $ 16,059          $ 22,515        $ 26,239

                                   ========          ========        ========








9.     ADVANCES FROM FEDERAL HOME LOAN BANK



The Bank had outstanding advances from the FHLB of $ 85,169,000 with interest rates ranging from 5.21% to 8.21% and $ 82,517,000 with interest rates ranging from 5.21% to 8.21% at December 31, 1995 and

1996, respectively. The advances at December 31, 1996 are repayable as follows:



Years Ending

December 31,             Amount

                 (In Thousands)

1997                  $ 37,779

1998                         -

1999                    28,349

2000                        56

2001                     6,327

Thereafter              10,006

                      --------

Total                 $ 82,517

                      ========



The Bank has entered into a security agreement with the FHLB under which the Bank is required to maintain as collateral for its advances,



securities in an amount at least equal to 100% of the Bank's total advances outstanding from the FHLB. Pledged assets to secure FHLB advances at December 31, 1995 and 1996 include FHLMC and FNMA securities totaling $ 104,378,000 and $ 94,913,000 respectively (See Note 3).



10.     EMPLOYEE STOCK OWNERSHIP PLAN LOAN



In connection with the Bank's plan of reorganization into a mutual holding company, which was consummated January 7, 1994, the Bank established an Employee Stock Ownership Plan (ESOP) which was funded by proceeds from a loan with an unrelated financial institution in the original amount of $ 1,932,000. Terms of the loan require equal quarterly payments, together with interest, for seven years, with a right of prepayment of the loan after three years. The loan bears interest at .25% below the New York prime rate (8.25% at December 31,

1996).



Collateral for the loan will be released and allocated to employee accounts proportional to the payments on the loan. The collateral for this loan at December 31, 1996 is 121,440 shares of the Company's stock held and owned by the ESOP. In addition, the loan contains several restrictive covenants requiring certain minimum levels of financial performance be maintained by the Bank. The Bank is in compliance with these covenants.



Although the loan contains only minimal guarantees by Fidelity

Bankshares M.H.C. (the Company's mutual holding company), as was permitted by the OTS, the Bank intends to make contributions to the ESOP trust for the repayment of the loan in accordance with its terms.



The balance of this loan at December 31, 1996 was $ 1,104,000.



11.     INCOME TAXES



In accordance with SFAS No. 109, deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.



The components of the provisions for income taxes for the years ended

December 31, 1994, 1995 and 1996 are as follows:









                                                 1994              1995             1996

                                                             (In Thousands)


Current - federal                             $ 2,723           $ 2,784          $ 2,993

Current - state                                   460               410              424

                                              -------           -------          -------

Total current                                   3,183             3,194            3,417



Deferred - federal and state                      209               (61)            (855)

                                              -------           -------          -------

Total                                         $ 3,392           $ 3,133          $ 2,562

                                              =======           =======          =======










The Bank's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:









                                                                     Years Ended December 31,

                                                   1994                         1995                    1996

                                              Amount           %           Amount        %         Amount            %

                                                                   (Dollars In Thousands)


Tax at federal tax rate                      $ 3,029       35.0%      $ 2,781        35.0%        $ 2,139        35.0%

State income taxes, net of federal

     income tax benefits

                                                 327        3.8           265         3.3             220         3.6

Benefit of graduated rates                       (87)      (1.0)          (79)       (1.0)            (61)       (1.0)

Other                                            123        1.4           166         1.8             264         4.3

                                            --------   --------      --------    --------        --------    --------

Total provision and effective tax rate       $ 3,392       39.2%      $ 3,133        39.1%        $ 2,562        41.9%

                                            ========   ========      ========    ========        ========    ========












The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:









                                                                                   December 31,

                                                                              1995             1996

                                                                                 (In Thousands)


Deferred tax liabilities:

Depreciation                                                               $   824           $  978

Loan fee income                                                              1,242            1,304

FHLB stock dividends                                                         1,050            1,102

Unrealized appreciation in securities                                        1,662              543

Excess of tax bad debt reserve over book reserve                               531              513

Deferred compensation                                                           92                -

                                                                             -----            -----

Gross deferred tax liabilities                                               5,401            4,440

                                                                             -----            -----



Deferred tax assets:

Executive death benefit                                                        283              347

Amortization                                                                   118              205

Retirement plan                                                              1,461            2,182

Deferred compensation                                                          591              686

Deferred state taxes                                                             -               17

Other                                                                          123              117

                                                                             -----            -----

Gross deferred tax assets                                                    2,576            3,554

Less valuation allowances for deferred tax assets                              (35)               -

                                                                             -----            -----



Net deferred tax assets                                                      2,541            3,554

                                                                             -----            -----

Net deferred tax liability                                                 $ 2,860           $  886

                                                                           =======          =======










During 1996, legislation was passed that repealed Section 593 of the

Internal Revenue Code for taxable years beginning after December 31,

1995. Section 593 allowed thrift institutions, including the Bank, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for Federal income tax purposes. The excess reserves (deduction based on the percentage-of-

taxable income less the deduction based on the specific charge-off method) accumulated post 1987 are required to be recaptured ratably over a six year period beginning in 1996. The recapture has no effect on the

Company's statement of operations as taxes were provided for in prior years in accordance with SFAS 109, "Accounting for Income Taxes." The timing of this recapture may be delayed for a one or two year period to the extent that the Bank originates more residential loans that the average originations in the past six years. The Bank will  meet the origination requirement for 1996 and, therefore, will delay recapture at least until the six year period beginning in 1997. The recapture amount of $ 3.7 million will result in payments totaling $ 1.4 million which has been previously accrued. The same legislation forgave the tax liability on pre-1987 accumulated bad debt reserves which would have penalized any thrift choosing to adopt a bank charter because the tax would have become due and payable. The unrecorded potential liability that was forgiven approximated $ 2.9 million.



12.     PENSION AND EMPLOYEE BENEFIT PLANS



Pension Plan - The Bank's employees participate in the Bank's, qualified defined benefit pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates during those years. Currently, the Bank's policy is to fund the qualified retirement plan in an amount that falls between the minimum contribution required by the Employee Retirement Income Security Act and the maximum tax deductible contribution. Plan assets consist primarily of common stock, U.S. Government obligations and certificates of deposit.



Pension expense for the plan includes the following components:









                                                      For the Years Ended December 31,

                                                      1994          1995          1996

                                                               (In Thousands)


Service cost                                         $ 344         $ 325         $ 410

Interest cost                                          436           554           535

Return on assets                                       270        (1,066)         (816)

Net amortization and deferral                         (709)          680           433

                                                     -----         -----         -----

Net periodic pension cost                            $ 341         $ 493         $ 562

                                                     =====         =====         =====






For the years ended December 31, 1994, 1995 and 1996, pension expense amounts were based upon actuarial computations.



In accordance with the actuarially determined computation under SFAS No.

87, the Bank funded $ 746,000 as required for the 1996 plan year.



The following sets forth the funded status of the qualified plan at

December 31:









                                                                               1995               1996

                                                                                   (In Thousands)


Actuarial present value of benefit obligations:

Vested benefits                                                             $ 4,565            $ 3,569

Non-vested benefits                                                             279                302

                                                                            -------            -------

Accumulated benefit obligation                                                4,844              3,871

Effect of anticipated future compensation levels

     and other events                                                         2,103              3,319

                                                                            -------            -------

Projected benefit obligation                                                  6,947              7,190

Fair value of assets held in the plan (estimated)                             5,169              6,284

                                                                            -------            -------

Unfunded plan assets over projected benefit obligation                      $ 1,778            $   906

                                                                            =======            =======

The unfunded plan assets under projected benefit

     obligation consists of the following:

Accrued pension cost (benefit)                                              $   445            $   261

Unrecognized net loss due to changes in assumptions                           1,607                889

Other, net                                                                     (274)              (244)

                                                                            -------            -------

Total                                                                       $ 1,778            $   906

                                                                            =======            =======








The weighted-average discount rate used to measure the projected benefit obligation is 7.75% pre-retirement and 6.00% post-retirement in 1996,

compared to 7.25% pre-retirement and 6.00% post-retirement in 1995 and

8.50% pre-retirement and 6.50% post-retirement in 1994. The rate of increase in future compensation levels is 6.50% in all years, and the expected long-term rate of return on assets is 8.00% in all years.



Savings Plan - Effective January 1, 1988, the Board of Directors

approved a 401(k) deferred savings plan for all Bank employees who are

21 years of age with one or more years of service. The 401(k) deferred savings plan allows qualified employees to save from 1% to 10% of their income. Presently, one-half of an employee's contribution is matched by the Bank, up to 3% of the employee's salary. The Bank's matching percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. The Bank's contribution to the plan totaled $ 103,000, $ 145,000 and $ 170,000 for the years ended December

31, 1994, 1995 and 1996, respectively.



Retirement Plans - During 1989, the Bank established non-qualified defined benefit plans for certain officers and directors. The director's plan became effective on January 1, 1991. For the years ended December

31, 1994, 1995 and 1996, the net periodic pension expense for the

Supplemental Executive Retirement Plan for Officers totaled $ 626,000,

$ 615,000 and $ 964,000, respectively. The projected benefit obligation as of December 31, 1994, 1995 and 1996, was estimated at $ 3,704,000,

$ 5,791,000 and $ 5,217,000, respectively. For 1994, 1995 and 1996,

respectively, the discount rates used to measure the projected benefit obligation were 7.00%, 6.50% and 7.75%. The rate of increase in future compensation levels in all years was 5.00%. For the years ended December

31, 1994, 1995 and 1996, the net periodic pension expense for the

Retirement Plan for the Director's totaled $ 337,000, $ 257,000 and

$ 273,000, respectively. The projected benefit obligation for the

Retirement Plan for Directors as of December 31, 1994, 1995 and 1996 was

estimated at $ 1,494,000, $ 1,678,000 and $ 1,514,000, respectively. For

1994, 1995 and 1996, the discount rates used to measure that projected benefit obligation were 7.00%, 6.50% and 7.75%, respectively. The rate of increase in future compensation levels for the Retirement Plan for

Directors was 5.00% in all years. The provisions of SFAS No. 87 require recognition in the statement of financial position of the additional minimum liability and related intangible asset for a retirement plan with accumulated benefits in excess of plan assets. This resulted in the recognition at December 31, 1995, of an additional liability and an intangible asset of $ 2,050,000. There was no material effect on earnings or cash requirements to fund the retirement plans. At December

31, 1996, the Bank recognized an additional liability of $ 592,000 and an intangible asset of an equal amount. The additional liability and intangible asset amounts as of December 31, 1995 and 1996 are recorded in the account balances captioned other liabilities and other assets,

respectively, in the accompanying consolidated statements of financial position.



Incentive Program - The Bank also has a Senior Management Performance

Incentive Award Program to provide the opportunity for those executives to be rewarded in future earnings growth. A designated percentage of income at December 31 of each year is used to determine the award fund contribution. This percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. Awards amounting to $ 170,000, $ 164,000 and $ 120,000, were made during the calendar years 1994, 1995 and 1996, respectively, for distribution in subsequent years.



Employee Stock Ownership Plan - On January 7, 1994, in connection with the Bank's Plan of Reorganization into a Mutual Holding Company (See

Note 17), the Bank adopted a tax qualified Employee Stock Ownership Plan

("ESOP") for all eligible employees. The ESOP purchased 193,200 shares of the Bank's stock at the date of the Reorganization. The funds used to purchase the shares were borrowed from a third party lender (See Note

10). The Bank will contribute to the ESOP sufficient funds to pay the principal and interest on this loan over seven years. Benefits generally become 100% vested after five years of credited service. However,

contributions to the ESOP and shares allocated among participants proportional to repayment of the seven year ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, subject to regulatory maximum limitations. The Bank recognized $ 361,000, $ 398,000 and $ 462,000, by a charge against income in 1994, 1995 and 1996, respectively, under this plan.



Bank Recognition and Retention Plans - On January 7, 1994, in connection with the Bank's Plan of Reorganization into a Mutual Holding Company

(See Note 17), the Bank adopted two Recognition and Retention Plans to encourage key employees and Directors to remain with the Bank. Both plans, consisting of a total of 121,440 shares of restricted stock after the 10% stock dividend, were awarded and will vest and be allocated to the affected employees and Directors ratably over three years, subject to various conditions requiring their acceleration. The Bank recognized

$ 496,000, $ 328,000 and $ 280,000 by a charge against income in 1994,

1995 and 1996, respectively, under this plan.



13.     STOCK OPTION PLAN



The Bank has adopted stock option plans which granted options with an exercise price equal to the market value of the stock at the date of grant, to Directors and officers. The Directors may exercise their options at any time up to ten years, while officer's options are exercisable at a rate of twenty percent per year, not to exceed ten years. Under these plans, after retroactively adjusting for the 10%

stock dividend distributed in November 1995, the Bank reserved 303,600 shares of authorized but unissued common stock for future issuance. The following table shows a summary of transactions.









                                                                          Options Price

                                                                             Average

                                                        Number of            Exercise

                                                         Options             Price Per          Aggregate

                                                       Outstanding             Share              Price



Options Outstanding


Balance - December 31, 1993                                      -                   -                  -

                                                           -------             -------          ---------

     Granted                                               303,600           $    9.09        $ 2,759,724

     Exercised                                                   -                   -                  -

     Cancelled                                                   -                   -                  -

                                                           -------             -------          ---------



Balance - December 31, 1994                                303,600                9.09          2,759,724

                                                           -------             -------          ---------

     Granted                                                     -                   -                  -

     Exercised                                             (37,950)               9.09           (344,966)

     Cancelled                                                   -                   -                  -

                                                           -------             -------          ---------



Balance - December 31, 1995                                265,650                9.09          2,414,758

                                                           -------             -------          ---------

     Granted                                                     -                   -                  -

     Exercised                                             (43,117)               9.09           (391,934)

     Cancelled                                                   -                   -                  -

                                                           -------             -------          ---------

Balance - December 31, 1996                                222,533           $    9.09        $ 2,022,824

                                                           =======             =======          =========










14.     REGULATORY CAPITAL REQUIREMENTS



The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to

meet minimum capital requirements can initiate certain mandatory and possible discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components,

risk-weighting and other factors.



Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of

Tangible capital of not less than 1.5% of adjusted total assets, Total capital to risk-weighted assets of not less than 8%, Tier I capital of not less than 3.0% of adjusted total assets, and Tier I capital to risk-

weighted assets of 4.0% (as defined in the regulations). As of December

31, 1996, the Bank meets all capital adequacy requirements to which it is subject.



As of December 31, 1996 the Bank is categorized as "Well Capitalized"

under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Bank must maintain total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.



The Bank's actual capital amounts and ratios are presented in the following table:











                                                                                                         To be Considered

                                                                    Minimum for                           Well Capitalized

                                                                Capital Adequacy                       for Prompt Corrective

                                      Actual                        Purposes                             Action Provisions

                               Ratio          Amount        Ratio             Amount                Ratio               Amount

                                                              (Dollars In Thousands)


As of December 31, 1995

     Stockholders'

     Equity and ratio

     to total assets           10.4%        $ 81,266

                           =========

Unrealized increase in

     market value of

     assets available

     for sale (net of

     applicable income

     taxes)                                   (2,584)

Goodwill                                      (1,057)

Tangible capital and                        --------

     ratio to adjusted

     total assets              10.0%       $  77,625        1.5%          $ 11,600

Tier I (core) capital      =========       =========   =========         =========

     and ratio to

     adjusted total

     assets                    10.0%       $  77,625        3.0%          $ 23,199                    5.0%           $ 38,666

Tier I (core) capital      =========       =========   =========         =========               =========          =========

     and ratio to

     risk-weighted total

     assets                    21.0%       $  77,625                                                  6.0%           $ 22,173

                           =========                                                             =========          =========



General loan valuation

     allowances                                1,821

Equity investments                              (217)

                                            --------

Tier 2 capital                             $   1,604

                                            --------

Total risk-based capital

     and ratio to

     risk-weighted total

     assets                    21.4%       $  79,229        8.0%          $ 29,564                   10.0%          $ 36,955

                           =========       =========   =========         =========               =========         =========



Total assets                               $ 779,620

                                           =========

Adjusted total assets                      $ 773,314

                                           =========

Risk-weighted assets                       $ 369,554

                                           =========



As of December 31, 1996

     Stockholders' Equity

     and ratio to total

     assets                      9.4%        $ 81,723

                           =========

Unrealized increase in

    market value of

    assets available

    for sale (net of

    applicable income

    taxes)                                      (782)

Goodwill                                        (755)

Tangible capital and                        ---------

    ratio to adjusted

    total assets                9.2%        $ 80,186        1.5%          $ 13,072

Tier I (core) capital and  =========       =========   =========         =========

    ratio to adjusted

    total assets                9.2%        $ 80,186        3.0%          $ 26,144                    5.0%          $ 43,574

Tier I (core) capital and  =========       =========   =========         =========               =========         =========

    ratio to risk-

    weighted total

    assets                     17.9%        $ 80,186                                                  6.0%          $ 26,915

                           =========                                                             =========         =========



General loan valuation

    allowances                                 1,822

Equity investments                               (97)

                                            --------

Tier 2 capital                               $ 1,725

Total risk-based                           =========

    capital and ratio

    to risk-weighted

    total assets               18.3%        $ 81,911        8.0%          $ 35,886                   10.0%          $ 44,858

                           =========        ========  =========          =========               =========         =========



Total assets                               $ 873,562

                                            ========

Adjusted total assets                      $ 871,472

                                           =========

Risk-weighted assets                       $ 448,579

                                           =========








At periodic intervals, both the OTS and the FDIC routinely examine the

Bank's financial statements as part of their legally proscribed oversight of the savings and loan industry. Based on these examinations,

the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.



During the year ended December 31, 1996, an OTS examination resulted in no significant adjustments to the consolidated financial statements.



15.     COMMITMENTS AND CONTINGENCIES



In the normal course of business, the Bank makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed and variable rate mortgage loans are generally based on the market rates in effect on the date the loan application is taken. Commitments generally have fixed expiration dates of no longer than 60 days and other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Bank's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. At December 31, 1996, the Bank had commitments to extend credit for or purchase mortgage loans of $ 21,799,000 ($ 4,977,000 in fixed rate commitments, see Note 4, and the balance of commitments in either variable rate or for which rates had not yet been set). The Bank also has a pre-approval program which commits dollar amounts to potential loan customers based on their credit history. This program, however,

does not commit to locked in rates. No fees are received in connection with such commitments.



The Bank leases various property for original periods ranging from one to seventy-two years. Rent expense for the years ended December 31,

1994, 1995 and 1996, was approximately $ 568,000, $ 623,000 and

$ 682,000, respectively. At December 31, 1996, future minimum lease payments under these operating leases are as follows:



Years Ending December 31,            Amount

                             (In Thousands)

1997                           $   619,127

1998                               606,237

1999                               624,594

2000                               656,754

2001                               582,895

Thereafter                       3,684,339

                               -----------

Total                          $ 6,773,946

                               ===========



In connection with the Bank's reorganization in 1994, the Bank entered into a three year employment agreement with its Chief Executive Officer.

This agreement, among other matters, would provide for severance payments of up to three years salary in the event of termination for reasons other than cause. In addition, the Bank has entered into severance agreements with four of its executive officers. The severance agreements would provide for payments of up to three years salary for these executives, but only in the event of change of control of the

Bank.











                                                                                    For the Years Ended December 31,

                                                                                1994             1995              1996

Supplemental Disclosure of Cash Flow Information:                                           (In Thousands)


Cash paid for income taxes                                                  $  3,540         $  3,223          $  2,810

                                                                            ========         ========          ========

Cash paid for interest on deposits and other borrowings                     $ 17,822         $ 27,906          $ 31,879

                                                                            ========         ========          ========

Supplemental Schedule of Noncash Investing and Financing Activities:

Real estate acquired in settlement of loans                                 $  2,191         $  1,326          $    593

                                                                            ========         ========          ========










17.     CONVERSION TO HOLDING COMPANY



On April 25, 1996, Fidelity Federal Savings Bank of Florida (the "Bank")

adopted an Agreement and Plan of Reorganization, (the "Plan") whereby the Bank would become a wholly-owned subsidiary of a stock holding company, Fidelity Bankshares, Inc. (the "Company"), a Delaware

corporation. Pursuant to the Plan, the Bank's mutual holding company parent would continue to own a majority of the Company's outstanding common stock. In addition, as part of the Plan, each share of the Bank's outstanding one dollar par value common stock would be converted into one share of Fidelity Bankshares, Inc. ten cent par value common stock.

Consequently, following the reorganization, each stockholder of the Bank would have the same ownership interest in Fidelity Bankshares, Inc. as the stockholder had in the Bank.



In November, 1996, the Bank received regulatory approval to proceed with the reorganization and on January 21, 1997, the Bank's stockholders approved the Plan. On January 29, 1997, the transaction was consummated,

resulting in the Company owning all the outstanding common stock of the

Bank. The reorganization was completed as a tax-free transaction. In addition, since the reorganization was accounted for in the same manner as a pooling of interests merger, no significant accounting adjustments were necessary to the consolidated financial statements. Common stock and additional paid in capital reflect the change in par value described above.



18.     EARNINGS PER SHARE



The weighted-average number of shares, including the adjustments for the

Bank's leveraged Employee Stock Ownership Plan (ESOP), Management

Recognition Plan (MRP) and stock options for the years ended December

31, 1995 and 1996, retroactively adjusted to reflect the 10% stock dividend distributed on November 30, 1995, are as follows:









                                                                   1994           1995           1996


Primary Shares:

Shares Outstanding                                            6,699,440      6,709,492      6,723,409

Adjustments to reflect:

     Uncommitted ESOP shares                                   (200,786)      (170,619)      (140,291)

     Unearned MRP shares (treasury stock method)                (16,542)        (9,031)             -

     Common stock options (treasury stock method)                75,089         77,894         84,380

                                                              ---------      ---------      ---------

          Total                                               6,557,201      6,607,736      6,667,498

                                                              =========      =========      =========










The computations of fully diluted shares outstanding is the same as for primary shares, above.



Pursuant to Statement of Position 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," issued by the Accounting Standards

Executive Committee of the American Institute of Certified Public

Accountants, ESOP shares that have not been committed to be released are not considered to be outstanding.



19.     DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS



Fair Value of Financial Instruments - Statement of Financial Accounting

Standards No. 107 ("SFAS No. 107"), "Disclosure About Fair Value of

Financial Instruments," as amended by SFAS 119, requires additional disclosures of fair values of financial instruments in the notes to the consolidated financial statements. Fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions.

Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Bank could realize in a current transaction.









                                                                                   December 31,

                                                                     1995                              1996

                                                         Carrying               Fair         Carrying          Fair

                                                          Amount               Value          Amount          Value

Assets:                                                                           (In Thousands)


Cash and amounts due from depository institutions        $ 14,989           $ 14,989          $ 15,293     $ 15,293

Interest-bearing deposits                                   9,974              9,974            27,127       27,127

Assets available for sale                                 186,747            186,747           132,064      132,064

Loans receivable (net)                                    532,333            542,483           661,700      664,667



Liabilities:

Deposits                                                  595,180            595,835           694,718      697,163

Advances from the Federal Home Loan Bank                   85,169             87,273            82,517       84,859

ESOP loan                                                   1,380              1,380             1,104        1,104










The following methods and assumptions were used to estimate fair value of each major class of financial instrument at December 31, 1995 and

1996.



Cash and Amounts due from Depository Institutions and Interest-Bearing

Deposits - The carrying amount of these assets is a reasonable estimate of their fair value.



Assets Available for Sale - The fair value of these securities are based on quoted market prices.



Loans Receivable - The fair value of loans is estimated by discounting the future cash flows of the loans using the current rates at which similar loans would be made to borrowers with similar credit rating for the same remaining maturities.



Deposits - The fair value of demand deposits, savings accounts and money market accounts are equal to the amount payable on demand at the reporting date. The fair values of fixed maturity certificate accounts are estimated by discounting the future cash flows of the certificates using the current rates for advances from the Federal Home Loan Bank with similar maturities.



Advances from the Federal Home Loan Bank - The fair value of these advances is estimated by discounting the future cash flows of these advances using the current rates at which similar term advances could be obtained.



ESOP Loan - The carrying amount of this loan is a reasonable estimate of fair market value.



Commitments to Extend Credit and Standby Letters of Credit - The fair value of these commitments is insignificant.



20.     QUARTERLY FINANCIAL DATA (UNAUDITED)









                                                        First       Second          Third        Fourth

                                                       Quarter      Quarter        Quarter       Quarter

                                                                       (In Thousands)


Year ended December 31, 1995:

     Interest income                                 $ 12,277      $ 12,924       $ 13,839      $ 14,221

     Interest expense                                   6,013         6,842          7,617         7,623

                                                     --------      --------       --------      --------

          Net interest income                           6,264         6,082          6,222         6,598

                                                     --------      --------       --------      --------



     Provision for loan losses                           (278)           16             (7)           59

     Non-interest income                                  680           660            808           873

     Non-interest expenses                              4,938         5,025          5,099         5,387

     Income taxes                                         884           663            762           824

                                                     --------      --------       --------      --------

          Net Income                                 $  1,400      $  1,038       $  1,176       $ 1,201

                                                     ========      ========       ========      ========












                                                    First        Second         Third        Fourth

                                                   Quarter       Quarter       Quarter       Quarter

                                                                    (In Thousands)


Year ended December 31, 1996:

     Interest income                             $ 14,333      $ 14,709       $ 15,377      $ 15,821

     Interest expense                               7,579         7,591          8,247         8,714

                                                 --------      --------       --------      --------

          Net interest income                       6,754         7,118          7,130         7,107

                                                 --------      --------       --------      --------



     Provision for loan losses                         76           (16)            54            50

     Non-interest income                            1,420           864            968         1,624

     Non-interest expenses                          5,552         5,649          9,585         5,923

     Income taxes                                   1,050           974           (617)        1,155

                                                 --------      --------       --------      --------

          Net Income                             $  1,496      $  1,375       $   (924)     $  1,603

                                                 ========      ========       ========      ========










Management's Assertions

as to the Effectiveness of its Internal Control Structure Over Financial

Reporting and Compliance with Designated Laws and Regulations



To the Stockholders:



Financial Statements



Management of Fidelity Bankshares, Inc. (the "Company") and its

subsidiary, Fidelity Federal Savings Bank of Florida (the "Bank"), is

responsible for the preparation, integrity and fair presentation of its published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and, as such,

include amounts based on judgments and estimates made by management.



The financial statements have been audited by the independent accounting firm, Deloitte & Touche LLP, which was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the Board of Directors and committees of the board.

Management believes that all representations made to the independent auditors during their audit were valid and appropriate. The independent auditors report accompanies the Company's audited financial statements.



Internal Control



Management is responsible for and does maintain a structure of internal control over financial reporting, which is designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements,

including the Bank's reports to the Office of Thrift Supervision which are based on both generally accepted accounting principles and instructions for Thrift Financial Reports (TFR instructions). The structure includes a documented organizational structure and division of responsibility, established policies and procedures including a code of conduct to foster a strong ethical climate, which are communicated throughout the Bank, and the careful selection, training and development of our people.  Internal auditors monitor the operation of the internal control system and report findings and recommendations to management and the Board of Directors, and corrective actions are taken to address control deficiencies and other opportunities for improving the system as they are identified. The Board, operating through its audit committee,

which is composed entirely of directors who are not officers or employees of the Company nor the Bank, provides oversight to the financial reporting process.



There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Furthermore, the effectiveness of an internal control structure can change with circumstances.



Management  assessed its internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and TFR instructions as of December 31, 1996 in relation to criteria for effective internal control over financial reporting described in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Management believes the Company and the Bank maintained an effective internal control structure over financial reporting, presented in conformity with generally accepted accounting principles and TFR instructions, as of December 31, 1996.



Compliance with Designated Laws and Regulations



Management is also responsible for compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness laws and regulations.



Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that the Company and the Bank has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1996.



by:/S/Vince A. Elhilow                         by:/S/Richard D. Aldred

President and Chief Executive Officer          Executive Vice President-

                                               Chief Financial Officer



February 3, 1997







Independent Accountants' Report



To the Audit Committee

Fidelity Federal Savings Bank of Florida

West Palm Beach, Florida



We have examined management's assertion that, as of December 31, 1996,

Fidelity Federal Savings Bank of Florida maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the

Office of Thrift Supervision Instructions for Thrift Financial Reports

included in the accompanying Report on Management's Assertions as to the

Effectiveness of its Internal Control Structure over Financial Reporting and Compliance with Designated Laws and Regulations.



Our examination was made in accordance with standards established by the

American Institute of Certified Public Accountants and, accordingly,

included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure over financial reporting, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.



Because of inherent limitations in any internal control structure,

errors or irregularities may occur and not be detected. Also,

projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies may deteriorate.



In our opinion, management's assertion that, as of December 31, 1996,

Fidelity Federal Savings Bank of Florida maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the

Office of Thrift Supervision Instructions for Thrift Financial Reports

is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the

Committee of Sponsoring Organizations of the Treadway Commission.



/s/ Deloitte & Touche LLP



Certified Public Accountants

West Palm Beach, FL

February 21, 1997







Fidelity Bankshares, Inc.

Board of Directors



[GRAPHIC PHOTO OMITTED: JOS. B. SHEARHOUSE, JR.]



Jos. B. Shearouse, Jr.

Chairman of the Board



[GRAPHIC PHOTO OMITTED: VINCE A. ELHILOW]



Vince A. Elhilow

President

Chief Executive Officer



[GRAPHIC PHOTO OMITTED: KEITH D. BEATY]



Keith D. Beaty

Chief Executive Officer

Implant Innovations, Inc.



[GRAPHIC PHOTO OMITTED: F. TED BROWN, JR.]



F. Ted Brown, Jr.

President

Ted Brown Real Estate, Inc.



[GRAPHIC PHOTO OMITTED: CHRISTOPHER H. COOK]



Christopher H. Cook

Executive Vice President

Corporate Counsel



[GRAPHIC PHOTO OMITTED: DONALD E. WARREN, M.D]



Donald E. Warren, M.D.

Retired Physician



[GRAPHIC PHOTO OMITTED: FREDERIC T. DEHON]



Frederic T. DeHon

Certified Public

Accountant



Frederic T. DeHon, a member of the Board of Directors of Fidelity

Federal Savings Bank of Florida, passed away on Tuesday, January 8,

1997. Mr. DeHon, a 1950 graduate of the University of Florida, had been a practicing CPA in the West Palm Beach area since 1952, and a Director of the Bank since 1978.



Mr. DeHon served in the US Navy during World War II as a carrier-based fighter pilot and continued his military service as a Lieutenant in the

United States Naval Reserve through 1953 with a fighter unit and a

Carrier-based helicopter unit. He began his accounting career with Himes

& Himes, CPAs, in 1950, and was a partner in Holyfield, Elliott and

DeHon, P.A. at the time of his passing.



Mr. Dehon was a founding board member of Florida Atlantic University, a member of the West Palm Beach Rotary Club for more than 30 years, and was an active member of many other civic and social organization.



In his eighteen years on Fidelity Federal's Board of Directors, Mr.

DeHon served as Chairman of the Audit Committee, Chairman of the

Executive Compensation Committee and on many other committees and was actively involved in all of the major decisions concerning the Bank during his service on the Board.



We are grateful to Mr. DeHon for his valuable contribution to Fidelity

Federal and his community, and extend sympathies to his family and friends.



Officers



Richard D. Aldred

Executive Vice President

Chief Financial Officer



Joseph C. Bova

Executive Vice President



Robert L. Fugate

Executive Vice President



Patricia C. Clager

Corporate Secretary







Fidelity Federal Savings Bank of Florida



Directors



Jos. B. Shearouse, Jr.

Chairman of the Board



Vince A. Elhilow

President

Chief Executive Officer



Christopher H. Cook

Executive Vice President

Corporate Counsel



Keith D. Beaty

Chief Executive Officer

Implant Innovations, Inc.



F. Ted Brown

President

Ted Brown Real Estate, Inc.



Donald E. Warren, M. D.

Retired Physician



Directors Emerti



Carl H. Anthony

President

Anthony Groves



Louis B. Bills, Sr.

Louis B. Bills Enterprises



George B. Preston

Chairman Emeritus



Raymond C. Tylander

President

Tylander Realty Corporation



Officers



EXECUTIVE OFFICER



Vince A. Elhilow

President

Chief Executive Officer



EXECUTIVE VICE PRESIDENTS



Richard D. Aldred

Chief Financial Officer



Joseph C. Bova

Lending Operations Manager



Christopher H. Cook

Corporate Counsel



Robert L. Fugate

Banking Operations Manager



J. Robert McDonald

President, Fidelity Realty & Appraisal Services, Inc.



VICE PRESIDENT/CORPORATE SECRETARY



Patricia C. Clager

Administrative Assistant to the Chairman



SENIOR VICE PRESIDENTS



David R. Hochstetler

Director of Marketing/CRA Officer



Brian C. Mahoney

Controller



Janice R. Newlands

Director of Human Resources



Debra K. Schiavone

Mortgage Loan Administration



Shellie R. Schmidt

Banking Administration



Joseph B. Shearouse, III

Commercial Loan Manager



Kenneth B. Stone, Jr.

Mortgage Loan Production



Daniel F. Turk

Property and Risk Management



VICE PRESIDENT/ASSISTANT SECRETARY



Arlene Metz

Administrative Assistant to the President



Martin County Advisory Board



Richard Q. Pennick, M.D., Chairman

Retired Physician



J. David Girlinghouse, D.D.S.

Dentist



C. Norris Tilton, Esq.

Attorney



Owen C. Schwaderer

President

Jensen Beach Land Company



Francis X. Wilson

President

Wilson Builders







Palm Beach County Offices



[GRAPHIC OMITTED: MAP OF FLORIDA BRANCH OFFICES]



MAIN OFFICE

218 Datura Street

West Palm Beach, FL 33401

(561) 659-9900



45th Street

4520 Broadway

West Palm Beach, FL  33407

(561) 848-5577



Bear Lakes

701 Village Blvd.

West Palm Beach, FL  33409

(561) 689-8800



Boynton Beach

At I-95 & Woolbright Road

1501 Corporate Drive

Boynton Beach, FL  33426

(561) 734-3300



Century Corners

4835 Okeechobee Blvd.

West Palm Beach, FL  33417

(561) 689-5305



Forest Hill

399 Forest Hill Blvd.

West Palm Beach, FL  33405

(561) 585-5552



Northlake

950 Northlake Blvd.

Lake Park, FL  33408

(561) 842-4266



Palm Beach

245 Royal Poinciana Way

Palm Beach, FL  33480

(561) 659-0666



Palm Beach Gardens

Garden Square Shoppes

10973 North Military Trail

Palm Beach Gardens, FL 33410

(561) 775-7600



Royal Palm Beach

100 Royal Palm Beach Blvd.

Royal Palm Beach, FL   33411

(561) 793-3270



Singer Island

1200 East Blue Heron Blvd.

Riviera Beach, FL  33404

(561) 848-8675



Tequesta

171 Tequesta Drive

Tequesta, FL  33469

(561) 747-5100



Wellington

12000 W. Forest Hill Blvd.

West Palm Beach, FL  33414

(561) 793-4501



West Boynton Beach

9875 Jog Road

Boynton Beach, FL  33437

(561) 731-2122



West Delray Beach

5017 West Atlantic Avenue

Delray Beach, FL  33484

(561) 499-7002



West Forest Hill

3989 Forest Hill Blvd.

West Palm Beach, FL 33406

(561) 969-3333



West Lake Worth

6535 Lake Worth Road

Lake Worth, FL  33467

(561) 968-1040





Martin County Offices



Jensen Beach

1021 N.E. Jensen Beach Blvd.

Jensen Beach, FL  34957

(561) 334-1600



Martin Square

2980 S. Federal Highway

Stuart, FL  34994

(561) 287-6600



Kanner/Monterey

2401 South Kanner Highway

Stuart, FL  34994

(561) 288-6767







STOCK PRICE INFORMATION

Fidelity Bankshares, Inc.'s

common stock is traded on the Nasdaq

National Market under the symbol "FFFL".

Newspaper stock tables list the holding company as "Fidelbksh". The

Bank's common stock has been trading since January 7, 1994.



INVESTOR RELATIONS

Vince A. Elhilow, President & CEO

Richard D. Aldred, Executive Vice President & CFO

Fidelity Federal Savings Bank of Florida

218 Datura Street

West Palm Beach, Florida  33401

(561) 659-9900



SHAREHOLDER SERVICES &

DIVIDEND REINVESTMENT PLAN

Fidelity Federal Savings Bank of Florida

David R. Hochstetler, Senior Vice President

Lucy A. Carr, Assistant Secretary

218 Datura Street

West Palm Beach, Florida  33401

(561) 659-9931



ANNUAL REPORT ON FORM 10-K

A copy of the Company's report on Form 10-K, as filed with the

Securities and Exchange Commission, is available without charge by written request addressed as set forth under Shareholder Services above.





DATE AND PLACE OF ANNUAL MEETING

April 15, 1997, 10:00 a.m. (EDT)

Omni Hotel

1601 Belvedere Road

West Palm Beach, Florida  33401



GENERAL COUNSEL

Brackett, Sned, Welch, D'Angio, Tucker & Farach P.A.

218 Datura Street

West Palm Beach, Florida 33401



SPECIAL COUNSEL

Luse Lehman Gorman Pomerenk & Schick

5335 Wisconsin Avenue, N.W.

Suite 400

Washington, D.C. 20015



INDEPENDENT AUDITORS

Deloitte & Touche LLP

1645 Palm Beach Lakes Blvd., Suite 900

West Palm Beach, Florida 33401



STOCK TRANSFER AGENT

American Stock Transfer & Trust Company

40 Wall Street

New York, New York 10005

(800) 937-5449





STOCKHOLDER INFORMATION

-----------------------------------------------------------

                                Quarter Ended

                                -------------

                     3/31/96   6/30/96   9/30/96   12/31/96

Stock Price

-----------

High                $ 16.50   $ 14.50   $ 15.50    $ 18.50

                    ---------------------------------------

Low                 $ 13.25   $ 12.75   $ 11.75    $ 15.00

Dividends

declared            $   .15   $   .15   $   .20    $   .20

-----------------------------------------------------------





ELECTRONIC COMMUNICATIONS

News releases issued through PR Newswire are

available through Company News On-Call via fax

(1-800-758-5804, ext. 281429) or Internet website

(http://www.prnewswire.com).



[GRAPHIC OMITTED: BACK COVER TEXT]

2516FIDO.fil   PAGE 79  TO FIDELITY