Form 10-K405, Exhibit 13
period 1998-12-31
FIDELITY BANKSHARES INC
filed 1999-03-25
CIK 1028336

                                  EXHIBIT 13

                      1998 ANNUAL REPORT TO STOCKHOLDERS

                               Table of Contents

            Message from the President & CEO .......................     2

            Our Commitment to Business .............................     5

            Board of Directors and Officers ........................     8

            Locations ..............................................    10

            Corporate Information ..................................    12

            Financial Highlights ...................................    13

            Management's Discussion and Analysis
              of Financial Condition and Results of Operations......    15

            Independent Auditors' Report ...........................    31

            Consolidated Financial Statements ......................    32

            Management's Assertions
              as to the Effectiveness of its Internal Control
              Structure over Financial Reporting and
              Compliance with Designated Laws and
              Regulations ..........................................    62

            Independent Accountants' Report ........................    63

Report to Shareholders


       I am pleased to report another year of satisfying results for Fidelity Bankshares, Inc. and its operating subsidiary, Fidelity Federal Savings Bank of Florida. Building on the foundation we laid in 1998, Fidelity Federal is well positioned to continue diversifying into a broad range of commercial banking activities and related financial services. Although expenses increased in the latter part of 1998, these expenditures were within our expectations and designed to support our long-term strategy of continued growth and expansion.


[PHOTO OF VINCE A. ELHILOW APPEARS HERE]

Vince A. Elhilow  President and Chief Executive Officer

       Coupled with this diversification is a significant refinement of our corporate culture. We have outlined ambitious goals for broadening our loan portfolio as we expand our commercial lending activities and establish a full banking relationship with our business customers. We made major progress in this regard in 1998, and succeeded in recruiting some of this area's most respected and accomplished commercial banking talent, who will spearhead our growth in this important arena. To further explain our position, we are including an article entitled, "Our Commitment to Business," which follows this report. At the same time, we continued our targeted geographical expansion in the most desirable locations within our primary market.

       These long-term strategies were carried out in an environment of continued careful management, which resulted in satisfactory earnings. Net income for the year ending December 31, 1998, was $7,412,000, which equates to basic earnings per share of common stock of $1.12. This represents an increase of 15.48 percent over 1997's net income of $6,418,000 ($0.96 per share). Based on this performance, the Company's Board of Directors declared quarterly dividends totaling $0.95 per share during the course of the year. The Board increased the dividend in September to $.25 per share, or $1.00 per annum, continuing the company's uninterrupted record of quarterly dividends since our conversion in 1994.

       The company also carried out its first stock repurchase program during 1998, an initiative that was completed in January 1999. Altogether the company repurchased 340,000 shares, or five percent of the common stock held by persons other than Fidelity Bankshares, MHC. We viewed the cost of the stock repurchases, which totaled $7 million, as an excellent investment and an opportunity to demonstrate our commitment to building long-term value for our shareholders.

       In addition to strong operating and financial results, 1998 also saw continued growth for the bank. Over the past 18 months, Fidelity Federal's assets have grown by more than a half-billion dollars, making us the third-largest Florida-based thrift, and the ninth-largest of all Florida-based banks.

--------------------------------------------------------------------------------
Fidelity Federal is now the third-largest Florida-based thrift, and the ninth-largest of all Florida-based banks.
--------------------------------------------------------------------------------

       As satisfying as these immediate results are, however, we believe the long-term prospects ahead of us are even more promising. Fidelity Federal is uniquely positioned among South Florida banks - large enough to offer our customers the benefits of new technology and innovative new services, yet distinctly focused on the local communities we serve. We are convinced that this combination of attributes will serve us well in the years to come, as rapid change continues to sweep through the financial services industry.

       Furthermore, we believe the high-profile mergers among mega-banks in recent years has produced a unique opportunity for Fidelity Federal, as we remain committed to our role as a local community bank. In these times of increasingly impersonal service, Fidelity Federal is able to provide responsive, locally focused financial services - even as we continue to expand our market presence and diversify our products to encompass a broad range of commercial banking activities.

       We have considered a variety of options for addressing expansion, including acquisitions of other institutions. However, we were unable to identify suitable candidates in our marketplace. Although we remain open to additional acquisitions under the right circumstances, our study of the current situation convinced us that an ambitious program of de novo branching would be the most productive and cost-effective means of meeting our expansion goals.

[MAP APPEARS HERE]

       Although de novo branching incurs immediate start-up expenses, we believe this course to be more prudent in the long run. Simply put, we are using our current earnings to fund future growth and increase our franchise value. For example, approximately 20 percent of the employees who will staff these new offices were employed by the Bank during the fourth quarter of 1998 in order to begin training. This naturally had an impact on operating expenses in 1998.

       During 1999 we will be opening 12 new branch offices in Palm Beach and St. Lucie counties, beginning with our Palm Springs office which opened January 11, 1999. This ambitious expansion program reflects our concerted study and understanding of our market, and our conviction that outstanding opportunities exist for expanding our reach into key areas which are currently underserved.

       Nevertheless, based on the demographics of our marketplace and its rapid growth, we expect all the new branches we open in 1999 will be accretive to income within 18 to 24 months of their opening. This rapid return on investment is made possible in large part by the experience of our management team in developing a well-disciplined and predictable procedure for establishing new branch locations.

       In addition to traditional branches, Fidelity Federal is launching several innovative approaches to seek out business, and make our products and services even more accessible to our customers. For example, our Devonshire office is a new type of facility for Fidelity Federal, designed to meet the specialized needs of residents in an exclusive adult living facility. We are also opening three supermarket branches in local Winn Dixie stores in Jupiter, Loxahatchee and Port St. Lucie, enabling us to economically expand into new markets which are experiencing rapid population growth.

       In addition to physical expansion, we are equally committed to diversifying Fidelity Federal's range of services. For example, in 1998 we continued to expand our online banking capabilities. Our new "FidFed Online" service provides customers with 24-hour-a-day access to their accounts. This service provides for electronic bill payment, inquiries and fund transfers, as well as downloading of account information for use with popular personal financial management software.

       On an even broader scale, Fidelity Federal's website - "www.fidfed.com" - has extended our reach greatly, linking us with a variety of other valuable local resources and community-oriented sites. During 1998 the website's capabilities were expanded dramatically, to the point where we can now offer applications and customer access through this new medium.

       Another 1998 event with far-reaching potential was the successful introduction of INVEST Financial Corporation. This affiliation gives our customers access to a broad range of investment products and services by appointment in their local branch. We continue to explore other opportunities to broaden our services to include trust powers and the possibility of establishing an insurance subsidiary. Such diversification will contribute significantly to both immediate income and the long-term value of the organization.

--------------------------------------------------------------------------------
Whether we are establishing new branches or adding new services, our goal has always been to develop stronger relationships with our customers.
--------------------------------------------------------------------------------

       Today, the giants of the financial services industry are moving rapidly toward a more "transaction-oriented" corporate culture. By contrast, our philosophy at Fidelity Federal is decidedly "relationship-oriented." Whether we are establishing new branches in fast-growing markets or adding new, more comprehensive services, our goal has always been to develop stronger relationships with our customers.

       As more local banks disappear through mergers and acquisitions, our role and responsibility in the community is enhanced even further. As the second-oldest bank in Palm Beach County, Fidelity Federal is ideally positioned to recognize the tremendous potential that exists in this market. In contrast to the increasingly distant banking conglomerates, we are committed to making it easier for customers to bank with us, and to expand the scope of both our personal and business banking services. We believe that philosophy, coupled with nearly 50 years of experience as a locally focused, community bank, positions us well for the future.


                      /s/ Vince A. Elhilow

                      Vince A. Elhilow
                      President and Chief Executive Officer

Our Commitment to Business


        As one of Florida's leading banks, Fidelity Federal has long been recognized as a preeminent source for both deposit and lending services to individuals. Chartered in 1952, we have grown into a position of leadership in Florida's financial services industry as well as in our community. Today, we are continuing to move aggressively to broaden our portfolio to encompass the full range of business lending and deposit accounts, including business cash management, retirement planning, tax deposit and merchant services. In this effort, we draw on nearly 50 years of involvement in the community, building on long-standing business relationships, along with proactive networking activities designed to further expand our customer base. We believe this increasingly visible role as an active and supportive partner with local businesses is consistent with our place in the community.

       In pursuing a commitment to business, Fidelity Federal is taking advantage of the opportunities presented by today's wave of acquisitions and mergers, as increasingly distant banks offer less personal contact and involvement with their business customers. In this environment, the Bank is in a unique position in the community, offering an alternative approach to large, impersonal organizations by continuing a tradition of local management and service. This situation opens important competitive and marketing opportunities, as customers participate in our highly successful "Make the Switch" campaign, and turn to the Bank for the responsive service only a locally focused community bank can offer. Increasingly, business banking customers are coming to Fidelity Federal for experience and understanding of local markets, the opportunity to speak personally with the bank's decision-makers, and our ability to respond quickly and personally to their needs.

                                                          [ARTWORK APPEARS HERE]


       In addition, the changing face of banking also presents us with recruiting and team-building opportunities. In recent months the Bank has succeeded in attracting some of the community's most respected business banking executives. These key bankers will play a major role in our continued growth and expansion in the business banking arena. They bring to the Bank proven expertise in SBA lending, commercial real estate, asset-based loans, and a variety of other business banking products and services.

       This experienced talent pool, coupled with our business development staff, is illustrative of our serious commitment to meeting the needs of businesses in our community. We are willing to go the extra mile - literally - by coming to their place of business to work side-by-side with them to meet their business banking needs. In addition, these proven business banking experts help "put a face" on our efforts, enabling us to build and expand on already strong relationships. As a result, we are receiving the highest complement our business banking customers can give us - they are recommending us to other businesses and to their employees.

[ARTWORK APPEARS HERE]

       The benefits we can achieve from our business banking initiative are clear. This diversification of our asset base enables us to improve our return on investments through prudent business lending while lowering the cost of our liabilities through increasing business-related deposits. The opportunity for success lies in underwriting with reasonable business risk. With that in mind, we have set out ambitious goals. For example, after making an impressive $52.7 million in commercial real estate and business loans in 1998, we have now set out to increase this to over $100 million in 1999. This lending, coupled with the opportunity for substantial deposit accounts from local businesses in our community, will improve the bank's bottom line.

       To accommodate the needs of our business customers, Fidelity Federal offers a comprehensive array of services, reflecting our commitment to developing a complete business banking culture. Our selection of products and services is designed to meet the full range of needs of today's business banking customers:

   . Cash Management. Fidelity Federal offers a variety of innovative services to help local businesses improve their cash flow, including comprehensive lock box and payment processing services. These services streamline the business customer's accounting and data management, and enhance their auditing controls. Using these services, businesses arrange for their customer payments to be sent directly to a local processing center, which credits payments to their accounts on a daily basis. This enables customers to collect receivables without handling day-to-day processing, eliminating the need for daily deposits. It also improves funds availability, and allows the business to offer credit card and ACH options for payment.

   . Business Checking and Business Reserve Accounts. Our business checking products are tailored to the needs of the specific customer, and are designed to help companies manage their cash most effectively, regardless of the size or activity level of their account. In this regard, Fidelity Federal today offers the same business banking services as the high-profile mega-banks, including account access through "FidFed Online," the Bank's on-line banking program. Services include currency and merchant deposit services, night depository services, Mastercard and VISA merchant accounts, Easy Pay payroll servicing through ADP, ACH Origination service, federal tax and FICA deposit services, federal tax and loan electronic funds transfer, wire and telephone transfers, and direct payroll deposit and direct debit of recurring payments. Our Business Reserve Account is designed to help companies get the maximum benefit from their cash on hand, offering premium interest on cash reserves, compounded daily at special tiered rates. In addition, recognizing that a company's most valuable asset is its employees, we offer free checking to employees of our business checking customers.

   . Investment and Retirement Planning Services. Fidelity Federal offers extensive experience in helping businesses and their employees to earn tax-sheltered interest while saving for retirement. We offer a full range of investment and retirement plans, including IRAs, SEP and SIMPLE programs that are specifically tailored to meet the needs of business customers.

   . Business Loans and Lines of Credit. At Fidelity Federal, we believe in working one-on-one with our customers to find the loan product and specifications that fit their situation precisely, rather than arbitrarily assigning them a pre-formatted loan. Our business lending products are designed to help businesses move quickly to take advantage of opportunities and meet working capital requirements.

   . Commercial Real Estate Loans. Drawing on our unrivaled expertise and understanding of the local business area, we are ideally positioned to make commercial real estate loans with reasonable business risk, to help support the continued growth and expansion of local companies.

   . SBA Loans. Our business lending experts have proven experience in helping local businesses take advantage of federally supported financing programs.

   . "Business Manager." Our unique "Business Manager" program offers accounts receivable purchase, which speeds cash flow and enables businesses to concentrate their efforts in areas where they are most productive.

      Our role as a community business bank is also reflected in our Internet presence, with our web site -www.fidfed.com - offering information on discounts at over 600 merchants who are participating business partners in our highly popular "Count On Us" checking account program. These partners are also listed in a directory distributed to all "Count on Us" customers, and updated on a semi-annual basis.

      Fidelity Federal's commitment to business banking is underscored by our community involvement and willingness to participate actively in the communities we serve. We have been a key player in the business community for nearly 50 years. By being a good public citizen, we have been able to develop positive relationships with many facets of the business community. Our networking efforts through local chambers of commerce, business development boards as well as civic and service organizations gives us many opportunities to meet and work with other community business leaders. Over the years we have become an integral part of the communities we serve, and we are now capitalizing on this position to create new opportunities while simultaneously improving our communities.

      These efforts, combined with the expertise of our staff, will allow us to increase our business banking market share in the coming years. For personal and business banking, we continue to tell the community they can "Count on Us."

[ILLUSTRATION FROM 1917 U.S. CURRENCY SILVER CERTIFICATE APPEARS HERE]

[LOGO OF FIDELITY BANKSHARES, INC. APPEARS HERE]

Board of Directors

[PHOTOS OF JOSEPH B. SHEAROUSE, JR., VINCE A. ELHILOW AND KEITH D.BEATY APPEAR HERE]
Joseph B. Shearouse, Jr.         Vince A. Elhilow                Keith D. Beaty
 Chairman of the Board               President                Chief Executive Officer
                               Chief Executive Officer       Implant Innovations, Inc.
[PHOTOS OF F. TED BROWN, JR., DONALD E. WARREN, M.D. AND KARL H. WATSON APPEAR HERE]
    F. Ted Brown, Jr.             Donald E. Warren, M.D.       Karl H. Watson
        President                   Retired Physician             President
Ted Brown Real Estate, Inc.                                    Quarries, Cement
                                                               and Construction
                                                                  CSR Rinker

Officers

        Richard D. Aldred           Joseph C. Bova               Robert L. Fugate       Patricia C. Clager
            Executive                 Executive                     Executive               Corporate
          Vice President            Vice President                Vice President            Secretary
      Chief Financial Officer

Fidelity Federal Savings Bank of Florida


Directors
     Joseph. B. Shearouse, Jr.             Vince A. Elhilow                  Keith D. Beaty
       Chairman of the Board                   President
                                        Chief Executive Officer

          F. Ted Brown                  Donald E. Warren, M.D.                Karl H. Watson
Directors Emeriti
        Louis B. Bills, Sr.                   George B. Preston                Raymond C. Tylander
      Louis B. Bills Enterprises              Chairman Emeritus                     President
                                                                           Tylander Realty Corporation
Officers
             EXECUTIVE VICE PRESIDENTS                            SENIOR VICE PRESIDENTS
                 Richard D. Aldred                                 David R. Hochstetler
               Chief Financial Officer                       Director of Marketing/CRA Officer

                 Joseph C. Bova                                    Brian C. Mahoney
             Lending Operations Manager                               Controller

               Christopher H. Cook                                 Janice R. Newlands
                 Corporate Counsel                             Director of Human Resources

                 Robert L. Fugate                                  Debra K. Schiavone
             Banking Operations Manager                        Mortgage Loan Administration

               J. Robert McDonald                                  Shellie R. Schmidt
   President, Fidelity Realty & Appraisal Services, Inc.          Banking Administration
        VICE PRESIDENT/CORPORATE SECRETARY                       Joseph B. Shearouse, III
                                                                 Commercial Loan Manager
                Patricia C. Clager
        Administrative Assistant to the Chairman
                                                                 Kenneth B. Stone, Jr.
                                                                 Mortgage Loan Production
         VICE PRESIDENT/ASSISTANT SECRETARY

                   Arlene Metz                                        Daniel F. Turk
      Administrative Assistant to the President                 Property and Risk Management


          Martin County Advisory Board
        Richard Q. Pennick, M.D., Chairman                          Owen C. Schwaderer
               Retired Physician                                        President
                                                                 Jensen Beach Land Company
            J. David Girlinghouse, D.D.S.
                    Dentist                                         Francis X. Wilson
                                                                        President
               C. Norris Tilton, Esq.                                Wilson Builders
                      Attorney

                                                          [GRAPHIC APPEARS HERE]

Locations


[MAPS OF FLORIDA AND COUNTIES APPEARS HERE]

[GRAPHIC Palm Beach County
 APPEARS  Downtown Office               Wellington
HERE] 218 Datura Street           12000 W. Forest Hill Blvd.  [GRAPHIC Future Branches
     West Palm Beach                                           APPEARS     Abacoa
                                    West Boynton Beach         HERE]   Donald Ross Road
       45th Street                     9875 Jog Road
      4520 Broadway                                                       Devonshire
     West Palm Beach                West Delray Beach                   Ryder Cup Blvd.
                                   5017 West Atlantic Ave.
      Bear Lakes                                                      Downtown Lake Worth
     701 Village Blvd.               West Forest Hill                   Lucerne Ave. &
     West Palm Beach                3989 Forest Hill Blvd.                M Street
                                      West Palm Beach
     Boynton Beach                                                      Frederick Small
 At I-95 & Woolbright Road           WestLake Worth                     Military Trail &
   1501 Corporate Drive             6535 Lake Worth Road               Frederick Small Rd.

    Century Corners                                                      Port St. Lucie
   4835 Okeechobee Blvd.       [GRAPHIC    Martin County             Port St. Lucie Blvd. &
     West Palm Beach          APPEARS HERE]                              Floresta Dr.

       Forest Hill                     Jensen Beach                      St. Lucie West
    399 Forest Hill Blvd.         1021 N.E. Jensen Bch. Blvd.            Bethany Dr. &
     West Palm Beach                                                   St. Lucie W. Blvd.

                                     Kanner/Monterey
                                   2401 South Kanner Hwy.
        Jupiter                         Stuart
  1240 W. Indiantown Rd.                                                 West Hypoluxo
                                                                     Hypoluxo Rd. & Jog Rd.
                                      Martin Square
     Jupiter Farms                 2980 S. Federal Highway               West Linton
   10058 Indiantown Rd.                 Stuart                       Linton Blvd. & Jog Rd.


       Northlake           [GRAPHIC  Loan Production                    West Okeechobee
    950 Northlake Blvd.      APPEARS    Offices                         State Road 7 &
        Lake Park             HERE]                                     Okeechobee Blvd.
                                        Vero Beach
     Palm Beach                      1701 A1A, Suite 216
  245 Royal Poinciana Way                                   [GRAPHIC     Future
                                                             APPEARS     Winn-Dixie
                                       Boca Raton            HERE]      Supermarket
  Palm Beach Gardens                7400 N. Federal Hwy.                  Branches
  Garden Square Shoppes               Colony Shoppes at
 10973 North Military Trail           Boca Bay, Suite C6              Admirals Crossings

                           [GRAPHIC   Remote ATM                         Military Trail &
                             APPEARS South Florida Fairgrounds          Frederick Small Rd.
     Palm Springs             HERE]   West Palm Beach
   3320 S. Congress Ave.                                                 Loxahatchee
                                                                    Seminole Pratt Whitney Rd.


    Royal Palm Beach                                                   Victoria Shoppes
 100 Royal Palm Bch. Blvd.                                             St. Lucie West &
                                                                       Florida Turnpike
     Singer Island
 1200 East Blue Heron Blvd.
       Riviera Beach

       Tequesta
    171 Tequesta Drive

Corporate Information


STOCK PRICE INFORMATION
Fidelity Bankshares, Inc.'s common stock is traded on the Nasdaq National Market under the symbol "FFFL." Newspaper stock tables list the holding company as "Fidelbksh." The common stock has been trading since January 7, 1994.

The Company's special purpose trust, Fidelity Capital Trust I, has outstanding Trust Preferred Securities which are traded on the Nasdaq National Market under the symbol "FFFLP."

INVESTOR RELATIONS
Vince A. Elhilow, President & CEO
Richard D. Aldred, Executive VP & CFO
Fidelity Federal Savings Bank of Florida
218 Datura Street
West Palm Beach, Florida 33401
(561) 659-9900

SHAREHOLDER SERVICES &
DIVIDEND REINVESTMENT PLAN
Fidelity Federal Savings Bank of Florida
David R. Hochstetler, Senior Vice President
Lucy A. Carr, Assistant Vice President
218 Datura Street
West Palm Beach, Florida 33401
(561) 659-9931

ANNUAL REPORT ON FORM 10-K
A copy of the Company's report on Form 10-K, as filed with the Securities and Exchange Commission, is available without charge by written request addressed as set forth under Shareholder Services above.

DATE AND PLACE OF ANNUAL  MEETING
April 20, 1999, 10:00 a.m. (EDT)
Omni Hotel
1601 Belvedere Road
West Palm Beach, Florida  33401

GENERAL COUNSEL
Sned, Pruitt, D'Angio & Tucker, P.A.
218 Datura Street
West Palm Beach, Florida 33401

SPECIAL COUNSEL
Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C. 20015

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

BANK WEBSITE
Located on the Internet at www.fidfed.com

STOCKHOLDER INFORMATION
---------------------------------------------------------------
                                   Quarter Ended
                                   -------------

                        3/31/98   6/30/98   9/30/98  12/31/98
  Stock Price
  -----------------------------------------------------------
  High                   $35.38    $31.63    $30.25    $24.00
  Low                    $29.75    $27.00    $21.75    $18.75
  Dividends
   declared             $  .225    $ .225    $  .25    $  .25
---------------------------------------------------------------

Financial Highlights


On January 7,1994, Fidelity Federal Savings Bank of Florida completed a reorganization from a mutual savings bank, into a stock savings bank, with the majority of its shares owned by a mutual holding company. On January 29,1997, Fidelity Federal Savings Bank of Florida (the "Bank") consummated a tax-free reorganization, by becoming a wholly-owned subsidiary of a Delaware chartered, stock holding company known as Fidelity Bankshares, Inc. (the "Company"). Each outstanding share of common stock in Fidelity Federal Savings Bank of Florida was converted into a share of common stock in Fidelity Bankshares, Inc., in the same proportionate ownership interest the stockholder held before the reorganization. In addition, the reorganization was accounted for in the same manner as a pooling of interests transaction. Consequently, the consolidated financial statements required no accounting adjustments.

Fidelity Bankshares, Inc. common stock currently trades on the Nasdaq National Market system under the symbol "FFFL."

                                                               1994            1995            1996            1997            1998
FOR THE YEAR (In Thousands)
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                          $   43,420      $   53,261      $   60,240      $   72,272      $   98,320
Interest expense                                             17,776          28,095          32,131          41,606          64,992
Net interest income                                          25,644          25,166          28,109          30,666          33,328
Net income                                                    5,262           4,815           3,550           6,418           7,412

PER COMMON SHARE (1)
------------------------------------------------------------------------------------------------------------------------------------
Net Income:
       Basic                                             $     0.81      $     0.74      $     0.54      $     0.96      $     1.12
       Diluted                                                 0.80            0.73            0.53            0.95            1.10
Book value                                                    11.35           12.31           12.12           12.86           12.49
Stock price:
       High                                                   13.64           17.00           18.50           33.00           35.38
       Low                                                     9.09           10.23           11.75           17.50           18.75
       Close                                                  10.00           16.25           17.75           32.50           22.75

AVERAGE FOR THE YEAR (In Thousands)
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                   $  669,506      $  741,777      $  824,025      $  995,528      $1,424,178
Loans receivable, net                                       441,573         490,088         605,507         735,463         917,647
Mortgage-backed and corporate debt securities                83,550         145,405         135,973         163,250         357,448
Investments (2)                                             103,715          63,605          35,530          44,146          70,674
Deposits                                                    553,184         567,493         636,297         768,892         993,343
Borrowed funds                                               30,231          79,905          85,608         122,490         315,907
Stockholders' equity                                         72,546          77,356          81,339          84,217          88,974

SELECTED PERFORMANCE RATIOS
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                        .79%            .65%            .43%            .64%            .52%
Return on average equity                                       7.25%           6.22%           4.36%           7.62%           8.33%
Interest rate spread on average assets                         3.85%           3.28%           3.30%           3.00%           2.35%

YEAR END (In Thousands)
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                             $  712,643      $  779,620      $  873,562      $1,220,267      $1,566,927
Investments (2)                                              82,410          43,108          41,740          61,720          66,557
Cash and amounts due from depository institutions            19,275          14,989          15,293          22,136          27,951
Loans receivable, net                                       456,543         532,333         661,700         861,257         977,166
Mortgage-backed and corporate debt securities               126,807         159,761         123,599         234,132         433,751
Deposits                                                    538,235         595,180         694,718         872,340       1,120,746
Borrowed funds                                               88,319          86,549          83,621         242,871         338,871
Equity                                                       74,404          81,266          81,723          87,387          84,999

(1) All per share items retroactively adjusted to reflect 10% stock dividend distributed November 30, 1995.
(2) Includes Government and Agency securities, interest-bearing deposits and Federal Home Loan Bank stock.

              [ILLUSRATION FROM SILVER CERTIFICATE APPEARS HERE]

                            Illustration taken from
                           1889  Silver Certificate,
                                 U.S. Currency

Management's Discussion and Analysis
of Financial Condition and Results of Operations

When used in this Annual Report the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, uncertainties related to year 2000 that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

On January 29, 1997, Fidelity Federal Savings Bank of Florida (the "Bank") consummated a tax-free reorganization, by becoming a wholly-owned subsidiary of a Delaware chartered, stock holding company known as Fidelity Bankshares, Inc. (the "Company"). Each outstanding share of common stock in Fidelity Federal Savings Bank of Florida was converted into a share of common stock in Fidelity Bankshares, Inc., in the same proportionate ownership interest the stockholder held before the reorganization. In addition, the reorganization was accounted for in the same manner as a pooling of interests transaction. Consequently, the consolidated financial statements required no accounting adjustments.

On January 21, 1998 the Company issued $ 28.75 million of mandatorily redeemable, Preferred Securities out of a grantor trust, Fidelity Capital Trust I, a Delaware statutory trust, which was created by the Company for this sole purpose. As its only asset, the trust owns $ 28.75 million of Guaranteed Preferred Beneficial Interests in the Company's Debentures due January 31, 2028, purchased with the proceeds of the preferred securities issuance. Interest from the Company's debentures is payable quarterly at a rate of 8.375%, annually. The interest will be used to fund distributions on the preferred securities. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company.

Distributions on the preferred securities are cumulative and are payable at the same rate as the Company's debentures described above. The Company's debentures are redeemable in whole, in the event the Company's mutual holding company parent converts to stock form beginning January 31, 2000 at 107% of principal amount and in any event the debentures are redeemable at 100% of principal amount in whole or in part, commencing January 31, 2003. The preferred securities are subject to mandatory redemption, in whole or in part as applicable, upon the repayment of the debentures. The proceeds from the securities, to the extent invested in common stock of the Bank, are considered to be Tier 1 capital for regulatory purposes. Of the net proceeds of $ 27.3 million from the sale of the preferred securities, the Company invested $ 25 million in common stock of the Bank. The preferred securities are traded on the Nasdaq National Market system under the symbol "FFFLP."

The Company conducts no business other than holding the common stock of the Bank. Consequently, its net income is derived from the operations of the Bank, which is primarily dependent on its net interest income, which is the difference between interest income earned on its investments in mortgage loans and mortgage-backed securities, other investment securities and loans, and its cost of funds consisting of interest paid on deposits and borrowings. The Bank's net income also is affected by its provision for loan losses, as well as by the amount of other income, including income from fees and service charges, net gains and losses on sales of investments, and operating expense such as employee compensation and benefits, deposit insurance premiums, occupancy and equipment costs, and income taxes. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Bank. In particular, the general level of market rates tends to be highly cyclical. In periods of high interest rates, earnings of the Bank are likely to be depressed, which in turn would be likely to have a detrimental effect on the market value of any investment in the Company's common stock. In addition, legislative and regulatory actions may result in diminishing the value of any investment in the Company.

Business Strategy

The Bank's current business strategy is to operate as a well-capitalized, profitable and independent community-oriented savings bank dedicated to providing quality customer service. Generally, the Bank has sought to implement this strategy by emphasizing retail deposits as its primary source of funds and maintaining a substantial part of its assets in locally-originated residential first mortgage loans, in mortgage-backed securities and in other liquid investment securities. Specifically, the Bank's business strategy incorporates the following elements: (1) operating as a community-oriented financial institution, maintaining a strong core customer base by providing quality service and offering customers the access to senior management and services that a community-based institution can offer; (2) maintaining high levels of asset quality by emphasizing investment in residential mortgage loans, mortgage-backed securities and other securities issued or guaranteed by the United States Government or agencies thereof; (3) managing interest rate risk exposure by maintaining adequate levels of liquidity, while achieving desirable levels of profitability; and (4) maintaining adequate capital levels and asset quality.

Highlights of the Bank's business strategy are as follows:

Community-Oriented Institution. The Bank is the largest savings institution headquartered in Palm Beach County, which in recent years has experienced a significant influx of commercial banks and offices of savings institutions headquartered outside of Florida. The Bank is committed to meeting the financial needs of the communities in which it operates. The Bank believes it is large enough to provide a full range of personal and business financial services, and yet is small enough to be able to provide such services on a personalized and efficient basis. Management believes that the Bank can be more effective in servicing its customers than many of its non-local competitors because of the Bank's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management. The Bank intends to maintain its operation as a community-oriented, independent savings institution.

On January 30, 1998, the Bank acquired an office building in downtown West Palm Beach for $6.6 million from NationsBank/Bank America. While the seller has leased back most of the building for a period of up to two years, it is the intent of the Company to locate its corporate headquarters in this building.

Asset Quality and Emphasis on Residential Mortgage Lending. Since its inception, the Bank has emphasized residential real estate financing as a portfolio lender, and anticipates a continued commitment to financing the purchase or improvement of residential real estate in its market area. To supplement local mortgage loan originations, the Bank also invests in mortgage-backed securities that are issued or guaranteed by the United States Government or agencies thereof. At December 31, 1998, 83.2% of the Bank's total loan portfolio consisted of one-to- four family residential mortgage loans, including residential construction loans, and 26.0% of the Bank's total assets consisted of mortgage-backed securities and investments that are issued or guaranteed by the United States Government or agencies thereof.

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

The percentage of small commercial business loans and consumer loans in the Bank's portfolio has been below the levels of its peers. As a result, the Bank's yield on its loan portfolio has been below peer levels. The Bank has begun to expand its offering of commercial business and consumer loan services, but expects to continue to adhere to the Bank's relatively conservative loan underwriting standards. At December 31, 1998, the Bank had $ 95.2 million in commercial business and consumer loans, compared to $ 80.5 million at December 31, 1997.

Interest Rate Risk Management. Deposit accounts typically react more quickly to changes in market interest rates than interest-earning assets such as mortgage loans, because of the relatively shorter maturities of deposits. When interest rates are rising, the repricing of a higher volume of interest-bearing liabilities compared to interest-earning assets will result in interest expense increasing more rapidly than interest income, while in a falling interest rate environment net interest income will be benefited. The difference between interest-earning assets and interest-bearing liabilities expressed as a percentage of total assets, is a measure of interest rate risk and is referred to as an institution's interest rate gap. A gap is considered negative if interest-bearing liabilities maturing or repricing in a particular time period exceed interest-earning assets maturing or repricing within the same time period. Management seeks to manage the Bank's interest rate risk exposure by monitoring the levels of interest rate sensitive assets and liabilities while maintaining an acceptable interest rate spread. At December 31, 1998, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $ 31.4 million, representing a cumulative one-year gap ratio of a negative 2.0%.

To reduce the potential volatility of the Bank's earnings in a changing interest rate environment, the Bank has sought to manage interest rate risk by investing a substantial part of its assets in relatively short- and medium-term United States Government and agency securities, and in ARM loans and mortgage-backed securities with adjustable interest rates. Of the Bank's total investment of $1.5 billion in loans and mortgage-backed securities at December 31, 1998, $669.7 million, or 46.2%, had adjustable interest rates. Another part of the Bank's interest rate risk management strategy has been to extend the maturity of interest-bearing liabilities, including using FHLB advances as a source of funds.

Corporate Debt Securities. During 1998, the Bank began to diversify its investments in mortgage-backed securities by purchasing investment grade rated, floating rate trust preferred securities of other financial institutions. In doing so, the Bank was relying on regulations which permit an investment of a portion of its assets in "commercial paper and corporate debt securities." In November of 1998, the Office of Thrift Supervision ("OTS") issued TB-73, which among other matters stated concerns over institutions' investment in trust preferred securities, citing increased interest rate risks as a result of the predominant fixed rate nature of such securities and that some of these securities could have their maturities extended at the issuer's option. As a result, the OTS adopted limitations on the investment of such securities to 15% of a regulated institution's equity, but adopted a procedure by which an institution could appeal the limitation.

At December 31, 1998, the Bank's investment in trust preferred securities was 2.8% of its assets and 42.7% of its (Tier 1 (CORE)) regulatory capital. Most issues of trust preferred securities appear to be fixed rate and unrated as to credit risk, including Fidelity Bankshares, Inc.'s issue of "Guaranteed Preferred Beneficial Interests in Company's Debentures." However, the Bank's investment policy specifically restricts its investment in such securities to $50 million, investment grade and floating rate to improve its interest rate risk. The Bank has appealed to the OTS to permit it to continue its investment at current levels and noted in its appeal that its investments had floating interest rates and the issuer's did not have the option to extend the maturities. Management of the Bank is unable to predict the outcome of its appeal. The trust preferred securities have been classified as available for sale, and are recorded at fair value in the accompanying consolidated financial statements at December 31, 1998.

Strong Retail Deposit Base. The Bank has had a relatively strong retail deposit base drawn from the 22 full-service offices in its market area. At December 31, 1998, 28.9% of its deposit base of $ 1.1 billion consisted of core deposits, which included non-interest demand accounts, passbook accounts, NOW accounts, and money market demand deposit accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings. The Bank will continue to emphasize retail deposits by maintaining and seeking to expand its network of full-service offices, providing depositors with a full range of accounts. The Bank is in the process of expanding its branch network through the opening of eleven new branch locations, expected to open in 1999.

Capital Strength. While the Company's equity and ratio of equity to assets at December 31, 1998 were $ 85.0 million and 5.4%, respectively, its wholly-owned subsidiary, the Bank, had total equity at December 31, 1998, of $ 106.2 million. As a result, the Bank's ratio of total equity to total assets was 6.8%. The Bank intends to continue to leverage its capital through growth while maintaining adequate capital ratios.

Results of Operations

The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on the Bank's interest-earning assets, consisting primarily of mortgage loans, mortgage-backed securities and other investment securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets compared to interest-bearing liabilities. The Bank's earnings also are affected by its level of operating expenses and service charges as well as other expenses, including employee compensation and benefits, occupancy and equipment costs, and deposit insurance premiums.

General. The Company had net income of $ 7.4 million, or basic earnings per share of $ 1.12, for the year ended December 31, 1998. Net income totaled $ 6.4 million, or basic earnings per share of $ .96, and $ 3.6 million, or basic earnings per share of $ .54, for fiscal 1997 and 1996, respectively.

Interest Income. Interest income increased by $ 26.0 million, or 36.0%, to $
98.3 million for the year ended December 31, 1998 from $ 72.3 million for the year ended December 31, 1997. The increase in interest income was principally attributable to an increase in the average balance of interest-earning assets of $ 402.9 million, to $ 1.3 billion from $ 942.9 million. The increase in average interest-earning assets was primarily the result of a $ 194.2 million increase in the average balance of mortgage-backed securities and a $ 182.2 million increase in the average balance of loans. Also contributing to this increase was an increase in the average balance of other investments of $ 20.3 million. While the average balance on mortgage-backed securities increased to $ 357.4 million in 1998 from $ 163.3 million in 1997, income derived from these investments was partially offset by a decrease in the average yield on these securities to 6.10% at December 31, 1998 from 6.84% at December 31, 1997.

Interest income on mortgage loans increased by $ 11.6 million, or 22.0%, to $
64.1 million for the year ended December 31, 1998 from $ 52.6 million for the year ended December 31, 1997, primarily because of an increase in the average balance of mortgage loans to $ 834.1 million from $ 668.9 million in 1997. The increase in average loan balances reflects, as of December 1997, the effect of acquiring $ 50.9 million of loans in the BankBoynton acquisition. Interest income from consumer and other loans increased by $ 2.1 million in 1998, as compared to 1997. The principal reason for this increase in interest income was a 25.6% increase in the average balance of such loans in 1998, as compared to 1997. Interest income on mortgage-backed securities increased by $ 10.6 million to $ 21.8 million. The increase in interest income on mortgage-backed securities was caused by an increase in the average balance of such securities by $ 194.2 million to $ 357.4 million which was partially offset by a decrease in the average yield to 6.10% for the year ended December 31, 1998 from 6.84% for the year ended December 31, 1997. Interest income on investment securities increased by $ 290,000 as a result of an increase in the average balance of these securities to $ 18.5 million in 1998 compared to $ 12.3 million in 1997. Income from other investments, consisting of interest-earning deposits in other financial institutions and FHLB Stock increased by $ 1.5 million to $ 3.5 million for the year ended December 31, 1998 compared to $ 2.0 million in 1997. The increase in income from other investments is due to the average balances of these investments increasing by $ 20.3 million or 63.9% in 1998, compared to 1997.

Interest income increased by $ 12.1 million, or 20.0%, to $ 72.3 million for the year ended December 31, 1997 from $ 60.2 million for the year ended December 31, 1996. The increase in interest income was principally attributable to an increase in the average balance of interest-earning assets of $ 165.8 million, to $ 942.9 million from $ 777.0 million. The increase in average interest-earning assets was primarily the result of a $ 108.7 million increase in average mortgage loans and a $ 21.2 million increase in average consumer and other loans. Also contributing to this increase was a $ 27.3 million increase in the average balance of mortgage-backed securities. While the average balance on mortgage-backed securities increased to $ 163.3 million in 1997 from $ 136.0 million in 1996, this was partially offset by a decrease in the average yield on these securities to 6.84% at December 31, 1997 from 7.32% at December 31, 1996.

Interest income on mortgage loans increased by $ 8.7 million, or 19.7%, to $
52.6 million for the year ended December 31, 1997 from $ 43.9 million for the year ended December 31, 1996, primarily because of an increase in the average balance of mortgage loans to $ 668.9 million from $ 560.2 million in 1996. The increase in average loan balances includes, for the month of December, 1997, the effect of acquiring $ 50.9 million of loans in the BankBoynton acquisition. Interest income on consumer and other loans increased by $ 1.7 million in 1997, as compared to 1996. The principal reason for this increase in interest income was a 46.9% increase in the average balance of such loans in 1997, as compared to 1996. Interest income on mortgage-backed securities increased by $ 1.2 million to $ 11.2 million. The increase in interest income on mortgage-backed securities was caused by an increase in the average balance of such securities by $ 27.3 million to $ 163.3 million which was partially offset by a decrease in the average yield to 6.84% for the year ended December 31, 1997 from 7.32% for the year ended December 31, 1996. Interest income on investment securities decreased by $ 46,000 as a result of a decrease in the average balance of these securities to $ 12.3 million in 1997 compared to $ 12.4 million in 1996. Income from other investments, consisting of interest-earning deposits in other financial institutions and FHLB Stock increased by $ 479,000 to $ 2.0 million for the year ended December 31, 1997 compared to $ 1.5 million in 1996. The increase in income from other investments is due to the average balance of these investments increasing by $ 8.7 million in 1997, or 37.5%, compared to 1996 which was partially offset by a decrease in the average yield to 6.19% for the year ended December 31, 1997 compared to 6.44% for the year ended December 31, 1996.

Interest Expense. Interest expense increased by $ 23.4 million or 56.2%, to $
65.0 million for the year ended December 31, 1998 from $ 41.6 million for the year ended December 31, 1997. The increase was attributable to an increase in the average cost of the Bank's deposits to 4.54% from 4.40% and an increase in the average balance of interest-bearing deposits of $ 224.5 million. This increase in average deposit balances includes the effect of the acquisition of $
41.7 million of BankBoynton deposits for the month of December, 1997. The average balance of FHLB advances and other borrowings increased by $ 193.4 million to $ 315.9 million in 1998 compared to $ 122.5 million in 1997. The Bank increased its FHLB advances primarily to fund its increased investments in mortgage-backed and corporate debt securities.

Interest expense increased by $ 9.5 million or 29.5%, to $ 41.6 million for the year ended December 31, 1997 from $ 32.1 million for the year ended December 31, 1996. The increase was attributable to an increase in the average cost of the Bank's deposits to 4.40% from 4.12% and an increase in the average balance of interest-bearing deposits of $ 132.6 million. The average balance of FHLB advances and other borrowings increased by $ 36.9 million to $
122.5 million in 1997 compared to $ 85.6 million in 1996. The Bank increased its FHLB advances primarily to fund its increased investments in mortgage-backed securities.

Net Interest Income. Net interest income increased to $ 33.3 million for the year ended December 31, 1998 from $ 30.7 million for the same period in 1997, representing an increase of $ 2.7 million, or 8.7%. This increase in net interest income resulted from an increase in loans receivable to $ 977.2 million at December 31, 1998 from $ 861.3 million at December 31, 1997. This was partially offset by a decrease in the Bank's average interest rate spread to 2.35% from 3.00% at December 31, 1998 and 1997, respectively.

Net interest income increased to $ 30.7 million for the year ended December 31, 1997 from $ 28.1 million for the same period in 1996, representing an increase of $ 2.6 million, or 9.1%. This increase in net interest income resulted from an increase in loans receivable to $ 861.3 million at December 31, 1997 from $
661.7 million at December 31, 1996. This was partially offset by a decrease in the Bank's average interest rate spread to 3.00% from 3.30% at December 31, 1997 and 1996, respectively.

Provision for Loan Losses. The Bank's provision for loan losses decreased by $ 93,000 to $ 77,000 for the year ended December 31, 1998 from $ 170,000 for the year ended December 31, 1997, principally as the result of payoffs on loans for which the Bank had previously provided specific loan loss allowances. The Bank's total allowance for loan losses at December 31, 1998 of $ 3.2 million was deemed adequate by management, in light of the risks inherent in the Bank's loan portfolio. The Bank's ratio of non performing loans to total loans was .33% and
 .38% at December 31, 1998 and 1997, respectively.

The Bank's provision for loan losses increased slightly to $ 170,000 for the year ended December 31, 1997 from $ 164,000 for the year ended December 31, 1996. The provision for loan losses in 1997 and 1996 reflect more normal circumstances. The Bank's total allowance for loan losses at December 31, 1997 was $ 3.3 million.

The financial statements of the Company are prepared in accordance with generally accepted accounting principles and, accordingly, allowances for loan losses are based on management's estimate of the fair value of collateral, as applicable, and the Bank's actual loss experience and standards applied by the OTS and FDIC. The Bank provides both general valuation allowances (for unspecified, potential losses) and specific valuation allowances (for known losses) in its loan portfolio. General valuation allowances are added to the Bank's capital for purposes of computing the Bank's regulatory risk-based capital. The Bank regularly reviews its loan portfolio, including impaired loans, to determine whether any loans require classification or the establishment of appropriate valuation allowances. Since the Bank is beginning to increase its production of commercial business loans and since such loans are deemed to have more credit risk than mortgage loans, the Bank's provision for loan losses is likely to increase in future periods.

Other Income. Other income for the year ended December 31, 1998 was $ 8.7 million, a $ 3.8 million increase when compared to 1997. This increase was partially due to a $ 2.3 million increase in the gain on sale of loans, mortgage-backed securities and investments to $ 2.5 million in 1998 from $ 190,000 in 1997. The Company experienced an increase in the gain on sale of loans of $ 950,000 and an increase in the gain on sale of mortgage-backed securities of $ 1.4 million in 1998 compared to 1997. This increase in other income also resulted from an increase in the Bank's servicing income and other fees of $ 1.0 million and an increase in other miscellaneous income of $ 476,000. The reasons for the increase in miscellaneous income included $ 615,000 of rental income received from NationsBank for leasing back most of the downtown property acquired from them in January of 1998 and recognition of income from the maturing of a $ 355,000 option on the sale of the Bank's downtown property, which amounts were offset by non-recurring income of $ 702,000 in 1997.

Other income for the year ended December 31, 1997 was $ 4.9 million, a $ 34,000 increase when compared to 1996. The increase in other income resulted from an increase in servicing income and other fees of $ 405,000 and an increase in other miscellaneous income of $ 654,000. The increase in miscellaneous income was due to a gain of $ 702,000 on the sale of the Company's interest in its data processing servicer. These increases were offset by decreases in net gain on sale of loans, mortgage-backed securities and investments of $ 1.0 million.

Operating Expense. Operating expense increased by $ 5.5 million or 22.5% to $
29.7 million for the year ended December 31, 1998 as compared to the year ended December 31, 1997. Employee compensation and benefits represent $ 2.5 million of this increase. The reasons for the increase in employee compensation and benefits are additional personnel to staff two offices that were opened subsequent to June, 1997, additional customer service personnel hired as a result of the Bank's 28% increase in deposits during the year and the hiring of additional commercial loan personnel, together with normal salary increases. In addition, as discussed elsewhere, herein, the Bank hired and began to train 19% of the personnel necessary to staff the eleven new branches it expects to open in 1999. As a result, the Bank's full time equivalent personnel increased by 88 in 1998 from 305 to 393, a 29% increase. The Bank's occupancy and equipment costs were $ 1.3 million more than in 1997. Contributing to this increase are approximately $ 300,000 pertaining to operating and depreciation expenses of the Bank's new office building acquired in January, 1998, $ 81,000 relating to rent expenses on certain properties acquired in the BankBoynton acquisition and approximately $ 122,000 in costs to operate new branch offices and new loan production offices. In addition, the Bank incurred additional depreciation expense of $ 247,000 principally as the result of the installation of new computer equipment. Also contributing to the increase in operating expenses were increases in marketing costs of $ 134,000, federal deposit insurance premium of $ 92,000 and other operating expenses of $ 1.3 million, which includes $ 162,000 of amortization of goodwill related to the acquisition of BankBoynton.

Operating expense decreased by $ 2.5 million or 9.3% to $ 24.2 million for the year ended December 31, 1997 as compared to the year ended December 31, 1996. This decline is composed of a decrease in federal deposit insurance premium of $
4.5 million, resulting from the resolution of the SAIF issue through a one-time special assessment charged in the third quarter of 1996, which was partially offset by an increase in all other operating expenses of $ 2.0 million. Employee compensation and benefits represent $ 1.1 million of this increase. Hospitalization costs increased by $ 263,000 while ESOP costs have increased by $ 303,000 due to an increase in the market value of the Company's common stock. The remaining increase in employee compensation and benefits expense of $ 558,000 is principally attributable to additional staffing in the Bank's offices and loan production offices, together with normal salary increases. The Bank's occupancy and equipment cost for the year ended December 31, 1997 increased by $ 260,000 when compared to the same period in 1996. Marketing expense was $ 29,000 more than experienced in 1996. Of the $ 691,000 increase in other operating expense, $ 273,000 was attributable to increased stock costs and legal fees relating to the formation of the Company and the mid-tier reorganization. These increases were only partially offset by an increase in gain on real estate owned of $ 84,000 for the year ended December 31, 1997 compared to the 1996 period.

Income Taxes. Federal and state income tax expense increased by $ 89,000 to $
4.8 million for the year ended December 31, 1998 compared to 1997. This increase was attributable to an increase of $ 1.1 million in income before provision for income tax to $ 12.3 million in 1998 from $ 11.2 million in 1997 which was partially offset by a decrease in the Company's effective income tax rate.

Federal and state income taxes increased by $ 2.2 million to $ 4.8 million for the year ended December 31, 1997 compared to $ 2.6 million in 1996. This increase was attributable to an increase of $ 5.1 million in income before provision for income tax to $ 11.2 million in 1997 from $ 6.1 million in 1996.


Average Balance Sheet
                                                                  For the Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                 1996                            1997                             1998
====================================================================================================================================
                                    Average                Average   Average                Average   Average                Average
                                    Balance    Interest    Yield/    Balance    Interest    Yield/    Balance    Interest    Yield/
                                                            Cost                             Cost                             Cost
====================================================================================================================================
                                                                       (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans ..............    $560,233    $ 43,923     7.84%   $668,943    $ 52,589     7.87% $  834,065    $ 64,146     7.69%
  Consumer and other loans ....      45,274       4,074     9.00%     66,520       5,797     8.71%     83,582       7,850     9.39%
  Mortgage-backed
    securities (1) ............     135,973       9,949     7.32%    163,250      11,159     6.84%    357,448      21,794     6.10%
  Investment securities .......      12,391         804     6.49%     12,337         758     6.14%     18,527       1,048     5.66%
  Other investments (2) .......      23,139       1,490     6.44%     31,809       1,969     6.19%     52,147       3,482     6.68%
                                   --------    --------             --------    --------           ----------    --------
    Total interest-earning
     assets ...................     777,010      60,240     7.75%    942,859      72,272     7.67%  1,345,769      98,320     7.31%
Non-interest-earning assets....      47,015                           52,669                           78,409
                                   --------                         --------                       ----------
      Total assets.............    $824,025                         $995,528                       $1,424,178
                                   ========                         ========                       ==========
Interest-bearing liabilities:
     Deposits..................    $636,297    $ 26,239     4.12%   $768,892     $33,856     4.40% $  993,343    $ 45,128     4.54%
     Borrowed funds............      85,608       5,892     6.88%    122,490       7,750     6.33%    315,907      19,864     6.29%
                                   --------    --------             --------     -------           ----------    --------
      Total interest-bearing
          liabilities..........     721,905      32,131     4.45%    891,382      41,606     4.67%  1,309,250      64,992     4.96%
                                               --------                          -------                         --------
Non-interest-bearing
 liabilities...................      20,781                           19,929                           25,954
                                   --------                         --------                       ----------
      Total liabilities........     742,686                          911,311                        1,335,204
Net worth......................      81,339                           84,217                           88,974
                                   --------                         --------                       ----------
      Total liabilities and net
          worth................    $824,025                         $995,528                       $1,424,178
                                   ========                         ========                       ==========
Net interest income............                $ 28,109                          $30,666                          $33,328
                                               ========                          =======                         ========
Net interest rate spread (3)...                             3.30%                            3.00%                            2.35%
                                                           =====                            =====                            =====
Net yield on interest-earning
  assets (4).....................                           3.62%                            3.26%                            2.48%
                                                           =====                            =====                            =====
Ratio of average
   interest-earning assets to
   average interest-bearing
   liabilities..................                           107.6%                           105.7%                           102.8%
                                                           =====                            =====                            =====

(1)  Includes corporate debt securities.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Net interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

The following table shows the yields on interest earning assets and interest bearing liabilities as of the dates indicated.

                                              ------------------------------------------------------------------------
                                                          At December 31, 1997               At December 31, 1998
                                              ========================================================================
                                                      Actual                              Actual
                                                     Balance           Yield/Cost        Balance          Yield/Cost
                                              ========================================================================
                                                                          (Dollars in Thousands)
 Interest-earning assets:
     Mortgage loans......................          $  779,683             7.85%       $  888,228             7.71%
     Consumer and other loans............              81,574             8.95%           88,938             8.63%
     Mortgage-backed securities (1)......             234,132             7.11%          433,751             6.11%
     Investment securities...............              16,077             6.16%           18,824             6.02%
     Other investments (2)...............              45,643             6.34%           47,733             5.75%
                                                   ----------                         ----------
       Total interest-earning assets.....           1,157,109             7.71%        1,477,474             7.21%
 Non-interest-earning assets.............              63,158                             89,453
                                                   ----------                         ----------
       Total assets......................          $1,220,267                         $1,566,927
                                                   ==========                         ==========

 Interest-bearing liabilities:
     Deposits............................          $  872,340             4.50%       $1,120,746             4.42%
     Borrowed funds......................             242,871             6.42%          338,871             6.15%
                                                   ----------                         ----------
       Total interest-bearing liabilities           1,115,211             4.93%        1,459,617             4.82%
 Non-interest-bearing liabilities........              17,669                             22,311
                                                   ----------                         ----------
       Total liabilities.................           1,132,880                          1,481,928
 Net worth...............................              87,387                             84,999
                                                   ----------                         ----------
       Total liabilities and net worth...          $1,220,267                         $1,566,927
                                                   ==========                         ==========

 Net interest rate spread................                                 2.78%                              2.39%
                                                                        ======                             ======

(1)  Includes corporate debt securities.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.

Average Balance Sheet

The previous tables set forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.
Average balances are derived from month-end balances.

Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

Rate Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in average volume (changes in average volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old average volume); and (iii) the net change.

                                                                Years Ended December 31,
                                   -------------------------------------------------------------------------------------
                                                   1997 vs. 1996                             1998 vs. 1997
                                   -------------------------------------------------------------------------------------
                                         Increase/(Decrease)                       Increase/(Decrease)
                                                Due to                                    Due to
                                   ---------------------------------   Total  -------------------------------  Total
                                                           Rate/      Increase                        Rate/   Increase
                                       Volume     Rate     Volume    (Decrease)  Volume     Rate     Volume  (Decrease)
                                   -------------------------------------------------------------------------------------
                                                                         (In Thousands)
Interest  income:
   Mortgage loans...............       $8,523    $   120     $   23    $8,666      $12,981   $(1,142)  $  (282) $11,557
   Consumer and other loans.....        1,912       (129)       (60)    1,723        1,487       451       115    2,053
   Mortgage-backed securities...        1,996       (655)      (131)    1,210       13,274    (1,205)   (1,434)  10,635
   Investment securities........           (4)       (42)         -       (46)         380       (60)      (30)     290
   Other investments............          559        (58)       (22)      479        1,259       155        99    1,513
                                       ------    -------     ------    ------      -------   -------   -------  -------

   Total interest-earning assets       12,986       (764)      (190)   12,032       29,381    (1,801)   (1,532)  26,048
                                       ------    -------     ------    ------      -------   -------   -------  -------

Interest expense:
   Deposits.....................        5,468      1,778        371     7,617        9,883     1,075       314   11,272
   Borrowed funds...............        2,539       (476)      (205)    1,858       12,238       (48)      (76)  12,114
                                       ------    -------     ------    ------      -------    ------   -------  -------

   Total interest-bearing               8,007      1,302        166     9,475       22,121     1,027       238   23,386
                                       ------    -------     ------    ------      -------   -------   -------  -------
liabilities.....................
Change in net interest income...       $4,979    $(2,066)    $ (356)   $2,557      $ 7,260   $(2,828)  $(1,770) $ 2,662
                                       ======    =======     ======    ======      =======   =======   =======  =======

Market Risk Analysis

As a holding company for a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. Since the majority of the Company's interest-bearing liabilities and nearly all of the Company's interest-earning assets are held by the Bank, virtually all of the Company's interest rate risk exposure lies at the Bank level. As a result, all significant interest rate risk management procedures are performed by management of the Bank. Based upon the nature of the Bank's operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's loan portfolio is concentrated primarily in Palm Beach, Martin and Broward Counties in Florida and is therefore subject to risks associated with the local economy. As of December 31, 1998, the Company does not own any trading assets, other than $ 443,000 of assets held by the SMPIAP Trust which can be actively traded by and are held for the benefit of senior management. Income in these accounts accrues to and losses are solely absorbed by senior management. At December 31, 1998, the Company does not have any hedging transactions in place such as interest rate swaps and caps.

Asset and Liability Management - Interest Rate Sensitivity Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

The Bank's policy in recent years has been to reduce its exposure to interest rate risk generally by better matching the maturities of its interest rate sensitive assets and liabilities and by originating ARM loans and other adjustable rate or short-term loans, as well as by purchasing short-term investments. However, particularly in a low interest rate environment borrowers, typically prefer fixed rate loans to ARM loans. The Bank seeks to lengthen the maturities of its deposits by promoting longer-term certificates. The Bank does not solicit high-rate jumbo certificates or brokered funds.

At December 31, 1998, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $ 31.4 million, representing a cumulative one-year gap ratio of a negative 2.0%. The Bank has an Asset-Liability Management Committee which is responsible for reviewing the Bank's assets and liability policies. The Committee meets weekly and reports monthly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratio requirements.

Gap Table

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998, which are expected to reprice or mature, based upon certain assumptions, in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the earlier of the term of repricing or the contractual terms of the asset or liability. The Bank has assumed that its passbook savings, NOW, and money market accounts, which totaled $ 323.8 million at December 31, 1998, are withdrawn at the annual percentage rates set forth in the table on the next page. For information regarding the contractual maturities of the Bank's loans, investments, and deposits, see Notes to Consolidated Financial Statements.

                                                                  Amounts Maturing or Repricing
                                      ---------------------------------------------------------------------------------------
                                      Within 3              6 Months to                               Over 5
                                       Months   3-6 Months    1 Year       1-3 Years    3-5 Years     Years        Total
                                      ======== ============ ============= ============ ============ ============ ============
                                                                      (Dollars in Thousands)
Interest -earning assets:
  Real estate loans:
    Residential one- to
four-family:
     Current market index ARMs..    $42,742      $36,361      $51,782       $80,132      $38,782      $19,822       $269,621
     Lagging market index ARMs..     26,190       20,146       25,104         1,556        1,118            -         74,114
     Fixed rate.................     55,129       25,176       37,780       114,767       79,506      152,473        464,831
    Commercial and multi-family:
     ARMs.......................     22,602        5,763       15,928         7,116        6,296           17         57,722
     Fixed rate.................      8,901          471          854         2,476        1,547        2,631         16,880
  Consumer and commercial            56,403        4,823        8,143        17,598        5,655        2,989         95,611
business........................
  Investment securities.........     32,075        2,000       10,890         4,980          445          358         50,748
  FHLB stock....................     15,658            -            -             -            -            -         15,658
  Mortgage-backed and corporate
    debt securities:
    Adjustable..................    274,608        8,250            -             -            -            -        282,858
    Fixed.......................      6,811        6,157       11,560        37,652       26,949       56,323        145,452
                                    -------      -------      -------       -------      -------      -------        -------
      Total interest-earning
    assets (1)..................    541,119      109,147      162,041       266,277      160,298      234,613      1,473,495
                                    -------      -------      -------       -------      -------      -------      ---------

Non interest-bearing
liabilities:
  Non interest-bearing deposits       5,163        5,163       10,326        21,570        8,770        6,010         57,002
                                    -------      -------      -------       -------      -------      -------        -------

Interest-bearing liabilities:
  Passbook accounts.............     75,478       17,082       34,162           214          155          403        127,494
  NOW accounts..................     14,095       12,591       25,182        14,586        9,636       18,758         94,848
  Money market accounts.........     19,172        4,815        9,628         6,630        2,585        1,651         44,481
  Certificate accounts..........    195,573      176,690      155,816       229,672       39,170            -        796,921
  Borrowed funds................      8,818       41,848       32,073        41,445      185,951       28,736        338,871
                                    -------      -------      -------       -------      -------      -------        -------
      Total interest-bearing
liabilities.....................    313,136      253,026      256,861       292,547      237,497       49,548      1,402,615
                                    -------      -------      -------       -------      -------      -------      ---------

Interest sensitivity gap........    $222,820     $(149,042) $(105,146)      $(47,840)   $(85,969)    $179,055        $13,878
                                    ========     =========  =========       ========    ========     ========        =======
Cumulative interest-sensitive
gap.............................    $222,820     $73,778     $(31,368)      $(79,208)   $(165,177)    $13,878        $13,878
                                    ========     =======     ========       ========    =========     =======        =======

Cumulative interest sensitivity
gap to total assets.............       14.22%        4.71%      (2.00)%       (5.05)%     (10.54)%         .89%          .89%
                                    ========     ========     =======       =======      =======      ========      ========

Cumulative ratio of interest-
  earning assets to interest-
  bearing liabilities...........      170.00%      112.80%       96.27%        93.22%       88.26%      100.94%       100.94%
                                    ========     ========     ========      ========     ========     ========      ========

(1) The above table shows expected cash flows within the time periods presented. Accordingly, the balances do not reflect adjustments for premiums, discounts, and market value adjustments.

In preparing the table above, the Bank's prepayment rates for its loans are based on the most recent assumptions used by the OTS as of December 31, 1998. The OTS assumptions could vary substantially from the actual prepayment rates experienced by the Bank. The assumptions are as follows:

                                                                Annual
                                                              Prepayment
                      Type                                       Rate
--------------------------------------------------------------------------

ARM loans--current market index                                 13%-24%
ARM loans--lagging market index                                 13%-24%
Fixed-rate one- to four-family loans with maturities
   equal to or greater than five years:
     Below 7% interest rate                                      9%-12%
      7.00% to 7.99%                                            12%-18%
      8.00% to 8.99%                                            17%-26%
      9.00% to 9.99%                                            23%-35%
     10.00% and over                                            26%-37%
Mortgage-backed and related securities with maturities
   equal to or greater than five years:
     Below 7% interest rate                                      9%-12%
      7.00% to 7.99%                                            12%-18%
      8.00% to 8.99%                                            17%-26%
      9.00% to 9.99%                                            23%-35%
     10.00% and over                                            26%-37%
Other residential and all non-residential loans                 12%-25%

Decay rates indicate an assumed annual rate at which an interest-bearing liability will be withdrawn in favor of an account with a more favorable interest rate. Decay rates have been assumed for demand deposits, NOW accounts, passbook and money market deposits. The following decay rates are based on the most recent assumptions used by the OTS as of December 31, 1998.

                                                     6 Months     1 Year      3 Years     5 Years
                                                     Through      Through     Through     Through     Over 10
                                        0-6 Months    1 Year      3 Years     5 Years     10 Years      Years
                                        ----------- ------------ ----------- ----------- ----------- -----------
     NOW accounts                            54%         54%          19%         19%         19%         19%
     Passbook, club accounts                 95%         95%          15%         15%         15%         15%
     Money market deposit accounts           60%         60%          38%         38%         38%         38%

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

The amendments to the risk-based capital regulations require institutions to hold additional risk-based capital in an amount equal to one-half the amount an institution's interest rate risk exceeds the normal amount of interest rate risk. Normal interest rate risk is defined as 2% of the MVPE at static interest rates. If, after applying a rate shock of 200 basis points ("bp") (one basis point equals .01%) of either a decline or increase in rates, the resultant negative change in MVPE exceeds 2% of MVPE at static interest rates, an institution is deemed to have excess interest rate risk. At December 31, 1998, the Bank was not required to hold additional risk-based capital for interest rate risk-purposes.

Liquidity and Capital Resources

The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. The Bank's liquidity ratio averaged 7.12% during the month of December 1998 and 5.91% during the month of December 1997. Liquidity ratios averaged 5.71% and 7.05% for the years ended December 31, 1998 and 1997, respectively. The Bank adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Bank also adjusts liquidity as appropriate to meet its asset and liability management objectives.

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Bank invests excess funds in short-term interest-earning and other assets, which provide liquidity to meet lending requirements. Short-term interest-bearing deposits with the FHLB of Atlanta amounted to $ 32.1 million and $ 32.4 million at December 31, 1998 and 1997, respectively. Other assets qualifying for liquidity outstanding at December 31, 1998, and 1997, amounted to $ 33.5 million and $ 24.8 million, respectively. For additional information about cash flows from the Bank's operating, financing, and investing activities, see Consolidated Statements of Cash Flows included in the Financial Statements.

A major portion of the Bank's liquidity consists of cash and cash equivalents, which are a product of its operating, investing and financing activities. The primary sources of cash were net income, principal repayments on loans and mortgage-backed securities, and increases in deposit accounts along with advances from the Federal Home Loan Bank.

Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. At December 31, 1998, the Bank had $ 303.1 million in advances from the FHLB. The Bank engages in borrowing from the FHLB in order to reduce interest rate risk, and for liquidity purposes.

At December 31, 1998, the Bank had outstanding loan commitments of $ 38.6 million to originate and/or purchase mortgage loans. This amount does not include the unfunded portion of loans in process. Certificates of deposit scheduled to mature in less than one year at December 31, 1998, totaled $ 254.2 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Bank, although there can be no assurance that the deposits will remain with the Bank and their rates could increase.

Changes in Financial Condition

During 1998, the Company's assets increased by $ 346.7 million. Investment in mortgage-backed securities increased by $ 155.1 million, the Bank invested $
44.5 million in corporate debt securities and loans receivable increased in the amount of $ 115.9 million. Cash and cash equivalents increased by $ 4.2 million. In addition, the

Bank increased its investment in Federal Home Loan Bank stock by $ 3.7 million, increased its investment in office properties and equipment, primarily for new office sites, by $ 16.3 million, while all other assets increased by $ 6.9 million. The Bank continued to experience deposit inflows during 1998 of $ 248.4 million, principally as a result of continued aggressive pricing of its certificates of deposit. Together, with an increase in equity, net of the change in accumulated other comprehensive income of $ 2.4 million, the issue of $ 28.8 million in trust preferred securities and additional borrowings from the Federal Home Loan Bank of $ 64.0 million, provided the principal funds for the Company's asset growth.

During 1997, the Company's assets increased by $ 346.7 million. Investment in mortgage-backed securities increased by $ 110.5 million, while loans receivable increased in the amount of $ 199.6 million. Cash and cash equivalents increased by $ 13.4 million. In addition, the Bank increased its investment in Federal Home Loan Bank stock by $ 5.8 million, increased its investment in office properties and equipment, primarily for new office sites, by $ 3.3 million, while all other assets increased by $ 14.1 million. The Bank continued to experience deposit inflows during 1997 of $ 177.6 million, principally as a result of continued aggressive pricing of its certificates of deposit, which together with an increase in equity, net of the change in accumulated other comprehensive income of $ 5.0 million and additional borrowings from the Federal Home Loan Bank of $ 156.6 million, provided the principal funds for the Company's asset growth.

Fidelity's 1999 Expansion Plans

During 1999, Fidelity Federal Savings Bank plans to relocate one full service branch and open eleven de novo branches, assuming no delays in obtaining building permits or construction. The new branches, eight full service and three "supermarket" branches, are expected by management, based upon demographic studies, to be accretive to income within eighteen to twenty four months of their opening. These branches are expected to be opened periodically throughout 1999. Typical branches, of the type being constructed, within the Bank's current branch system cost approximately $ 600,000, annually, per branch to operate, which includes depreciation, personnel costs and other costs incident to their operation. Accordingly, Management believes that the Bank will incur additional operating expenses of approximately $ 3.3 million, while income earned on the deposits in these new branches will be limited in 1999. Delays in opening the branches or additional unanticipated costs could result in higher operating costs.

Year 2000 Preparations

Like many financial institutions, the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence, there may be widespread computer malfunctions. To address this contingency the Bank formed a Year 2000 Committee in March 1997, comprised of the Bank's Senior Management, which meets monthly to review the Bank's plan to achieve compliance with the issues associated with the year 2000 and progress to date and report such progress to the Board of Directors. The Bank's Year 2000 Project Plan includes five phases; assessment, evaluation, renovation, validation and implementation. The Bank has substantially completed all of the above phases for its internal applications and systems, except for final installation of additional hardware and software, which is in progress. Management of the Bank believes all "mission critical" applications have been identified. The Bank has identified 270 potential information and non information technology applications including, for example, electrical utilities, phone service, alarm systems and elevators which might have problems associated with the year 2000. Most of these applications are not mission critical. Of these applications, 226 providers assert they are or will be year 2000 compliant. To the extent applications suppliers assert their applications are year 2000 ready, whether they are information technology or non information technology related, the Bank is currently testing and validating their claims, while working toward solutions with others. However, legal recourse against the Bank's third party vendors may be limited to having the third party vendor correct any service deficiency that fails in the event the service is not year 2000 compliant. Management does not believe that it would be able to obtain any material compensatory or punitive damages in the event a vendor is not year 2000 compliant. Management has concluded that the cost of modernizing the

Bank's computer hardware and software, on an accelerated basis, will cost approximately $ 2.3 million, including data processing upgrades not necessarily associated with the year 2000 and other non-information technology costs, of which approximately $ 1.5 million has already been incurred. These costs, which will be funded through operating cash flow, are being capitalized and expensed in conformity with generally accepted accounting principles. The Bank does not separately track internal costs associated with the year 2000 plan, including salaries and benefits for all employees working on the project and has not included such costs in the above estimate.

The Bank contracts with a data processing service bureau, FiServ-Orlando to provide all direct processing of the Bank's loan and deposit transactions, together with calculations of interest income and expense thereon. Management of the Bank is in regular contact with the service bureau and closely monitors the service bureau's reports on it progress in becoming year 2000 ready. Based on its most recent report, the service bureau asserts it has completed the assessment and evaluation phases. With respect to the renovation phase, the service bureau reports substantial progress on all mission critical applications. The testing and implementation phases have begun in several applications. The Bank is participating in the testing of these applications. While the service bureau assures Management of the Bank that it will achieve year 2000 readiness by the end of March 1999, Management is unable to predict whether the service bureau will achieve year 2000 readiness on a timely basis or the magnitude of the financial consequences to the Bank in the event of the service bureau's failure to achieve such readiness. Consequently, the Bank has contacted other providers of such data processing services, who assert they are year 2000 ready, to determine the latest possible date the Bank could convert to their systems.

Since the Bank's business relies on the ability of computers to track and credit deposits and loan repayments, the failure of the Bank's computer systems would materially and adversely affect the Bank's ability to conduct its business. The Bank's loan portfolio primarily consists of loans secured by residential real estate. Consequently, the Bank does not believe that its residential real estate lending operations are dependent on borrowers' compliance with the year 2000 issue. With respect to outstanding loans made to commercial borrowers, the Bank has reviewed all commercial loan files and assigned risk factors to each loan relating to credit problems which might arise with respect to year 2000 issues. In addition, the Bank's loan officers have asked their commercial borrowers to advise the Bank of the exposure of the borrower's business to the year 2000 issue and how the borrower is addressing the year 2000 issue. In this regard, the Bank has sent its commercial loan customers a letter asking them if they are aware of the year 2000 issue, and of the potential exposure of the customer's business to the year 2000 issue and asking the customer to advise the Bank of the steps that have been taken to remediate any problems the customer's business might have in becoming year 2000 compliant. Bank personnel follow-up the letter by making a telephone call to its customers to discuss each customer's exposure to the year 2000 and the customer's contingency plans to become year 2000 compliant. With respect to new commercial loans, all borrowers must describe how dependent their business is on computer technology, the actions taken by the borrower to ensure that their business or property will not be adversely affected by the year 2000 issue, and the contingency planning the borrower is undertaking to ensure their business is year 2000 compliant. As part of the loan underwriting process, commercial borrowers must indicate in writing to the Bank that they are aware of the year 2000 issue and are either year 2000 compliant, or are taking steps to become year 2000 compliant. As a result of its actions, the Bank believes that its commercial borrowers are aware of the year 2000 issue and are taking actions to become year 2000 compliant.

The Bank has adopted and is testing contingency plans which address operational policies and procedures in the event of data processing, electrical power supply and/or phone service failures associated with the year 2000. In addition to extensive training of its personnel, the Bank has organized a local financial institutions "user group," comprised of financial institutions in Palm Beach, Broward, Martin, St. Lucie and Indian River counties of Florida. The purpose of the group is to meet and share ideas and solutions for solving issues associated with the year 2000.

Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

In June, 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time adopting SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and, accordingly, would apply to the Company beginning on April 1, 2000. The Company plans to adopt the standard at that time and does not presently intend to reclassify securities between categories. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

In October, 1998 the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" which amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." Statement No. 65, as amended by Statement No. 115 and Statement No. 125, required that after securitization of a mortgage loan held for sale, a mortgage banking enterprise classify the resulting security as a trading security. Statement No. 134 amends this section to require that after the securitization of mortgage loans held for sale, the entity classify the resulting mortgage-backed security or other retained interests based on its ability and intent to sell or hold those investments. SFAS 134 is effective for the first quarter beginning after December 15, 1998 and accordingly would apply to the Company for the quarter ended March 31, 1999. The Company has not engaged in retaining securities after the securitization of its mortgage loans held for sale and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 134 is not expected to have a material impact on the Company's financial statements.

Independent Auditors' Report




Board of Directors of
Fidelity Bankshares, Inc.:


We have audited the accompanying consolidated statements of financial position of Fidelity Bankshares, Inc. (the "Company") and its wholly owned subsidiary, Fidelity Federal Savings Bank of Florida, as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fidelity Bankshares, Inc. and subsidiary at December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 13 to the consolidated financial statements, the Company changed its method of accounting for the Company's Senior Management Performance Incentive Award Program to comply with the provisions of EITF 97-14.





Certified Public Accountants
West Palm Beach, FL
February 24, 1999

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AT DECEMBER 31, 1997 AND 1998
--------------------------------------------------------------------------------

                                                                                             1997                1998
                                                                                         ================================
ASSETS                                                                                            (In Thousands)
CASH AND CASH EQUIVALENTS:
     Cash and amounts due from depository institutions........................           $    22,136          $    27,951
     Interest-bearing deposits................................................                33,688               32,075
                                                                                         -----------          -----------
         Total cash and cash equivalents (Notes 1, 21)........................                55,824               60,026
ASSETS AVAILABLE FOR SALE (At Fair Value):
     (Notes 1, 2, 3, 4, 21)
     Government and agency securities.........................................                16,077               18,824
     Mortgage-backed securities...............................................               234,132              389,263
     Corporate debt securities................................................                     -               44,488
                                                                                         -----------          -----------
         Total assets available for sale......................................               250,209              452,575
LOANS RECEIVABLE, Net of allowance for loan losses - 1997, $3,294;
     1998, $3,226 (Notes 1, 5, 21)............................................               861,257              977,166
OFFICE PROPERTIES AND EQUIPMENT, Net (Notes 1, 6).............................                21,440               37,708
FEDERAL HOME LOAN BANK STOCK, At cost.........................................                11,955               15,658
REAL ESTATE OWNED, Net (Notes 1, 7)...........................................                   967                  907
ACCRUED INTEREST RECEIVABLE (Note 8)..........................................                 6,404                7,549
DEFERRED INCOME TAX ASSET (Notes 1,12)........................................                     -                1,443
OTHER ASSETS (Notes 1, 12, 13)................................................                12,211               13,895
                                                                                         -----------          -----------
TOTAL ASSETS                                                                             $ 1,220,267          $ 1,566,927
                                                                                         ===========          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
DEPOSITS (Notes 9, 21)........................................................           $   872,340          $ 1,120,746
OTHER BORROWED FUNDS..........................................................                 3,780                6,981
ADVANCES FROM FEDERAL HOME LOAN BANK (Note 10)................................               239,091              303,140
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE.................................                 2,783                3,081
DRAFTS PAYABLE (Note 1).......................................................                 5,349                9,605
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S
     DEBENTURES (Note 11).....................................................                     -               28,750
OTHER LIABILITIES (Notes 1, 12, 13)...........................................                 9,038                9,625
DEFERRED INCOME TAXES (Notes 1, 12)...........................................                   499                    -
                                                                                         -----------          -----------
     TOTAL LIABILITIES........................................................             1,132,880            1,481,928
                                                                                         -----------          -----------

COMMITMENTS AND CONTINGENCIES (Notes 1, 17, 21)

STOCKHOLDERS' EQUITY (Notes 1, 12, 13, 14, 15):
PREFERRED STOCK, 2,000,000 shares authorized, none issued.....................                     -                    -
COMMON STOCK ($.10 par value) 8,200,000 authorized shares:
     outstanding 6,784,958 and 6,803,042 at December 31, 1997 and 1998,
     respectively.............................................................                   678                  680
ADDITIONAL PAID IN CAPITAL....................................................                38,347               40,535
RETAINED EARNINGS - substantially restricted..................................                47,943               52,018
TREASURY STOCK - at cost (487,029 shares at December 31, 1998)................                     -               (7,258)
COMMON STOCK PURCHASED BY:
     Employee stock ownership plan............................................                  (986)                (658)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
     (Net of applicable income taxes) (Notes 1, 2, 3, 21).....................                 1,405                 (318)
                                                                                         -----------          -----------
     TOTAL STOCKHOLDERS' EQUITY...............................................                87,387               84,999
                                                                                         -----------          -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................           $ 1,220,267          $ 1,566,927
                                                                                         ===========          ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
--------------------------------------------------------------------------------

                                                                                    1996             1997              1998
                                                                             ===============================================
                                                                                              (In Thousands)
Interest income:
     Loans.............................................................       $   47,997       $   58,386        $   71,996
     Investment securities.............................................              804              758             1,048
     Other investments.................................................            1,490            1,969             3,482
     Mortgage-backed and corporate debt securities.....................            9,949           11,159            21,794
                                                                              ----------       ----------        ----------
         Total interest income.........................................           60,240           72,272            98,320
                                                                              ----------       ----------        ----------
Interest expense:
     Deposits (Note 9) ................................................           26,239           33,856            45,128
     Advances from Federal Home Loan Bank and
         other borrowings (Notes 10 and 11)............................            5,892            7,750            19,864
                                                                              ----------       ----------        ----------
         Total interest expense........................................           32,131           41,606            64,992
                                                                              ----------       ----------        ----------

Net interest income....................................................           28,109           30,666            33,328

Provision for loan losses (Note 5) ....................................              164              170                77
                                                                              ----------       ----------        ----------

Net interest income after provision for loan losses....................           27,945           30,496            33,251
                                                                              ----------       ----------        ----------
Other income:
     Servicing income and other fees...................................            3,201            3,606             4,598
     Net gain on sale of loans, mortgage-backed securities and
         investments...................................................            1,215              190             2,502
     Miscellaneous.....................................................              460            1,114             1,590
                                                                              ----------       ----------        ----------
         Total other income............................................            4,876            4,910             8,690
                                                                              ----------       ----------        ----------
Operating expense:
     Employee compensation and benefits................................           12,776           13,900            16,422
     Occupancy and equipment...........................................            4,648            4,908             6,231
     Loss (gain) on real estate owned..................................              (69)            (153)              (72)
     Marketing.........................................................              604              633               767
     Federal deposit insurance premium.................................            4,958              464               556
     Miscellaneous.....................................................            3,792            4,483             5,783
                                                                              ----------       ----------        ----------
         Total operating expense.......................................           26,709           24,235            29,687
                                                                              ----------       ----------        ----------

Income before provision for income taxes...............................            6,112           11,171            12,254
                                                                              ----------       ----------        ----------
Provision (benefit) for income taxes: (Note 12)
     Current...........................................................            3,417            5,573             5,579
     Deferred..........................................................             (855)            (820)             (737)
                                                                              ----------       ----------        ----------
         Total provision for income taxes..............................            2,562            4,753             4,842
                                                                              ----------       ----------        ----------

              Net income...............................................       $    3,550       $    6,418        $    7,412
                                                                              ==========       ==========        ==========

Earnings per share: (Note 19)
     Basic.............................................................       $      .54       $      .96        $     1.12
                                                                              ==========       ==========        ==========
     Diluted...........................................................       $      .53       $      .95        $     1.10
                                                                              ==========       ==========        ==========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
--------------------------------------------------------------------------------

                                                                                1996             1997                1998
                                                                           ================================================
                                                                                            (In Thousands)
Net Income................................................................   $   3,550       $     6,418        $     7,412
Other comprehensive income, net of tax:
     Unrealized gains (losses) on assets available for sale:
         Unrealized holding gains (losses) arising during period..........      (1,277)              623               (910)
         Less: reclassification adjustment for gains realized in  net
                 income...................................................        (525)                -               (813)
                                                                           -----------       -----------        -----------

Comprehensive income (Note 20)............................................   $   1,748       $     7,041        $     5,689
                                                                           ===========       ===========        ===========

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
--------------------------------------------------------------------------------

                                                                                                              Accumulated
                                                                                                   Recogni-      Other
                                                                 Retained              Employee     tion      Comprehen-
                                                   Additional    Earnings-               Stock       and         sive
                                         Common    Paid In     Substantially Treasury  Ownership  Retention     Income
                                          Stock    Capital      Restricted     Stock      Plan       Plan       (Loss)      Total
                                        =========  =========   ===========   ========  =========   ========   ==========   ========
                                                                               (In Thousands)
Balance - December 31, 1995 ........... $   672    $ 37,170    $ 42,764      $    -    $ (1,644)   $   (280)   $  2,584    $ 81,266

Net Income for the year ended
     December 31, 1996 ................       -           -       3,550           -           -           -           -       3,550
Stock Options exercised (Note 14) .....       5         387           -           -           -           -           -         392
Common Stock retired ..................      (2)       (285)          -           -           -           -           -        (287)

Recognition of unrealized decrease in
     fair value of assets available for
     sale, net of income taxes ........       -           -           -           -           -           -      (1,802)     (1,802)

Amortization of deferred compensation -
     Employee Stock Ownership Plan and
     Recognition and Retention Plan ...       -         125           -           -         329         280           -         734

Cash dividends declared ...............       -           -      (2,130)          -           -           -           -      (2,130)

                                        --------------------------------------------------------------------------------------------


Balance - December 31, 1996 ...........     675      37,397      44,184           -      (1,315)          -         782      81,723

Net Income for the year ended
     December 31, 1997 ................       -           -       6,418           -           -           -           -       6,418
Stock Options exercised (Note 14) .....       4         525           -           -           -           -           -         529
Common Stock retired ..................      (1)       (142)          -           -           -           -           -        (143)

Recognition of unrealized increase in
     fair value of assets available for
     sale, net of income taxes ........       -           -           -           -           -           -         623         623
Amortization of deferred compensation -
     Employee Stock Ownership Plan ....       -         567           -           -         329           -           -         896
Cash dividends declared ...............       -           -      (2,659)          -           -           -           -      (2,659)

                                        --------------------------------------------------------------------------------------------


Balance - December 31, 1997 ...........     678      38,347      47,943           -        (986)          -       1,405      87,387

Net Income for the year ended
     December 31, 1998 ................       -           -       7,412           -           -           -           -       7,412
Stock Options exercised (Note 14) .....       2         323           -           -           -           -           -         325
Common Stock retired ..................       -        (115)          -           -           -           -           -        (115)

Purchase of treasury stock ............       -           -           -      (5,752)          -           -           -      (5,752)

Reclassification of common stock held
     by SMPIAP and related obligation
     (Note 13) ........................       -       1,506           -      (1,506)          -           -           -           -
Recognition of unrealized decrease in
     fair value of assets available for
     sale, net of income taxes ........       -           -           -           -           -           -      (1,723)     (1,723)

Amortization of deferred compensation -
     Employee Stock Ownership Plan ....       -         474           -           -         328           -           -         802
Cash dividends declared ...............       -           -      (3,337)          -           -           -           -      (3,337)

                                        --------------------------------------------------------------------------------------------


Balance - December 31, 1998 ........... $   680    $ 40,535    $ 52,018    $ (7,258)   $   (658)     $    -    $   (318)   $ 84,999
                                        ============================================================================================


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
--------------------------------------------------------------------------------

                                                                                       1996              1997             1998
                                                                                   ============================================
                                                                                                  (In Thousands)
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net Income.............................................................            $  3,550          $  6,418         $  7,412
Adjustments to reconcile net income to net cash provided by (used for)
operating activities:
   Depreciation........................................................               1,238             1,258            1,796
   ESOP and Recognition and Retention Plan compensation expense........                 734               765              803
   Accretion of discounts, amortization of premiums and goodwill, and
    other deferred yield items.........................................                (820)             (414)           1,405
   Provision for loan losses...........................................                 164               170               77
   Provisions for losses and net (gains) losses on sales of real estate
    owned..............................................................                (110)             (189)             (48)
   Net (gain) loss on sale of:
         Loans.........................................................                (340)             (190)          (1,147)
         Corporate debt securities.....................................                   -                 -             (109)
         Mortgage-backed securities....................................                (875)                -           (1,246)
         Office properties and equipment...............................                   -                 -               43
         Other assets..................................................                   -              (702)               -
(Increase) decrease in accrued interest receivable.....................                  13            (1,507)          (1,145)
(Increase) decrease in other assets....................................                 165            (3,409)          (1,654)
Increase (decrease) in drafts payable..................................                (706)            2,392            4,256
Increase (decrease) in deferred income taxes...........................              (1,974)             (387)             673
Increase (decrease) in other liabilities...............................                (321)              661              566
                                                                                   --------          --------         --------
         Net cash from operating activities............................                 718             4,866           11,682
                                                                                   --------          --------         --------
CASH FLOW FROM (FOR) INVESTING ACTIVITIES:
Loan originations and principal payments on loans......................            (124,601)         (125,911)        (125,997)
Principal payments received on mortgage-backed securities..............              23,608            22,325          125,105
Purchases of:
   Loans...............................................................             (21,153)          (35,647)         (45,157)
   Mortgage-backed securities..........................................              (9,962)         (131,956)        (310,581)
   Corporate debt securities...........................................                   -                 -          (55,343)
   Government and agency securities....................................             (10,029)          (13,566)          (5,347)
   Federal Home Loan Bank stock........................................                   -            (5,283)          (4,974)
   Office properties and equipment.....................................              (3,985)           (4,724)         (18,277)
Proceeds from sales of:
   Loans...............................................................              17,357            11,824           54,850
   Federal Home Loan Bank stock........................................                   -                 -            1,271
   Corporate debt securities...........................................                   -                 -            9,843
   Real estate acquired in settlement of loans and held for investment.               1,195             1,647            1,470
   Mortgage-backed securities available for sale.......................              20,516                 -           27,290
   Other Assets........................................................                   -               798                -
Proceeds from maturities of investment securities......................              28,490             7,000            2,660
Cash used to purchase BankBoynton, a Federal Savings Bank
         net of cash received relating to purchase.....................                   -            (4,367)               -
Other..................................................................                 845             2,004            1,465
                                                                                   --------          --------         --------
         Net cash used for investing activities........................             (77,719)          (275,856)       (341,722)
                                                                                   --------          ---------        --------
CASH FLOW FROM (FOR) FINANCING ACTIVITIES:
Common stock options exercised.........................................                 105               308               79
Purchase of treasury stock.............................................                   -                 -           (5,752)
Sale of subordinated debentures, net...................................                   -                 -           27,277
Cash dividends paid....................................................              (1,971)           (2,566)          (3,316)
Net increase (decrease) in:
   NOW accounts, demand deposits and savings accounts..................               8,046            27,858           58,568
   Certificates of deposit.............................................              91,492           108,033          189,838
   Advances from Federal Home Loan Bank................................              (2,652)          147,874           64,049
   Other borrowed funds................................................                   -             3,780            3,201
   ESOP Loan...........................................................                (276)           (1,104)               -
   Advances by borrowers for taxes and insurance.......................                (286)              211              298
                                                                                   --------          --------         --------
         Net cash from financing activities............................              94,458           284,394          334,242
                                                                                   --------          --------         --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................              17,457            13,404            4,202
CASH AND CASH EQUIVALENTS, Beginning of year...........................              24,963            42,420           55,824
                                                                                   --------          --------         --------
CASH AND CASH EQUIVALENTS, End of year.................................            $ 42,420          $ 55,824         $ 60,026
                                                                                   ========          ========         ========

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fidelity Bankshares, Inc. ("the Company") became the parent of Fidelity Federal Savings Bank of Florida ("the Bank") on January 29, 1997, as a result of a tax-free reorganization, accounted for in the same manner as a pooling of interests merger. Consequently, the Bank is now a wholly-owned subsidiary of the Company.

The accounting and reporting policies of the Company and its subsidiary conform, in all material respects, to generally accepted accounting principles. The following summarizes the more significant of these policies:

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, the Bank and the Bank's wholly-owned subsidiary, Fidelity Realty and Appraisal Services, Inc. ("FRAS"). All significant intercompany balances and transactions have been eliminated. Neither the Bank nor its subsidiary are or have been involved in any joint ventures during any periods presented.

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

Cash Equivalents - For presentation purposes in both the consolidated statements of financial position and the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

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

Interest Rate Risk - The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (See
Note 5 for the composition of the mortgage loan portfolio at December 31, 1997 and 1998). Mortgage loans and investment securities are funded primarily with short-term liabilities which have interest rates that vary with market rates over time. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual duration of interest-earning assets and interest-bearing liabilities may differ significantly from the stated duration as a result of prepayment, early withdrawals, and similar factors.

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

The Bank complies with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Recognition and Disclosures," an amendment of SFAS No. 114. These standards address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards included the identification of commercial, business and commercial real estate loans which are considered impaired under provisions of SFAS No. 114. Groups of smaller-balance homogeneous loans (generally residential mortgage and consumer installment and other loans) are collectively evaluated for impairment. Adoption of these statements did not have a material impact on the Bank's financial position or results of operations.

Under the provisions of these standards a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rates as the discount rate. Alternatively, measurement may also be based on observable market prices, or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

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

Goodwill - Goodwill resulting from the acquisition of deposits from the Resolution Trust Corporation ("RTC") is being amortized on a straight-line basis over five years. Goodwill resulting from the acquisition of BankBoynton, a federal savings bank, is being amortized on a straight-line basis over fifteen years. The balance of goodwill, included in other assets at December 31, 1997 and 1998 was $ 2,796,000 and $ 2,394,000, respectively.

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

Income Taxes - The Company and its subsidiary file consolidated federal and state income tax returns. Income taxes are allocated to the Company and its subsidiary as though separate tax returns are being filed (See Note 12).

Deferred income taxes are provided on items recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

Earnings Per Common Share - Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period after giving retroactive effect to the stock dividend in 1995, less the weighted average unallocated ESOP shares of common stock.

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

Impact of New Accounting Issues - In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company has adopted SFAS No. 130, which has resulted in a change in the financial statement presentation but did not have an impact on the Company's consolidated financial position, results of operations or cash flows. All prior years were reclassified to comply with SFAS No. 130. Management has evaluated SFAS No. 131 and has determined the Company does not operate reportable segments as defined by SFAS No. 131.

In June, 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time adopting SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and, accordingly, would apply to the Company beginning on April 1, 2000. The Company plans to adopt the standard at that time and does not presently intend to reclassify securities between categories. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

In October, 1998 the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" which amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." Statement No. 65, as amended by Statement No. 115 and Statement No. 125, required that after securitization of a mortgage loan held for sale, a mortgage banking enterprise classify the resulting security as a trading security. Statement No. 134 amends this section to require that after the securitization of mortgage loans held for sale, the entity classify the resulting mortgage-backed security or other retained interests based on its ability and intent to sell or hold those investments. SFAS No. 134 is effective for the first quarter beginning after December 15, 1998 and accordingly would apply to the Company for the quarter ended March 31, 1999. The Company has not engaged in retaining securities after the securitization of its mortgage loans held for sale and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 134 is not expected to have a material impact on the Company's financial statements.

Reclassifications - Certain amounts in the 1996 and 1997 consolidated financial statements have been reclassified to conform to the 1998 presentation.

2. GOVERNMENT AND AGENCY SECURITIES AVAILABLE FOR SALE

Securities available for sale are summarized as follows:



                                                             -------------------------------------------------------------
                                                                                Gross            Gross         Estimated
                                                             Amortized        Unrealized      Unrealized          Fair
                                                                Cost            Gains           Losses           Value
                                                             =============================================================
                                                                                 (Dollars in Thousands)
December 31, 1997:
     Municipal Bonds.................................         $  2,202          $     14        $       -       $   2,216
     United States Government and agency securities..           13,798                63                -          13,861
                                                              --------          --------        ---------       ---------
     Total...........................................         $ 16,000          $     77        $       -       $  16,077
                                                              ========          ========        =========       =========
     Weighted average interest rate..................             5.90%
                                                              ========


December 31, 1998:

     Municipal Bonds.................................         $  2,883          $     25        $       8       $   2,900
     United States Government and agency securities..           15,795               129                -          15,924
                                                              --------          --------        ---------       ---------
     Total...........................................         $ 18,678          $    154        $       8       $  18,824
                                                              ========          ========        =========       =========
     Weighted average interest rate..................             5.08%
                                                              ========

The following table sets forth the contractual maturity of the Bank's securities available for sale at December 31, 1997 and 1998.

                                                                 December 31, 1997                  December 31, 1998
                                                             -------------------------------------------------------------
                                                              Amortized       Estimated          Amortized      Estimated
                                                                Cost         Fair Value            Cost        Fair Value
                                                             =============================================================
                                                                                      (In Thousands)
Due in one year or less.............................          $    660         $   661          $ 12,897        $ 13,006
Due after one year, through two years...............            15,340          15,416             5,781           5,818
                                                              --------         -------          --------        --------
     Total..........................................          $ 16,000         $16,077          $ 18,678        $ 18,824
                                                              ========         =======          ========        ========

The Bank had total Government and Agency securities available for sale pledged at December 31, 1997 and 1998 of $ 12,175,000 and $ 15,394,000, respectively. Of the $ 15,394,000 of securities pledged at December 31, 1998, $ 700,000 was pledged for customer accounts that exceeded $ 100,000, $ 2,000,000 was pledged as collateral for "Treasury Tax and Loan" (TT&L) accounts held for the benefit of the federal government, and the remaining $ 12,694,000 was pledged as collateral for customer repurchase agreements.

There were no sales of government and agency securities during the years ended December 31, 1996, 1997 and 1998.

3. MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities available for sale at December 31, 1997 and 1998 are summarized as follows:


                                       --------------------------------------------------------------------------------
                                                                  Gross                Gross               Estimated
                                         Amortized             Unrealized            Unrealized               Fair
                                            Cost                  Gains                Losses                Value
                                       ================================================================================
                                                                        (In Thousands)
December 31, 1997:
   FHLMC-fixed rate.................     $  77,304              $   1,273              $    332             $  78,245
   FNMA-fixed rate..................        26,429                    150                    82                26,497
   GNMA-fixed rate..................        29,840                    653                    64                30,429
   FHLMC CMO-fixed rate.............         5,087                      -                     6                 5,081
   FHLMC-adjustable rate............        20,303                    284                     2                20,585
   FNMA-adjustable rate.............        24,880                    268                    29                25,119
   GNMA-adjustable rate.............         1,553                     33                     -                 1,586
   FNMA CMO-adjustable rate.........        18,558                    148                     -                18,706
   FHLMC CMO-adjustable rate........        27,874                     38                    28                27,884
                                         ---------              ---------              --------             ---------
      Total.........................     $ 231,828              $   2,847              $    543             $ 234,132
                                         =========              =========              ========             =========


December 31, 1998:
   FHLMC-fixed rate.................     $  64,255              $     378              $    412             $  64,221
   FNMA-fixed rate..................        64,115                    577                   141                64,551
   GNMA-fixed rate..................        20,311                    112                    29                20,394
   FHLMC CMO-fixed rate.............        58,243                     29                    29                58,243
   FHLMC-adjustable rate............        11,213                    151                    57                11,307
   FNMA-adjustable rate.............        11,485                    157                    13                11,629
   GNMA-adjustable rate.............           996                      -                     1                   995
   FNMA CMO-adjustable rate.........        44,867                    246                   253                44,860
   FHLMC CMO-adjustable rate........        91,630                    387                   569                91,448
   FHLMC CMO-fixed rate.............        21,642                     38                    65                21,615
                                         ---------              ---------              --------             ---------
      Total.........................     $ 388,757              $   2,075              $  1,569             $ 389,263
                                         =========              =========              ========             =========

There were $ 19.6 million in sales of mortgage-backed securities classified as available for sale during the year ending December 31, 1996 resulting in proceeds of $ 20.5 million, gross realized gains of $ 875,000 and no gross realized losses. There were no sales of mortgage-backed securities classified as available for sale during 1997. There were $ 26.0 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 1998 resulting in proceeds of $ 27.3 million, gross realized gains of $ 1.2 million and no gross realized losses.

At December 31, 1998 the Bank had $ 106.7 million of mortgage-backed securities pledged to the State of Florida as collateral for certificates of deposit.

4. CORPORATE DEBT SECURITIES AVAILABLE FOR SALE

Investment grade, adjustable rate and trust preferred securities of other financial institutions are summarized as follows:


                                                             -------------------------------------------------------------
                                                                                Gross            Gross         Estimated
                                                             Amortized        Unrealized      Unrealized          Fair
                                                                Cost            Gains           Losses           Value
                                                             =============================================================
                                                                                 (Dollars in Thousands)
December 31, 1998
     Total..........................................          $ 45,653          $      -        $   1,165       $  44,488
                                                              ========          ========        =========       =========
     Weighted average interest rate.................              6.34%
                                                              ========

All of the Corporate debt securities available for sale contractually mature in the years 2027 or 2028.

During 1998 there were $ 9.7 million in sales of corporate debt securities classified as available for sale resulting in gross proceeds of $ 9.8 million, gross realized gains of $ 109,000 and no gross realized losses.

During 1998, the Bank began to diversify its investments in mortgage-backed securities by purchasing investment grade rated, floating rate trust preferred securities of other financial institutions. In doing so, the Bank was relying on regulations which permit an investment of up to 35% of its assets in "commercial paper and corporate debt securities." In November of 1998, the Office of Thrift Supervision ("OTS") issued TB-73, which among other matters stated concerns over institutions' investment in trust preferred securities, citing increased interest rate risks as a result of the predominant fixed rate nature of such securities and that some of these securities could have their maturities extended at the issuer's option. As a result, the OTS adopted limitations on the investment of such securities to 15% of a regulated institution's equity, but adopted a method by which an institution could appeal the limitation.

At December 31, 1998, the Bank's investment in trust preferred securities was 2.8% of its assets and 42.7% of its regulatory capital. Most issues of trust preferred securities appear to be fixed rate and unrated as to credit risk including Fidelity Bankshares, Inc.'s issue of "Guaranteed Preferred Beneficial Interests in Company's Debentures." However, the Bank's investment policy specifically restricts its investment in such securities to $ 50 million, investment grade and floating rate to improve its interest rate risk. The Bank has appealed to the OTS to permit it to continue its investment at current levels and noted in its appeal that its investments had floating interest rates and the issuer's did not have the option to extend the maturities. Management of the Bank is unable to predict the outcome of its appeal.

5. LOANS RECEIVABLE

Loans receivable at December 31, 1997 and 1998 consist of the following:

                                                                                    1997             1998
                                                                            ================================
                                                                                     (In Thousands)
One-to-four single family, residential real estate mortgages.........         $  717,610       $  826,680
Commercial and multi-family real estate mortgages....................             64,525           74,671
Real estate construction-primarily residential.......................             38,577           53,515
Participations-primarily residential.................................              3,172            2,249
Land loans-primarily residential.....................................             12,116            8,583
                                                                              ----------       ----------
Total first mortgage loans...........................................            836,000          965,698
Consumer Loans.......................................................             47,758           48,270
Commercial business loans............................................             32,710           46,958
                                                                              ----------       ----------
Total gross loans....................................................            916,468        1,060,926
Less:
     Undisbursed portion of loans in process.........................             54,471           84,155
     Unearned discounts, premiums and deferred loan fees (costs), net             (2,554)          (3,621)
     Allowance for loan losses.......................................              3,294            3,226
                                                                              ----------       ----------

Loans receivable-net.................................................         $  861,257       $  977,166
                                                                              ==========       ==========

The amount of loans on which the Bank has ceased accruing interest or does not charge interest aggregated approximately $ 2,995,000 and $ 3,845.000, net of specific valuation allowances of $ 235,000 and $ 162,000, at December 31, 1997 and 1998, respectively. The amount of interest not accrued relating to these loans was approximately $ 168,000 and $ 203,000 at December 31, 1997 and 1998, respectively. Management believes the allowance for possible loan losses is adequate.

An analysis of the changes in the allowance for loan losses for the years ended December 31, 1996, 1997 and 1998 is as follows. There were no recoveries during the years presented.

                                                                         1996                1997               1998
                                                                 ===================================================
                                                                                    (In Thousands)
Balance at beginning of period..............................      $     2,265         $     2,263        $     3,294
Increase in allowance due to purchase of BankBoynton........                -               1,167                  -
Current provision...........................................              164                 170                 77
Charge-offs.................................................             (166)               (306)              (145)
                                                                  -----------         -----------        -----------

Ending balance..............................................      $     2,263         $     3,294        $     3,226
                                                                  ===========         ===========        ===========

The Bank originates both adjustable and fixed rate mortgage loans. Included in the loans receivable at December 31, 1998 are $5.5 million of loans held for sale. These loans are recorded at the lower of cost or market. Loans held for sale at December 31, 1997 amounted to $3.0 million.

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. An analysis of the recorded investment in impaired loans owned by the Bank at December 31, 1996, 1997 and 1998 and the related allowance for those loans is as follows:

                                                           1996                    1997                     1998
                                                  =======================================================================
                                                                              (In Thousands)

                                                     Loan      Related       Loan       Related       Loan      Related
                                                   Balance    Allowance     Balance    Allowance    Balance    Allowance
Impaired loan balances and related allowances:
Loans with related allowance for loan losses...... $     646   $     256   $     500    $     235   $     324   $     162
Loans without related allowance for loan losses...     2,725           -       2,730            -       3,685           -
                                                   ---------   ---------   ---------    ---------   ---------   ---------
                                                   $   3,371   $     256   $   3,230    $     235   $   4,009   $     162
                                                   =========   =========   =========    =========   =========   =========

Average balance of impaired loans................. $   3,777               $   3,301                $   3,620
                                                   =========               =========                =========

No interest income was recorded on impaired loans during the impairment periods shown.

The Bank's policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent and cease accruing interest thereafter. Any interest ultimately collected is credited to income in the period of recovery.

At December 31, 1998, the composition and maturity or repricing of the loan portfolio is presented below:

 ..........................Fixed Rate..........................      ......................Adjustable Rate..................
Term of Maturity                                    Book Value      Term to Rate Adjustment                      Book Value
                                                (In Thousands)                                               (In Thousands)
1 year or less                                     $    93,963      1 year or less                               $  282,768
1 year-3 years                                          12,712      1 year-3 years                                   81,398
3 years-5 years                                         10,914      3 years-5 years                                  77,956
5 years-10 years                                        50,056      5 years-10 years                                 64,499
10 years-20 years                                      171,256      10 years-20 years                                 1,973
Over 20 years                                          212,523      Over 20 years                                       908
                                                   -----------                                                   ----------

Total                                              $   551,424      Total                                        $  509,502
                                                   ===========                                                   ==========

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

The Bank makes fixed rate loan commitments for periods generally not exceeding sixty days. At December 31, 1997 and 1998 the Bank had commitments outstanding to originate fixed rate mortgage loans as follows:

                                                   1997         1998
                                                 =====================
                                                     (In Thousands)
   15 Years to Maturity
        6.00 - 6.25.....................         $      -      $   234
        6.26 - 6.50.....................                -        1,788
        6.51 - 6.75.....................              175          506
        6.76 - 7.00.....................              349          416
        7.01 - 7.25.....................              472            -
        7.26 - 7.50.....................              667          137
        7.51 - 7.75.....................              120           35
        7.76 - 8.00.....................              135            -
        8.01 - 8.25.....................              199          811
        8.26 - 8.50.....................              480            -
        8.51 - 8.75.....................                -            -
        8.76 - 9.00.....................               30            -
        9.01 - 9.25.....................                -            -
   16 - 30 Years to Maturity
        6.26 - 6.50.....................               80           81
        6.51 - 6.75.....................                -          294
        6.76 - 7.00.....................               60          347
        7.01 - 7.25.....................              285        1,348
        7.26 - 7.50.....................            3,668          526
        7.51 - 7.75.....................            1,282          731
        7.76 - 8.00.....................            1,187          399
        8.01 - 8.25.....................              312            -
        8.26 - 8.50.....................              651            -
        8.51 - 8.75.....................              150            -
        8.76 - 9.00.....................                -            -
        Over 9.00.......................                -            -
                                                 --------      -------

   Total................................         $ 10,302      $ 7,653
                                                 ========      =======

Because the above commitments generally are funded within sixty days, management of the Bank feels that related interest rate risk of the commitments is minimal.

The Bank's lending markets are primarily concentrated in Palm Beach, Martin and St. Lucie counties in Southeast Florida.

Commercial Real Estate Lending - The Bank originates and purchases commercial real estate loans, which totaled $ 64,525,000 and $ 74,671,000 at December 31, 1997 and 1998, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Accordingly, Bank management establishes greater provisions for probable but not yet identified losses on these loans than on less risky residential mortgage loans. The composition of commercial real estate loans and its primary collateral at December 31, 1997 and 1998 are approximately as follows:

                                                            1997            1998
                                                         ==========================
                                                               (In Thousands)
    Office buildings...............................      $    9,247      $    8,756
    Retail buildings...............................           9,661           8,749
    Warehouses.....................................           9,975          10,043
    Multi family...................................          13,199          15,653
    Hotels and motels..............................              54             404
    Land...........................................          12,910          16,261
    Other property improvements....................           9,479          14,805
                                                         ----------      ----------

    Total..........................................      $   64,525      $   74,671
                                                         ==========      ==========

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a federally chartered savings and loan association's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA. The Bank is federally chartered and subject to this limitation. FIRREA does not require divestiture of any loan that was lawful when it was originated. At December 31, 1998, the Bank estimates that, while complying with this limitation, it could originate an additional $ 350.3 million of commercial real estate loans, though the Bank's current business plan indicates no intentions to do so.

Loans to One Borrower Limitation - The Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus except for loans not to exceed $ 500,000. This 15% limitation results in a dollar limitation of approximately $ 15.9 million at December 31, 1998. At December 31, 1998, the Bank met the loans to one borrower limitation under currently existing regulations.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid balances of these loans at December 31, 1997 and 1998 were $ 60.0 million and $ 72.1 million, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $ 228,781 and $ 339,849 at December 31, 1997 and 1998, respectively.

The Bank offers loans to its employees, including Directors and Senior Management at prevailing market interest rates. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time.

The loans to Directors, Executive Officers, and associates of such persons amounted to $ 1,185,000 and $ 2,525,000 at December 31, 1997 and 1998,
respectively, which did not exceed 5% of retained earnings.

Collateral for Advances from the Federal Home Loan Bank - The terms of a new security agreement with the FHLB entered into in 1998 include a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to the advances, when discounted at 75% of the unpaid principal balances (See Note 10).

6. OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at December 31, 1997 and 1998 are summarized as follows:

                                                         1997             1998
                                                      ==========================
                                                            (In Thousands)

Land..........................................        $   5,681        $   8,534
Buildings and improvements....................           17,194           29,386
Furniture and equipment.......................            8,868           10,963
                                                      ---------        ---------
Total.........................................           31,743           48,883
Less accumulated depreciation.................           10,303           11,175
                                                      ---------        ---------
Office properties and equipment - net.........        $  21,440        $  37,708
                                                      =========        =========

7. REAL ESTATE OWNED

Real estate owned at December 31, 1997 and 1998 consists of the following:

                                                          1997            1998
                                                       =========================
                                                             (In Thousands)

Real estate owned................................      $      967      $     907
Valuation allowance..............................               -              -
                                                       ----------      ---------
Real estate owned - net..........................      $      967      $     907
                                                       ==========      =========

8. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 1997 and 1998 consists of the following:


                                                        1997            1998
                                                     ==========================
                                                           (In Thousands)

  Loans..........................................    $     4,421    $     4,649
  Investments....................................            453            584
  Mortgage-backed securities.....................          1,530          2,316
                                                     -----------    -----------
  Accrued interest receivable....................    $     6,404    $     7,549
                                                     ===========    ===========

9. DEPOSITS

The weighted-average interest rates on deposits at December 31, 1997 and 1998 were 4.50% and 4.42%, respectively. Deposit accounts, by type and range of rates at December 31, 1997 and 1998 consist of the following:

                        Account Type and Rate                       1997          1998
                                                                  ======================
                                                                      (In Thousands)
Non-interest-bearing NOW accounts..........................       $ 35,888      $ 57,002
NOW, Super NOW and funds transfer accounts
     1997 and 1998, 1.05% and 1.07%, respectively..........         82,152        94,848
Passbook and statement accounts
     1997 and 1998, 2.58% and 2.75%, respectively..........        105,082       127,494
Variable-rate money market accounts
     1997 and 1998, 2.83% and 3.09%, respectively..........         42,135        44,481
                                                                  --------      --------

Total non-certificate accounts.............................        265,257       323,825
                                                                  --------      --------

Certificates:
     1.01% - 2.00%.........................................            895         1,018
     2.01% - 3.00%.........................................            301             -
     3.01% - 4.00%.........................................              6             6
     4.01% - 5.00%.........................................         11,225       125,019
     5.01% - 6.00%.........................................        441,810       564,002
     6.01% - 7.00%.........................................        152,453       106,719
     7.01% - 8.00%.........................................            353           157
     8.01% - 9.00%.........................................             40             -
                                                                  --------      --------

Total certificates.........................................        607,083       796,921
                                                                  --------      --------

Total......................................................       $872,340    $1,120,746
                                                                  ========    ==========

Individual deposits greater than $ 100,000 at December 31, 1997 and 1998 aggregated approximately $ 96,648,000 and $ 237,274,000, respectively.

Interest on deposit accounts, presented in the consolidated statements of operations, is net of interest forfeited by depositors on early withdrawal of certificate accounts of approximately $ 106,000, $ 128,000 and $ 160,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Scheduled maturities of certificate accounts are as follows:

                                                                   December 31,
                                               -----------------------------------------------------
                                                 1997                                         1998
                                          -------------------                          -------------------
                                    Amount                   Percent             Amount                   Percent
                                   ==============================================================================
         Maturity                                               (Dollars in Thousands)
Less than 1 year .............     $387,511                   63.83%            $254,281                   31.91%
1 year-2 years ...............      112,307                   18.50              257,954                   32.37
2 years-3 years ..............       56,921                    9.38              175,171                   21.98
3 years-4 years ..............       22,103                    3.64               18,207                    2.28
4 years-5 years ..............       26,060                    4.29               90,120                   11.31
Thereafter ...................        2,181                     .36                1,188                     .15
                                   --------                  ------             --------                  ------
Total ........................     $607,083                  100.00%            $796,921                  100.00%
                                   ========                  ======             ========                  ======

Under FIRREA, any insured depository institution that does not meet its applicable minimum capital requirements may not accept brokered deposits after December 7, 1992. This prohibition includes renewals and rollovers of existing brokered deposits and deposit solicitations at higher than prevailing interest rates paid by institutions in the Bank's normal market area. Even though the Bank meets all of the applicable minimum capital requirements at December 31, 1998, the Bank had no brokered deposits.

Interest expense on deposits consists of the following during the years ended December 31, 1996, 1997 and 1998:

                                              1996              1997              1998
                                           =============================================
                                                           (In Thousands)
Passbook accounts................          $   1,723         $   1,892         $   2,184
NOW accounts.....................                937               730             3,194
Money market accounts............              1,075               901               877
Certificate accounts.............             22,504            30,333            38,873
                                           ---------         ---------         ---------

Total............................          $  26,239         $  33,856         $  45,128
                                           =========         =========         =========

10. ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank had outstanding advances from the FHLB of $ 239,091,000 with interest rates ranging from 5.21% to 8.21% and $ 303,140,000 with interest rates ranging from 4.78% to 8.21% at December 31, 1997 and 1998, respectively. The advances at December 31, 1998 are repayable as follows:

                    Years Ending
                    December 31,                    Amount
                 ===========================================
                                             (In Thousands)

                        1999                  $      28,349
                        2000                         25,024
                        2001                          4,354
                        2002                        122,500
                        2003                          6,586
                     Thereafter                     116,327
                                              -------------

                        Total                 $     303,140
                                              =============

During 1997, the Bank entered into a collateral agreement with the FHLB which includes a blanket floating lien that requires the bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances. (See Notes 3 and 5).

11. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY DEBENTURES

On January 21, 1998 the Company issued $ 28.75 million of mandatorily redeemable, Preferred Securities out of a grantor trust, Fidelity Capital Trust I, a Delaware statutory trust, which was created by the Company for this sole purpose. As its only asset, the trust owns $ 28.75 million of Guaranteed Preferred Beneficial Interests in the Company's Debentures due January 31, 2028, purchased with the proceeds of the preferred securities issuance. Interest from the Company's debentures is payable quarterly at a rate of 8.375%, annually. The interest will be used to fund distributions on the preferred securities. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company.

Distributions on the preferred securities are cumulative and are payable at the same rate as the Company's debentures described above. The Company's debentures are redeemable in whole, in the event the Company's mutual holding company parent converts to stock form beginning January 31, 2000 at 107% of principal amount and in any event the debentures are redeemable at 100% of principal amount in whole or in part, commencing

January 31, 2003. The preferred securities are subject to mandatory redemption, in whole or in part as applicable, upon the repayment of the debentures. The proceeds from the securities, to the extent invested in common stock of the Bank, are considered to be Tier 1 capital for regulatory purposes. Of the net proceeds of $ 27.3 million from the sale of the preferred securities, the Company invested $ 25 million in common stock of the Bank. The preferred securities are traded on the Nasdaq National Market system under the symbol "FFFLP."

12. INCOME TAXES

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

The components of the provisions for income taxes for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                              1996              1997            1998
                                                            ==========================================
                                                                           (In Thousands)

Current - federal...................................        $  2,993          $ 4,872          $ 4,902
Current - state.....................................             424              701              677
                                                            --------          -------          -------
Total current.......................................           3,417            5,573            5,579

Deferred - federal and state........................            (855)            (820)            (737)
                                                            --------          -------          -------
Total...............................................        $  2,562          $ 4,753          $ 4,842
                                                            ========          =======          =======

The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

                                                                      Years Ended December 31,
                                                       1996                    1997                      1998
                                              ----------------------   ----------------------    ---------------------
                                               Amount            %       Amount            %       Amount           %
                                           ============================================================================
                                                                  (Dollars in Thousands)
Tax at federal tax rate.................      $  2,139        35.0%     $   3,910       35.0%     $   4,289       35.0%
State income taxes, net of federal
     income tax benefits................           220         3.6            375        3.3            350        2.9
Benefit of graduated rates..............           (61)       (1.0)          (101)      (0.9)           (92)      (0.8)
Employee stock ownership plan...........             -           -            190        1.7            184        1.5
Other...................................           264         4.3            379        3.4            111         .9
                                              ---------    -------      ---------    -------      ---------    -------

Total provision and effective tax rate..      $   2,562       41.9%     $   4,753       42.5%     $   4,842       39.5%
                                              =========    =======      =========    =======      =========    =======

The tax effect of temporary differences which give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                                       December 31,
                                                                                -------------------------
                                                                                   1997            1998
                                                                                =========================
                                                                                       (In Thousands)
Deferred tax liabilities:
Depreciation........................................................            $    847         $    878
Loan fee income.....................................................               1,938            1,515
FHLB stock dividends................................................               1,115            1,160
Unrealized appreciation in securities...............................                 976                -
Excess of tax bad debt reserve over book reserve....................                 174              227
Deferred state taxes................................................                   -               62
Deferred compensation...............................................                  25                -
                                                                                --------         --------
Gross deferred tax liabilities......................................               5,075            3,842
                                                                                --------         --------

Deferred tax assets:
Executive death benefit.............................................                 409              461
Amortization........................................................                 287              368
Retirement plan.....................................................               2,849            3,131
Deferred compensation...............................................                 853              939
Unrealized depreciation in securities...............................                   -              195
Other...............................................................                 178              191
                                                                                --------         --------
Gross deferred tax assets...........................................               4,576            5,285
Less valuation allowances for deferred tax assets...................                   -                -
                                                                                --------         --------

Gross deferred tax assets...........................................               4,576            5,285
                                                                                --------         --------
Net deferred tax liabilities (assets)...............................            $    499         $ (1,443)
                                                                                ========         ========

During 1996, a law was enacted that repealling Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including the Bank, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for Federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six year period beginning in 1996. The recapture has no effect on the Company's statement of operations as taxes were provided for in prior years in accordance with SFAS No. 109, "Accounting for Income Taxes." The timing of this recapture may be delayed for a one or two year period to the extent that the Bank originates more residential loans than the average originations in the past six years. The Bank met the origination requirement for 1996 and 1997 and, therefore, delayed the recapture until the six year period beginning in 1998. The recapture amount of $ 3.7 million will result in payments to the IRS totaling $ 1.4 million which has been previously accrued. The same legislation forgave the tax liability on pre-1987 accumulated bad debt reserves which would have penalized any thrift choosing to adopt a bank charter because the tax would have become due and payable. The unrecorded potential liability that was forgiven approximated $ 2.9 million.

13. PENSION AND EMPLOYEE BENEFIT PLANS

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

Components of the Bank's Pension Plan are as follows:

                                                         1997            1998
                                                       ========================
                                                           (In Thousands)
CHANGE IN BENEFIT OBLIGATIONS
     Benefit obligation, beginning of period ......    $  7,190       $  7,967
     Service cost .................................         498            552
     Interest cost ................................         575            582
     Actuarial (gain) loss ........................        (258)         1,132
     Benefit paid .................................         (38)           (93)
                                                       --------       --------
     Benefit obligation, end of period ............    $  7,967       $ 10,140
                                                       ========       ========

CHANGE IN PLAN ASSETS
     Fair value of plan assets,
       beginning of period.........................    $  6,284       $  7,804
     Actual return on plan assets .................       1,154            978
     Employer's contribution ......................         404            983
     Benefits paid ................................         (38)           (93)
                                                       --------       --------
     Fair value of plan assets, end of period .....    $  7,804       $  9,672
                                                       ========       ========

FUNDED STATUS
     Funded status ................................    $   (163)      $   (468)
     Unrecognized net actuarial (gain) loss .......         (50)           737
     Unrecognized prior service cost ..............        (214)          (184)
                                                       --------       --------
     Net amount recognized ........................    $   (427)      $     85
                                                       ========       ========

Components of net periodic benefit cost are as follows:

                                          For the Years Ended December 31,
                                        ------------------------------------
                                          1996          1997          1998
                                        ====================================
                                                   (In Thousands)

Service cost .......................    $   410       $   498       $   552
Interest cost ......................        535           575           582
Return on assets ...................       (816)       (1,154)         (978)
Amortization of prior service cost..        (30)          (30)          (30)
Recognition of net actuarial loss...        463           681           345
                                        -------       -------       -------

Net periodic benefit cost ........      $   562       $   570       $   471
                                        =======       =======       =======

For the years ended December 31, 1996, 1997 and 1998, pension expense amounts were based upon actuarial computations.

The assumptions used in computing the present value of the projected benefit obligation and the net periodic pension expense are as follows:

                                                        1996     1997     1998
                                                      ==========================


Discount rate in determining benefit obligation ..      7.75%    7.25%    6.75%

Rate of increase in future compensation levels for
    determining benefit obligations ..............      5.00%    5.00%    4.50%

Expected return on plan assets ...................      8.00%    8.00%    8.00%

In accordance with the actuarially determined computation under SFAS No. 87, the Bank funded $ 983,000 as required for the 1998 plan year.

Savings Plan - Effective January 1, 1988, the Board of Directors approved a 401(k) deferred savings plan for all Bank employees who are 21 years of age with one or more years of service. The 401(k) deferred savings plan allows qualified employees to save from 1% to 15% of their income. Presently, one-half of an employee's contribution is matched by the Bank, up to 3% of the employee's salary. The Bank's matching percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. The Bank's contribution to the plan totaled $ 170,000, $ 183,000 and $ 210,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Retirement Plans - During 1989, the Bank established non-qualified defined benefit plans for certain officers and directors. The director's plan became effective on January 1, 1991. For the years ended December 31, 1996, 1997 and 1998, the net periodic pension expense for the Supplemental Executive Retirement Plan for Officers totaled $ 964,000, $ 951,000 and $ 1,090,000, respectively. The projected benefit obligation as of December 31, 1996, 1997 and 1998, was estimated at $ 5,217,000, $ 6,049,000 and $ 6,560,000, respectively. For 1996,
1997 and 1998, respectively, the discount rates used to measure the projected benefit obligation were 7.75%, 7.25% and 6.75%. The rate of increase in future compensation levels in 1996 and 1997 was 5.00% and 1998 was 4.50%. For the years ended December 31, 1996, 1997 and 1998, the net periodic pension expense for the Retirement Plan for the Director's totaled $ 273,000, $ 227,000 and $ 171,000, respectively. The projected benefit obligation for the Retirement Plan for Directors as of December 31, 1996, 1997 and 1998 was estimated at $ 1,514,000,
$ 1,475,000 and $ 1,503,000, respectively. For 1996, 1997 and 1998, the discount rates used to measure that projected benefit obligation were 7.75%, 7.25% and 6.75%, respectively. The rate of increase in future compensation levels for the Retirement Plan for Directors was 5.00% in all years. The provisions of SFAS No. 87 require recognition in the statement of financial position of the additional minimum liability and related intangible asset for a retirement plan with accumulated benefits in excess of plan assets. This resulted in the recognition at December 31, 1997 and 1998, of an additional liability and an intangible asset of $ 291,000 and $ 25,000, respectively. There was no material effect on earnings or cash requirements to fund the retirement plans. These additional liability and intangible asset amounts as of December 31, 1997 and 1998 are recorded in the account balances captioned other liabilities and other assets, respectively, in the accompanying consolidated statements of financial position.

Incentive Program - The Bank also has a Senior Management Performance Incentive Award Program, "SMPIAP," to provide the opportunity for those executives to be rewarded in future earnings growth. A designated percentage of income at December 31 of each year is used to determine the award fund contribution. This percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. Awards amounting to $ 120,000, $ 229,000 and $ 252,000, were made during the calendar years 1996, 1997 and 1998, respectively, for distribution in subsequent years. The assets of the SMPIAP are held in a Rabbi trust for the benefit of senior management. The SMPIAP participants may elect to invest their awards in either Company stock or other third party investment options. Pursuant to the provisions of Emerging Issues Task Force Issue No. 97-14 ("EITF 97-14") which became effective during 1998, the assets of the Rabbi trust are included in the accompanying financial statements and are accounted as follows: (1) Assets, other than Company stock, (primarily trading securities) are included in other assets at fair value ($ 443,000 at December 31, 1998) with the corresponding obligation to the employees of a like amount included in other liabilities. Changes in the fair value of the assets and changes in the amount of the liability are included in earnings; and (2) Company stock (147,029 shares at December 31, 1998) is carried at cost ($ 1.5 million at December 31, 1998) and included in treasury stock with the corresponding obligation to the employees (which can only be settled through delivery of the shares) of a like amount included in additional paid-in capital. Prior to the adoption of EITF 97-14, the assets of the Rabbi trust and the corresponding obligations were carried at cost and included in other assets and other liabilities, respectively. The changes in accounting as a result of the adoption of EITF 97-14 had no effect on net income or earnings per share.

Employee Stock Ownership Plan - On January 7, 1994, in connection with the Bank's Plan of Reorganization into a Mutual Holding Company, the Bank adopted a tax qualified Employee Stock Ownership Plan ("ESOP") for all eligible employees. The ESOP purchased 193,200 shares of the Bank's stock at the date of the Reorganization. The funds used to purchase the shares were borrowed from a third party lender. Effective June 30, 1997, the loan was purchased and is now held by Fidelity Bankshares, Inc. and therefore has been eliminated in consolidation at December 31, 1997 and 1998. The Bank will contribute to the ESOP sufficient funds to pay the principal and interest on this loan over seven years. Benefits generally become 100% vested after five years of credited service. However, contributions to the ESOP and shares allocated among participants proportional to repayment of the seven year ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, subject to regulatory maximum limitations. The Bank recognized $ 462,000, $ 765,000 and $ 802,000, by a charge against income in 1996, 1997 and 1998, respectively, under this plan.

Bank Recognition and Retention Plans - On January 7, 1994, in connection with the Bank's Plan of Reorganization into a Mutual Holding Company, the Bank adopted two Recognition and Retention Plans to encourage key employees and Directors to remain with the Bank. Both plans, consisting of a total of 121,440 shares of restricted stock after the 10% stock dividend, were awarded and were allocated to the affected employees and Directors. These shares vested ratably over the three years ended December 31, 1996. The Bank recognized $ 280,000 by a charge against income in 1996. There were no such charges against income in 1997 and 1998.

14. Stock Option Plan

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

                                                Options Price
                               -------------------------------------------------
                                                   Average
                                    Number of      Exercise
                                     Options       Price Per       Aggregate
                                   Outstanding       Share           Price
                               =================================================
Options Outstanding
-------------------
Balance - December 31, 1995..        265,650       $   9.09       $ 2,414,758
                                 -----------       --------       -----------
     Granted ................             --             --                --
     Exercised ..............        (43,117)          9.09          (391,934)
     Canceled ...............             --             --                --
                                 -----------       --------       -----------

Balance - December 31, 1996..        222,533           9.09         2,022,824
                                 -----------       --------       -----------
     Granted ................             --             --                --
     Exercised ..............        (47,101)          9.09          (428,148)
     Canceled ...............         (1,595)          9.09           (14,499)
                                 -----------       --------       -----------

Balance - December 31, 1997..        173,837           9.09         1,580,177
                                 -----------       --------       -----------
     Granted ................             --             --                --
     Exercised ..............        (21,414)          9.09          (194,653)
     Canceled ...............           (440)          9.09            (4,000)
                                 -----------       --------       -----------
Balance - December 31, 1998..        151,983       $   9.09       $ 1,381,524
                                 ===========       ========       ===========

15. REGULATORY CAPITAL REQUIREMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tangible capital of not less than 1.5% of adjusted total assets, Total capital to risk-weighted assets of not less than 8%, Tier I capital of not less than 3.0% of adjusted total assets, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). As of December 31, 1998, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the OTS categorized the Bank as "Well Capitalized" under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.

In 1998, the Company invested $ 25 million of the proceeds from its issuance of the Guaranteed Preferred Beneficial Interests in Company's Debentures in common stock of the Bank. In the table which follows, Stockholders' Equity includes such additional investment. Management believes this investment qualifies as core capital and Tier 1 capital. In the event regulatory authorities adopt, retroactively, a different standard for determining core capital and Tier 1 capital, amounts presented at December 31, 1998 as $ 104.115 million could be reduced by $ 25 million and ratios presented could be adjusted accordingly.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                               To be Considered
                                                                                    Minimum for                Well Capitalized
                                                                                  Capital Adequacy           for Prompt Corrective
                                                        Actual                        Purposes                 Action Provisions
                                          -----------------------------------------------------------------------------------------
                                                   Ratio      Amount              Ratio      Amount           Ratio       Amount
                                          -----------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)

As of December 31, 1997 Stockholders'
     Equity and ratio to total assets               7.0%    $    85,559
                                            ===========

Unrealized increase in market value
     of assets available for sale
     (net of applicable income taxes)                            (1,405)
Goodwill ............................                            (3,083)
Disallowed servicing assets .........                               (30)
                                                            -----------
Tangible capital and ratio to
     adjusted total assets ..........               6.6%    $    81,041            1.5%    $    18,228
                                            ===========     ===========     ==========     ===========
Tier I (core) capital and ratio to
     adjusted total assets ..........               6.7%    $    81,041            3.0%    $    36,457          5.0%    $    60,761
                                            ===========     ===========     ==========     ===========   ==========     ===========
Tier I (core) capital and ratio to
     risk-weighted total assets .....              13.6%    $    81,041            4.0%    $    23,751          6.0%    $    35,626
                                            ===========                     ==========     ===========   ==========     ===========

Allowable Tier 2 capital:
General loan valuation allowances ...                             2,242
Equity investments ..................                                (1)
                                                            -----------
Total risk-based capital and ratio to
     risk-weighted total assets .....              14.0%    $    83,282            8.0%    $    47,501         10.0%    $    59,377
                                            ===========     ===========     ==========     ===========   ==========     ===========

Total assets ........................                       $ 1,219,735
                                                            ===========

Adjusted total assets ...............                       $ 1,215,217
                                                            ===========

Risk-weighted assets ................                       $   593,768
                                                            ===========

As of December 31, 1998 Stockholders'
     Equity and ratio to total assets               6.8%    $   106,244
                                            ===========

Unrealized decrease in market value
     of assets available for sale
     (net of applicable income taxes)                               318
Goodwill ............................                            (2,394)
Disallowed servicing assets .........                               (53)
                                                            -----------
Tangible capital and ratio to
     adjusted total assets ..........               6.6%    $   104,115            1.5%    $    23,472
                                            ===========                     ==========     ===========
Tier I (core) capital and ratio to
     adjusted total assets ..........               6.7%    $   104,115            3.0%    $    46,943          5.0%    $    78,239
                                            ===========     ===========     ==========     ===========   ==========     ===========
Tier I (core) capital and ratio to
     risk-weighted total assets .....              12.0%    $   104,115            4.0%    $    34,814          6.0%    $    52,221
                                            ===========     ===========     ==========     ===========   ==========     ===========

Allowable Tier 2 capital:
General loan valuation allowances ...                             2,352
Equity investments ..................                                 -
                                                            -----------
Total risk-based capital and ratio to
     risk-weighted total assets .....              12.2%    $   106,467            8.0%    $    69,628         10.0%    $    87,036
                                            ===========     ===========     ==========     ===========   ==========     ===========

Total assets ........................                       $ 1,566,900
                                                            ===========

Adjusted total assets ...............                       $ 1,564,771
                                                            ===========

Risk-weighted assets ................                       $   870,355
                                                            ===========

At periodic intervals, both the OTS and the FDIC routinely examine the Company's and the Bank's financial statements as part of their legally proscribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the financial statements be adjusted in accordance with their findings.

During the year ended December 31, 1998, an OTS examination resulted in no significant adjustments to the consolidated financial statements.

16. ACQUISITION OF BANKBOYNTON

On December 5, 1997, the Bank acquired, for cash, all the outstanding stock of BankBoynton, a thrift institution located in Boynton Beach, Florida. The acquisition has been accounted for under the purchase method of accounting and the results of operation of BankBoynton are included in the Consolidated Statements of Operations from the date of acquisition. The excess of cost over net assets acquired amounted to approximately $ 2.3 million and will be charged against operations over a period of fifteen years, using the straight-line method of amortization.

The following unaudited pro-forma information shows the condensed consolidated results of operation as though the above acquisition, including the related purchase accounting adjustments, had been made at the beginning of the year:

                                                   1996         1997
                                                 ======================
                                                     (In Thousands,
                                                   except per share
                                                         data)

     Net interest income..................       $ 29,883      $ 32,752
     Net income...........................       $  3,337      $  5,861
     Basic earnings per share.............       $    .51      $    .88
     Diluted earnings per share...........       $    .50      $    .87

The unaudited pro-forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition been made at the beginning of the respective periods, or of results which may occur in the future.

17. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed and variable rate mortgage loans are generally based on the market rates in effect on the date the loan application is taken. Commitments generally have fixed expiration dates of no longer than 60 days and other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Bank's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. At December 31, 1998, the Bank had commitments to extend credit for or purchase mortgage loans of $ 38,611,000 ($ 7,653,000 in fixed rate commitments, see Note 5, and the balance of commitments in either variable rate or for which rates had not yet been set). The Bank also has a pre-approval program which commits dollar amounts to potential loan customers based on their credit history. This program, however, does not commit to locked in rates. No fees are received in connection with such commitments.

The Bank leases various property for original periods ranging from one to seventy-two years. Rent expense for the years ended December 31, 1996, 1997 and 1998, was approximately $ 682,000, $ 638,000 and $ 658,000, respectively. At December 31, 1998, future minimum lease payments under these operating leases are as follows:


         Years Ending December 31,                               Amount
        ----------------------------------------------------------------
                                                         (In Thousands)

                    1999                                    $   726,735
                    2000                                        741,901
                    2001                                        674,893
                    2002                                        631,833
                    2003                                        645,869
                 Thereafter                                   2,827,570
                                                            -----------
                    Total                                   $ 6,248,801
                                                            ===========

The Bank has entered into a three year employment agreement with its Chief Executive Officer. This agreement, among other matters, would provide for severance payments of up to three years salary in the event of termination for reasons other than cause. In addition, the Bank has entered into severance agreements with four of its executive officers. The severance agreements would provide for payments of up to three years salary for these executives, but only in the event of change of control of the Bank.

18. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

                                                               For the Years Ended December 31,
                                                              ---------------------------------
                                                                1996         1997        1998
                                                              =================================
                                                                       (In Thousands)
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes .............................      $ 2,810      $ 5,016      $ 5,916
                                                              =======      =======      =======
Cash paid for interest on deposits and other borrowings       $31,879      $41,782      $63,196
                                                              =======      =======      =======

Supplemental Schedule of Noncash Investing and Financing
Activities:
Real estate acquired in settlement of loans ............      $   593      $ 2,403      $ 1,542
                                                              =======      =======      =======

19. EARNINGS PER SHARE

The weighted-average number of shares used to calculate basic and diluted earnings per share, including the adjustments for the Bank's leveraged Employee Stock Ownership Plan (ESOP), Management Recognition Plan (MRP) and stock options for the years ended December 31, 1996, 1997 and 1998, are as follows:


                              For the Year Ended December         For the Year Ended December       For the Year Ended December
                                       31, 1996                             31, 1997                          31, 1998
                            --------------------------------------------------------------------------------------------------------

                             Income     Shares    Per-Share      Income      Shares   Per-Share     Income      Shares    Per-Share
                               (1)        (2)      Amount         (1)          (2)      Amount        (1)         (2)      Amount
                            ========================================================================================================

                                                             (In Thousands, except per share data)
Net income ..............  $3,550,000                          $6,418,000                          $7,412,000
Basic EPS:
Mortgage loans
Income available to
  common stockholders ..   $3,550,000   6,583,118   $   0.54   $6,418,000   6,661,401   $   0.96   $7,412,000   6,644,096   $   1.12

                                                    ========                            ========                            ========

Effect of diluted shares:
  Common stock options ..                  84,380                             104,760                              91,881
                                        ---------                           ---------                           ---------
Diluted EPS:
Income available to
  common stockholders ...  $3,550,000   6,667,498   $   0.53   $6,418,000   6,766,161   $   0.95   $7,412,000   6,735,977   $   1.10
                           ==========   =========   ========   ==========   =========   ========   ==========   =========   ========

(1) Numerator
(2) Denominator

Weighted average shares outstanding for the year ended December 31, 1998 were reduced for treasury shares held by the Bank's SMPIAP and increased for the corresponding liability for settlement to the Bank's employees. (See Note 13).

Pursuant to Statement of Position 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, ESOP shares that have not been committed to be released are not considered to be outstanding.

20. OTHER COMPREHENSIVE INCOME

An analysis of the changes in Accumulated Other Comprehensive Income for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                              December 31,
                                 1996             1997            1998
                               -----------------------------------------
                                              Unrealized
                                            Gains (Losses)
                                            on Securities
                               =========================================
                                            (In Thousands)
Beginning Balance ...........  $ 2,584          $   782         $ 1,405
Current-period change .......   (1,802)             623          (1,723)
                               -------          -------         -------
Ending balance ..............  $   782          $ 1,405         $  (318)
                               =======          =======         =======

An analysis of the related tax effects allocated to Other Comprehensive Income is as follows:

                                  December 31, 1996                   December 31, 1997                   December 31, 1998
                            -------------------------------    --------------------------------    --------------------------------

                                         Tax                                 Tax                                 Tax
                            Before-tax (Expense) Net-of-Tax    Before-tax (Expense)  Net-of-Tax    Before-tax (Expense)  Net-of-Tax
                             Amount    Benefit    Amount        Amount     Benefit    Amount        Amount     Benefit    Amount
                            =======================================================================================================
                                                                        (In Thousands)
Unrealized gain (loss) on
assets available for sale:
 Unrealized holding gains
     (losses) arising .....  $(2,149)    $   872    $(1,277)    $ 1,055    $  (432)    $   623    $(1,539)    $   629    $  (910)
     during period
 Less: reclassification
     adjustment for gains .     (875)        350       (525)         --         --          --     (1,355)        542       (813)
                             -------     -------    -------     -------    -------     -------    -------     -------    -------
     realized in net income
Other comprehensive income   $(3,024)    $ 1,222    $(1,802)    $ 1,055    $  (432)    $   623    $(2,894)    $ 1,171    $(1,723)
                             =======     =======    =======     =======    =======     =======    =======     =======    =======

21. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments - Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), "Disclosure About Fair Value of Financial Instruments," as amended by SFAS No. 119, requires additional disclosures of fair values of financial instruments in the notes to the consolidated financial statements. Fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions. Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique.

Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Bank could realize in a current transaction.

                                                                  December 31, 1997                December 31, 1998
                                                            --------------------------------------------------------------
                                                              Carrying           Fair          Carrying           Fair
                                                               Amount           Value           Amount           Value
                                                            ==============================================================
                                                                                    (In Thousands)
Assets:
  Cash and amounts due from depository institutions.        $  22,136         $ 22,136         $  27,951       $   27,951
  Interest-bearing deposits.........................           33,688           33,688            32,075           32,075
  Assets available for sale.........................          250,209          250,209           452,575          452,575
  Loans receivable (net)............................          861,257          870,162           977,166        1,152,248
Liabilities:
  Deposits..........................................          872,340          873,741         1,120,746        1,130,266
  Other borrowed funds..............................            3,780            3,780             6,981            6,977
  Advances from the Federal Home Loan Bank..........          239,091          239,963           303,140          306,989
  Guaranteed Preferred Beneficial Interests
     in Company's Debentures........................               --               --            28,750           31,268

The following methods and assumptions were used to estimate fair value of each major class of financial instrument at December 31, 1997 and 1998.

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

Other Borrowed Funds - Fair value is estimated using rates currently offered for advances from the Federal Home Loan Bank with similar maturities.

Advances from the Federal Home Loan Bank - The fair value of these advances is estimated by discounting the future cash flows of these advances using the current rates at which similar term advances could be obtained.

Guaranteed Preferred Beneficial Interests in Company's Debentures - The fair value is estimated by discounting the future cash flows of these debentures using the yield for 30 year Treasury Bond plus 250 basis points.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of these commitments is insignificant.

22. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial position as of December 31, 1997, and 1998 and the condensed statement of operations and statement of cash flows for the three years then ended should be read in conjunction with the Consolidated Financial Statements and related notes. Since the organization of the parent company was accounted for in a manner similar to a pooling of interests, these statements have been presented as if the parent company was in existence for all periods covered by the Consolidated Financial Statements.


                                                     December 31,
                                                ----------------------
                                                  1997          1998
                                                ======================
                                                    (In Thousands)
STATEMENT OF FINANCIAL CONDITION
   Assets:
     Cash and cash equivalents .............     $   411      $  6,122
     ESOP loan receivable ..................         828           509
     Investment in and advances to Bank ....      86,710       106,482
     Other assets ..........................         217         1,437
                                                --------      --------
Total assets ...............................     $88,166      $114,550
                                                ========      ========

Liabilities ................................     $   779      $ 29,551
Stockholders' Equity .......................      87,387        84,999
                                                --------      --------
Total liabilities and stockholders' equity..     $88,166      $114,550
                                                ========      ========

                                                                                          Years Ended December 31,
                                                                          ----------------------------------------------------
                                                                                 1996               1997               1998
                                                                          ====================================================
                                                                                               (In Thousands)
STATEMENT OF OPERATIONS
   Income:
      Income ........................................................           $     -           $     42           $    173
      Expenses ......................................................                 -                541              2,753
                                                                               --------           --------           --------
      Income before income taxes and equity in earnings of Bank .....                 -               (499)            (2,580)

      Income tax benefit ............................................                 -                204                983
                                                                               --------           --------           --------
      Income before equity in earnings of Bank ......................                 -               (295)            (1,597)
      Equity in earnings of Bank ....................................             3,550              6,713              9,009
                                                                               --------           --------           --------
      Net income ....................................................           $ 3,550           $  6,418           $  7,412
                                                                               ========           ========           ========

STATEMENT OF CASH FLOWS
   Cash flow from (for) operating activities:
   Net income .......................................................           $ 3,500            $ 6,418           $  7,412
   Adjustments to reconcile net income to
      net cash used for operating activities
         Equity in earnings of Bank .................................            (3,550)            (6,713)            (9,009)
   Other ............................................................                 -               (148)             1,024
                                                                               --------           --------           --------
   Net cash used for operating activities ...........................                 -               (443)              (573)
                                                                               --------           --------           --------

   Cash flow from (for) investing activities:
   Dividends received from Bank .....................................             1,971              3,554             11,600
   Purchase of ESOP loan ............................................                 -               (966)                 -
   Principal payments on ESOP loan ..................................                 -                138                319
   Investment in subsidiary .........................................                 -                  -            (25,000)
   Other ............................................................                 -                386              1,077
                                                                               --------           --------           --------
   Net cash from investing activities ...............................             1,971              3,112            (12,004)
                                                                               --------           --------           --------

   Cash flow from (for) financing activities:
   Proceeds from the sale of stock ..................................                 -                308                 79
   Purchase of treasury stock .......................................                 -                  -             (5,752)
   Sale of Guaranteed Preferred Beneficial
      Interests in Company's Debentures (net) .......................                 -                  -             27,277
   Cash dividends paid ..............................................            (1,971)            (2,566)            (3,316)
                                                                               --------           --------           --------
   Net cash used for financing activities ...........................            (1,971)            (2,258)            18,288
                                                                               --------           --------           --------

   Net increase in cash and cash equivalents ........................                 -                411              5,711
   Cash and cash equivalents, Beginning of year .....................                 -                  -                411
                                                                               --------           --------           --------
   Cash and cash equivalents, End of year ...........................           $     -            $   411           $  6,122
                                                                               ========           ========           ========

Payment of dividends to Fidelity Bankshares, Inc. by the Bank is subject to various limitations by bank regulatory agencies. Undistributed earnings of the Bank available for distribution as dividends under these limitations were $ 22.0 million and $ 18.4 million as of December 31, 1997 and 1998, respectively.


22.      Quarterly Financial Data (Unaudited)

                                                           First                Second                Third               Fourth
                                                          Quarter               Quarter              Quarter              Quarter
                                                        ===========================================================================
                                                                                       (In Thousands)
Year ended December 31, 1997:
  Interest income ...............................         $ 16,297              $ 17,417             $ 18,684             $ 19,874
  Interest expense ..............................            8,967                 9,899               10,850               11,890
                                                          --------              --------             --------             --------
    Net interest income .......................              7,330                 7,518                7,834                7,984
                                                          --------              --------             --------             --------

  Provision for loan losses .....................               51                    21                   57                   41
  Non-interest income ...........................              902                 1,003                1,790                1,215
  Non-interest expenses .........................            6,041                 5,967                6,073                6,154
  Income taxes ..................................              906                 1,068                1,484                1,295
                                                          --------              --------             --------             --------
    Net Income ..................................         $  1,234              $  1,465             $  2,010             $  1,709
                                                          ========              ========             ========             ========
                                                           First                Second                Third               Fourth
                                                          Quarter               Quarter              Quarter              Quarter
                                                        ===========================================================================
                                                                                       (In Thousands)
Year ended December 31, 1998:
  Interest income ...............................         $ 22,820              $ 24,461             $ 25,502             $ 25,537
  Interest expense ..............................           14,280                16,110               17,055               17,547
                                                          --------              --------             --------             --------
    Net interest income .........................            8,540                 8,351                8,447                7,990
                                                          --------              --------             --------             --------

  Provision for loan losses .....................              (69)                   20                    6                  120
  Non-interest income ...........................            1,914                 2,287                2,426                2,063
  Non-interest expenses .........................            7,013                 7,333                7,369                7,972
  Income taxes ..................................            1,417                 1,292                1,358                  775
                                                          --------              --------             --------             --------
         Net Income .............................         $  2,093              $  1,993             $  2,140             $  1,186
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

Management assessed its internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and TFR instructions as of December 31, 1998 in relation to criteria for effective internal control over financial reporting described in "Internal Control-- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management believes the Company and the Bank maintained an effective internal control structure over financial reporting, presented in conformity with generally accepted accounting principles and TFR instructions, as of December 31, 1998.

Compliance with Designated Laws and Regulations

Management is also responsible for compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that the Company and the Bank has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1998.

by: /s/ Vince Elhilow                    by: /s/ Richard Aldred
   -----------------------------------      ------------------------------------
President and Chief Executive Officer    Executive Vice President-Chief
                                         Financial Officer
February 22, 1999

Independent Accountants' Report


To the Audit Committee
Fidelity Federal Savings Bank of Florida
West Palm Beach, Florida


We have examined management's assertion that, as of December 31, 1998, Fidelity Bankshares, Inc. and its subsidiary, Fidelity Federal Savings Bank of Florida, maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Office of Thrift Supervision Instructions for Thrift Financial Reports for Schedules SC, SO, and the Reconciliation of Equity Capital included on Schedule SI included in the accompanying Report on Management's Assertions as to the Effectiveness of its Internal Control Structure over Financial Reporting and Compliance with Designated Laws and Regulations, dated February 22, 1999.

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

Because of inherent limitations in any internal control structure, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies may deteriorate.

In our opinion, management's assertion that, as of December 31, 1998, Fidelity Bankshares, Inc. and its subsidiary, Fidelity Federal Savings Bank of Florida, maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Office of Thrift Supervision Instructions for Thrift Financial Reports for Schedules SC, SO, and the Reconciliation of Equity Capital included on Schedule SI is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.




Certified Public Accountants
West Palm Beach, FL

February 24, 1999