Form 10-K405, Exhibit 13
period 1999-12-31
FIDELITY BANKSHARES INC
filed 2000-03-23
CIK 1028336

                                                                      Exhibit 13

                               Table of Contents

Letter to The Shareholders                                 2

Helping Businesses Succeed                                 6

Right Where Our Customers Need Us                          8

Making The Great American Dream Come True                 10

Serving Customers at Every Stage of Their Lives           12

Board of Directors and Officers                           14

Corporate Information                                     16

Locations                                                 17

Financial Highlights                                      18

Management's Discussion and Analysis of
     Financial Condition and Results of Operation         19

Independent Auditors' Report                              32

Management's Assertions
     as to the Effectiveness of its Internal Control
     Structure over Financial Reporting and Compliance
     with Designated Laws and Regulations                 62

Independent Accountants' Report                           63

Dear Shareholder,

Fidelity Bankshares, Inc. has entered an exciting new century propelled by the strongest performance in the Bank's 47-year history. Virtually every important measurement of our progress showed improvement during 1999, providing us with unprecedented momentum for future growth and positive results.

The results reinforced our belief that customer-focused community banking continues to have a strong future in an era of merged mega-banks. We have always been closely involved with the communities and people we serve. If anything, we are closer to them than ever.

In this report you will see evidence of the increasing ways that we serve our customers and contribute to making their lives more productive. Our customers are celebrated in this book because they are what our business is about. Meeting and often exceeding their needs is the powerful driver of our business. Our financial results strongly suggest we are doing that successfully.

Interest income in 1999 grew by $12.6 million or 12.8%. Net interest income increased by $5.3 million or 16%. Deposits rose 18% to $1.3 billion and total assets rose 10% to $1.7 billion, making us the 6th largest Florida-based bank. For our customers, this growth provides us with additional resources that enable us to strengthen and expand our services to our communities and to reach out to new communities where we have not previously had a presence. For our shareholders, this is how we will continue to increase the value of their investment in our company.

Profits grew to a record $9.1 million or $1.42 per share. Even though this included non-recurring gains, our 1999 operating results on a comparative basis still showed improvement over 1998 operating results. Based on these successful results, our Company's Board of Directors declared quarterly dividends totaling $1.00 per share in 1999, up from $0.95 per share paid in 1998.

These results are all the more remarkable because we generated these gains despite expenses associated with opening a record 10 new offices, bringing the total to 32. This was a 45% increase in our number of offices in a single year. The excellent financial results are attributed to the fact that these 10 new offices are running well ahead of the initial targets we set for them by generating over $86 million in new deposits. Our original projection was $40 million - $50 million in new deposits by the end of the year. Our customers have spoken. They like the new branches and they are using them.

[PICTURE APPEARS HERE]

Fidelity's Senior Management Team on the scaffolding of the new Fidelity Federal building in downtown West Palm Beach.

The 10 new branches included five traditional branches in Palm Beach County, four supermarket branches in Palm Beach and St. Lucie Counties and one branch in the Devonshire retirement community at PGA National. We are very pleased with the reception our customers have given the supermarket branches and the retirement community office. In these cases, we extended our Bank's availability to areas of maximum convenience for our customers. So far, it's proving to be a winning strategy.

In the first quarter of 2000, we opened additional offices in Port St. Lucie and West Delray Beach, bringing the total number of offices to 34. Present plans for additional expansion are for offices in Abacoa Town Center in Jupiter and inside the upcoming Wal-Mart Superstore in Boynton Beach.

As part of our strategic plan for 1999, we made a commitment to substantially change our deposit and lending portfolio to more resemble a commercial bank. In doing this, we have developed and marketed business and personal products that have allowed us to expand our customer base and further leverage our successful customer oriented culture.

We originated a total of $143.9 million in commercial real estate and business lending in 1999, a 173% increase over 1998 and surpassing the goals we set for ourselves in this area by 44%. Successful products included asset based lending, acquisition and development lending, commercial real estate, lines of credit, and accounts receivable financing as well as small business administration (SBA) loans. We made an important investment in hiring talented and experienced top line lending professionals with long-term relationships, which played a significant role in generating these new loans.

Our commercial banking operation realized an increase in commercial deposits of 61%. This increase was comprised of business checking deposits and deposits in the Business Investment Fund, our overnight sweep facility. Cash management services have been instituted to expedite our receipt of customers' receivables and build customer loyalty and satisfaction. In addition, we recorded a 26% increase in core deposits, particularly in money market accounts.

In July 1999, we created Fidelity Insurance as a subsidiary of Fidelity Federal to offer our customers insurance and financial services. In conjunction with this action, we purchased Dunn & Noel, a well-established insurance agency in northern Palm Beach County, and incorporated this firm into our new agency. This purchase gave us an experienced staff and an established client base. During 2000, Fidelity Insurance will add more representatives, making it easier for customers to access them at our growing number of branch offices.

In January 2000, we established a new Trust Division to offer investment management, trust, estate settlement, custodial and IRA services. This is another important step toward our goal of offering a full range of financial services to our customers under one roof.

We are becoming a complete financial services company, offering total personal and business financial services, including brokerage service, and making ourselves more profitable in the process. The best part is we are accomplishing this while remaining a community bank, committed to making banking more convenient and easier for all our customers.

Further reflecting these developments, we changed the name of the Bank in March 2000 to Fidelity Federal Bank and Trust, making it more obvious to our customers that full-service financial services are available at our offices and through our representatives.

While the financial progress we are making is exciting, we also are constantly rewarded by the daily expressions of thanks and gratitude for taking good care of our customers. At the end of the day what we're doing is more than just a successful business strategy. It's a fundamental philosophy about what banking is and should be. Our bank is the second oldest bank in Palm Beach County and to a large degree that's because we have always been relationship-oriented, not transaction-oriented like the big regional and national banks with whom we compete. Relationships are what make a community. Long term, trusting relationships are what make a great bank. It's these relationships that will continue to make Fidelity Federal successful.

/s/ Vince A. Elhilow

Vince A. Elhilow
President and Chief Executive Officer

Helping Businesses Succeed

Since 1952, Fidelity Federal has been committed to helping local businesses grow and prosper. Today, our range of business services is more comprehensive than ever, ranging from traditional deposit and lending services, to sophisticated cash management, investment and retirement programs, all designed to help businesses operate more productively - and more profitably.

[PHOTO]
John Alfeo
Owner,
Hurricane Grill
Northwood area
Restaurant

For example, our business checking accounts enable companies of all sizes to manage their cash more effectively by tailoring their accounts to meet their specific situation - from small businesses to multimillion-dollar enterprises. For even more timely and expedient use of their funds, a growing number of businesses rely on Fidelity Federal for a full range of cash management services including direct payroll deposit, sweep accounts and lockbox services.

Fidelity Federal VISA(R) and MasterCard(R) merchant services, currency service, night depository and deposit pickup services let retail and restaurant operators spend less time handling their finances and more time managing their businesses. And companies of all types find our Easy Pay payroll processing greatly simplifies this complex and time-consuming chore.

One of the most critical needs of any business is capital - and here again, businesses of all types have found they can count on us to help them meet their funding needs, whether they require a line of credit for machinery, equipment, working capital or inventory, or they need sophisticated commercial real estate financing to acquire or develop property. As a local bank, Fidelity Federal is especially attuned to the needs of this area's small businesses, offering SBA loans through the Small Business Administration's 504, Low Doc. and 7A programs.

With the recent addition of Fidelity Insurance as a wholly-owned subsidiary, our business customers can now take an even more coordinated approach to their financial services, managing all of their business insurance needs at the same place they bank. And finally, when it comes to investment programs and retirement planning, local businesses have long relied on Fidelity Federal as the single source they need for a full range of financial planning tools including IRAs, Roth IRAs, SEP and SIMPLE retirement plans.

From fledgling companies just getting started, to established enterprises employing hundreds of people, this area's businesses have found they can count on Fidelity Federal to meet all their financial service needs in a single relationship - a relationship built on trust, performance and a proven commitment to their success.

[PHOTO]
Pierre Larmoyeux
Owner, Peninsular Electric Company
West Palm Beach

Right Where Our Customers Need Us

At Fidelity Federal, we recognize that a bank is more than just a financial institution - in so many ways, a bank is an integral part of customers' lives. That is why we have taken unprecedented steps to make banking simpler and more convenient for our customers.

For example, our expanding network of branches increased to a total of 32 locations in 1999, including four convenient new supermarket branches. Recognizing that grocery-shopping ia a regular part of life, we chose to establish branches within easy reach to save customers an extra trip, while also offering extended operating hours - beyond traditional "banker's hours" - to match today's busy lifestyles. Our innovative new Devonshire branch takes the concept one step further, enabling residents of this retirement community to bank right in their community's clubhouse.

Our traditional "brick and mortar" branches were strategically placed, either in communities where bank mergers had left a gap, or into growing communities where no banking facilities were available. Doing this brings banking conveniently to the customer's reach, and gives the Bank an opportunity to be a committed part of the community it serves.

[PHOTO]

Beyond adding physical locations, Fidelity Federal is also continually exploring innovative new ways for customers to reach us and access our services. For example, with our 24-Hour Bank-Line, customers can check their balances, review recent checks and deposits, and obtain a wide range of other information about their Fidelity Federal accounts, all with a simple toll-free phone call. Fidelity Federal's VISA(R) Check Card lets customers use their checking accounts as easily as they use a credit card. The same card provides 24-hour access to cash and account information at any Fidelity Federal ATM, HONOR(R), Cirrus(R) or Publix Presto(R) location.

Fidelity Federal is committed to putting technology to work in any way possible to further streamline things for our customers. Direct deposit, automatic loan payments, wire transfers and other round-the-clock electronic banking services add to the convenience, while also automating many of the financial tasks that once were performed by hand.

But above all, no matter how they reach us, Fidelity Federal customers count on us to remember the value of a friendly face and a helpful contact - and we believe that's what being a relationship-oriented community bank is really all about.

Making The Great American Dream Come True

Home ownership is a dream as old as America itself - a part of our heritage, and a symbol of our future. No one knows or understands this better than the home loan professionals at Fidelity Federal. As a community bank, we have a genuine interest in seeing as many people as possible realize the dream of owning their own homes, and we are reaching in new innovative ways to make that dream come true.

This means going beyond merely taking applications and approving loans. Instead, every Fidelity Federal mortgage customer is assigned a dedicated "Home Team," consisting of a lending officer, loan processor and loan closer. The team's job is to make sure that the process runs smoothly, that any additional requirements are anticipated early, and that the customer is always kept informed and involved every step of the way.

Fidelity Federal's commitment to the American dream pays off for home buyers in many other ways, as well. For example, pre-approved mortgage commitments give home buyers greater bargaining power and quicker closings, and our construction/permanent mortgages make it easier for customers to build the home of their dreams by handling both the construction loan and permanent mortgage with a single closing - with the permanent mortgage rate locked in at the outset.

We are especially proud of our very active, affordable housing programs, which take advantage of federally backed initiatives to make home ownership possible for thousands of people who otherwise might not qualify for a mortgage. For those who meet the guidelines, these programs offer smaller down payments, lower closing costs, and a variety of other advantages that make home ownership more accessible for first-time home buyers or those with limited means.

With a wide range of mortgage options, decades of local lending experience, and a proven team approach to making the American dream come true, Fidelity Federal is the choice of thousands of Florida homeowners every year.

Robert and Chandra Rabenecker
Mortgage Customers

Serving Customers at Every Stage of Their Lives

As a full-service community bank, Fidelity Federal is committed to meeting our customers' needs at every stage of their lives - forming lifelong relationships, rather than merely performing a series of transactions. Whether they are just starting out on a lifetime financial plan, or managing a sophisticated portfolio of investments and other assets, Fidelity Federal's customers count on us for the expertise, experience and convenient features they need.

For example, many young people receive their first exposure to financial planning through a simple "Kids Account" at Fidelity Federal. They can open their account with as little as $1, and get started on a lifetime savings habit. And as their needs grow more sophisticated, Fidelity Federal will be there to help, with a broad range of specialized financial services designed to achieve a variety of financial goals - from Certificates of Deposit, Statement Savings and high-yielding Money Market Accounts, to convenient checking accounts with a wide variety of balance requirements, interest payments and convenience features.

[PHOTO]

Just as they find savings and checking accounts for every stage of their lives, Fidelity Federal customers also count on us for loans to meet virtually every worthwhile purpose. From their first credit card, to their first car loan, to their home mortgage, to a commercial loan for starting or expanding a business, our customers find a variety of innovative programs that give them the financial power they need to achieve a lifetime of goals and dreams.

Naturally, long-term financial and retirement planning are important parts of this lifetime relationship. Fidelity Federal offers expertise in the full range of these services including Individual Retirement Accounts, Roth IRAs, SEP, and SIMPLE pension programs, as well as variable and fixed annuities through Fidelity Insurance. Most recently, we have added full trust services, bringing on board some of this area's most recognized and experienced trust and estate planning representatives to serve the needs of families as they acquire and maintain wealth.

From the first simple savings account to sophisticated commercial banking, trust and financial services, we at Fidelity Federal are committed to forging lifelong relationships with our customers by offering them convenience, responsive service and, above all, sound financial planning they can depend on - at every stage of their lives.

--------------------------------------------------------------------------------
Fidelity Bankshares, Inc.
--------------------------------------------------------------------------------
Board of Directors
--------------------------------------------------------------------------------

[PICTURE APPEARS HERE]

Joseph B. Shearouse, Jr.
Chairman of the Board

[PICTURE APPEARS HERE]

Vince A. Elhilow
President
Chief Executive Officer

[PICTURE APPEARS HERE]

Keith D. Beaty
President
Chief Executive Officer
Implant Innovations, Inc.

[PICTURE APPEARS HERE]

F. Ted Brown, Jr.
President
Ted Brown Real Estate

[PICTURE APPEARS HERE]

Donald E. Warren, M.D.
Retired Physician

[PICTURE APPEARS HERE]

Karl H. Watson
President
Quarries and Cement
CSR Rinker

--------------------------------------------------------------------------------
Officers
--------------------------------------------------------------------------------

Richard D. Aldred
Executive Vice President
Chief Financial Office

Joseph C. Bova
Executive Vice President

Christopher H. Cook
Executive Vice President
Corporate Counsel

Robert L. Fugate
Executive Vice President

Patricia C. Clager
Corporate Secretary

--------------------------------------------------------------------------------
Fidelity Federal Savings Bank
--------------------------------------------------------------------------------
Directors
--------------------------------------------------------------------------------

Joseph B. Shearouse, Jr.
Chairman of the Board

F. Ted Brown, Jr.

Vince A. Elhilow
President
Chief Executive Officer

Donald E. Warren, M.D.

Keith D. Beaty

Karl H. Watson

--------------------------------------------------------------------------------
Directors Emeriti
--------------------------------------------------------------------------------

Louis B. Bills, Sr.
Louis B. Bills Enterprises

George B. Preston
Chairman Emeritus

Raymond C. Tylander
President
Tylander Realty Corporation

--------------------------------------------------------------------------------
Officers
--------------------------------------------------------------------------------
EXECUTIVE VICE PRESIDENTS

Richard D. Aldred
Chief Financial Officer

Christopher H. Cook
Corporate Counsel

Joseph C. Bova
Lending Operations Manager

Robert L. Fugate
Banking Operations Manager

J. Robert McDonald
President, Fidelity Realty &
Appraisal Services, Inc.
--------------------------------------------------------------------------------
SENIOR VICE PRESIDENTS

Douglas M. Brash
Trust Manager

Brian C. Mahoney
Controller

Debra K. Schiavone
Mortgage Loan Administration

Kenneth B. Stone
Mortgage Loan Production

Edward D. Welch
Corporate Counsel

Robert Heatwole
President, Fidelity Insurance

M. Anita Mixon
Information Services Manager

Shellie R. Schmidt
Banking Administration

Carol A. Stravers
Compliance Officer

John C. Hurley
Internal Auditor

Janice R. Newlands
Director of Human Resources

Joseph B. Shearouse, III
Commercial Loan Manager

Daniel F. Turk
Property and Risk Management

--------------------------------------------------------------------------------
VICE PRESIDENT/CORPORATE SECRETARY

Patricia C. Clager
Administrative Assistant to the Chairman
--------------------------------------------------------------------------------

Martin County Advisory Board
--------------------------------------------------------------------------------
Richard Q. Penick, M.D., Chairman
Retired Physician

J. David Girlinghouse, D.D.S.
Dentist

Owen C. Schwaderer
President
Jensen Beach Land Company

C. Norris Tilton, Esq.
Attorney

Francis X. Wilson
President
Wilson Builders
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Corporate Information
--------------------------------------------------------------------------------
STOCK PRICE INFORMATION

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

--------------------------------------------------------------------------------
INVESTOR RELATIONS

Vince A. Elhilow, President & CEO
Richard D. Aldred, Executive VP & CFO Fidelity Federal
218 Datura Street
West Palm Beach, FL 33401
(561) 659-9900

Hawk Associates, Inc.
204 Ocean Drive
Tavernier, FL 33070
(305) 852-2383

--------------------------------------------------------------------------------
SHAREHOLDER SERVICES &
DIVIDEND REINVESTMENT PLAN

Fidelity Federal
Lucy A. Carr, Assistant Vice President
218 Datura Street
West Palm Beach, FL 33401
(561) 803-9931

--------------------------------------------------------------------------------
ANNUAL REPORT ON 10-K

A copy of the Company's report on Form 10-K, as filed with the Securities and Exchange Commission, is available without charge by written request addressed as set forth under Shareholder Services.

--------------------------------------------------------------------------------
DATE AND PLACE OF ANNUAL MEETING

April 18, 2000, 10:00 a.m. (EDT)
Crowne Plaza Hotel
1601 Belvedere Road
West Palm Beach, FL 33401

--------------------------------------------------------------------------------
GENERAL COUNSEL

Sned, Pruitt, D'Angio & Tucker, P.A.
218 Datura Street
West Palm Beach, FL 33401

--------------------------------------------------------------------------------
SPECIAL COUNSEL

Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, DC 20015

--------------------------------------------------------------------------------
INDEPENDENT AUDITORS

Deloitte & Touche LLP
1645 Palm Beach Lakes Blvd.
Suite 900
West Palm Beach, FL 33401

--------------------------------------------------------------------------------
STOCK TRANSFER AGENT

American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, NY 10005
(800) 937-5449

--------------------------------------------------------------------------------
ELECTRONIC COMMUNICATIONS

News releases issued through PR Newswire are available through Company News On-Call via fax (1-800-758-5804, ext. 281429) or Internet website
(www.prnewswire.com). News releases and other company information also available at www.hawkassociates.com/fffl/.

--------------------------------------------------------------------------------
BANK WEBSITE

Located on the Internet at www.fidfed.com

--------------------------------------------------------------------------------

SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

Quarter Ended          3/31/99   6/30/99   9/30/99   12/31/99
Stock Price
High                  $  23.25  $  18.50  $  19.50  $   17.38
Low                   $  18.00  $  15.25  $  15.50  $   14.13
Dividends declared    $    .25  $    .25  $    .25  $     .25

--------------------------------------------------------------------------------
Locations
--------------------------------------------------------------------------------

BRANCH OFFICES

--------------------------------------------------------------------------------
Palm Beach County

Downtown Office
218 Datura Street
West Palm Beach

45th Street
4520 Broadway
West Palm Beach

Abacoa
5460 S. Central Boulevard
Jupiter

Bear Lakes
701 Village Boulevard
West Palm Beach

Belvedere Marketplace
500 Belvedere Road
West Palm Beach

Boynton Beach
At I-95 and Woolbright Road
1501 Corporate Drive

Century Corners
4835 Okeechobee Boulevard
West Palm Beach

Devonshire
800 Devonshire Boulevard
Palm Beach Gardens

Downtown Lake Worth
412 Lucerne Avenue

Forest Hill
399 Forest Hill Boulevard
West Palm Beach

Grove Market
5060 Seminole Pratt-Whitney Road
Loxahatchee

Jupiter
1240 W. Indiantown Road

Jupiter Farms
10058 Indiantown Road

Jupiter Marketplace
3757 Military Trail

Northlake
950 Northlake Boulevard
Lake Park

Palm Beach
245 Royal Poinciana Way

Palm Beach Gardens
10973 North Military Trail

Palm Springs
3320 S. Congress Avenue

Royal Palm Beach
100 Royal Palm Beach Boulevard

Singer Island
1200 East Blue Heron Boulevard
Riviera Beach

Tequesta
171 Tequesta Drive

Wellington
12000 West Forest Hill Boulevard

West Boynton Beach
9875 Jog Road

West Delray Beach
5017 West Atlantic Avenue

West Forest Hill
3989 Forest Hill Boulevard
West Palm Beach

West Hypoluxo
6400 Hypoluxo Road
Lantana

West Lake Worth
6535 Lake Worth Road

West Linton
16120 Jog Road
Delray Beach

West Okeechobee
At Okeechobee Blvd. and State Rd. 7
10031 Fox Trail Road South
Royal Palm Beach

Martin County

Jensen Beach
1021 N. E. Jensen Beach Blvd.

Kanner/Monterey
2401 South Kanner Highway
Stuart

Martin Square
2980 S. Federal Highway
Stuart


Saint Lucie County

Port St. Lucie
714 S. E. Port St. Lucie Boulevard

Victoria Square Marketplace
281 Port St. Lucie Boulevard
Port St. Lucie

--------------------------------------------------------------------------------
FUTURE BRANCHES
--------------------------------------------------------------------------------

Abacoa Town Center
Main Street
Jupiter

Wal-Mart Boynton Beach
Boynton Beach Blvd.


--------------------------------------------------------------------------------
LOAN PRODUCTION OFFICES

--------------------------------------------------------------------------------
Vero Beach
1701 A1A, Suite 104

Boca Raton
Colony Shoppes at Boca Bay
7400 N. Federal Highway
Suite C6
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                        1995        1996       1997         1998         1999
------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR (In Thousands)

Interest income                                      $ 53,261   $ 60,240   $   72,272   $   98,320   $  110,925
Interest expense                                       28,095     32,131       41,606       64,992       72,255
Net interest income                                    25,166     28,109       30,666       33,328       38,670
Net income                                              4,815      3,550        6,418        7,412        9,114
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE (1)

Net Income:
     Basic                                           $   0.74   $   0.54   $     0.96   $     1.12   $     1.42
     Diluted                                             0.73       0.53         0.95         1.10         1.40
Book value                                              12.31      12.12        12.86        12.49        12.19
Stock price:
     High                                               17.00      18.50        33.00        35.38        23.25
     Low                                                10.23      11.75        17.50        18.75        14.13
     Close                                              16.25      17.75        32.50        22.75        14.13
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE FOR THE YEAR (In Thousands)

Assets                                               $741,777   $824,025   $  995,528   $1,424,178   $1,663,240
Loans receivable, net                                 490,088    605,507      736,463      917,647    1,067,107
Mortgage-backed securities                            145,405    135,973      163,250      357,448      409,653
Investments  (2)                                       63,605     35,530       44,146       70,674       86,181
Deposits                                              567,493    636,297      768,892      993,343    1,221,590
Borrowed funds                                         79,905     85,608      122,490      315,907      333,439
Stockholders' equity                                   77,356     81,339       84,217       88,974       82,567
------------------------------------------------------------------------------------------------------------------------------------
SELECTED PERFORMANCE RATIOS

Return on average assets                                 0.65%      0.43%        0.64%        0.52%        0.55%
Return on average equity                                 6.22%      4.36%        7.62%        8.33%       11.04%
Interest rate spread on average assets                   3.28%      3.30%        3.00%        2.35%        2.45%
------------------------------------------------------------------------------------------------------------------------------------
YEAR END (In Thousands)

Total assets                                         $779,620   $873,562   $1,220,267   $1,566,927   $1,718,933
Investments  (2)                                       43,108     41,740       61,720       66,557       61,478
Cash and amounts due from depository institutions      14,989     15,293       22,136       27,951       41,736
Loans receivable, net                                 532,333    661,700      861,257      977,166    1,164,421
Mortgage-backed securities                            159,761    123,599      234,132      433,751      375,171
Deposits                                              595,180    694,718      872,340    1,120,746    1,321,510
Borrowed funds                                         86,549     83,621      242,871      338,871      290,479
Equity                                                 81,266     81,723       87,387       84,999       83,304
------------------------------------------------------------------------------------------------------------------------------------

(1) All per share items retroactively adjusted to reflect 10% stock dividend distributed November 30, 1995.
(2) Includes Government and Agency securities, interest-bearing deposits and Federal Home Loan Bank stock.

                                      18