Form 10-K, Exhibit 13
period 2003-12-31
FIDELITY BANKSHARES INC
filed 2004-03-11
CIK 1028336

Fidelity Bankshares, Inc.

and Subsidiaries

Consolidated Financial Statements

Table of Contents

Independent Auditors’ Report	F-2

Consolidated Statements of Financial Position at December 31, 2002 and 2003	F-3

Consolidated Statements of Operations for the years ended December 31, 2001, 2002 and 2003	F-4

Consolidated Statements of Comprehensive Operations for the years ended December 31, 2001, 2002 and 2003	F-5

Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2001, 2002 and 2003	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2002 and 2003	F-6

Notes to Consolidated Financial Statements	F-7

Management’s Assertions as to the Effectiveness of its Internal Control Structure Over Financial Reporting and Compliance with Designated Laws and Regulations	F-36

Independent Accountants’ Report	F-37

Independent Auditors’ Report

Board of Directors and Stockholders of

Fidelity Bankshares, Inc.

West Palm Beach, Florida

We have audited the accompanying consolidated statements of financial position of Fidelity Bankshares, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

Deloitte & Touche LLP

Certified Public Accountants

West Palm Beach, Florida

March 9, 2004

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AT DECEMBER 31, 2002 AND 2003

	2002	2003
	(In Thousands, except share data)
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and amounts due from depository institutions	$66,178	$76,090
Interest-earning deposits	63,488	33,797

Total cash and cash equivalents	129,666	109,887

ASSETS AVAILABLE FOR SALE (At fair value):
Municipal bonds and government and agency securities	89,879	122,731
Mortgage-backed securities	109,755	471,228
Corporate debt securities	35,384	—

Total assets available for sale	235,018	593,959
LOANS RECEIVABLE, Net of allowance for loan losses—$8,318 and $11,119 at December 31, 2002 and 2003, respectively	1,935,999	2,191,696
OFFICE PROPERTIES AND EQUIPMENT, Net	67,784	70,663
FEDERAL HOME LOAN BANK STOCK, (At cost)	12,919	13,322
ACCRUED INTEREST RECEIVABLE	9,698	11,127
DEFERRED INCOME TAX ASSET	6,785	7,598
OTHER ASSETS	41,528	49,970

TOTAL ASSETS	$2,439,397	$3,048,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
DEPOSITS	$1,898,341	$2,460,101
OTHER BORROWED FUNDS	44,416	42,089
ADVANCES FROM FEDERAL HOME LOAN BANK	253,371	264,561
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE	3,185	2,816
DRAFTS PAYABLE	6,181	202
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN DEBENTURES	28,750	52,320
OTHER LIABILITIES	36,066	41,624

TOTAL LIABILITIES	2,270,310	2,863,713

COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS’ EQUITY
PREFERRED STOCK, 2,000,000 shares authorized, none issued	—	—
COMMON STOCK ($.10 par value) 30,000,000 authorized shares: outstanding 15,869,787 and 15,024,648 at December 31, 2002 and 2003, respectively	1,587	1,502
ADDITIONAL PAID IN CAPITAL	125,648	106,392
RETAINED EARNINGS—substantially restricted	77,687	89,793
TREASURY STOCK—at cost
1,340,420 and 314,694 shares at December 31, 2002 and 2003, respectively	(21,705)	(1,794)
COMMON STOCK ALLOCATED TO:
Employee stock ownership plan	(4,609)	(4,257)
Recognition and retention plan	(5,986)	(4,410)
ACCUMULATED OTHER COMPREHENSIVE LOSS
(Net of applicable income taxes)	(3,535)	(2,717)

TOTAL STOCKHOLDERS’ EQUITY	169,087	184,509

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,439,397	$3,048,222

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	2001	2002	2003
	(In Thousands, except share data)
Interest income:
Loans	$113,490	$123,492	$128,230
Investment securities	5,072	3,474	1,236
Other investments	3,133	2,895	1,632
Mortgage-backed and corporate debt securities	16,785	8,006	12,585

Total interest income	138,480	137,867	143,683

Interest expense:
Deposits	60,791	40,353	38,605
Advances from Federal Home Loan Bank and other borrowings	20,631	21,415	18,559

Total interest expense	81,422	61,768	57,164

Net interest income	57,058	76,099	86,519
Provision for loan losses	2,054	1,986	3,122

Net interest income after provision for loan losses	55,004	74,113	83,397

Other income:
Service charges on deposit accounts	5,610	7,285	10,082
Fees for other banking services	6,284	8,487	9,788
Net gain on sale of loans	296	74	4,159
Net gain (loss) on sale of investments	279	64	(2,364)
Miscellaneous	1,295	1,081	851

Total other income	13,764	16,991	22,516

Operating expense:
Employee compensation and benefits	31,654	37,173	44,802
Occupancy and equipment	10,558	11,649	14,476
(Gain) loss on real estate owned	(90)	(119)	21
Marketing	1,752	1,970	2,130
Federal deposit insurance premium	282	290	322
Miscellaneous	11,566	12,606	14,762

Total operating expense	55,722	63,569	76,513

Income before provision for income taxes	13,046	27,535	29,400

Provision (benefit) for income taxes:
Current	6,254	11,290	12,813
Deferred	(1,088)	(553)	(1,334)

Total provision for income taxes	5,166	10,737	11,479

Net income	$7,880	$16,798	$17,921

Earnings per share:
Basic	$0.52	$1.12	$1.24

Diluted	$0.51	$1.11	$1.22

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	2001	2002	2003
	(In Thousands)
Net Income	$7,880	$16,798	$17,921
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on assets available for sale:
Unrealized holding gains (losses) arising during period	2,124	(41)	(418)
Reclassification adjustment for (gains) losses realized in net income	(109)	(39)	1,442
Minimum pension liability adjustment	—	(1,451)	(206)

Subtotal	2,015	(1,531)	818

Comprehensive income	$9,895	$15,267	$18,739

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	Common Stock	Additional Paid In Capital	Retained Earnings- Substantially Restricted	Treasury Stock	Employee Stock Ownership Plan	Recognition and Retention Plan	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands)
Balance—December 31, 2000	$685	$41,101	$62,925	$(9,041)	$—	$—	$(4,019)	$91,651
Net income for the year ended December 31, 2001	—	—	7,880	—	—	—	—	7,880
Stock options exercised	1	38	—	—	—	—	—	39
Merger of Mutual Holding Company pursuant to reorganization	—	—	1,352	—	—	—	—	1,352
Exchange of common stock due to reorganization	(686)	(41,139)	—	9,041	—	—	—	(32,784)
Issuance of common stock pursuant to reorganization, net of issuance costs of $2,276,588	1,574	117,301	—	(1,382)	—	—	—	117,493
Reclassification of common stock held by SMPIAP and related obligation	—	339	—	(339)	—	—	—	—
Stock options exercised-after reorganization	4	135	—	—	—	—	—	139
Purchase of common stock by Employee Stock Ownership Plan	—	—	—	—	(5,218)	—	—	(5,218)
Recognition of unrealized increase in fair value of assets available for sale net of income taxes	—	—	—	—	—	—	2,015	2,015
Amortization of deferred compensation— Employee Stock Ownership Plan	—	114	—	—	249	—	—	363
Cash dividends declared ($ 0.40 per share)	—	—	(5,318)	—	—	—	—	(5,318)

Balance—December 31, 2001	1,578	117,889	66,839	(1,721)	(4,969)	—	(2,004)	177,612
Net income for the year ended December 31, 2002	—	—	16,798	—	—	—	—	16,798
Stock options exercised	7	401	—	—	—	—	—	408
Purchase of treasury stock	—	—	—	(19,957)	—	—	—	(19,957)
Common stock retired	—	(37)	—	—	—	—	—	(37)
Reclassification of common stock held by SMPIAP and related obligation	—	27	—	(27)	—	—	—	—
Recognition of unrealized decrease in fair value of assets available for sale net of income taxes	—	—	—	—	—	—	(80)	(80)
Minimum pension liability adjustment	—	—	—	—	—	—	(1,451)	(1,451)
Allocation and issuance of common stock for Recognition and Retention Plan	2	7,045	—	—	—	(7,047)	—	—
Amortization of deferred compensation— Employee Stock Ownership Plan	—	323	—	—	360	—	—	683
Recognition and Retention Plan	—	—	—	—	—	1,061	—	1,061
Cash dividends declared ($ 0.40 per share)	—	—	(5,950)	—	—	—	—	(5,950)

Balance—December 31, 2002	1,587	125,648	77,687	(21,705)	(4,609)	(5,986)	(3,535)	169,087
Net income for the year ended December 31, 2002	—	—	17,921	—	—	—	—	17,921
Stock options exercised	11	525	—	—	—	—	—	536
Purchase of treasury stock	—	—	—	(176)	—	—	—	(176)
Common stock retired	(103)	(20,339)	—	20,133	—	—	—	(309)
Reclassification of common stock held by SMPIAP and related obligation	—	46	—	(46)	—	—	—	—
Recognition of unrealized decrease in fair value of assets available for sale net of income taxes	—	—	—	—	—	—	1,024	1,024
Minimum pension liability adjustment	—	—	—	—	—	—	(206)	(206)
Allocation and issuance of common stock for Recognition and Retention Plan	7	(7)	—	—	—	—	—	—
Amortization of deferred compensation— Employee Stock Ownership Plan	—	519	—	—	352	—	—	871
Recognition and Retention Plan	—	—	—	—	—	1,576	—	1,576
Cash dividends declared ($ 0.40 per share)	—	—	(5,815)	—	—	—	—	(5,815)

Balance—December 31, 2003	$1,502	$106,392	$89,793	$(1,794)	$(4,257)	$(4,410)	$(2,717)	$184,509

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

	2001	2002	2003
	(In Thousands)
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net Income	$7,880	$16,798	$17,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,461	3,661	4,203
ESOP compensation expense	363	1,744	2,447
Accretion of discounts, amortization of premiums and goodwill, and other deferred yield items	(1,424)	(3,138)	(1,027)
Provision for loan losses	2,054	1,986	3,122
Provisions for losses and net (gains) losses on sales of real estate owned	(90)	(125)	(33)
Net (gain) loss on sale of:
Loans	(296)	(74)	(4,159)
Corporate debt securities	—	—	2,474
Mortgage-backed securities	(179)	(64)	(110)
Office properties and equipment	180	33	177
Other assets	(99)	—	—
(Increase) decrease in accrued interest receivable	(501)	1,047	(1,429)
Increase in other assets	(6,078)	(3,899)	(5,278)
Increase (decrease) in drafts payable	7,801	(5,955)	(5,979)
Increase in deferred income taxes	(1,088)	(553)	(1,334)
Increase in other liabilities	3,286	4,387	5,203

Net cash provided by operating activities	15,270	15,848	16,198

CASH FLOW FROM (FOR) INVESTING ACTIVITIES:
Loan originations, net of principal payments on loans	(220,217)	(310,902)	(409,276)
Principal payments received on mortgage-backed securities	72,682	124,275	281,571
Purchases of:
Loans	(35,063)	(47,167)	(40,854)
Mortgage-backed securities	—	(37,054)	(693,042)
Federal Home Loan Bank stock	(534)	(1,186)	(1,390)
Municipal bonds and government and agency securities	(166,995)	(270,000)	(162,516)
Office properties and equipment	(10,969)	(12,853)	(8,617)
Proceeds from sales of:
Other assets	100	—	—
Loans	35,899	5,146	199,472
Federal Home Loan Bank stock	676	2,844	987
Corporate debt securities	—	—	38,264
Real estate acquired in settlement of loans	423	1,023	895
Mortgage-backed securities available for sale	13,932	4,456	43,483
Office properties and equipment	777	75	550
Proceeds from dissolution of Fidelity Bankshares, MHC	1,352	—	—
Proceeds from maturities of municipal bonds and government and agency securities	106,895	274,695	129,140
Other	(141)	(34)	(689)

Net cash used for investing activities	(201,183)	(266,682)	(622,022)

CASH FLOW FROM (FOR) FINANCING ACTIVITIES:
Proceeds from the sale of common stock, net of issuance costs	79,659	124	309
Purchase of treasury stock	—	(19,957)	(176)
Issuance of subordinated debentures (Net of issuance costs)	—	—	21,450
Cash dividends paid	(4,536)	(6,036)	(5,792)
Net increase (decrease) in:
NOW accounts, demand deposits and savings accounts	118,694	420,985	643,636
Certificates of deposit	(57,076)	(82,080)	(81,876)
Advances from Federal Home Loan Bank	15,901	(36,895)	11,190
Other borrowed funds	29,436	8,090	(2,327)
Advances by borrowers for taxes and insurance	(286)	(22)	(369)

Net cash provided by financing activities	181,792	284,209	586,045

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,121)	33,375	(19,779)
CASH AND CASH EQUIVALENTS, Beginning of year	100,412	96,291	129,666

CASH AND CASH EQUIVALENTS, End of year	$96,291	$129,666	$109,887

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fidelity Bankshares, Inc. (the “Company”) is the parent of Fidelity Federal Bank & Trust (the “Bank”), a wholly-owned subsidiary of the Company.

The Bank’s lending markets are primarily concentrated in Palm Beach, Martin and St. Lucie counties in Southeast Florida.

The accounting and reporting policies of the Company and its subsidiaries conform, in all material respects, to accounting principles generally accepted in the United States of America (“generally accepted accounting principles”). The following summarizes the more significant of these policies:

Principles of Consolidation—The consolidated financial statements include the accounts of the Company, Fidelity Capital Trust I, the Bank and the Bank’s wholly-owned subsidiaries, Fidelity Realty and Appraisal Services, Inc. (“FRAS”) and Florida Consolidated Agency, Inc. (“Fidelity Insurance”). All significant intercompany balances and transactions have been eliminated. Neither the Bank nor its subsidiaries are or have been involved in any joint ventures during any periods presented.

FRAS, principally, performs appraisals for and sells real estate owned by the Bank. Fidelity Insurance, an insurance agency, sells a full line of insurance products.

Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents—For presentation purposes in both the consolidated statements of financial position and cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Securities—Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive operations.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Interest Rate Risk—The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (See Note 6 for the composition of the mortgage loan portfolio). Mortgage loans and investment securities are funded primarily with short-term liabilities which have interest rates that vary with market rates over time. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual duration of interest-earning assets and interest-bearing liabilities may differ significantly from the stated duration as a result of prepayment, early withdrawals, and similar factors.

Allowance for Loan Losses—The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge-offs, net of recoveries. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include a formula allowance and specific allowances.

The formula allowance is calculated by applying loss factors to outstanding loans based on an internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based primarily on the Company’s historical loss experience and may be adjusted for other significant factors that, in management’s judgement, affect the collectibility of the portfolio as of the evaluation date.

Pooled loan loss factors (not individually graded loans) are derived from a model that tracks five years of historical loss experience. Pooled loans are loans that are homogeneous in nature, such as consumer installment and residential mortgage loans.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The allowance also incorporates the results of measuring impaired loans. A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount) and the estimated present value of total expected future cash flows, discounted at the loan’s effective rate, or the fair value of the collateral, if the loan is collateral dependent. Impairment is recognized by establishing a specific loan loss allowance for the impaired loan.

Uncollected Interest—The Bank reverses all accrued interest against interest income when a loan is more than 90 days delinquent and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery.

Real Estate Owned—Properties acquired through foreclosure, or a deed in lieu of foreclosure are carried at the lower of fair value less estimated costs to sell, or cost. If the fair value less the estimated cost to sell an individual property declines below the cost of such property, a provision for losses is charged to operations.

Subsequent costs relating to the improvement of property are capitalized in amounts not to exceed the property’s fair value. Costs relating to holding the property are charged to expense when incurred.

The amounts the Bank could ultimately recover from property acquired by foreclosure or deed in lieu of foreclosure, could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank’s control or changes in the Bank’s strategy for recovering its investment.

Office Properties and Equipment—Office properties and equipment are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from three to forty years for buildings and improvements and three to ten years for furniture and equipment.

Goodwill—Goodwill resulting from the acquisition of BankBoynton in 1997 was amortized on a straight-line basis over fifteen years, while goodwill arising for the acquisition of Dunn & Noel in 1999, which became Fidelity Insurance, was being amortized on a straight-line basis over ten years. Beginning January 1, 2002 amortization of goodwill was discontinued as goodwill is subject to annual impairment testing. Based on current year analysis, no impairment in the carrying value of goodwill was noted. The balance of goodwill included in other assets at December 31, 2002 and 2003 was $ 2,171,000.

Long-Lived Assets—Long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted fair market prices, fair value is based on the estimate of discounted cash flow analysis.

Drafts Payable—Drafts payable represent checks drawn by the Bank on a third party payer, for savings account withdrawals and payment of the Bank’s expenses. Under the agreement between the Bank and its third party payer, the Bank funds the checks written on the day following their issuance.

Loan Origination Fees and Costs—Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Deferred loan fees and costs are amortized to income over the contractual life of the loans using the interest method.

Unearned discounts on consumer loans are amortized to income using the interest method.

Commitment Fees—Non-refundable fees received for commitments to make or purchase loans in the future, net of direct costs of underwriting the commitments, are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, income is recognized upon expiration of the commitment.

Pension and Retirement Plans—The Company’s policy is to fund pension and retirement plan costs as they accrue based on normal cost.

Income Taxes—The Company and its subsidiaries file consolidated federal and state income tax returns (See Note 12). Deferred income taxes are provided on items recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes.

Stock Option Plans—At December 31, 2003, the Company has three stock-based compensation plans, which are described more fully in Note 14. The Company accounts for those plans using the intrinsic value. Accordingly, no stock-based employee compensation cost relative to stock options is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition method to stock-based employee compensation.

	Years Ended December 31,
	2001	2002	2003
Net Income, as reported	$7,880	$16,798	$17,921
Add: Total stock-based employee compensation expense included in reported net earnings, net of related tax effects	—	648	961
Deduct: Total stock-based employee compensation for all awards, net of related tax effects	—	(1,147)	(1,482)

Pro forma net income	$7,880	$16,299	$17,400

Earnings per share:
Basic—as reported	0.52	1.12	1.24
Basic—pro forma	0.52	1.09	1.20

Diluted—as reported	0.51	1.11	1.22
Diluted—pro forma	0.51	1.08	1.18

Earnings Per Common Share—Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period less the weighted average unallocated ESOP shares of common stock.

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

Recent Accounting Pronouncements Affecting the Company—In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 discontinues the practice of amortizing goodwill and intangible assets with indefinite lives and initiates an annual review for impairment of these assets. As this promulgation relates to the Company, it is effective on January 1, 2002. The Company did not have any impairment in the carrying value of goodwill arising from previous acquisitions. Amortization of goodwill included in the Company’s consolidated statements of operations for the year ended December 31, 2001 was $ 245,000.

In November 2002, the FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” was issued. This interpretation requires elaborating on the disclosures that must be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of this Interpretation are effective for statements issued after December 15, 2002 and its recognition requirements are applicable for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 effective as of the first quarter of 2003 did not have a material effect on the Company’s results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of Statement 148 are effective for interim periods beginning after December 15, 2002, with early application encouraged. The adoption of the disclosure provisions of SFAS No. 148 did not have a material effect on the Company’s results of operations or financial position. The disclosures pursuant to SFAS No. 148 may be found in Notes 1 and 14.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities” which addresses consolidation of variable interest entities (“VIEs”) certain of which are also referred to as special purpose entities (“SPEs”). The FASB revised FIN 46 in December 2003. VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Under the provisions of FIN 46, a company is to consolidate a VIE if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses if they occur, received a majority of the VIE’s expected residual returns if they occur, or both. The implementation of FIN 46 is required for public entities at the end of the first interim period ending after March 15, 2004 if the VIE was created before February 1, 2003, with early adoption allowed, and immediately for entities created after February 1, 2003. The Company early adopted FIN 46 and has deconsolidated the Fidelity Capital Trust I at December 31, 2003 (See Note 11). The deconsolidation of Fidelity Capital Trust I did not have a material impact on the Company’s consolidated financial position or results of operations.

On May 15, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 was effective May 31, 2003 for all new and modified financial instruments and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities or in some circumstances assets. The adoption of this statement did not have a material impact on the Company’s results of operations or financial condition.

In November 2003, the EITF reached a consensus on the disclosure provisions of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” EITF No. 03-1 requires that certain quantitative and qualitative disclosures be made for certain debt securities classified as available-for-sale under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Debt securities within the scope of EITF Issue No. 99-20, are not subject to these disclosure provisions. The disclosures are required for fiscal years ending after December 15, 2003, and accordingly the Company adopted the disclosure provisions of EITF No. 03-1 for the year ended December 31, 2003.

In December 2003, the FASB Issued Statement of Financial Accounting Standards No. 132 (revised 2003), “Employees Disclosures about Pensions and Other Postretirement Benefits,” an amendment of FASB Statements No. 87, 88 and 106, to address the increasing significance of corporate pension plans to company financial statements and the call for greater transparency in financial reports. The statement requires additional disclosures, regarding plan assets, investment strategy, measurement date, plan obligations, cash flows and components of net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. However, it does not change the measurement or recognition of those plans required by SFAS No. 87, SFAS No. 88 and SFAS No. 106. The Company adopted the disclosure provisions of EITF No. 03-1 for the year ended December 31, 2003.

Reclassifications—Certain amounts in the consolidated financial statements have been reclassified to be consistent with the current year’s presentation.

2.	REORGANIZATION AND SECOND STEP CONVERSION

The Company completed the second step of the mutual-to-stock conversion of its mutual holding company parent on May 15, 2001 and the related common stock offering resulted in the Company selling 8,695,943 shares of common stock for $10.00 per share to certain customers of Fidelity Federal Bank & Trust, its benefit plans, including the employee stock ownership plan, and to existing public stockholders of Fidelity Bankshares, Inc. In addition, 7,048,207 shares were issued to the existing stockholders based on an exchange rate of 2.4165 new shares of common stock for each existing share. At the completion of the conversion, the Company had 15,744,150 shares outstanding.

The conversion was accounted for as a change in corporate form with no subsequent change in the historical basis of the Company’s assets, liabilities and equity. All references in the consolidated financial statements and notes thereto to share data (including number of shares and per-share amounts) have been restated giving retroactive recognition to the exchange rate.

3.    MUNICIPAL BONDS AND GOVERNMENT AND AGENCY SECURITIES AVAILABLE FOR SALE

Securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in Thousands)
December 31, 2002:
Municipal Bonds	$641	$28	$—	$669
United States Government and agency securities	88,996	214	—	89,210

Total	$89,637	$242	$—	$89,879

Weighted average interest rate	2.55%

December 31, 2003:
Municipal Bonds	$501	$21	$—	$522
United States Government and agency securities	122,208	180	(179)	122,209

Total	$122,709	$201	$(179)	$122,731

Weighted average interest rate	3.03%

As of December 31, 2003, the Bank held no municipal bonds and government and agency securities available for sale that were in a continuous unrealized loss position for twelve months or more.

The following table sets forth the contractual maturity of the Bank’s municipal bonds and agency securities available for sale at December 31, 2002 and 2003.

	December 31, 2002		December 31, 2003
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In Thousands)
Due in one year or less	$10,136	$10,296	$145	$149
Due in one year to five years	79,501	79,583	122,564	122,582

Total	$89,637	$89,879	$122,709	$122,731

The Bank had total Government and Agency securities available for sale pledged at December 31, 2002 and 2003 of $ 78.9 million and $ 120.0 million, respectively. Of the $ 120.0 million of securities pledged at December 31, 2003, $ 115.0 million was pledged to the State of Florida as collateral for certificates of deposit, $ 2.9 million was pledged as collateral for Treasury Tax and Loan (“TT&L”) accounts held for the benefit of the federal government and $ 2.1 million was pledged as collateral for trust accounts.

There were no sales of municipal bonds or government and agency securities during the years ended December 31, 2001, 2002 and 2003.

4.    MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities available for sale at December 31, 2002 and 2003 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In Thousands)
December 31, 2002:
FHLMC-fixed rate	$13,257	$659	$—	$13,916
FNMA-fixed rate	24,797	1,107	—	25,904
GNMA-fixed rate	2,860	139	—	2,999
FHLMC CMO-fixed rate	13,499	153	—	13,652
FNMA CMO-fixed rate	16,030	6	300	15,736
FNMA-adjustable rate	68	1	—	69
GNMA-adjustable rate	5,009	—	—	5,009
FHLMC CMO-adjustable rate	28,097	5	90	28,012
FNMA CMO-adjustable rate	4,440	18	—	4,458

Total	$108,057	$2,088	$390	$109,755

December 31, 2003:
FHLMC-fixed rate	$6,358	$350	$—	$6,708
FNMA-fixed rate	21,982	572	15	22,539
GNMA-fixed rate	1,487	78	—	1,565
FHLMC CMO-fixed rate	115,693	61	2,145	113,609
FNMA CMO-fixed rate	134,695	1,162	683	135,174
FNMA-adjustable rate	39,071	—	1	39,070
GNMA-adjustable rate	61,118	—	660	60,458
FHLMC CMO-adjustable rate	15,566	125	—	15,691
FNMA CMO-adjustable rate	77,018	—	604	76,414

Total	$472,988	$2,348	$4,108	$471,228

There were $ 13.8 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 2001, resulting in proceeds of $ 13.9 million, gross realized gains of $ 179,000 and no gross realized losses. There were $ 4.4 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 2002, resulting in proceeds of $ 4.5 million, gross realized gains of $ 64,000 and no gross realized losses. There were $ 43.4 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 2003, resulting in proceeds of $ 43.5 million, gross realized gains of $ 110,000 and no gross realized losses. As of December 31, 2003, mortgage-backed securities available for sale that were in a continuous unrealized loss position for twelve months or more were not significant.

The Bank had total mortgage-backed securities available for sale pledged at December 31, 2002 and 2003 of $94.8 million and $ 190.1 million, respectively. Of the $ 190.1 million of securities pledged at December 31, 2003, $ 86.6 million was pledged for customer accounts that exceeded $ 100,000 and $ 103.5 million was pledged as collateral for other borrowed funds.

5.    CORPORATE DEBT AVAILABLE FOR SALE

Investment grade, adjustable rate trust preferred securities of other financial institutions at December 31, 2002 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in Thousands)
December 31, 2002
Total	$40,740	$—	$5,356	$35,384

Weighted average interest rate	2.23%

The Bank held no investment in corporate debt securities at December 31, 2003.

During 2001 and 2002, there were no sales of corporate debt securities.

During 2003, the Bank sold its entire portfolio of corporate debt securities for $ 38.3 million in gross proceeds resulting in gross realized losses of $ 2.5 million and no gross realized gains.

6.     LOANS RECEIVABLE

Loans receivable at December 31, 2002 and 2003 consist of the following:

	2002	2003
	(In Thousands)
One-to-four single family, residential real estate mortgages	$1,062,956	$1,002,573
Commercial and multi-family real estate mortgages	459,054	753,890
Real estate construction-primarily residential	364,346	470,016
Land loans-primarily residential	29,181	36,660

Total first mortgage loans	1,915,537	2,263,139
Consumer loans	141,343	185,450
Commercial business loans	146,205	131,292

Total gross loans	2,203,085	2,579,881
Less:
Undisbursed portion of loans in process	260,380	374,974
Unearned discounts, premiums and deferred loan fees (costs), net	(1,612)	2,092
Allowance for loan losses	8,318	11,119

Loans receivable-net	$1,935,999	$2,191,696

The amount of loans on which the Bank has ceased accruing interest or does not charge interest aggregated to approximately $ 6,225,000 and $ 10,940,000, net of specific valuation allowances of $ 365,000 and $ 278,000, at December 31, 2002 and 2003, respectively. The amount of interest not accrued relating to non accrual loans was approximately $ 242,000, $ 513,000 and $ 352,000 at December 31, 2001, 2002 and 2003, respectively. The allowance for loan losses is maintained at a level that represents management’s best estimate of losses in the loan portfolio at the balance sheet date that were both probable and reasonably estimable.

An analysis of the changes in the allowance for loan losses is as follows:

	2001	2002	2003
	(In Thousands)
Balance at beginning of period	$4,905	$6,847	$8,318
Current provision	2,054	1,986	3,122
Charge-offs	(117)	(575)	(322)
Recoveries	5	60	1

Ending balance	$6,847	$8,318	$11,119

The Bank originates both adjustable and fixed rate mortgage loans. At December 31, 2003, the Bank had $958,000 loans held for sale. The Bank had no loans held for sale at December 31, 2002.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An analysis of the recorded investment in impaired loans owned by the Bank at December 31, 2001, 2002 and 2003 and the related allowance for those loans is as follows:

	2001		2002		2003
	(In Thousands)
	Loan Balance	Related Allowance	Loan Balance	Related Allowance	Loan Balance	Related Allowance
Impaired loan balances and related allowances:
Loans with related allowance for loan losses	$1,242	$1,093	$1,145	$546	$3,508	$598
Loans without related allowance for loan losses	5,680	—	7,248	—	9,162	—

	$6,922	$1,093	$8,393	$546	$12,670	$598

Average balance of impaired loans	$5,987		$7,658		$10,532

No interest income was recorded on impaired loans during the impairment periods shown.

The Bank’s policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent and cease accruing interest thereafter. Any interest ultimately collected is credited to income in the period of recovery.

At December 31, 2003, the composition and maturity or repricing of the loan portfolio, net of the undisbursed portion of loans in process is presented below:

Fixed Rate		Adjustable Rate
Term of Maturity	Book Value (In Thousands)	Term to Rate Adjustment	Book Value (In Thousands)
1 year or less	$24,274	1 year or less	$977,880
1 year-3 years	30,850	1 year-3 years	66,435
3 years-5 years	32,374	3 years-5 years	266,843
5 years-10 years	70,794	5 years-10 years	—
10 years-20 years	409,831	10 years-20 years	—
Over 20 years	325,626	Over 20 years	—

Total	$893,749	Total	$1,311,158

16

Commercial Real Estate Lending—The Bank originates and purchases commercial real estate loans, which are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Accordingly, Bank management establishes greater provisions for probable but not yet identified losses on these loans than on less risky residential mortgage loans. The composition of commercial real estate loans and its primary collateral are approximately as follows:

	2002	2003
	(In Thousands)
Office buildings	$124,488	$208,999
Retail buildings	33,099	62,652
Warehouses	32,003	40,013
Multi family	45,279	106,042
Hotels and motels	3,368	2,995
Land	150,946	163,618
Other property improvements	69,871	169,571

Total	$459,054	$753,890

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), a federally chartered savings and loan association’s aggregate non-residential real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA. The Bank is federally chartered and subject to this limitation. FIRREA does not require divestiture of any loan that was lawful when it was originated. At December 31, 2003 the Bank estimates that, while complying with this limitation, it could originate an additional $ 315.4 million, of commercial real estate loans, though the Bank’s current business plan indicates no intentions to do so.

Loans to One Borrower Limitation—The Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus. This 15% limitation results in a dollar limitation of approximately $ 33.3 million at December 31, 2003. At December 31, 2003, the Bank was in compliance with the loans to one borrower limitation under currently existing regulations.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid balances of these loans at December 31, 2002 and 2003 were $ 34.4 million and $ 147.3 million, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $ 118,000 and $ 434,000 at December 31, 2002 and 2003, respectively. The balance of deferred servicing assets relating to serviced loans were $ 80,000 and $ 1,235,000 at December 31, 2002 and 2003, respectively.

The Bank offers loans to its employees, including Directors and Senior Management at prevailing market interest rates. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time.

The loans to Directors, Executive Officers, and associates of such persons amounted to $ 2,840,000 and $ 3,193,000 at December 31, 2002 and 2003, respectively, which did not exceed 5% of stockholders’ equity.

Collateral for Advances from the Federal Home Loan Bank—The terms of a security agreement with the FHLB include a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to the advances, when discounted at 75% of the unpaid principal balances (See Note 10).

7.    OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at December 31, 2002 and 2003 are summarized as follows:

	2002	2003
	(In Thousands)
Land	$16,481	$17,378
Buildings and improvements	52,113	53,755
Furniture and equipment	19,759	23,801

Total	88,353	94,934
Less accumulated depreciation	20,569	24,271

Office properties and equipment—net	$67,784	$70,663

8.    ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 2002 and 2003 consists of the following:

	2002	2003
	(In Thousands)
Loans	$8,575	$8,663
Investments	573	959
Mortgage-backed and corporate debt securities	550	1,505

Accrued interest receivable	$9,698	$11,127

9.	DEPOSITS

The weighted-average interest rates on deposits at December 31, 2002 and 2003 were 1.95% and 1.51%, respectively. Deposit accounts, by type and range of rates at December 31, 2002 and 2003 consist of the following:

Account Type and Rate	2002	2003
	(In Thousands)
Non-interest-bearing checking accounts	$209,695	$294,358
Interest-bearing checking and funds transfer accounts 2002 and 2003, 1.35 % and 1.03%, respectively	388,179	566,028
Passbook and statement accounts 2002 and 2003, 1.67 % and 1.61%, respectively	340,709	615,972
Variable-rate money market accounts 2002 and 2003, 1.63 % and 1.52%, respectively	192,003	297,864

Total non-certificate accounts	1,130,586	1,774,222

Certificates:
0.00% – 1.00%	21,078	78,324
1.01% – 2.00%	126,774	209,013
2.01% – 3.00%	310,644	193,797
3.01% – 4.00%	97,826	60,962
4.01% – 5.00%	173,915	135,450
5.01% – 6.00%	19,406	5,684
6.01% – 7.00%	15,789	2,637
7.01% – 8.00%	2,323	12

Total certificates	767,755	685,879

Total	$1,898,341	$2,460,101

Individual deposits greater than $ 100,000 at December 31, 2002 and 2003 aggregated approximately $ 709.0 million and $ 1.3 billion, respectively. Deposit balances up to $ 100,000 are FDIC insured.

Interest on deposit accounts, presented in the consolidated statements of operations, is net of interest forfeited by depositors on early withdrawal of certificate accounts of approximately $ 156,000, $ 139,000 and $ 112,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

Scheduled maturities of certificate accounts are as follows:

	December 31,
	2002		2003
Maturity	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Less than 1 year	$505,058	65.78%	$453,839	66.17%
1 year-2 years	147,576	19.22%	122,966	17.93%
2 years-3 years	58,941	7.68%	60,885	8.88%
3 years-4 years	25,797	3.36%	31,047	4.52%
4 years-5 years	30,180	3.93%	17,142	2.50%
Thereafter	203	03%	—	—%

Total	$767,755	100.00%	$685,879	100.00%

Under FIRREA, any insured depository institution that does not meet its applicable minimum capital requirements may not accept brokered deposits after December 7, 1992. This prohibition includes renewals and rollovers of existing brokered deposits and deposit solicitations at higher than prevailing interest rates paid by institutions in the Bank’s normal market area. Even though the Bank meets all of the applicable minimum capital requirements at December 31, 2003, the Bank had no brokered deposits.

Interest expense on deposits consists of the following during the years ended December 31, 2001, 2002 and 2003:

	2001	2002	2003
	(In Thousands)
Passbook accounts	$2,936	$4,337	$9,643
Interest-bearing checking accounts	1,006	4,026	5,553
Money market accounts	6,529	3,186	4,006
Certificate accounts	50,320	28,804	19,403

Total	$60,791	$40,353	$38,605

10.	ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank had outstanding advances from the FHLB of $ 253.4 million with interest rates ranging from 4.51% to 7.01% and $ 264.6 million with interest rates ranging from 1.00% to 7.01% at December 31, 2002 and 2003 respectively. The advances at the dates specified are repayable as follows:

Years Ending December 31,	At December 31, 2002	At December 31, 2003
	(In Thousands)
2003	$9,473	$—
2004	8,720	13,697
2005	158,571	163,571
2006	8,571	13,571
2007	8,571	13,571
Thereafter	59,465	60,151

Total	$253,371	$264,561

11.	GUARANTEED PREFERRED BENEFICIAL INTERESTS IN DEBENTURES

In January, 1998 the Company issued $ 28.8 million of mandatorily redeemable, Preferred Securities out of a grantor trust, Fidelity Capital Trust I, a Delaware statutory trust, which was created by the Company for this sole purpose. As its only asset, the trust owns $ 29.6 million of Guaranteed Preferred Beneficial Interests in the Company’s Debentures due January 31, 2028, purchased with the proceeds of the preferred securities issuance. Interest from the Company’s debentures is payable quarterly at a rate of 8.375%, annually. Interest expense is recorded as advances from Federal Home Loan Bank and other borrowings on the consolidated statement of operations. The interest will be used to fund distributions on the preferred securities. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company.

In December 2003 the Company issued $ 22.7 million of mandatorily redeemable, Preferred Securities as part of a pooled trust preferred stock offering out of a grantor trust, Fidelity Capital Trust II, a Delaware statutory business trust, which was created by the Company for this sole purpose. As its only asset, the trust owns $ 22.7 million of Guaranteed Preferred Beneficial Interests in the Company’s Debentures due January 23, 2034, purchased with the proceeds of the preferred securities issuance. These securities will pay interest at a floating rate of 285 basis points above the three month LIBOR rate. The subordinated debentures are scheduled to mature on January 23, 2034, at which time the trust preferred securities will be redeemed. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company.

Distributions on the preferred securities of both Trusts are cumulative and are payable at the same rate as the Company’s debentures described above. The Company’s debentures, due January 31, 2028, are redeemable in whole or in part at the Company’s discretion at 100% of principal amount commencing January 31, 2003. The Company’s debentures, due January 23, 2034, are redeemable in whole or in part at the Company’s discretion at 100% of principal amount commencing January 23, 2009. The preferred securities issued by both trusts are subject to mandatory redemption, in whole or in part as applicable, upon the repayment of the debentures. The proceeds from the securities, to the extent invested in common stock of the Bank, are considered to be Tier 1 capital for regulatory purposes. The Company has invested a combined total of $ 45 million in the common stock of the Bank from the funds raised from both issuances.

12.    INCOME TAXES

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

The components of the provisions for income taxes for the years ended December 31, 2001, 2002 and 2003 are as follows:

	2001	2002	2003
	(In Thousands)
Current—federal	$5,393	$9,712	$11,006
Current—state	861	1,578	1,807

Total current	6,254	11,290	12,813
Deferred—federal and state	(1,088)	(553)	(1,334)

Total	$5,166	$10,737	$11,479

The Company’s provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

	Years Ended December 31,
	2001		2002		2003
	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Tax at federal tax rate	$4,566	35.0%	$9,637	35.0%	$10,290	35.0%
State income taxes, net of federal income tax benefits	463	3.5	974	3.6	1,050	3.6
Benefit of graduated rates	(82)	(0.6)	—	—	—	—
Employee stock ownership plan	20	0.2	117	0.4	183	0.6
Other	199	1.5	9	—	(44)	(0.2)

Total provision and effective tax rate	$5,166	39.6%	$10,737	39.0%	$11,479	39.0%

The tax effect of temporary differences which give rise to deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2002	2003
	(In Thousands)
Deferred tax liabilities:
Depreciation	$1,256	$1,476
Loan fee income	3,576	4,264
FHLB stock dividends	596	529
Deferred state taxes	224	291

Gross deferred tax liabilities	5,652	6,560

Deferred tax assets:
Excess of tax bad debt reserve over book reserve	3,064	4,503
Executive death benefit	200	187
Amortization	261	220
Retirement plan	4,283	5,011
Deferred compensation	1,708	1,781
Unrealized depreciation in securities	1,332	678
Minimum pension liability adjustment	927	1,060
Other	662	718

Gross deferred tax assets	12,437	14,158
Less valuation allowances for deferred tax assets	—	—

Gross deferred tax assets	12,437	14,158

Net deferred tax assets	$6,785	$7,598

During 1996, a law was enacted that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including the Bank, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for Federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six year period beginning in 1996. The recapture has no effect on the Company’s consolidated statement of operations as taxes were provided for in prior years. The timing of this recapture may be delayed for a one or two year period to the extent that the Bank originates more residential loans than the average originations in the past six years. The Bank met the origination requirement for 1996 and 1997 and, therefore, delayed the recapture until the six year period beginning in 1998. The recapture amount of $ 3.7 million will result in payments to the IRS totaling $ 1.4 million which has been previously accrued. As of December 31, 2003, the Company had zero recapture remaining. The same legislation forgave the tax liability on pre-1987 accumulated bad debt reserves which would have penalized any thrift choosing to adopt a bank charter because the tax would have become due and payable. The unrecorded potential liability that was forgiven approximated $ 2.9 million.

13.	PENSION AND EMPLOYEE BENEFIT PLANS

Savings Plan—Effective January 1, 1988, the Board of Directors approved a 401(k) deferred savings plan for all Bank employees who are 21 years of age with one or more years of service. The 401(k) deferred savings plan allows qualified employees to save from 1% to 25% of their income. Presently, one-half of an employee’s contribution is matched by the Bank, up to 6% of the employee’s salary. The Bank’s matching percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. The Bank’s contribution to the plan totaled $ 358,000, $ 542,000 and $ 632,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

Pension Plan—The Bank’s employees hired prior to January 1, 2001 participate in the Bank’s qualified defined benefit pension plan covering substantially all of these employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates during those years. The Bank’s policy is to fund the qualified retirement plan in an amount that falls between the minimum contribution required by the Employee Retirement Income Security Act and the maximum tax deductible contribution. Plan assets consist primarily of common stock, U.S. Government obligations and certificates of deposit.

The Bank’s employees hired after December 31, 2000 participate in a qualified defined contribution plan in addition to the Bank’s Savings Plan 401(k). The Bank provides these employees with an additional Pension Account within the 401(k) plan. To be eligible for participation, an employee must be 21 years of age. Fidelity Federal will contribute 3% of the employee’s base salary to the pension account for each year that the employee works 1,000 hours. If the employee has completed at least seven years of service, the contribution percentage will increase to 4% annually and after 14 years of service the percentage will increase to 5% annually.

Components of the Bank’s Pension Plan are as follows:

	2002	2003
	(In Thousands)
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation, beginning of period	$15,847	$18,605
Service cost	1,561	1,859
Interest cost	1,141	1,375
Amendments	—	—
Actuarial loss	136	6,330
Benefit paid	(80)	(1,164)

Benefit obligation, end of period	$18,605	$27,005

CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of period	$12,473	$12,720
Actual return on plan assets	(1,668)	3,096
Employer’s contribution	1,995	2,581
Benefits paid	(80)	(1,164)

Fair value of plan assets, end of period	$12,720	$17,233

ASSET CATEGORY
Equity securities	76%	12%
Debt securities	24	—
Cash and cash equivalents	—	88

Total	100%	100%

FUNDED STATUS
Funded status	$(5,885)	$(9,772)
Unrecognized net actuarial loss	7,371	10,921
Unrecognized prior service cost	188	183

Net amount recognized-prepaid pension cost	$1,674	$1,332

Adjustment required to recognize minimum liability:
Additional minimum liability	$2,566	$2,900
Intangible asset	188	183

Accumulated other comprehensive income	2,378	2,717

Net amount recognized-prepaid pension cost	$1,674	$(1,385)

Components of net periodic benefit cost are as follows:

	For the Years Ended December 31,
	2001	2002	2003
	(In Thousands)
Service cost	$1,305	$1,561	$1,859
Interest cost	1,050	1,141	1,375
Return on assets	761	1,668	(1,206)
Amortization of prior service cost	(30)	5	5
Recognition of net actuarial (gain) loss	(1,766)	(2,499)	890

Net periodic benefit cost	$1,320	$1,876	$2,923

For the years ended December 31, 2001, 2002 and 2003, pension expense amounts were based upon actuarial computations.

The Bank funded $ 1,534,000, $ 1,995,000 and $ 2,581,000 as required for the 2001, 2002 and 2003 plan years.

The Company, in cooperation with its actuaries and asset managers, determines the discount rate to be used which includes reviewing the rates used on high quality fixed-income investments such as Moody’s Aa long-bond index. The annual increase in future compensation levels is a composite rate which reflects anticipated inflation, merit increases and promotions for the group of covered participants. The long term rate of return used is a composite rate which is derived as the sum of the estimated percentages invested in each principal asset class included in the portfolio multiplied by their expected rates of return.

The assumptions used in computing the present value of the projected benefit obligation and the net periodic pension expense are as follows:

	2001	2002	2003
Discount rate in determining benefit obligation	7.25%	6.50%	6.00%
Rate of increase in future compensation levels for determining benefit obligations	5.00%	4.25%	4.25%
Expected return on plan assets	9.00%	9.00%	9.00%

At December 31, 2002 and 2003, the Bank had a minimum pension liability of $2.6 million and $2.9 million, respectively. A minimum pension liability is prescribed when the accumulated benefit obligation in the plan exceeds the fair value of the underlying pension plan assets and accrued pension liabilities. The adjustment is reflected in other comprehensive income and other long-term liabilities, as appropriate.

The Company has a pension committee whose responsibility is to monitor the managing of plan assets in accordance with the plan’s established investment policy. The purpose of the investment policy is to provide guidelines for asset allocation, set policies for selection of appropriate investment funds and to guide the committee in its fiduciary duties. The overall objective of the investment policy is to ensure the plan has the ability to pay all benefit and expense obligations when due, to maximize return on assets within reasonable and prudent levels of risk and to control the costs of administering the plan and managing plan assets. The plan’s targeted asset allocation is to maintain approximately 70% of its assets in equity securities with the remaining 30% in fixed income or debt securities. At the end of 2003, the Company’s pension committee decided to change asset managers for the defined benefit plan from Security Trust Company, N.A. to Charles Schwab Trust Company. As a result, at December 31, 2003, of the $17.2 million in plan assets, $15.1 million or 88% was in cash and cash equivalents awaiting transfer to Charles Schwab Trust Company while the remaining $2.1 million or 12% was in a debt securities mutual fund which transferred to Charles Schwab Trust Company in kind. After the transfer of assets was completed, the assets were invested based on the plans targeted allocation of approximately 70% equity securities and 30% debt securities. At December 31, 2003 the plan had no investment in the common stock of the Company.

Retirement Plans for Officers and Directors-Non-Qualified—During 1989, the Bank established non-qualified defined benefit plans for certain officers and directors. The director’s plan became effective on January 1, 1991. For the years ended December 31, 2001, 2002 and 2003, the net periodic pension expense for the Supplemental Executive Retirement Plan for Officers totaled $ 1,482,000, $ 1,439,000 and $ 1,572,000, respectively. The projected benefit obligation as of December 31, 2002 and 2003, was estimated at $ 12,817,000 and $ 15,763,000 respectively. For 2001, 2002 and 2003, respectively, the discount rates used to measure the projected benefit obligation were 7.25%, 6.50% and 6.00%. The rate of increase in future compensation levels in 2001 was 5.00%, in 2002 was 4.25% and 2003 was 4.25%.

For the years ended December 31, 2001, 2002 and 2003, the net periodic pension expense for the Retirement Plan for the Directors totaled $ 45,000, $ 87,000 and $ 90,000, respectively. The projected benefit obligation for the Retirement Plan for Directors as of December 31, 2002 and 2003 was estimated at $ 1,460,000 and $ 1,599,000, respectively. For 2001, 2002 and 2003, the discount rates used to measure that projected benefit obligation were 7.25%, 6.50% and 6.00%, respectively. For the years ended December 31, 2001, 2002 and 2003, the rate of increase in future compensation levels for the Retirement Plan for Directors was 0.00%.

Incentive Program—The Bank also has a Senior Management Performance Incentive Award Program (“SMPIAP”) to provide the opportunity for those executives to be rewarded in future earnings growth. A designated percentage of income at December 31 of each year is used to determine the award fund contribution. This percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. Awards amounting to $ 424,000, $ 1,022,000 and $ 1,230,000 were made during the years 2001, 2002 and 2003, respectively, for distribution in subsequent years. The assets of the SMPIAP are held in a Rabbi trust for the benefit of senior management. The SMPIAP participants may elect to invest their awards in either Company stock or other third party investment options. The assets of the Rabbi trust are included in the accompanying financial statements and are accounted as follows: (1) Assets, other than Company stock, (primarily trading securities) are included in other assets at fair value ($ 1,283,000 at December 31, 2003) with the corresponding obligation to the employees of a like amount included in other liabilities. Changes in the fair value of the assets and changes in the amount of the liability are included in earnings; and (2) Company stock (314,694 shares at December 31, 2003) is carried at cost ($ 1.8 million at December 31, 2003) and included in treasury stock with the corresponding obligation to the employees (which can only be settled through delivery of the shares) of a like amount included in additional paid-in capital.

Employee Stock Ownership Plan—On January 7, 1994, in connection with the Bank’s Plan of Reorganization into a Mutual Holding Company, the Bank adopted a tax qualified Employee Stock Ownership Plan (“ESOP”) for all eligible employees. The ESOP purchased 193,200 shares of the Bank’s stock at the date of the Reorganization. The funds used to purchase the shares were borrowed from a third party lender. Effective June 30, 1997, the loan was purchased and was held by Fidelity Bankshares, Inc. As of December 31, 2000, the loan had been paid in full and all of the 193,200 shares had been allocated to employees individual ESOP accounts.

In connection with the Bank’s second step mutual-to-stock conversion of its Mutual Holding Company parent on May 15, 2001, the ESOP purchased an additional 521,758 shares of the Bank’s stock. The funds used to purchase the shares were borrowed from Fidelity Bankshares, Inc. and therefore have been eliminated in consolidation. Beginning March 31, 2002, the Bank began contributing to the ESOP sufficient funds to pay the principal and interest on the loan over 15 years.

Under the ESOP, benefits generally become 100% vested after five years of credited service. However, contributions to the ESOP and shares allocated among participants proportional to repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, subject to regulatory maximum limitations. The Bank recognized $ 363,000, $ 682,000 and $ 871,000 by a charge against income in 2001, 2002 and 2003, respectively, under this plan.

Bank Recognition and Retention Plan—On May 21, 2002, the Company adopted and the stockholders approved the 2002 Recognition and Retention Plan to encourage key employees and Directors to remain with the Bank. Under the 2002 plan, the Company reserved and granted 347,838 shares of common stock to key employees and outside directors. These granted shares will vest and be allocated to the affected employees and directors ratably over five years, subject to various conditions requiring their acceleration. The Bank recognized expense of $1,062,000 and $1,576,000 in 2002 and 2003 respectively under the plan.

14.	STOCK OPTION PLANS

The Company reserved 550,237 shares of common stock under its 1994 Incentive Stock Option Plan, which was approved by stockholders on January 7, 1994. The plan provided for the granting of options to key employees until its expiration on January 6, 2004. All options were granted at the closing price on the date of grant and were exercisable at a rate of twenty percent per year, not to exceed ten years. At December 31, 2001, 2002 and 2003 there were 103,409, 54,526 and 4,956 options outstanding and exercisable. All of these options were exercised or expired on January 6, 2004.

The Company reserved 183,410 shares of common stock under its 1994 Stock Option Plan for Outside Directors, which was approved by stockholders on January 7, 1994. The plan provides for the granting of options to directors until its expiration on January 6, 2004. All options were granted at the closing price on the date of grant and are exercisable at any time up to ten years. At December 31, 2001 and 2002 there were 97,519 and 81,837 options outstanding and exercisable, respectively. At December 31, 2003 there were 24,332 options outstanding and exercisable. All of The December 31, 2003 options were exercised or expired on January 6, 2004.

On May 21, 2002, the Company adopted and stockholders approved the 2002 Incentive Stock Benefit Plan. Under the 2002 plan, the Company has reserved 869,594 shares of common stock, of which options to purchase 829,950 shares were granted to key employees and outside directors during 2002. The term of the stock option awards is ten years from the date of grant. The 703,900 option awards granted to outside directors and certain executive officers will vest commencing with the first 16 2/3% vested on the date of grant and the remaining shares vesting at 16 2/3% per year over a 5 year period. The remaining 126,050 options granted to other key employees vest at a rate of 20% each year and will be fully vested five years after the date of grant. At December 31, 2002 and 2003 there were 829,950 and 826,724 options outstanding. At December 31, 2003, 41,444 options remained available for grant.

The following table summarizes the status of all Company stock option plans for the three years ended December 31, 2000, 2002 and 2003.

	Options Price
	Number of Options Outstanding	Average Exercise Price Per Share	Aggregate Price
Options Outstanding
Balance—December 31, 2000	248,382	3.76	933,917
Granted	—	—	—
Exercised	(47,454)	3.76	(178,427)
Canceled	—	—	—

Balance—December 31, 2001	200,928	3.76	755,490
Granted	829,950	20.26	16,814,787
Exercised	(64,565)	3.76	(242,764)
Canceled	—	—	—

Balance—December 31, 2002	966,313	17.93	17,327,513
Granted	5,184	25.40	131,674
Exercised	(113,685)	4.72	(536,521)
Canceled	(1,800)	20.26	(36,468)

Balance—December 31, 2003	856,012	$19.73	$16,886,198

The range of exercise prices for options outstanding at December 31, 2003 was $ 3.76 to $ 25.40. The range of exercise prices for options is due to changes in the price of the Company’s stock over the period of the grants.

The following summarizes information about options outstanding at December 31, 2003.

	Outstanding Options
	Number of Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
Range of exercise prices:
$ 3.76	29,288	0.1	$3.76
$20.26	821,540	8.4	20.26
$25.40	5,184	8.4	25.40

	856,012	8.4	$19.73

	Exercisable Options
	Exercisable As of December 31, 2003	Weighted- Average Exercise Price
Range of exercise prices:
$ 3.76	29,288	$3.76
$20.26	270,645	20.26
$25.40	5,184	25.40

	305,117	$18.76

These options will expire if not exercised at specific dates ranging from January 2004 to May 2013. The prices for the options exercisable at December 31, 2003 ranged from $ 3.76 to $ 25.40.

As discussed in Note 1, the Company discloses the pro forma effect on net income and earnings per share had the options granted been accounted for at fair value. The fair value of the options granted in fiscal 2002 and 2003 have been estimated at the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions and changes in these assumptions can materially impact the fair value of the options and the Company’s options do not have the characteristics of traded options, the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

The pro forma disclosures amortize to expense the estimated compensation costs for the Company’s stock options granted in the years 2002 and 2003 over the options vesting period. The Company’s year 2002 and 2003 pro forma weighted average fair value of options granted, with related assumptions, are reflected below:

	2002	2003
Pro forma weighted average fair value of options granted	$4.93	$6.73
Risk-free interest rate	2.78%	3.46%
Expected life (years)	5.00	5.00
Expected volatility	28.93	28.61
Annual dividend yield	1.97%	1.57%

15.	REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (“OTS”). Failure to meet minimum capital requirements can initiate certain mandatory and possible discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tangible capital of not less than 1.5% of adjusted total assets, Total capital to risk-weighted assets of not less than 8%, Tier I capital of not less than 3.0% of adjusted total assets, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). At December 31, 2002 and 2003, the Bank met all capital adequacy requirements to which it was subject.

The most recent notification from the OTS categorized the Bank as “Well Capitalized” under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s categorization.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		Minimum for Capital Adequacy Purposes		To be Considered Well Capitalized for Prompt Corrective Action Provisions
	Ratio	Amount	Ratio	Amount	Ratio	Amount
	(Dollars in Thousands)
As of December 31, 2002 Stockholders’ Equity and ratio to total assets	7.7%	$187,501

Unrealized decrease in market value of assets available for sale (net of applicable income taxes)		2,084
Goodwill		(2,175)
Disallowed servicing assets		(8)

Tangible capital and ratio to adjusted total assets	7.7%	$187,402	1.5%	$36,613

Tier I (core) capital and ratio to adjusted total assets	7.7%	$187,402	3.0%	$73,227	5.0%	$122,044

Tier I (core) capital and ratio to risk-weighted total assets	10.6%	$187,402	4.0%	$70,861	6.0%	$106,291

Allowable Tier 2 capital:
General loan valuation allowances		7,679

Total risk-based capital and ratio to risk-weighted total assets	11.0%	$195,081	8.0%	$141,721	10.0%	$177,152

Total assets		$2,439,654

Adjusted total assets		$2,440,887

Risk-weighted assets		$1,771,518

As of December 31, 2003 Stockholders’ Equity and ratio to total assets	7.2%	$220,528

Unrealized decrease in market value of assets available for sale (net of applicable income taxes)		1,060
Goodwill		(5,615)
Disallowed servicing assets		(124)

Tangible capital and ratio to adjusted total assets	7.1%	$215,849	1.5%	$45,630

Tier I (core) capital and ratio to adjusted total assets	7.1%	$215,849	3.0%	$91,259	5.0%	$152,099

Tier I (core) capital and ratio to risk-weighted total assets	10.3%	$215,849	4.0%	$83,790	6.0%	$125,685

Allowable Tier 2 capital:
General loan valuation allowances		10,149

Total risk-based capital and ratio to risk-weighted total assets	10.8%	$225,998	8.0%	$167,580	10.0%	$209,475

Total assets		$3,045,981

Adjusted total assets		$3,041,980

Risk-weighted assets		$2,094,753

At periodic intervals, both the OTS and the FDIC routinely examine the Company’s and the Bank’s financial statements as part of their legally proscribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the financial statements be adjusted in accordance with their findings.

During the year ended December 31, 2003, an OTS examination resulted in no significant adjustments to the consolidated financial statements.

16.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed and variable rate mortgage loans are generally based on the market rates in effect on the date the loan application is taken. Commitments generally have fixed expiration dates of no longer than 60 days and other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Bank’s exposure to credit risk is represented by the contractual amount of the commitments to extend credit. Allowances for incurred losses on commitments to extend credit are based on management’s best estimate of probable losses that have been incurred as of the consolidated statement of financial position date. If an allowance is deemed necessary, management would record such in other liabilities. At December 31, 2002 and 2003, the Bank provided no such allowances for losses on commitments to extend credit. At December 31, 2003, the Bank had commitments to extend credit for or purchase loans of $ 202.4 million ($ 60.5 million in fixed rate commitments with interest rates ranging from 3.00% to 7.88%, and the balance of commitments in either variable rate or for which rates had not yet been set). At December 31, 2003, the Bank also has a pre-approval program which commits dollar amounts to potential loan customers based on their credit history. This program, however, does not commit to locked in rates. No fees are received in connection with such commitments. The Bank also issues standby letters of credit which are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentiality the same as that involved in extending loan facilities to customers. At December 31, 2002 and 2003, standby letters of credit amounted to $5,743,000 and $7,282,000, respectively.

The Bank leases various property for original periods ranging from one to fifty-one years. Rent expense for the years ended December 31, 2001, 2002 and 2003, was approximately $ 1,057,000, $ 1,024,000 and $ 1,525,000, respectively. At December 31, 2003, future minimum lease payments under these operating leases are as follows:

Years Ending December 31,	Amount
(In Thousands)
2004	$1,691
2005	1,550
2006	1,455
2007	1,412
2008	1,431
Thereafter	8,293

Total	$15,832

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

In December 2002, the Board of Directors of the Company adopted a plan for certain executives, under which the Company has agreed to reimburse them for any excise taxes which may be imposed on them under the federal tax code in connection with payments made following a change in control.

The Company is subject to various claims, legal actions and complaints arising in the ordinary course of business. In the Company’s opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

17.	SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

	For the Years Ended December 31,
	2001	2002	2003
	(In Thousands)
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$6,199	$12,607	$13,748

Cash paid for interest on deposits and other borrowings	$82,720	$61,864	$56,961

Supplemental Schedule of Noncash Investing and Financing Activities:
Real estate acquired in settlement of loans	$575	$680	$870

18.	EARNINGS PER SHARE

The weighted-average number of shares used to calculate basic and diluted earnings per share, including the adjustments for the Bank’s ESOP and stock options for the years ended December 31, 2001, 2002 and 2003, retroactively adjusted to reflect the 2001 stock offering, are as follows:

	For the Year Ended December 31, 2001			For the Year Ended December 31, 2002			For the Year Ended December 31, 2003
	Income (1)	Shares (2)	Per-Share Amount	Income (1)	Shares (2)	Per-Share Amount	Income (1)	Shares (2)	Per-Share Amount
Net income	$7,880,000			$16,798,000			$17,921,000
Basic EPS:
Income available to common stockholders	$7,880,000	15,240,644	$0.52	$16,798,000	14,957,640	$1.12	$17,921,000	14,498,587	$1.24

Effect of diluted shares:
Common stock options		142,490			135,092			210,294

Diluted EPS:
Income available to common stockholders	$7,880,000	15,383,134	$0.51	$16,798,000	15,092,732	$1.11	$17,921,000	14,708,881	$1.22

(1) Numerator
(2) Denominator

Weighted average shares outstanding for the years ended December 31, 2002 and 2003 were reduced for treasury shares held by the Bank’s SMPIAP and increased for the corresponding liability for settlement to the Bank’s employees. (See Note 13).

19.	ACCUMULATED OTHER COMPREHENSIVE LOSS

An analysis of the changes in Accumulated Other Comprehensive Loss for the years ended December 31, 2001, 2002 and 2003 is as follows:

	December 31,
	2001	2002	2003
	(In Thousands)
Beginning Balance	$(4,019)	$(2,004)	$(3,535)
Current-period change	2,015	(1,531)	818

Ending balance	$(2,004)	$(3,535)	$(2,717)

An analysis of the related tax effects allocated to Other Comprehensive Income Loss is as follows:

	December 31, 2001			December 31, 2002			December 31, 2003
	Before-tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount	Before-tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount	Before-tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
	(In Thousands)
Unrealized gain (loss) on assets available for sale:
Unrealized holding gains (losses) arising during period	$3,482	$(1,358)	$2,124	$(67)	$26	$(41)	$(685)	$267	$(418)
Reclassification adjustment for (gains) losses realized in net income	(179)	70	(109)	(64)	25	(39)	2,364	(922)	1,442
Minimum pension liability adjustment	—	—	—	(2,378)	927	(1,451)	(339)	133	(206)

Other comprehensive income (loss)	$3,303	$(1,288)	$2,015	$(2,509)	$978	$(1,531)	$1,340	$(522)	$818

20.	DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments—The fair value of the Company’s financial instruments at December 31, 2002 and 2003 is as follows:

	December 31, 2002		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Assets:
Cash and amounts due from depository institutions	$66,178	$66,178	$76,090	$76,090
Interest-bearing deposits	63,488	63,488	33,797	33,797
Assets available for sale	235,018	235,018	593,959	593,959
Loans receivable (net)	1,935,999	1,981,246	2,191,696	2,238,436
Liabilities:
Deposits	1,898,341	1,908,935	2,460,101	2,474,382
Other borrowed funds	44,416	44,416	42,089	42,080
Advances from the Federal Home Loan Bank	253,371	277,202	264,561	282,385
Guaranteed Preferred Beneficial Interests in Debentures	28,750	29,037	52,320	51,511

The following methods and assumptions were used to estimate fair value of each major class of financial instrument at December 31, 2002 and 2003.

Cash and Amounts due from Depository Institutions and Interest-Bearing Deposits—The carrying amount of these assets is a reasonable estimate of their fair value.

Assets Available for Sale—The fair value of these securities are based on quoted market prices.

Loans Receivable—The fair value of fixed and variable rate loans is estimated by discounting the future cash flows of the loans using the current rates at which similar loans would be made to borrowers with similar credit rating for the same remaining maturities.

Deposits—The fair value of demand deposits, savings accounts and money market accounts are equal to the amount payable on demand at the reporting date. The fair values of fixed maturity certificate accounts are estimated by discounting the future cash flows of the certificates using the current rates for advances from the Federal Home Loan Bank with similar maturities.

Other Borrowed Funds—Fair value is estimated using rates currently offered for advances from the Federal Home Loan Bank with similar maturities.

Advances from the Federal Home Loan Bank—The fair value of these advances is estimated by discounting the future cash flows of these advances using the current rates at which similar term advances could be obtained.

Guaranteed Preferred Beneficial Interests in Debentures—The fair value of these securities is based on quoted market price.

Commitments to Extend Credit and Standby Letters of Credit—The fair value of these commitments is insignificant.

Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Bank could realize in a current transaction.

21.	CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial position as of December 31, 2002, and 2003 and the condensed statements of operations and statements of cash flows for the periods then ended should be read in conjunction with the consolidated financial statements and related notes.

	December 31,
	2002	2003
	(In Thousands)
STATEMENTS OF FINANCIAL CONDITION
Assets:
Cash and cash equivalents	$4,732	$9,051
ESOP loan receivable	4,870	4,522
Investment in and advances to subsidiaries	187,501	222,097
Other assets	2,262	2,888

Total assets	$199,365	$238,558

Liabilities	$30,278	$54,049
Stockholders’ equity	169,087	184,509

Total liabilities and stockholders’ equity	$199,365	$238,558

	Years Ended December 31,
	2001	2002	2003
	(In Thousands)
STATEMENTS OF OPERATIONS
Income	$876	$594	$243
Expenses	3,130	3,496	3,584

Loss before income taxes and equity in earnings of Bank	(2,254)	(2,902)	(3,341)
Income tax benefit	879	1,132	1,303

Loss before equity in earnings of subsidiaries	(1,375)	(1,770)	(2,038)
Equity in earnings of subsidiaries	9,255	18,568	19,959

Net income	$7,880	$16,798	$17,921

STATEMENTS OF CASH FLOWS
Cash flow from (for) operating activities:
Net income	$7,880	$16,798	$17,921

Adjustments to reconcile net income to net cash used for operating activities—Equity in earnings of subsidiaries	(9,255)	(18,568)	(19,959)
Other	(1,530)	(272)	123

Net cash (used for) provided by operating activities	(2,905)	(2,042)	(1,915)

Cash flow from (for) investing activities:
Dividends received from subsidiaries	2,000	—	7,750
Issuance of ESOP loan	(5,218)	—	—
Principal payments on ESOP loan	—	348	348
Investment in subsidiaries	(40,871)	—	(20,000)
Other	1,373	1,987	2,345

Net cash (used for) provided by investing activities	(42,716)	2,335	(9,557)

Cash flow from (for) financing activities:
Proceeds from the sale of stock	79,659	124	309
Purchase of treasury stock	—	(19,957)	(176)
Proceeds from the issuance of trust preferred securities, net	—	—	21,450
Cash dividends paid	(4,536)	(6,036)	(5,792)

Net cash provided by (used for) financing activities	75,123	(25,869)	15,791

Net increase (decrease) in cash and cash equivalents	29,502	(25,576)	4,319
Cash and cash equivalents, Beginning of year	806	30,308	4,732

Cash and cash equivalents, End of year	$30,308	$4,732	$9,051

22.	QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, except share data)
Year ended December 31, 2002:
Interest income	$33,677	$34,303	$34,952	$34,935
Interest expense	15,865	15,784	15,627	14,492

Net interest income	17,812	18,519	19,325	20,443

Provision for loan losses	501	316	459	710
Non-interest income	3,722	4,153	4,437	4,679
Non-interest expenses	14,430	15,600	16,459	17,080
Income taxes	2,595	2,655	2,650	2,837

Net Income	$4,008	$4,101	$4,194	$4,495

Earnings per share
Basic	$0.26	$0.27	$0.28	$0.31

Diluted	$0.26	$0.27	$0.28	$0.31

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands, except share data)
Year ended December 31, 2003:
Interest income	$34,831	$36,336	$35,428	$37,088
Interest expense	14,046	14,650	14,371	14,097

Net interest income	20,785	21,686	21,057	22,991

Provision for loan losses	790	693	558	1,081
Non-interest income	7,011	6,020	5,869	3,616
Non-interest expenses	18,659	18,886	19,145	19,823
Income taxes	3,229	3,196	2,838	2,216

Net Income	$5,118	$4,931	$4,385	$3,487

Earnings per share
Basic	$0.36	$0.34	$0.30	$0.24

Diluted	$0.35	$0.34	$0.30	$0.23

Management’s Assertions

as to the Effectiveness of its Internal Control Structure Over Financial Reporting and Compliance with Designated Laws and Regulations

To the Stockholders:

Financial Statements

The management of Fidelity Bankshares, Inc. and subsidiaries (the “Company”) is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed judgments and estimates made by management.

Internal Control

Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and the Office of Thrift Supervision Instructions for Schedules SC, SO, and Reconciliation of Equity Capital included on Schedule SI of the Thrift Financial Reports (TFR instructions). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the institution’s internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and TFR Instructions for Schedules SC, SO, and Reconciliation of Equity Capital included on Schedule SI as of December 31, 2003. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and TFR Instructions for Schedules SC, SO, and Reconciliation of Equity Capital included on Schedule SI, as of December 31, 2003.

The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of the Company’s management. The Audit Committee is responsible for recommending to the Board of Directors the selection of independent auditors. It meets periodically with management, the independent auditors, and the internal auditors to ensure that they are carrying out their responsibilities. The Committee is also responsible for performing an oversight role by reviewing and monitoring the financial, accounting and auditing procedures of the Company in addition to reviewing the Company’s financial reports. The independent auditors and the internal auditors have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of internal control over financial reporting and any other matters which they believe should be brought to the attention of the Committee.

Compliance with Designated Laws and Regulations

Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation (FDIC) as safety and soundness laws and regulations.

Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that the Company has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 2003.

By:	/s/ Vince A. Elhilow	By:	/s/ Richard D. Aldred

	President and Chief Executive Officer		Executive Vice President—Chief Financial Officer

March 9, 2004

Independent Accountants’ Report

To the Audit Committee

Fidelity Bankshares, Inc.

West Palm Beach, Florida

We have examined management’s assertion, included in the accompanying report on Management’s Assertions as to the Effectiveness of its Internal Control Structure over Financial Reporting and Compliance with Designated Laws and Regulations, that Fidelity Bankshares, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and the Office of Thrift Supervision Instructions for Thrift Financial Reports for Schedules SC, SO, and the Reconciliation of Equity Capital included on Schedule SI as of December 31, 2003 based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO report”). Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assertion that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and the Office of Thrift Supervision Instructions for Thrift Financial Reports for Schedules SC, SO, and the Reconciliation of Equity Capital included on Schedule SI as of December 31, 2003, is fairly stated, in all material respects, based on the criteria established in the COSO report.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Certified Public Accountants

West Palm Beach, Florida

March 9, 2004