Form 10-K, Exhibit 13
period 2004-12-31
FIDELITY BANKSHARES INC
filed 2005-03-16
CIK 1028336

EXHIBIT 13

CONSOLIDATED FINANCIAL STATEMENTS

Exhibit 13

Fidelity Bankshares, Inc.
and Subsidiaries
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Fidelity Bankshares, Inc.
West Palm Beach, Florida

We have audited the accompanying consolidated statements of financial position of Fidelity Bankshares, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2004, and the related consolidated statements of operations, comprehensive operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all materials respects, the financial position of the Company as of December 31, 2003 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Intergrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion of the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Certified Public Accountants

West Palm Beach, Florida
March 14, 2005

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AT DECEMBER 31, 2003 AND 2004

	2003	2004
	(In Thousands, except share data)
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and amounts due from depository institutions	$76,090	$108,327
Interest-earning deposits	33,797	41,082

Total cash and cash equivalents	109,887	149,409

SECURITIES AVAILABLE FOR SALE (At fair value):
Municipal bonds and government and agency securities	122,731	65,156
Mortgage-backed securities	471,228	440,473

Total securities available for sale	593,959	505,629
SECURITIES HELD TO MATURITY (At cost):
Mortgage-backed securities	—	89,167
LOANS RECEIVABLE, Net of allowance for loan losses - $11,119 and $13,628 at December 31, 2003 and 2004, respectively	2,191,696	2,556,700
OFFICE PROPERTIES AND EQUIPMENT, Net	73,553	83,439
FEDERAL HOME LOAN BANK STOCK, (At cost)	13,322	17,399
ACCRUED INTEREST RECEIVABLE	11,127	12,379
DEFERRED INCOME TAX ASSET	7,598	7,883
OTHER ASSETS	47,080	48,534

TOTAL ASSETS	$3,048,222	$3,470,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
DEPOSITS	$2,460,101	$2,814,670
OTHER BORROWED FUNDS	42,089	46,097
ADVANCES FROM FEDERAL HOME LOAN BANK	264,561	250,855
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE	2,816	3,166
DRAFTS PAYABLE	202	—
JUNIOR SUBORDINATED DEBENTURES	52,320	53,608
OTHER LIABILITIES	41,624	50,860

TOTAL LIABILITIES	2,863,713	3,219,256

COMMITMENTS AND CONTINGENCIES (Note 15)

STOCKHOLDERS’ EQUITY
PREFERRED STOCK, 2,000,000 shares authorized, none issued	—	—
COMMON STOCK ($.10 par value) 30,000,000 authorized shares: outstanding 22,536,972 and 24,425,050 at December 31, 2003 and 2004, respectively (Note 1)	1,502	2,442
ADDITIONAL PAID IN CAPITAL	106,392	152,398
RETAINED EARNINGS - substantially restricted	89,793	105,556
TREASURY STOCK - at cost 472,041 and 441,082 shares at December 31, 2003 and 2004, respectively	(1,794)	(1,756)
COMMON STOCK ALLOCATED TO:
Employee stock ownership plan	(4,257)	(3,909)
Recognition and retention plan	(4,410)	(3,045)
ACCUMULATED OTHER COMPREHENSIVE LOSS (Net of applicable income taxes)	(2,717)	(403)

TOTAL STOCKHOLDERS’ EQUITY	184,509	251,283

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,048,222	$3,470,539

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

	2002	2003	2004
	(In Thousands, except share data)
Interest income:
Loans	$123,492	$128,230	$141,916
Investment securities	3,474	1,236	3,219
Other investments	2,895	1,632	1,416
Mortgage-backed and corporate debt securities	8,006	12,585	18,113

Total interest income	137,867	143,683	164,664

Interest expense:
Deposits	40,353	38,605	39,676
Advances from Federal Home Loan Bank and other borrowings	21,415	18,559	20,188

Total interest expense	61,768	57,164	59,864

Net interest income	76,099	86,519	104,800

Provision for loan losses	1,986	3,122	2,736

Net interest income after provision for loan losses	74,113	83,397	102,064

Other income:
Service charges on deposit accounts	7,285	10,082	11,048
Fees for other banking services	8,487	9,788	11,156
Net gain on sale of loans	74	4,159	619
Net gain (loss) on sale of securities	64	(2,364)	407
Miscellaneous	1,081	851	1,943

Total other income	16,991	22,516	25,173

Operating expense:
Employee compensation and benefits	37,173	44,802	50,475
Occupancy and equipment	11,649	14,476	16,612
(Gain) loss on real estate owned	(119)	21	(17)
Marketing	1,970	2,130	2,294
Federal deposit insurance premium	290	322	375
Miscellaneous	12,606	14,762	19,911

Total operating expense	63,569	76,513	89,650

Income before provision for income taxes	27,535	29,400	37,587

Provision (benefit) for income taxes:
Current	11,290	12,813	16,456
Deferred	(553)	(1,334)	(1,766)

Total provision for income taxes	10,737	11,479	14,690

Net income	$16,798	$17,921	$22,897

Earnings per share (Note 1):
Basic	$0.75	$0.82	$1.04

Diluted	$0.74	$0.81	$1.01

Dividends declared per share	$0.27	$0.27	$0.28

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

	2002	2003	2004
	(In Thousands)
Net Income	$16,798	$17,921	$22,897
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on assets available for sale:
Unrealized holding gains (losses) arising during period	(41)	(418)	2,854
Reclassification adjustment for (gains) losses realized in net income	(39)	1,442	(248)
Minimum pension liability adjustment	(1,451)	(206)	(292)

Subtotal	(1,531)	818	2,314

Comprehensive income	$15,267	$18,739	$25,211

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

			Retained		Employee	Recognition	Accumulated
		Additional	Earnings-		Stock	and	Other
	Common	Paid In	Substantially	Treasury	Ownership	Retention	Comprehensive
	Stock	Capital	Restricted	Stock	Plan	Plan	Income (Loss)	Total
	(In Thousands)
Balance – December 31, 2001	$1,578	$117,889	$66,839	$(1,721)	$(4,969)	$—	$(2,004)	$177,612
Net income for the year	—	—	16,798	—	—	—	—	16,798
Stock options exercised	7	401	—	—	—	—	—	408
Purchase of treasury stock	—	—	—	(19,957)	—	—	—	(19,957)
Common stock retired	—	(37)	—	—	—	—	—	(37)
Reclassification of common stock held by SMPIAP and related obligation	—	27	—	(27)	—	—	—	—
Recognition of unrealized decrease in fair value of assets available for sale, net of income taxes	—	—	—	—	—	—	(80)	(80)
Minimum pension liability adjustment	—	—	—	—	—	—	(1,451)	(1,451)
Allocation and issuance of common stock for Recognition and Retention Plan	2	7,045	—	—	—	(7,047)	—	—
Amortization of deferred compensation - Employee Stock Ownership Plan	—	323	—	—	360	—	—	683
Recognition and Retention Plan	—	—	—	—	—	1,061	—	1,061
Cash dividends declared ($0.27 per share)	—	—	(5,950)	—	—	—	—	(5,950)

Balance – December 31, 2002	1,587	125,648	77,687	(21,705)	(4,609)	(5,986)	(3,535)	169,087
Net income for the year	—	—	17,921	—	—	—	—	17,921
Stock options exercised	11	525	—	—	—	—	—	536
Purchase of treasury stock	—	—	—	(176)	—	—	—	(176)
Common stock retired	(103)	(20,339)	—	20,133	—	—	—	(309)
Reclassification of common stock held by SMPIAP and related obligation	—	46	—	(46)	—	—	—	—
Recognition of unrealized increase in fair value of assets available for sale, net of income taxes	—	—	—	—	—	—	1,024	1,024
Minimum pension liability adjustment	—	—	—	—	—	—	(206)	(206)
Allocation and issuance of common stock for Recognition and Retention Plan	7	(7)	—	—	—	—	—	—
Amortization of deferred compensation - Employee Stock Ownership Plan	—	519	—	—	352	—	—	871
Recognition and Retention Plan	—	—	—	—	—	1,576	—	1,576
Cash dividends declared ($0.27 per share)	—	—	(5,815)	—	—	—	—	(5,815)

Balance – December 31, 2003	1,502	106,392	89,793	(1,794)	(4,257)	(4,410)	(2,717)	184,509
Net income for the year	—	—	22,897	—	—	—	—	22,897
Stock options exercised	9	2,157	—	—	—	—	—	2,166
Sale of common stock	115	43,714	—	—	—	—	—	43,829
Common stock retired	(4)	(1,523)	—	—	—	—	—	(1,527)
Reclassification of common stock held by SMPIAP and related obligation	—	(38)	—	38	—	—	—	—
Recognition of unrealized increase in fair value of assets available for sale, net of income taxes	—	—	—	—	—	—	2,606	2,606
Minimum pension liability adjustment	—	—	—	—	—	—	(292)	(292)
Allocation and issuance of common stock for Recognition and Retention Plan	6	329	—	—	—	—	—	335
Amortization of deferred compensation - Employee Stock Ownership Plan	—	971	—	—	348	—	—	1,319
Recognition and Retention Plan	—	—	—	—	—	1,365	—	1,365
Tax benefit of distributions from deferred compensation plans		396						396
3 for 2 common stock split	814	—	(814)	—	—	—	—	—
Cash dividends declared ($0.28 per share)	—	—	(6,320)	—	—	—	—	(6,320)

Balance - December 31, 2004	$2,442	$152,398	$105,556	$(1,756)	$(3,909)	$(3,045)	$(403)	$251,283

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

	2002	2003	2004
	(In Thousands)
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net Income	$16,798	$17,921	$22,897
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,661	4,203	6,006
ESOP compensation expense	1,744	2,447	2,685
Accretion of discounts, amortization of premiums and goodwill, and other deferred yield items	(3,138)	(1,027)	(4,281)
Provision for loan losses	1,986	3,122	2,736
Provisions for losses and net (gains) losses on sales of real estate owned	(125)	(33)	(12)
Net (gain) loss on sale of:
Loans	(74)	(4,159)	(619)
Securities	(64)	2,364	(407)
Office properties and equipment	33	177	(302)
(Increase) decrease in accrued interest receivable	1,047	(1,429)	(1,252)
Increase in other assets	(3,899)	(5,278)	(96)
Increase (decrease) in drafts payable	(5,955)	(5,979)	(202)
Increase in deferred income taxes	(553)	(1,334)	(1,649)
Increase in other liabilities	4,387	5,203	8,581

Net cash provided by operating activities	15,848	16,198	34,085

CASH FLOW FROM (FOR) INVESTING ACTIVITIES:
Loan originations, net of principal payments on loans	(310,902)	(409,276)	(446,092)
Principal payments received on mortgage-backed securities	124,275	281,571	169,982
Purchases of:
Loans	(47,167)	(40,854)	(38,137)
Mortgage-backed securities	(37,054)	(693,042)	(355,069)
Federal Home Loan Bank stock	(1,186)	(1,390)	(21,769)
Municipal bonds and government and agency securities	(270,000)	(162,516)	(59,755)
Office properties and equipment	(12,853)	(8,617)	(17,429)
Proceeds from sales of:
Loans	5,146	199,472	33,498
Federal Home Loan Bank stock	2,844	987	17,692
Corporate debt securities	—	38,264	—
Municipal bonds and government and agency securities	—	—	114,879
Real estate acquired in settlement of loans	1,023	895	77
Mortgage-backed securities available for sale	4,456	43,483	221,632
Office properties and equipment	75	550	502
Proceeds from maturities of municipal bonds and government and agency securities	274,695	129,140	145
Other	(34)	(689)	820

Net cash used for investing activities	(266,682)	(622,022)	(379,024)

CASH FLOW FROM (FOR) FINANCING ACTIVITIES:
Proceeds from the sale of common stock, net of issuance costs	124	309	44,034
Purchase of treasury stock	(19,957)	(176)	—
Issuance of junior subordinated debentures net of issuance costs	—	21,450	29,822
Pay off junior subordinated debentures	—	—	(28,750)
Cash dividends paid	(6,036)	(5,792)	(5,866)
Net increase (decrease) in:
NOW accounts, demand deposits and savings accounts	420,985	643,636	407,798
Certificates of deposit	(82,080)	(81,876)	(53,229)
Advances from Federal Home Loan Bank	(36,895)	11,190	(13,706)
Other borrowed funds	8,090	(2,327)	4,008
Advances by borrowers for taxes and insurance	(22)	(369)	350

Net cash provided by financing activities	284,209	586,045	384,461

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	33,375	(19,779)	39,522
CASH AND CASH EQUIVALENTS, Beginning of year	96,291	129,666	109,887

CASH AND CASH EQUIVALENTS, End of year	$129,666	$109,887	$149,409

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

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, the Bank and the Bank’s wholly-owned subsidiaries, Fidelity Realty and Appraisal Services, Inc. (“FRAS”) and Florida Consolidated Agency, Inc. (“Fidelity Insurance”). All significant intercompany balances and transactions have been eliminated. Neither the Bank nor its subsidiaries are or have been involved in any joint ventures during any periods presented.

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

Cash Equivalents - For presentation purposes in both the consolidated statements of financial position and cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Securities - Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive operations.

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

Transfers of Financial Assets - Transfers of financial assets, which for the Company are primarily mortgage loans, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the assets through an agreement to repurchase them before maturity.

Upon completion of a transfer of assets that satisfies the conditions described above to be accounted for as a sale, the Company:

a.	Derecognizes all assets sold;

b.	Recognizes all assets obtained and liabilities incurred in consideration as proceeds of the sale;

c.	Initially measures, at fair value, assets obtained and liabilities incurred in a sale; and

d.	Recognizes any gain or loss on the sale.

Upon completion of a transfer of assets, such as the securitization of loans and retention of the securities representing the Company’s continuing interest in such loans as assets Held to Maturity, the Company applies steps a., b., and c., above. However, no gain is recognized, as the transaction does not meet the requirements for sale treatment. To the extent that the fair values of the assets retained are less than the costs of the assets transferred, at the date of transfer, the carrying values of the retained assets are reduced to fair value by a corresponding charge against income.

Interest Rate Risk - The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (See Note 5 for the composition of the mortgage loan portfolio). Mortgage loans and investment securities are funded primarily with short-term liabilities which have interest rates that vary with market rates over time. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual duration of interest-earning assets and interest-bearing liabilities may differ significantly from the stated duration as a result of prepayment, early withdrawals, and similar factors.

Loans Held for Sale - Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Company. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Loans - The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Florida. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage loans is discontinued at the time the loan is 90 days past due. The accrual of interest on consumer and commercial business loans is discontinued at the time the loan is 60 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Allowance for Loan Losses - The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge-offs, net of recoveries. Loan losses are charged off against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include a formula allowance and specific allowances.

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

Uncollected Interest - The Bank reverses all accrued interest against interest income when a loan is more than 90 or 60 days delinquent depending on the type of loan and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery.

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

At December 31, 2003 and 2004, the Company owned no real estate acquired through foreclosure.

Office Properties and Equipment - Office properties and equipment are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from three to forty years for buildings and improvements and three to ten years for furniture and equipment.

Goodwill - Goodwill resulting from acquisitions is subject to annual impairment testing. Based on current year analysis, no impairment in the carrying value of goodwill was noted. The balance of goodwill included in other assets was $ 2,171,000 at December 31, 2003 and 2004, respectively.

Long-Lived Assets - Long-lived assets, such as office, properties and equipment, to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted fair market prices, fair value is based on the estimate of discounted cash flow analysis.

Drafts Payable - Drafts payable represent checks drawn by the Bank on a third party payer, for deposit account withdrawals and payment of the Bank’s expenses. Under the agreement between the Bank and its third party payer, the Bank funds the checks written on the day following their issuance.

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

Pension and Retirement Plans - The Company’s policy is to fund pension and retirement plan costs as they accrue based on normal cost.

Income Taxes - The Company and its subsidiaries file consolidated federal and state income tax returns (See Note 11). Deferred income taxes are provided on items recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes.

Stock Option Plans - At December 31, 2004, the Company has three stock-based compensation plans, which are described more fully in Note 13. The Company accounts for those plans using the intrinsic value method. Accordingly, no stock-based employee compensation cost relative to stock options is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition method to stock-based employee compensation.

	Years Ended December 31,
	2002	2003	2004
Net Income, as reported	$16,798	$17,921	$22,897
Add: Total stock-based employee compensation expense included in reported net earnings, net of related tax effects	648	961	833
Deduct: Total stock-based employee compensation for all awards using the fair value method, net of related tax effects	(1,147)	(1,482)	(1,504)

Pro forma net income	$16,299	$17,400	$22,226

Earnings per share:
Basic - as reported	0.75	0.82	1.04
Basic - pro forma	0.73	0.80	1.01

Diluted - as reported	0.74	0.81	1.01
Diluted - pro forma	0.72	0.79	0.98

The weighted-average number of shares used to calculate basic and diluted earnings per share for the years ended December 31, 2002, 2003 and 2004 are retroactively adjusted to reflect the 2004 3 for 2 stock split.

In December 2004, the FASB issued FAS 123 (revised 2004), Share-Based Payment. Under this promulgation, companies are required to reflect costs associated with employee stock options in their income statements at fair value. The statement becomes effective for interim or annual periods beginning after June 15, 2005. The Company will begin reflecting stock option costs under the fair value method commencing in the quarter beginning July 1, 2005 as required. The Company is still evaluating the effects of adoption of this principle.

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

Stock Splits - During 2004, the Company announced a 3 for 2 common stock split in the form of a stock dividend paid on January 15, 2005 to stockholders of record on December 31, 2004. All share and per share data have been restated to give retroactive effect to this stock split.

Segment Reporting - The Company’s derives all of its income from one line of business, banking-related activities. As such, no segment information is presented.

Recent Accounting Pronouncements Affecting the Company - In November 2002, the FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” was issued. This interpretation requires elaborating on the disclosures that must be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of this Interpretation are effective for statements issued after December 15, 2002 and its recognition requirements are applicable for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 effective as of the first quarter of 2003 did not have a material effect on the Company’s results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of Statement 148 are effective for interim periods beginning after December 15, 2002, with early application encouraged. The Company adopted the disclosure provisions of SFAS No. 148.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities” which addresses consolidation of variable interest entities (“VIEs”) certain of which are also referred to as special purpose entities (“SPEs”). The FASB revised FIN 46 in December 2003. VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Under the provisions of FIN 46, a company is to consolidate a VIE if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses if they occur, received a majority of the VIE’s expected residual returns if they occur, or both. The implementation of FIN 46 is required for public entities at the end of the first interim period ending after March 15, 2004 if the VIE was created before February 1, 2003, with early adoption allowed, and immediately for entities created after February 1, 2003. The Company early adopted FIN 46 and has deconsolidated the Fidelity Capital Trust I at December 31, 2003. The deconsolidation of Fidelity Capital Trust I did not have a material impact on the Company’s consolidated financial position or results of operations.

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

In December 2003, the FASB Issued Statement of Financial Accounting Standards No. 132 (revised 2003), “Employees Disclosures about Pensions and Other Postretirement Benefits,” an amendment of FASB Statements No. 87, 88 and 106, to address the increasing significance of corporate pension plans to company financial statements and the call for greater transparency in financial reports. The statement requires additional disclosures, regarding plan assets, investment strategy, measurement date, plan obligations, cash flows and components of net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. However, it does not change the measurement or recognition of those plans required by SFAS No. 87, SFAS No. 88 and SFAS No. 106. The Company adopted the disclosure provisions of Financial Accounting Standards No. 132 (revised 2003) for the year ended December 31, 2003.

In December 2004, the FASB issued FAS 123 (revised 2004), Share-Based Payment. Under this promulgation, companies are required to reflect costs associated with employee stock options in their income statements at fair value. The statement becomes effective for interim or annual periods beginning after June 15, 2005. The Company will begin reflecting stock option costs under the fair value method commencing in the quarter beginning July 1, 2005 as required. The Company is still evaluating the effects of adoption of this principle.

Reclassifications - Certain amounts in the consolidated financial statements have been reclassified to be consistent with the current year’s presentation.

2. U.S. GOVERNMENT AND AGENCY SECURITIES AND MUNICIPAL BONDS AVAILABLE FOR SALE

Securities available for sale are summarized as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2003:
Municipal Bonds	$501	$21	$—	$522
United States Government and agency securities	122,208	180	(179)	122,209

Total	$122,709	$201	$(179)	$122,731

Weighted average interest rate	3.03%

December 31, 2004:
Municipal Bonds	$355	$9	$—	$364
United States Government and agency securities	65,689	—	(897)	64,792

Total	$66,044	$9	$(897)	$65,156

Weighted average interest rate	3.56%

As of December 31, 2003 and 2004, the Company held no municipal bonds and government and agency securities available for sale that were in a continuous unrealized loss position for twelve months or more.

The following table sets forth the contractual maturity of the Company’s municipal bonds and agency securities available for sale at December 31, 2003 and 2004.

	December 31, 2003		December 31, 2004
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
	(In Thousands)
Due in one year or less	$145	$149	$10,300	$10,376
Due in one year to five years	122,564	122,582	55,744	54,780

Total	$122,709	$122,731	$66,044	$65,156

The Bank had total U.S.Government and Agency securities available for sale pledged at December 31, 2003 and 2004 of $ 120.0 million and $ 48.8 million, respectively. Of the $ 48.8 million of securities pledged at December 31, 2004, $ 23.3 million was pledged for customer accounts that exceeded $ 100,000, $ 20.5 million was pledged as collateral for other borrowed funds, $ 2.9 million was pledged as collateral for Treasury Tax and Loan (“TT&L”) accounts held for the benefit of the federal government and $ 2.1 million was pledged as collateral for trust accounts.

Sales of Municipal bonds and U.S. Government and Agency securities for the year ended December 31, 2004, resulted in proceeds of $ 114.9 million, gross realized gains of $ 249,000 and gross realized losses of $ 397,000.

There were no sales of Municipal Bonds and U.S. Government and Agency securities during the years ended December 31, 2002 or 2003.

3. MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities available for sale at December 31, 2003 and 2004 are summarized as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
December 31, 2003:
FHLMC-fixed rate	$6,358	$350	$—	$6,708
FNMA-fixed rate	21,982	572	(15)	22,539
GNMA-fixed rate	1,487	78	—	1,565
FHLMC CMO-fixed rate	115,693	61	(2,145)	113,609
FNMA CMO-fixed rate	134,695	1,162	(683)	135,174
FNMA-adjustable rate	39,071	—	(1)	39,070
GNMA-adjustable rate	61,118	—	(660)	60,458
FHLMC CMO-adjustable rate	15,566	125	—	15,691
FNMA CMO-adjustable rate.	77,018	—	(604)	76,414

Total	$472,988	$2,348	$(4,108)	$471,228

December 31, 2004:
FHLMC-fixed rate	$62,710	$489	$(48)	$63,151
FNMA-fixed rate	193,334	3,434	(26)	196,742
GNMA-fixed rate	29,892	—	(90)	29,802
FHLMC CMO-fixed rate	54,092	—	(260)	53,832
FNMA CMO-fixed rate	4,318	49	—	4,367
FHLMC-adjustable rate	25,412	—	(147)	25,265
FNMA-adjustable rate	67,293	180	(159)	67,314

Total	$437,051	$4,152	$(730)	$440,473

As of December 31, 2003 and 2004, the Company held no mortgage-backed securities available for sale that were in a continuous unrealized loss position for twelve months or more.

Sales of mortgage-backed securities available for sale for the year ended December 31, 2002, resulted in proceeds of $ 4.5 million, gross realized gains of $ 64,000 and no gross realized losses. There were $ 43.4 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 2003, resulting in proceeds of $ 43.5 million, gross realized gains of $ 110,000 and no gross realized losses. Sales of mortgage-backed securities available for sale during the year ended December 31, 2004, resulted in proceeds of $ 221.6 million, gross realized gains of $ 1.2 million and gross realized losses of $ 656,000.

The Bank had total mortgage-backed securities available for sale pledged at December 31, 2003 and 2004 of $ 190.1 million and $ 325.6 million, respectively. Of the $ 325.6 million of securities pledged at December 31, 2004, $ 109.4 million was pledged for customer accounts that exceeded $ 100,000, $ 123.6 million was pledged as collateral for other borrowed funds and $ 92.5 million was pledged to the State of Florida as collateral for certificates of deposit.

4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

During 2004, the Bank securitized certain of its one- to four-family mortgage loans, receiving mortgage-backed securities secured by these loans. These securities, all classified as Held to Maturity, are summarized as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2004:
FHLMC-fixed rate	$89,167	$881	$–	$90,048

Total	$89,167	$881	$–	$90,048

Weighted average interest rate	4.64%

Since the Bank retained all interest in the loans securitized, no portion of this securitization was accounted for as a sale. As a result of this transaction, the Bank received securities representing its interests in the loans transferred and contractual servicing rights related to these loans. The book value of these loans was allocated to the securities and to the servicing rights based on relative fair value, as determined by quoted prices for such assets on the date each transfer was effected.

The Bank held no such assets at December 31, 2003.

5. LOANS RECEIVABLE

Loans receivable at December 31, 2003 and 2004 consist of the following:

	2003	2004
	(In Thousands)
One-to-four single family, residential real estate mortgages	$1,002,573	$1,023,520
Commercial and multi-family real estate mortgages	753,890	972,546
Real estate construction-primarily residential	470,016	634,455
Land loans-primarily residential	36,660	57,661

Total first mortgage loans	2,263,139	2,688,182
Consumer loans	185,450	231,333
Commercial business loans	131,292	125,791

Total gross loans	2,579,881	3,045,306
Less:
Undisbursed portion of loans in process	374,974	472,324
Unearned discounts, premiums and deferred loan fees (costs), net	2,092	2,654
Allowance for loan losses	11,119	13,628

Loans receivable-net	$2,191,696	$2,556,700

The amount of loans on which the Bank has ceased accruing interest or does not charge interest aggregated to approximately $ 10,940,000 and $ 6,226,000, net of specific valuation allowances of $ 278,000 and $ 207,000, at December 31, 2003 and 2004, respectively. The amount of interest not accrued relating to non accrual loans was approximately $ 513,000, $ 352,000 and $ 434,000 at December 31, 2002, 2003 and 2004, respectively. The allowance for loan losses is maintained at a level that represents management’s best estimate of losses in the loan portfolio at the balance sheet date that were both probable and reasonably estimable.

An analysis of the changes in the allowance for loan losses is as follows:

	2002	2003	2004
	(In Thousands)
Balance at beginning of period	$6,847	$8,318	$11,119
Current provision	1,986	3,122	2,736
Charge-offs	(575)	(322)	(252)
Recoveries	60	1	25

Ending balance	$8,318	$11,119	$13,628

The Bank originates both adjustable and fixed rate mortgage loans. At December 31, 2003 and 2004, the Bank had $ 958,000 and $ 226.1 million in loans held for sale or transfer, respectively. Of the $ 226.1 million in loans held for sale or transfer as of December 31, 2004, $ 224.8 million related to the securitization of one- to four-family mortgage loans where the Bank will retain the resulting mortgage-backed securities.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An analysis of the recorded investment in impaired loans owned by the Bank at December 31, 2002, 2003 and 2004 and the related allowance for those loans is as follows:

	2002		2003		2004
	(In Thousands)
	Loan	Related	Loan	Related	Loan	Related
	Balance	Allowance	Balance	Allowance	Balance	Allowance
Impaired loan balances and related allowances:
Loans with related allowance for loan losses	$1,145	$546	$3,508	$598	$1,650	$487
Loans without related allowance for loan losses	7,248	—	9,162	—	8,172	—

	$8,393	$546	$12,670	$598	$9,822	$487

Average balance of impaired loans	$7,658		$10,532		$11,246

No interest income was recorded on impaired loans during the impairment periods shown.

The Bank’s policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 60 or 90 days delinquent, depending on the type of loan, and cease accruing interest thereafter. Any interest ultimately collected is credited to income in the period of recovery.

At December 31, 2004, the composition and maturity or repricing of the loan portfolio, net of the undisbursed portion of loans in process is presented below:

Fixed Rate		Adjustable Rate
	Book Value		Book Value
Term of Maturity	(In Thousands)	Term to Rate Adjustment	(In Thousands)
1 year or less	$63,888	1 year or less	$1,208,309
1 year-3 years	92,131	1 year-3 years	28,679
3 years-5 years	85,773	3 years-5 years	47,927
5 years-10 years	198,870	5 years-10 years	424,878
10 years-20 years	260,601	10 years-20 years	—
Over 20 years	161,926	Over 20 years	—

Total	$863,189	Total	$1,709,793

Commercial Real Estate Lending – The Bank originates and purchases commercial real estate loans, which are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Accordingly, Bank management establishes greater provisions for probable but not yet identified losses on these loans than on less risky residential mortgage loans. The composition of commercial real estate loans and its primary collateral are approximately as follows:

	2003	2004
	(In Thousands)
Office buildings	$208,999	$293,013
Retail buildings	62,652	71,617
Warehouses	40,013	62,170
Multi family	106,042	106,790
Hotels and motels	2,995	2,175

	2003	2004
	(In Thousands)
Land	163,618	182,307
Other property improvements	169,571	254,474

Total	$753,890	$972,546

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), a federally chartered savings and loan association’s aggregate non-residential real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA. The Bank is federally chartered and subject to this limitation. FIRREA does not require divestiture of any loan that was lawful when it was originated. At December 31, 2004 the Bank estimates that, while complying with this limitation, it could originate an additional $ 387.8 million, of commercial real estate loans, though the Bank’s current business plan indicates no intentions to do so.

     Loans to One Borrower Limitation –Federal savings banks are subject to the same loans-to-one borrower limits as those applicable to national banks, which under current regulations restrict loans-to-one borrower to an amount equal to 15% of unimpaired capital and unimpaired surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). This 15% limitation results in a dollar limitation of approximately $ 44.3 million at December 31, 2004. At December 31, 2004, the Bank was in compliance with the loans to one borrower limitation under currently existing regulations.

Servicing Assets - Mortgage and commercial business loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid balances of these loans at December 31, 2003 and 2004 were $ 158.6 million and $ 252.8 million, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $ 434,000 and $ 575,000 at December 31, 2003 and 2004, respectively. The balance of deferred servicing assets relating to serviced loans were $ 1.2 million and $ 2.1 million at December 31, 2003 and 2004, respectively. The fair value of these rights at December 31, 2003 and 2004 exceeded carrying value.

Related Party Loans - The Bank offers loans to its employees, including Directors and Senior Management at prevailing market interest rates. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time.

The loans to Directors, Executive Officers, and associates of such persons amounted to $ 3,193,000 and $ 3,335,000 at December 31, 2003 and 2004, respectively, which did not exceed 5% of stockholders’ equity.

Collateral for Advances from the Federal Home Loan Bank – The terms of a security agreement with the FHLB include a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to the advances, when discounted at 80% of the unpaid principal balances of the qualifying first mortgage loans.

6. OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at December 31, 2003 and 2004 are summarized as follows:

	2003	2004
	(In Thousands)
Land	$17,378	$26,491
Buildings and improvements	53,755	50,891
Furniture and equipment	23,785	27,819
Software	5,347	7,964

Total	100,265	113,165
Less accumulated depreciation	26,712	29,726

Office properties and equipment – net	$73,553	$83,439

7. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 2003 and 2004 consists of the following:

	2003	2004
	(In Thousands)
Loans	$8,663	$9,524
Investments	959	900
Mortgage-backed securities	1,505	1,955

Accrued interest receivable	$11,127	$12,379

8. DEPOSITS

The weighted-average interest rates on deposits at December 31, 2003 and 2004 were 1.51% and 1.53%, respectively. Deposit accounts, by type and range of rates at December 31, 2003 and 2004 consist of the following:

	2003	2004
Account Type and Rate	(In Thousands)
Non-interest-bearing checking accounts	$294,358	$386,790
Interest-bearing checking and funds transfer accounts 2003 and 2004, 1.03 % and 1.13%, respectively	566,028	689,533
Passbook and statement accounts 2003 and 2004, 1.61 % and 1.78%, respectively	615,972	770,124
Variable-rate money market accounts 2003 and 2004, 1.52 % and 1.69%, respectively	297,864	335,573

Total non-certificate accounts	1,774,222	2,182,020

Certificates:
0.00% - 1.00%	78,324	39,562
1.01% - 2.00%	209,013	141,203
2.01% - 3.00%	193,797	263,888
3.01% - 4.00%	60,962	110,897
4.01% - 5.00%	135,450	72,468
5.01% - 6.00%	5,684	2,194
6.01% - 7.00%	2,637	2,438
7.01% - 8.00%	12	—

Total certificates	685,879	632,650

Total	$2,460,101	$2,814,670

Individual deposits greater than $ 100,000 at December 31, 2003 and 2004 aggregated approximately $ 1.3 billion and $ 1.5 billion, respectively. Deposit balances up to $ 100,000 are FDIC insured.

Interest on deposit accounts, presented in the consolidated statements of operations, is net of interest forfeited by depositors on early withdrawal of certificate accounts of approximately $ 139,000, $ 112,000 and $ 98,000 for the years ended December 31, 2002, 2003 and 2004, respectively.

Scheduled maturities of certificate accounts are as follows:

	December 31,
	2003		2004
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Maturity
Less than 1 year	$453,839	66.17%	$422,159	66.73%
1 year-2 years	122,966	17.93%	98,482	15.57%
2 years-3 years	60,885	8.88%	88,849	14.04%
3 years-4 years	31,047	4.52%	16,498	2.61%
4 years-5 years	17,142	2.50%	6,662	1.05%

Total	$685,879	100.00%	$632,650	100.00%

Under FIRREA, any insured depository institution that does not meet its applicable minimum capital requirements may not accept brokered deposits after December 7, 1992. This prohibition includes renewals and rollovers of existing brokered deposits and deposit solicitations at higher than prevailing interest rates paid by institutions in the Bank’s normal market area. Even though the Bank meets all of the applicable minimum capital requirements at December 31, 2004, the Bank had no brokered deposits.

Interest expense on deposits consists of the following during the years ended December 31, 2002, 2003 and 2004:

	2002	2003	2004
	(In Thousands)
Passbook accounts	$4,337	$9,643	$11,860
Interest-bearing checking accounts	4,026	5,553	6,667
Money market accounts	3,186	4,006	5,176
Certificate accounts	28,804	19,403	15,973

Total	$40,353	$38,605	$39,676

9. ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank had outstanding advances from the FHLB of $ 264.6 million with interest rates ranging from 1.00% to 7.01% and $ 250.9 million with interest rates ranging from 1.00% to 7.01% at December 31, 2003 and 2004 respectively. All of the advances shown had fixed interest rates and, depending on market rates, may have substantial prepayment penalties. The advances at the dates specified are repayable as follows:

Years Ending	At December 31,	At December 31,
December 31,	2003	2004
		(In Thousands)
2004	$13,706	$—
2005	163,582	163,582
2006	13,582	13,582
2007	13,582	13,582
2008	58,999	58,999
2009	904	904
Thereafter	206	206

Total	$264,561	$250,855

The Bank has a collateral agreement with the FHLB which includes a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to the advances when discounted at 80% of the unpaid principal balances of the qualifying first mortgage loans.

As of December 31, 2004, the Bank’s maximum borrowing capacity at the FHLB was approximately $ 503.4 million, leaving $ 252.5 million as additional borrowing capacity.

10. JUNIOR SUBORDINATED DEBENTURES

In January, 1998 the Company issued $ 29.6 million of mandatorily redeemable, Preferred Securities out of a grantor trust, Fidelity Capital Trust I, a Delaware statutory trust, which was created by the Company for this sole purpose. These securities were fully redeemed and liquidated on November 24, 2004 with proceeds from an issue of trust preferred securities from Fidelity Capital Trust III.

In December 2003 the Company issued $ 22.7 million of mandatorily redeemable, Preferred Securities as part of a pooled trust preferred stock offering out of a grantor trust, Fidelity Capital Trust II, a Delaware statutory business trust, which was created by the Company for this sole purpose. As its only asset, the trust owns $ 22.7 million of the Company’s Junior Subordinated Debentures due January 23, 2034, purchased with the proceeds of the preferred securities issuance. These securities pay interest at a floating rate of 285 basis points above the three month LIBOR rate and averaged 4.40% for the year ended December 31, 2004. The junior subordinated debentures are scheduled to mature on January 23, 2034, at which time the trust preferred securities will be redeemed. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company.

In October 2004 the Company issued $ 30.9 million of mandatorily redeemable, Preferred Securities as part of a pooled trust preferred stock offering out of a grantor trust, Fidelity Capital Trust III, a Delaware statutory business trust, which was created by the Company for this sole purpose. As its only asset, the trust owns $ 30.9 million of the Company’s Junior Subordinated Debentures due November 23, 2034, purchased with the proceeds of the preferred securities issuance. These securities pay interest at a floating rate of 197 basis points above the three month LIBOR rate and averaged 4.05% for the year ended December 31, 2004. The junior subordinated debentures are scheduled to mature on November 23, 2034 at which time the trust preferred securities will be redeemed. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company. The Company used proceeds from this issue to fully redeem all securities issued under Fidelity Capital Trust I, terminating that Trust’s existence.

Distributions on the preferred securities of both Trust II and Trust III are cumulative and are payable at the same rate as the Company’s junior subordinated debentures described above. The Company’s junior subordinated debentures, due January 23, 2034, are redeemable in whole or in part at the Company’s discretion at 100% of principal amount commencing January 23, 2009. The preferred securities issued by both trusts are subject to mandatory redemption, in whole or in part as applicable, upon the repayment of the junior subordinated debentures.

11. INCOME TAXES

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

The components of the provisions for income taxes for the years ended December 31, 2002, 2003 and 2004 are as follows:

	2002	2003	2004
	(In Thousands)
Current – federal	$9,712	$11,006	$14,126
Current – state	1,578	1,807	2,330

Total current	11,290	12,813	16,456
Deferred – federal and state	(553)	(1,334)	(1,766)

Total	$10,737	$11,479	$14,690

The Company’s provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

	Years Ended December 31,
	2002		2003		2004
	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Tax at federal tax rate	$9,637	35.0%	$10,290	35.0%	$13,155	35.0%
State income taxes, net of federal income tax benefits	974	3.6	1,050	3.6	1,350	3.6
Employee stock ownership plan	117	0.4	183	0.6	340	0.9
Other	9	–	(44)	(0.2)	(155)	(0.5)

Total provision and effective tax rate	$10,737	39.0%	$11,479	39.0%	$14,690	39.0%

The tax effect of temporary differences which give rise to deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2003	2004
	(In Thousands)
Deferred tax liabilities:
Depreciation	$1,476	$1,982
Loan fee income and capitalized costs	4,264	3,330
FHLB stock dividends	529	221
Unrealized appreciation in securities	—	988
Deferred state taxes	291	379

Gross deferred tax liabilities	6,560	6,900

Deferred tax assets:
Excess of tax bad debt reserve over book reserve	4,503	5,519
Executive death benefit	187	172
Amortization	220	182
Retirement plan	5,011	5,575
Deferred compensation	1,988	1,502
Unrealized depreciation in securities	678	—
Other accruals	334	385
Minimum pension liability adjustment	1,060	1,246

	December 31,
	2003	2004
	(In Thousands)
Other	177	202

Gross deferred tax assets	14,158	14,783
Less valuation allowances for deferred tax assets	—	—

Gross deferred tax assets	14,158	14,783

Net deferred tax assets	$7,598	$7,883

During 1996, a law was enacted that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including the Bank, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six year period beginning in 1996. Such amounts were fully recaptured as of December 31, 2003. The same legislation allowed thrift institutions to convert to commercial bank charter, diversify their lending, or be merged into a commercial bank without having to recapture the pre-1988 tax bad debt reserve. However, the reserve would have to be recaptured if the institution redeems its own stock, pays dividends or distributions in excess of earnings and profits or fails to qualify as a bank for federal income tax purposes. The Company intends to meet all requirements that prevent it from recapturing the pre-1988 reserves. The unrecorded potential liability related to this reserve is $2.9 million.

12. PENSION AND EMPLOYEE BENEFIT PLANS

Savings – 401K Plan – Effective January 1, 1988, the Board of Directors approved a 401(k) deferred savings plan for all Bank employees who are 21 years of age with one or more years of service. The 401(k) deferred savings plan allows qualified employees to save from 1% to 25% of their income. Presently, one-half of an employee’s contribution is matched by the Bank, up to 6% of the employee’s salary. The Bank’s matching percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. The Bank’s contribution to the plan totaled $ 542,000, $ 632,000 and $ 709,000 for the years ended December 31, 2002, 2003 and 2004, respectively.

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

Pension Plan – The Bank’s employees hired prior to January 1, 2001 participate in the Bank’s qualified defined benefit pension plan covering substantially all of these employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates during those years. The Bank’s policy is to fund the qualified retirement plan in an amount that falls between the minimum contribution required by the Employee Retirement Income Security Act and the maximum tax deductible contribution. Plan assets consist primarily of common stock, U.S. Government obligations and certificates of deposit.

Components of the Bank’s Pension Plan are as follows:

	2003	2004
	(In Thousands)
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation, beginning of period	$18,605	$27,005
Service cost	1,859	2,222
Interest cost	1,375	1,586
Actuarial loss	6,330	1,514
Benefit paid	(1,164)	(4,675)

Benefit obligation, end of period	$27,005	$27,652

CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of period	$12,720	$17,233
Actual return on plan assets	3,096	1,664
Employer’s contribution	2,581	3,296
Benefits paid	(1,164)	(4,675)

Fair value of plan assets, end of period	$17,233	$17,518

ASSET CATEGORY
Equity securities	12%	72%
Debt securities	—	9
Cash and cash equivalents	88	19

Total	100%	100%

FUNDED STATUS
Funded status	$(9,772)	$(10,134)
Unrecognized net actuarial loss	10,921	11,507

	2003	2004
	(In Thousands)
Unrecognized prior service cost	183	178

Net amount recognized-prepaid pension cost	$1,332	$1,551

Adjustment required to recognize minimum liability:
Additional minimum liability	$2,900	$2,231
Intangible asset	183	178

Accumulated other comprehensive income	2,717	2,053

Net amount recognized-prepaid pension cost	$1,332	$1,551

ACCUMULATED BENEFIT OBLIGATION	$18,801	$18,198

Components of net periodic benefit cost are as follows:

	For the Years Ended December 31,
	2002	2003	2004
	(In Thousands)
Service cost	$1,561	$1,859	$2,222
Interest cost	1,141	1,375	1,586
Return on assets	1,668	(1,206)	(1,558)
Amortization of prior service cost	5	5	5
Recognition of net actuarial (gain) loss	(2,499)	890	823

Net periodic benefit cost	$1,876	$2,923	$3,078

For the years ended December 31, 2002, 2003 and 2004, pension expense amounts were based upon actuarial computations.

The Bank funded $ 1,995,000, $ 2,581,000 and $ 3,296,500 as required for the 2002, 2003 and 2004 plan years, and expects to make a contribution for the 2005 plan year of $3,615,000 dollars.

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

The assumptions used in computing the present value of the projected benefit obligation and the net periodic pension expense are as follows:

	December 31,
	2002	2003	2004
Discount rate in determining benefit obligation	6.50%	6.00%	5.75%

Rate of increase in future compensation levels for determining benefit obligations	4.25%	4.25%	4.25%

Expected return on plan assets	9.00%	9.00%	9.00%

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

Years Ending December 31,	Amount
(In Thousands)
2005	$3,309
2006	1,743
2007	1,744
2008	2,488
2009	3,893
2010-2014	17,791

Total	$30,968

At December 31, 2003 and 2004, the Bank had a minimum pension liability of $2.9 million and $2.2 million, respectively. A minimum pension liability is prescribed when the accumulated benefit obligation in the plan exceeds the fair value of the underlying pension plan assets and accrued pension liabilities. The adjustment is reflected in other comprehensive income and other long-term liabilities, as appropriate.

The Company has a pension committee whose responsibility is to monitor the managing of plan assets in accordance with the plan’s established investment policy. The purpose of the investment policy is to provide guidelines for asset allocation, set policies for selection of appropriate investment funds and to guide the committee in its fiduciary duties. The overall objective of the investment policy is to ensure the plan has the ability to pay all benefit and expense obligations when due, to maximize return on assets within reasonable and prudent levels of risk and to control the costs of administering the plan and managing plan assets. The plan’s targeted asset allocation is to maintain approximately 70% of its assets in equity securities with the remaining 30% in fixed income or debt securities. At the end of 2003, the Company’s pension committee decided to change asset managers for the defined benefit plan from Security Trust Company, N.A. to Charles Schwab Trust Company. As a result, at December 31, 2003, of the $17.2 million in plan assets, $15.1 million or 88% was in cash and cash equivalents awaiting transfer to Charles Schwab Trust Company while the remaining $2.1 million or 12% was in a debt securities mutual fund which transferred to Charles Schwab Trust Company in kind. After the transfer of assets was completed, the assets were invested based on the plans targeted allocation of approximately 70% equity securities and 30% debt securities. At December 31, 2003 and 2004 the plan had no investment in the common stock of the Company.

Retirement Plans for Officers and Directors-Non-Qualified – During 1989, the Bank established non-qualified defined benefit plans for certain officers and directors. The director’s plan became effective on January 1, 1991. For the years ended December 31, 2002, 2003 and 2004, the net periodic pension expense for the Supplemental Executive Retirement Plan for Officers totaled $ 1,439,000, $ 1,572,000 and $ 1,892,000, respectively. The projected benefit obligation as of December 31, 2003 and 2004, was estimated at $ 15,763,000 and $ 20,453,000 respectively. For 2002, 2003 and 2004, respectively, the discount rates used to measure the projected benefit obligation were 6.50%, 6.00% and 5.75%. The rate of increase in future compensation levels in 2002 was 4.25%, in 2003 was 4.25% and 2004 was 4.25%.

For the years ended December 31, 2002, 2003 and 2004, the net periodic pension expense for the Retirement Plan for the Directors totaled $ 87,000, $ 90,000 and $ 91,000, respectively. The projected benefit obligation for the

Retirement Plan for Directors as of December 31, 2003 and 2004 was estimated at $ 1,599,000 and $ 1,689,000, respectively. For 2002, 2003 and 2004, the discount rates used to measure that projected benefit obligation were 6.50%, 6.00% and 5.75%, respectively. For the years ended December 31, 2002, 2003 and 2004, the rate of increase in future compensation levels for the Retirement Plan for Directors was 0.00%.

Incentive Program – The Bank also has a Senior Management Performance Incentive Award Program (“SMPIAP”) to provide the opportunity for those executives to be rewarded in future earnings growth. A designated percentage of income at December 31 of each year is used to determine the award fund contribution. This percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. Awards amounting to $ 1,022,000, $ 1,230,000 and $ 1,691,000 were made during the years 2002, 2003 and 2004, respectively, for distribution in subsequent years. The assets of the SMPIAP are held in a Rabbi trust for the benefit of senior management. The SMPIAP participants may elect to invest their awards in either Company stock or other third party investment options. The assets of the Rabbi trust are included in the accompanying financial statements and are accounted as follows: (1) Assets, other than Company stock, (primarily trading securities) are included in other assets at fair value ($ 1,419,000 at December 31, 2004) with the corresponding obligation to the employees of a like amount included in other liabilities. Changes in the fair value of the assets and changes in the amount of the liability are included in earnings; and (2) Company stock (441,082 shares at December 31, 2004) is carried at cost ($ 1.8 million at December 31, 2004) and included in treasury stock with the corresponding obligation to the employees (which can only be settled through delivery of the shares) of a like amount included in additional paid-in capital.

Employee Stock Ownership Plan – On January 7, 1994, in connection with the Bank’s Plan of Reorganization into a Mutual Holding Company, the Bank adopted a tax qualified Employee Stock Ownership Plan (“ESOP”) for all eligible employees. The ESOP purchased 770,331 shares of the Bank’s stock at the date of the Reorganization. The funds used to purchase the shares were borrowed from a third party lender. Effective June 30, 1997, the loan was purchased and was held by Fidelity Bankshares, Inc. As of December 31, 2000, the loan had been paid in full and all of the 770,331 shares had been allocated to employees individual ESOP accounts.

In connection with the Bank’s second step mutual-to-stock conversion of its Mutual Holding Company parent on May 15, 2001, the ESOP purchased an additional 782,637 shares of the Bank’s stock. The funds used to purchase the shares were borrowed from Fidelity Bankshares, Inc. and therefore have been eliminated in consolidation. Beginning March 31, 2002, the Bank began contributing to the ESOP sufficient funds to pay the principal and interest on the loan over 15 years.

Under the ESOP, benefits generally become 100% vested after five years of credited service. However, contributions to the ESOP and shares allocated among participants proportional to repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, subject to regulatory maximum limitations. The Bank recognized $ 682,000, $ 871,000 and $ 1,320,000 by a charge against income in 2002, 2003 and 2004, respectively, under this plan.

Bank Recognition and Retention Plan – On May 21, 2002, the Company adopted and the stockholders approved the 2002 Recognition and Retention Plan to encourage key employees and Directors to remain with the Bank. Under the 2002 plan, the Company reserved and granted 521,757 shares of common stock to key employees and outside directors. These granted shares will vest and be allocated to the affected employees and directors ratably over five years, subject to various conditions requiring their acceleration. The Bank recognized expense of $ 1,062,000, $ 1,576,000 and $ 1,365,000 in 2002, 2003 and 2004 respectively under the plan.

13. STOCK OPTION PLANS

The Company reserved 825,356 shares of common stock under its 1994 Incentive Stock Option Plan, which was approved by stockholders on January 7, 1994. The plan provided for the granting of options to key employees until its expiration on January 6, 2004. All options were granted at the closing price on the date of grant and were exercisable at a rate of twenty percent per year, not to exceed ten years. At December 31, 2002 and 2003 there were 81,788 and 7,433 options outstanding and exercisable. All of these options were exercised or expired on January 6, 2004.

The Company reserved 275,115 shares of common stock under its 1994 Stock Option Plan for Outside Directors, which was approved by stockholders on January 7, 1994. The plan provides for the granting of options to directors until its expiration on January 6, 2004. All options were granted at the closing price on the date of grant and are exercisable at any time up to ten years. At December 31, 2002 and 2003 there were 122,756 and 36,498 options outstanding and exercisable, respectively. All of these options were exercised or expired on January 6, 2004.

On May 21, 2002, the Company adopted and stockholders approved the 2002 Incentive Stock Benefit Plan. Under the 2002 plan, the Company has reserved 1,304,391 shares of common stock, of which options to purchase 1,244,925 shares were granted to key employees and outside directors during 2002. The term of the stock option awards is ten years from the date of grant. The 1,055,850 option awards granted to outside directors and certain executive officers will vest commencing with the first 16 2/3% vested on the date of grant and the remaining shares vesting at 16 2/3% per year over a 5 year period. The remaining 189,075 options granted to other key employees vest at a rate of 20% each year and will be fully vested five years after the date of grant. At December 31, 2003 and 2004 there were 1,240,086 and 1,190,919 options outstanding. At December 31, 2004, 64,056 options remained available for grant.

The following table summarizes the status of all Company stock option plans for the three years ended December 31, 2002, 2003 and 2004.

	Options Price
		Average
	Number of	Exercise
	Options	Price Per	Aggregate
	Outstanding	Share	Price

Options Outstanding

Balance – December 31, 2001	301,392	2.51	756,494
Granted	1,244,925	13.51	16,818,937
Exercised	(96,848)	2.51	(243,088)
Canceled	—	—	—

Balance – December 31, 2002	1,449,469	11.96	17,332,343
Granted	7,776	16.93	131,648
Exercised	(170,528)	3.15	(537,163)
Canceled	(2,700)	13.15	(36,477)

Balance – December 31, 2003	1,284,017	13.15	16,890,351
Granted	44,476	23.85	1,060,773
Exercised	(135,684)	10.00	(1,356,747)
Canceled	(1,890)	13.51	(25,534)

Balance – December 31, 2004	1,190,919	$13.91	$16,568,843

The range of exercise prices for options outstanding at December 31, 2004 was $ 13.51 to $ 25.59. The range of exercise prices for options is due to changes in the price of the Company’s stock over the period of the grants.

The following summarizes information about options outstanding at December 31, 2004.

	Outstanding Options
		Weighted-
		Average	Weighted-
		Remaining	Average
	Number of	Contractual	Exercise
	Shares	Life	Price

Range of exercise prices:
$13.51	1,140,683	7.4	$13.51
$16.93	5,760	7.4	16.93
$22.38	13,292	7.4	22.38
$23.13	11,388	7.4	23.13
$24.90	8,030	7.4	24.90
$25.30	3,951	7.4	25.30
$25.59	7,815	7.4	25.59

	1,190,919	7.4	$13.91

	Exercisable Options
		Weighted-
	Exercisable	Average
	As of	Exercise
	December 31, 2004	Price

Range of exercise prices:
$13.51	532,464	$13.51
$16.93	5,760	16.93
$22.38	11,292	22.38
$23.13	11,388	23.13
$24.90	8,030	24.90
$25.30	3,951	25.30
$25.59	7,815	25.59

	580,700	$14.33

These options will expire if not exercised by May 2013. The prices for the options exercisable at December 31, 2004 ranged from $ 13.51 to $ 25.59

As discussed in Note 1, the Company discloses the pro forma effect on net income and earnings per share had the options granted been accounted for at fair value. The fair value of the options granted in fiscal 2002, 2003 and 2004 have been estimated at the date of grant using the Black-Scholes option-pricing model.

The pro forma disclosures amortize to expense the estimated compensation costs for the Company’s stock options granted in the years 2003 and 2004 over the options vesting period. The Company’s year 2003 and 2004 pro forma weighted average fair value options granted, with related assumptions are reflected below:

	December 31,
	2002	2003	2004

Pro forma weighted average fair value of options granted	$4.93	$6.73	$6.48
Risk-free interest rate	2.78%	3.46%	2.84%
Expected life (years)	5.00	5.00	5.00
Expected volatility	28.93	28.61	28.37
Annual dividend yield	1.97%	1.57%	1.16%

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tangible capital of not less than 1.5% of adjusted total assets, Total capital to risk-weighted assets of not less than 8%, Tier I capital of not less than 3.0% of adjusted total assets, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). At December 31, 2003 and 2004, the Bank met all capital adequacy requirements to which it was subject.

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

The Bank’s actual capital amounts and ratios are presented in the following table:

					To be Considered
			Minimum for		Well Capitalized
			Capital Adequacy		for Prompt Corrective
	Actual		Purposes		Action Provisions

	Ratio	Amount	Ratio	Amount	Ratio	Amount

	(Dollars in Thousands)
As of December 31, 2003 Stockholders’ Equity and ratio to total assets	7.2%	$220,528

Unrealized decrease in market value of assets available for sale (net of applicable income taxes)		1,060
Goodwill		(5,615)
Disallowed servicing assets		(124)

Tangible capital and ratio to adjusted total assets	7.1%	$215,849	1.5%	$45,630

Tier I (core) capital and ratio to adjusted total assets	7.1%	$215,849	3.0%	$91,259	5.0%	$152,099

Tier I (core) capital and ratio to risk-weighted total assets	10.3%	$215,849	4.0%	$83,790	6.0%	$125,685

Allowable Tier 2 capital:
General loan valuation allowances.		10,149

Total risk-based capital and ratio to risk-weighted total assets	10.8%	$225,998	8.0%	$167,580	10.0%	$209,475

Total assets		$3,045,981

Adjusted total assets		$3,041,980

Risk-weighted assets		$2,094,753

As of December 31, 2004 Stockholders’ Equity and ratio to total assets	8.3%	$286,594

Unrealized decrease in market value of assets available for sale (net of applicable income taxes)		(1,546)
Goodwill		(2,930)
Disallowed servicing assets		(213)

Tangible capital and ratio to adjusted total assets	8.1%	$281,905	1.5%	$51,966

Tier I (core) capital and ratio to adjusted total assets	8.1%	$281,905	3.0%	$103,932	5.0%	$173,220

Tier I (core) capital and ratio to risk-weighted total assets	11.3%	$281,905	4.0%	$99,862	6.0%	$149,793

Allowable Tier 2 capital:
General loan valuation allowances.		12,639

Total risk-based capital and ratio to risk-weighted total assets	11.8%	$294,544	8.0%	$199,725	10.0%	$249,656

Total assets		$3,470,068

Adjusted total assets		$3,464,391

Risk-weighted assets		$2,496,558

At periodic intervals, both the OTS and the FDIC routinely examine the Company’s and the Bank’s financial statements as part of their legally proscribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the financial statements be adjusted in accordance with their findings.

During the year ended December 31, 2004, an OTS examination resulted in no significant adjustments to the consolidated financial statements.

15. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed and variable rate mortgage loans are generally based on the market rates in effect on the date the loan application is taken. Commitments generally have fixed expiration dates of no longer than 60 days and other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Bank’s exposure to credit risk is represented by the contractual amount of the commitments to extend credit. Allowances for incurred losses on commitments to extend credit are based on management’s best estimate of probable losses that have been incurred as of the consolidated statement of financial position date. If an allowance is deemed necessary, management would record such in other liabilities. At December 31, 2003 and 2004, the Bank provided no such allowances for losses on commitments to extend credit. At December 31, 2004, the Bank had commitments to extend credit for or purchase loans of $ 239.2 million ($59.9 million in fixed rate commitments with interest rates ranging from 5.00% to 14.5%, and the balance of commitments in either variable rate or for which rates had not yet been set). At December 31, 2004, the Bank also has a pre-approval program which commits dollar amounts to potential loan customers based on their credit history. This program, however, does not commit to locked in rates. No fees are received in connection with such commitments. The Bank also issues standby letters of credit which are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentiality the same as that involved in extending loan facilities to customers. At December 31, 2003 and 2004, standby letters of credit amounted to $7,282,000 and $14,565,000, respectively.

The Bank leases various property for original periods ranging from one to fifty-one years. Rent expense for the years ended December 31, 2002, 2003 and 2004, was approximately $ 1,024,000, $ 1,525,000 and $ 1,696,000, respectively. At December 31, 2004, future minimum lease payments under these operating leases are as follows:

Years Ending December 31,	Amount
(In Thousands)
2005	$1,951
2006	1,984
2007	2,010
2008	2,048
2009	1,646
Thereafter	15,477

Total	$25,116

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

The Company is subject to various claims, legal actions and complaints arising in the ordinary course of business. Other than as set forth below , in the Company’s opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

On July 1, 2003, Fidelity Federal Bank & Trust was named as defendant in the lawsuit, James Kehoe v. Fidelity Federal Bank & Trust, filed in the United States District Court for the Southern District of Florida. In this action, James Kehoe (“Kehoe”), on behalf of himself and other similarly situated persons, has alleged that Fidelity Federal violated the Driver Privacy Protection Act by obtaining driver registration information from the State of Florida for use its marketing efforts. Kehoe sought as damages a statutory minimum of $2,500.00 per violation on behalf of the class of plaintiffs. On June 14, 2004, the Court granted Fidelity Federal’s Motion for Summary Judgment and entered a Final Judgment in favor of the bank against Mr. Kehoe. A Notice of Appeal was filed by Mr. Kehoe’s lawyers on June 28, 2004. Fidelity Federal, in consultation with counsel, has concluded that the lawsuit is without merit and intends to defend against the Plaintiff’s Appeal of the Court’s Final Judgment in the bank’s favor.

On February 18, 2004, Fidelity Federal Bank & Trust was named as defendant in a lawsuit William Adams et al., vs. Thomson Financial, Inc., Fidelity Federal Bank & Trust, N.A., Fidelity Investments Services, L.L.C., d/b/a Fidelity Investments, National Financial Services, L.L.C., f/k/a National Financial Services Corporation, Zoe Marrero, filed in the Fifteenth Judicial Circuit in and for Palm Beach County, Florida. The plaintiffs in this case have alleged various causes of action against numerous defendants which arise from plaintiffs’ investments in various entities controlled and generated by Thomas Abrams, who was convicted for running a Ponzi Scheme. Fidelity Federal is a named defendant in one count of the complaint alleging aiding and abetting breaches of fiduciary duty. The allegations are based upon Fidelity Federal allowing Abrams to set up accounts with Fidelity Federal, deposit monies in them, issue bank checks based upon the deposits and instructions from authorized signatures on the accounts and generally offer banking services to the Abrams entities. There are additional allegations that Fidelity Federal solicited clients for the Abrams entities and pressured clients to place deposits with the Abrams entities and Fidelity Federal, which are without basis. There is no specific request for damages, other than the jurisdictional amount of in excess of $15,000.00. The Plaintiffs allege they lost in excess of $18,000,000.00 investing with Abrams. The actual amount of losses incurred by the plaintiffs are as of yet undetermined. The Company has moved to dismiss the second amended complaint, and intends to vigorously defend its position on the basis that it acted solely as a depository bank in the transactions and allegations of improper conduct by the Company are factually inaccurate.

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

	For the Years Ended December 31,
	2002	2003	2004
	(In Thousands)
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$12,607	$13,748	$13,440

Cash paid for interest on deposits and other borrowings	$61,864	$56,961	$59,311

Supplemental Schedule of Noncash Investing and Financing Activities:
Property acquired in settlement of loans	$680	$870	$84

Mortgage-backed securities retained from the securitization of mortgage loans	$—	$—	$89,167

17. EARNINGS PER SHARE

The weighted-average number of shares used to calculate basic and diluted earnings per share for the years ended December 31, 2002, 2003 and 2004, retroactively adjusted to reflect the 2004 3 for 2 stock split, are as follows:

	For the Year Ended December 31,			For the Year Ended December 31,			For the Year Ended December 31,
	2002			2003			2004
	Income	Shares	Per-Share	Income	Shares	Per-Share	Income	Shares	Per-Share
	(1)	(2)	Amount	(1)	(2)	Amount	(1)	(2)	Amount
Net income	$16,798,000			$17,921,000			$22,897,000
Basic EPS:
Income available to common stockholders	$16,798,000	22,436,460	$0.75	$17,921,000	21,747,880	$0.82	$22,897,000	22,068,136	$1.04

Effect of diluted shares:
Common stock options		202,639			315,441			680,417

Diluted EPS:
Income available to common stockholders	$16,798,000	22,639,099	$0.74	$17,921,000	22,063,321	$0.81	$22,897,000	22,748,552	$1.01

(1)	Numerator

(2)	Denominator

Weighted average shares outstanding for the years ended December 31, 2003 and 2004 were reduced for the unearned treasury shares held by the Bank’s SMPIAP. (See Note 12).

18. ACCUMULATED OTHER COMPREHENSIVE LOSS

An analysis of the components of Accumulated Other Comprehensive Loss for the years ended December 31, 2002, 2003 and 2004, net of related tax effects, is as follows:

	December 31,
	2002	2003	2004

		(In Thousands)
Unrealized gain (loss) on assets available for sale:	$(2,084)	$(1,060)	$1,546
Minimum pension liability	(1,451)	(1,657)	(1,949)

Ending balance	$(3,535)	$(2,717)	$(403)

An analysis of the related tax effects allocated to Other Comprehensive Income Loss is as follows:

	December 31, 2002			December 31, 2003			December 31, 2004
		Tax			Tax			Tax
	Before-tax	(Expense)	Net-of-Tax	Before-tax	(Expense)	Net-of-Tax	Before-tax	(Expense)	Net-of-Tax
	Amount	Benefit	Amount	Amount	Benefit	Amount	Amount	Benefit	Amount
	(In Thousands)
Unrealized gain (loss) on assets available for sale:
Unrealized holding gains (losses) arising during period	$(67)	$26	$(41)	$(685)	$267	$(418)	$4,679	$(1,825)	$2,854
Reclassification adjustment for (gains) losses realized in net income	(64)	25	(39)	2,364	(922)	1,442	(407)	159	(248)
Minimum pension liability adjustment	(2,378)	927	(1,451)	(339)	133	(206)	(478)	186	(292)

Other comprehensive income (loss)	$(2,509)	$978	$(1,531)	$1,340	$(522)	$818	$3,794	$(1,480)	$2,314

19. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments – The fair value of the Company’s financial instruments at December 31, 2003 and 2004 is as follows:

	December 31, 2003		December 31, 2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)
Assets:
Cash and amounts due from depository institutions	$76,090	$76,090	$108,327	$108,327
Interest-bearing deposits	33,797	33,797	41,082	41,082
Securities available for sale	593,959	593,959	505,629	505,629
Securities held to maturity	—	—	89,167	90,048
Loans receivable (net)	2,191,696	2,238,436	2,556,700	2,583,625
Federal Home Loan Bank stock	13,322	13,322	17,399	17,399
Liabilities:
Deposits	2,460,101	2,474,382	2,814,670	2,813,426
Other borrowed funds	42,089	42,080	46,097	46,087
Advances from the Federal Home Loan Bank	264,561	282,385	250,855	256,386
Junior Subordinated Debentures	52,320	51,511	53,608	50,411

The following methods and assumptions were used to estimate fair value of each major class of financial instrument at December 31, 2003 and 2004.

Cash and Amounts due from Depository Institutions and Interest-Bearing Deposits - The carrying amount of these assets is a reasonable estimate of their fair value.

Securities Available for Sale and Held to Maturity- The fair value of these securities are based on quoted market prices.

Loans Receivable - The fair value of fixed and variable rate loans is estimated by discounting the future cash flows of the loans using the current rates at which similar loans would be made to borrowers with similar credit rating for the same remaining maturities.

Federal Home Loan Bank Stock – The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

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

Junior Subordinated Debentures - The fair value of these debentures is estimated by discounting the future cash flows of these debentures using the current rates at which similar term debentures could be obtained.

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

20. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial position as of December 31, 2003, and 2004 and the condensed statements of operations and statements of cash flows for the periods then ended should be read in conjunction with the consolidated financial statements and related notes.

	December 31,
	2003	2004
	(In Thousands)
STATEMENTS OF FINANCIAL CONDITION
Assets:
Cash and cash equivalents	$9,051	$13,132
ESOP loan receivable	4,522	4,174
Investment in and advances to Bank subsidiary	220,528	286,594
Other assets	4,457	3796

Total assets	$238,558	$307,696

Liabilities	$54,049	$56,413
Stockholders’ equity	184,509	251,283

Total liabilities and stockholders’ equity	$238,558	$307,696

	Years Ended December 31,
	2002	2003	2004
		(In Thousands)
STATEMENTS OF OPERATIONS
Income	$594	$243	$415
Expenses	3,496	3,584	5,834

Loss before income taxes and equity in earnings of Bank	(2,902)	(3,341)	(5,419)
Income tax benefit	1,132	1,303	2,064

Loss before equity in earnings of subsidiaries	(1,770)	(2,038)	(3,355)
Equity in earnings of subsidiaries	18,568	19,959	26,252

Net income	$16,798	$17,921	$22,897

STATEMENTS OF CASH FLOWS
Cash flow from (for) operating activities:
Net income	$16,798	$17,921	$22,897
Adjustments to reconcile net income to net cash used for operating activities - Equity in earnings of subsidiaries	(18,568)	(19,959)	(26,252)
Other	1,472	2,569	3,042

Net cash (used for) provided by operating activities	(298)	531	(313)

Cash flow from (for) investing activities:
Dividends received from subsidiaries	—	7,750	—
Principal payments on ESOP loan	348	348	348
Investment in subsidiaries	—	(20,000)	(37,500)
Other	243	(101)	2,306

Net cash (used for) provided by investing activities	591	(12,003)	(34,846)

Cash flow from (for) financing activities:
Proceeds from the sale of stock	124	309	44,034
Purchase of treasury stock	(19,957)	(176)	—
Proceeds from the issuance of trust preferred securities, net	—	21,450	29,822
Pay off Trust Preferred Securities	—	—	(28,750)
Cash dividends paid	(6,036)	(5,792)	(5,866)

Net cash provided by (used for) financing activities	(25,869)	15,791	39,240

Net increase (decrease) in cash and cash equivalents	(25,576)	4,319	4,081
Cash and cash equivalents, Beginning of year	30,308	4,732	9,051

Cash and cash equivalents, End of year	$4,732	$9,051	$13,132

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		(In Thousands, except share data)
Year ended December 31, 2003:
Interest income	$34,831	$36,336	$35,428	$37,088
Interest expense	14,046	14,650	14,371	14,097

Net interest income	20,785	21,686	21,057	22,991

Provision for loan losses	790	693	558	1,081
Non-interest income	7,011	6,020	5,869	3,616
Non-interest expenses	18,659	18,886	19,145	19,823
Income taxes	3,229	3,196	2,838	2,216

Net Income	$5,118	$4,931	$4,385	$3,487

Earnings per share
Basic	$0.24	$0.23	$0.20	$0.16

Diluted	$0.23	$0.23	$0.20	$0.15

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In Thousands, except share data)
Year ended December 31, 2004:
Interest income	$38,062	$39,091	$42,986	$44,525
Interest expense	14,149	14,506	15,246	15,963

Net interest income	23,913	24,585	27,740	28,562

Provision for loan losses	596	794	783	562
Non-interest income	6,463	7,157	6,245	5,308
Non-interest expenses	20,466	21,547	23,077	24,560
Income taxes	3,627	3,713	3,943	3,408

Net Income	$5,687	$5,688	$6,182	$5,340

Earnings per share
Basic	$0.26	$0.26	$0.28	$0.24

Diluted	$0.25	$0.25	$0.27	$0.23

Due to rounding, the sum of each quarterly earnings per share may not agree with the annual earnings per share as shown on the Consolidated Statements of Operations.